Exhibit 10.3

Execution Version

SYNDICATED FACILITY AGREEMENT

dated as of February 10, 2026

among

EG FINCO LIMITED,

as the Parent Borrower,

EG AMERICA, LLC,

as a Borrower

EG GROUP LIMITED,

as Parent

JPMORGAN CHASE BANK, N.A. and J.P. MORGAN SE,

as Administrative Agent,

BARCLAYS BANK PLC

as Syndication Agent,

The Lenders and L/C Issuers Party Hereto,

JPMORGAN CHASE BANK, N.A.,

BARCLAYS BANK PLC,

BNP PARIBAS S.A.,

COÖPERATIEVE RABOBANK U.A. TRADING AS RABOBANK LONDON,

DEUTSCHE BANK SECURITIES INC.,

BANK OF AMERICA, N.A., LONDON BRANCH,

HSBC BANK PLC

and

GOLDMAN SACHS BANK USA

as Joint Lead Arrangers and Joint Bookrunners,

and

ING CAPITAL LLC,

MORGAN STANLEY SENIOR FUNDING, INC.,

UBS SECURITIES LLC,

TD SECURITIES (USA) LLC,

and

WELLS FARGO SECURITIES, LLC

as Co-Documentation Agents

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ARTICLE III.
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

3.01	Taxes	178
3.02	Illegality	186
3.03	Market Disruption; Inability to Determine Rates; Alternative Rate of Interest	187
3.04	Increased Cost and Reduced Return; Capital Adequacy	190
3.05	Funding Losses	191
3.06	Matters Applicable to All Requests for Compensation	192
3.07	Replacement of Lenders Under Certain Circumstances	193
3.08	Survival	194

ARTICLE IV.
CONDITIONS PRECEDENT

4.01	Conditions to the initial Credit Extension on the Closing Date	194
4.02	Conditions to All Credit Extensions	196

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	197
5.02	Authorization; No Contravention	198
5.03	Governmental Authorization; Other Consents	198
5.04	Binding Effect	198
5.05	Financial Statements; No Material Adverse Effect	198
5.06	Litigation	198
5.07	Use of Proceeds	199
5.08	Ownership of Property; Liens	199
5.09	Environmental Compliance	199
5.10	Taxes	200
5.11	ERISA Compliance	200
5.12	Subsidiaries; Capital Stock	201
5.13	Margin Regulations; Investment Company Act	201
5.14	Disclosure	202
5.15	Compliance with Laws, Data Privacy, Etc.	202
5.16	Intellectual Property; Licenses, Etc.	202
5.17	Solvency	203
5.18	[Reserved]	203
5.19	Labor Matters	203
5.20	Perfection, Etc.	203
5.21	PATRIOT Act, FCPA and OFAC	203
5.22	Anti-Corruption Laws and Sanctions	204
5.23	Centre of Main Interests and Establishments	204
5.24	DAC 6	204
5.25	Domiciliation	204

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ARTICLE VI.
AFFIRMATIVE COVENANTS

6.01	Financial Statements	205
6.02	Certificates; Other Information	207
6.03	Notices	209
6.04	Payment of Taxes	209
6.05	Preservation of Existence, Etc.	210
6.06	Maintenance of Properties	210
6.07	Maintenance of Insurance	210
6.08	Compliance with Laws	211
6.09	Books and Records	211
6.10	Inspection Rights	211
6.11	Use of Proceeds	212
6.12	Covenant to Guarantee Obligations and Give Security	212
6.13	Compliance with Environmental Laws	213
6.14	Further Assurances	214
6.15	Information Regarding Collateral and Loan Documents	214
6.16	Maintenance of Ratings	214
6.17	Post-Closing Undertakings	215
6.18	No Change in Line of Business	218
6.19	Agreed Security Principles	218
6.20	Lender Conference Calls	218
6.21	[Reserved]	218
6.22	Fiscal Unity Matters	218
6.23	Transactions with Affiliates	219
6.24	Changes in Fiscal Year	222
6.25	Centre of Main Interests	222

ARTICLE VII.
NEGATIVE COVENANTS

7.01	Liens	223
7.02	Indebtedness	223
7.03	Fundamental Changes	232
7.04	Asset Sales	234
7.05	Restricted Payments	236
7.06	Amendments to Subordinated Indebtedness Documents	244
7.07	Financial Covenant	244
7.08	Dividend and Other Payment Restrictions Affecting Subsidiaries	244
7.09	Material Intellectual Property	246

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	247
8.02	Remedies Upon Event of Default	249
8.03	Right to Cure	250
8.04	Application of Funds	252

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ARTICLE IX.
ADMINISTRATIVE AGENT AND OTHER AGENTS

9.01	Appointment and Authorization of Agents	253
9.02	Delegation of Duties	255
9.03	Liability of Agents	255
9.04	Reliance by Agents	255
9.05	Notice of Default	256
9.06	Credit Decision; Disclosure of Information by Agents	256
9.07	Indemnification of Agent	257
9.08	Agents in their Individual Capacities	258
9.09	Successor Agents and L/C Issuers	258
9.10	Administrative Agent May File Proofs of Claim	259
9.11	Collateral and Guaranty Matters	259
9.12	Secured Cash Management Agreements and Secured Hedge Agreements	262
9.13	Other Agents; Arranger and Managers	262
9.14	Appointment of Supplemental Agents, Incremental Arrangers, Incremental Equivalent Debt Arrangers and Specified Refinancing Agents	263
9.15	Withholding Taxes	265
9.16	Certain ERISA Matters	265
9.17	Erroneous Payments	266
9.18	Credit Bidding	267
9.19	[Reserved]	268
9.20	Borrower Communications	268

ARTICLE X.
MISCELLANEOUS

10.01	Amendments, Etc.	269
10.02	Notices; Electronic Communications	272
10.03	No Waiver; Cumulative Remedies; Enforcement	274
10.04	Expenses	274
10.05	Indemnification	275
10.06	Payments Set Aside	276
10.07	Successors and Assigns	277
10.08	Confidentiality	286
10.09	Setoff	287
10.10	Interest Rate Limitation	288
10.11	Counterparts	288
10.12	Integration; Effectiveness	288
10.13	Survival of Representations and Warranties	288
10.14	Severability	289
10.15	Governing Law; Jurisdiction; Etc.	289
10.16	WAIVER OF RIGHT TO TRIAL BY JURY	290
10.17	Binding Effect	290
10.18	No Advisory or Fiduciary Responsibility	290
10.19	Affiliate Activities	291
10.20	Electronic Execution of Assignments and Certain Other Documents	291
10.21	USA PATRIOT ACT	291
10.22	Judgment Currency	292
10.23	Intercreditor Agreements	292

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10.24	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	292
10.25	Acknowledgement Regarding Any Supported QFCs	293
10.26	Dutch Attorney	293
10.27	Belgian Specific Provisions	293

SCHEDULES

1.01	Subsidiary Guarantors
2.01	Commitments and Pro Rata Shares
2.03	Existing Letters of Credit
2.21	Existing Ancillary Facilities
5.12	Subsidiaries and Other Equity Investments
5.16	Intellectual Property Matters
5.19	Labor Matters
6.12	Agreed Security Principles
6.17	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Indebtedness
7.05	Existing Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A-1	Committed Loan Notice
A-2	Request for L/C Credit Extension
B-1	Term Note
B-2	Revolving Credit Note
C-1	Assignment and Assumption
C-2	Purchasing Borrower Party Assignment and Assumption
C-3	Administrative Questionnaire
C-4	Affiliate Assignment Notice
D	Guaranty
E	[Reserved]
F	Solvency Certificate
G	[Reserved]
H	Additional Borrower Joinder
I	Form of Compliance Certificate
J	United States Tax Compliance Certificates
K	Optional Prepayment of Loans

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This SYNDICATED FACILITY AGREEMENT dated as of February 10, 2026 (this “Agreement”) among EG FINCO LIMITED, a private company incorporated under the laws of England and Wales with company number 09826778, as a Borrower (the “Parent Borrower”), EG America, LLC, a Delaware limited liability company, as a Borrower (the “U.S. Borrower”), EG Group Limited, a private company incorporated under the laws of England and Wales with company number 09826582 (“Parent”), each lender from time to time party hereto (collectively, the “Lenders” and each, individually, a “Lender”), the L/C Issuers from time to time party hereto, JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan SE (“JPMSE”), as Administrative Agent, and the lead arrangers, bookrunners and other agents from time to time party hereto.

PRELIMINARY STATEMENTS

WHEREAS, the Borrowers have requested that, upon the satisfaction (or waiver by the Arrangers) in full of the conditions precedent set forth in the applicable provisions of ARTICLE IV below, the applicable Lenders (a) make term loans to the Borrowers in an aggregate principal amount of (i) $1,800,000,000 under the Initial Dollar Term Facility and (ii) €1,525,000,000 under the Initial Euro Term Facility and (b) make available to the Borrowers a $1,285,000,000 multi-currency revolving credit facility for the making, from time to time, of revolving loans and the issuance, from time to time, of letters of credit and bank guarantees, in each case on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, on the Closing Date, the Borrowers will repay all amounts outstanding and terminate the commitments and all existing liens and guarantees under that certain Amended and Restated Senior Facilities Agreement, originally dated as of February 6, 2018 (the “Original Closing Date”) by and among the Parent, the lenders party thereto and Barclays Bank PLC, as Agent, as such term is defined therein (as amended, amended and restated, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement” and the transactions so described in this clause, the “Refinancing”);

WHEREAS, the proceeds of the Loans will be used to finance the Transactions and for working capital and other purposes permitted by this Agreement and in any event in accordance with Section 6.11;

WHEREAS, the applicable Lenders are willing to extend credit to the Parent Borrower and U.S. Borrower, on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceleration” has the meaning specified in Section 8.01(e).

“Acceleration Event” means that an Event of Default has occurred and is continuing and either (x) automatic acceleration has occurred pursuant to Section 8.02 or (y) the Administrative Agent has exercised any of its rights in accordance with Section 8.02 and, in each case of clauses (x) and (y), such acceleration or exercise of rights has not been withdrawn, revoked, rescinded or otherwise ceased to be effective.

“Accepting Lenders” has the meaning specified in Section 2.05(d).

“Accounting Change” means (a) any change in the Accounting Principles, any change in the application of the Accounting Principles or the adoption of another internationally recognized accounting standard, including the adoption of GAAP or (b) any change in fiscal year.

“Accounting Principles” means International Financial Reporting Standards “IFRS” and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

At any time after the Closing Date, Holdings may elect to apply GAAP in lieu of IFRS and, upon any such election, references herein to IFRS shall thereafter be construed to mean GAAP (except as otherwise provided in this Agreement); provided that any calculation or determination in this Agreement that requires the application of IFRS for periods that include fiscal quarters ended prior to Holdings’ election to apply GAAP shall remain as previously calculated or determined in accordance with IFRS; provided, further again, that Holdings may only make such election if it also elects to report any subsequent financial reports required to be made by Holdings under GAAP. Holdings shall give notice of any such election to the Administrative Agent.

“Acquired Indebtedness” means, with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Transaction” means the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) by Holdings or any Restricted Subsidiary of all or substantially all the property, assets or business of another Person, or assets constituting a business unit, line of business or division of, any Person, or of a majority of the outstanding Equity Interests of any Person (including any Investment which serves to increase Holdings or any Restricted Subsidiary’s respective equity ownership in any joint venture or other Person to an amount in excess (or further in excess) of the majority of the outstanding Equity Interests of such joint venture or other Person).

“Additional Borrower” means any Restricted Subsidiary and, at any time on and after completion of the Reorganization Transactions, New Holdings, that becomes an additional borrower in accordance with Section 2.20(a).

“Additional Borrower Joinder” means a joinder to this Agreement pursuant to which a Subsidiary becomes an Additional Borrower hereunder, substantially in the form of Exhibit H hereto or such other form as is reasonably acceptable to the Administrative Agent. For the avoidance of doubt, the Additional Borrower Joinder may include administrative, mechanical and other changes as may be reasonably agreed by the Administrative Agent and the Parent Borrower in respect of any Additional Borrowers.

“Administrative Agent” means the U.S. Administrative Agent and/or the Non-U.S. Administrative Agent as the context requires or as the U.S. Administrative Agent and/or Non-U.S. Administrative Agent deems appropriate in its or their sole discretion.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Parent Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit C-3 or any other form approved by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) pending against or affecting Holdings or any of its Restricted Subsidiaries or any property of Holdings or any of its Restricted Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under direct or indirect common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Debt Fund” means,

(a) any Affiliate of a Parent Holding Company that is a bona fide bank, debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course of business, in each case, that is not organized primarily for the purpose of making equity investments and with respect to which such Parent Holding Company does not possess the power to make investment decisions for such entity, and either,

(1) information barriers are in place restricting the sharing of information between it and Holdings, or

(2) its managers have fiduciary duties to the investors in such fund that are independent of fiduciary duties to investors in Holdings, and

(b) any investment fund or account of a permitted Affiliated Debt Fund investor managed by third parties (including by way of a managed account, a fund or an index fund in which a permitted Affiliated Debt Fund investor has invested) that is not organized or used primarily for the purpose of making equity investments.

“Affiliated Lender” means, at any time, any Lender that is either a Parent Holding Company or an Affiliate of a Parent Holding Company, at such time, excluding in any case, (a) Holdings, (b) the Borrowers, (c) any Restricted Subsidiary of Holdings and (d) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person).

“Affiliate Transaction” has the meaning specified in Section 6.23(a).

“Agent-Related Distress Event” means, with respect to the Administrative Agent, the Collateral Agent or any Person that directly or indirectly controls the Administrative Agent or the Collateral Agent (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law is commenced, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, or such Distressed Agent-Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent-Related Person to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent, the Collateral Agent or any Person that directly or indirectly controls the Administrative Agent by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide the Administrative Agent or Collateral Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit the Administrative Agent or Collateral Agent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with the Administrative Agent or the Collateral Agent.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, any Arranger, any Incremental Arranger and any Supplemental Administrative Agent and Supplemental Collateral Agent (if any).

“Agent’s Spot Rate of Exchange” has the meaning specified in Section 1.10(a).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Currencies” means Dollars and each Alternative Currency.

“Agreed Security Principles” means the agreed security principles in the form of Schedule 6.12 to this Agreement, as such principles may be amended from time to time solely with the consent of the Parent Borrower and the Administrative Agent.

“Agreement” has the meaning specified in the preamble of this Agreement.

“Agreement Currency” has the meaning specified in Section 10.22.

“All-In Yield” means, as to any Indebtedness (or Loans of any Tranche), as of any date of determination, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees or an interest rate floor as of such date as determined by the Parent Borrower in good faith; provided that when determining the All-In Yield,

(a)

(i) if such Indebtedness (or Loans of any Tranche) is, by its terms, capable of being priced with reference to three month SOFR for Dollar denominated loans, then All-In Yield shall be measured with reference to such SOFR rate, and (ii) if such Indebtedness (or Loans of any Tranche) is not, by its terms, capable of being priced with reference to such SOFR rate, including if such Indebtedness (or Loans of any Tranche) is priced with reference to a fixed rate of interest, then for purpose of determining the All-In Yield, such Indebtedness (or Loans of any Tranche) shall be deemed to be swapped so that would effectively be priced with reference to such SOFR rate on a customary matched maturity basis in a customary manner;

(b)

(i) if such Indebtedness (or Loans of any Tranche) is, by its terms, capable of being priced with reference to three month EURIBOR Rate for Euro denominated loans, then All-In Yield shall be measured with reference to such EURIBOR Rate, and (ii) if such Indebtedness (or Loans of any Class) is not, by its terms, capable of being priced with reference to such EURIBOR Rate, including if such Indebtedness (or Loans of any Tranche) is priced with reference to a fixed rate of interest, then for purpose of determining the All-In Yield, such Indebtedness (or Loans of any Tranche) shall be deemed to be swapped so that would effectively be priced with reference to such EURIBOR Rate on a customary matched maturity basis in a customary manner;

(c)

if such Indebtedness (or Loans of any Tranche) is priced with reference to a margin that is subject to a leverage-based or other pricing grid, then for purpose of determining the All-In Yield the margin applicable to such Indebtedness (or Loans of any Tranche) shall be determined with reference to such grid as of such date of measurement;

(d)

OID and similar upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, in each case, if less, the stated life to maturity of the applicable Indebtedness as of such time);

(e)

“All-In Yield” shall not include any arrangement fees, structuring fees, underwriting fees, commitment fees, amendment fees, consent fees, ticking fees or any other fees similar to the foregoing (regardless of how such fees are computed or to whom paid), fees not paid by a Loan Party, fees not paid generally to all relevant lenders ratably, interest payable in kind, prepayment (or repayment) premiums applicable to such Indebtedness, or the pricing (or other terms) applicable to any assignments or participations of such Indebtedness (or Loans of any Tranche) following the initial incurrence thereof.

When comparing the All-In Yield of any Indebtedness (or Loans of any Tranche) to the All-In Yield of the Initial Dollar Term Loans, Initial Euro Term Loans, as applicable (or any other applicable Indebtedness), as of any date,

(1) if such Indebtedness (or Loans of any Tranche) includes an interest rate floor that is greater than the corresponding interest rate floor applicable to the Initial Dollar Term Loans or the Initial Euro Term Loans (or such other applicable Indebtedness), the amount of such differential will increase the applicable margin with respect to such Indebtedness (or Loans of such Tranche) for purposes of determining All-In Yield, but only to the extent an increase in the interest rate floor applicable to the Initial Dollar Term Loans or the Initial Euro Term Loans, as applicable (or such other applicable Indebtedness) as of such date would cause an increase in the interest rate applicable to such Initial Dollar Term Loans or Initial Euro Term Loans, as applicable (or such other applicable Indebtedness) at such time, and in such case, for purposes of applying the provisions of Section 2.16(f), the interest rate floor (but not the interest rate margin) applicable to such Initial Dollar Term Loans or Initial Euro Term Loans (or such other applicable Indebtedness) shall be increased to the extent of such differential between interest rate floors; and

(2) if such Indebtedness (or Loans of any Tranche) includes an interest rate floor that is lower than the corresponding interest rate floor applicable to the Initial Dollar Term Loans or Initial Euro Term Loans, as applicable (or such other applicable Indebtedness), or does not include an interest rate floor, and, as of the date such date of determination, the applicable interest rate floor with respect to such Initial Dollar Term Loans or Initial Euro Term Loans, as applicable (or such other applicable Indebtedness) is the basis for determining its margin, then the amount of such differential (which shall be deemed to be 0.00% in the case of Indebtedness without an interest rate floor) shall reduce the applicable margin with respect to such Indebtedness (or Loans of such Tranche) for purposes of determining All-In Yield.

“Alternative Currency” means (a) in the case of Revolving Credit Loans, Euros and Pounds Sterling, (b) in the case of Letters of Credit, Euros, Pounds Sterling and Australian Dollars and (c) other currencies as may be approved by the Administrative Agent, the L/C Issuers and the applicable Revolving Credit Lenders that agree to provide Revolving Credit Loans and Letters of Credit in such other currencies from time to time in accordance with Section 2.14. For the avoidance of doubt, a Revolving Credit Lender shall not constitute a Defaulting Lender solely as a result of not agreeing to provide Revolving Credit Loans in other currencies pursuant to clause (c) of this definition.

“Ancillary Borrower” means Holdings or any Restricted Subsidiary.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Dollar Amount which such Ancillary Lender has agreed to make available (whether or not subject to the satisfaction of conditions precedent) from time to time under an Ancillary Facility and which has been authorized as such under Section 2.21, to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to such Ancillary Facility.

“Ancillary Credit Extension” means the establishment of any Ancillary Facility by an Ancillary Borrower.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Section 2.21.

“Ancillary Facility Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day during the period from the Closing Date until the Maturity Date with respect to the Revolving Credit Facility.

“Ancillary Fees” has the meaning specified in Section 10.01(k).

“Ancillary Lender” means each Revolving Credit Lender (or Affiliate of a Revolving Credit Lender) which makes available an Ancillary Facility in accordance with Section 2.21, in their capacity as such.

“Ancillary Obligations” means all amounts, obligations, covenants and duties owing by any Ancillary Borrower to any Ancillary Lender, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under any Ancillary Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements and other sums chargeable to any Ancillary Borrower under any Ancillary Document; provided that, Ancillary Obligations shall not include any Excluded Swap Obligations.

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in effect, the aggregate of the following amounts outstanding under that Ancillary Facility:

(a) the principal amount under each short term loan facility, foreign exchange facility, overdraft facility, automated payment, check drawing and other current account facilities and on demand short term loan facility (net of any credit balance on any account of any Borrower under any Ancillary Facility with the relevant Ancillary Lender to the extent that such credit balance is freely available to be set off by such Ancillary Lender against liabilities owing by such Borrower under such Ancillary Facility);

(b) the face amount of each guarantee, bond and letter of credit under that Ancillary Facility;

(c) all net obligations owing to such Ancillary Lender under any derivatives facility; and

(d) the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Anticipated Cure Deadline” has the meaning specified in Section 8.03(a).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the Criminal Code Amendment (Bribery of Foreign Public Officials) Act 1999 (Cth) and the UK Bribery Act 2010, each, as amended, and all other laws, rules, and regulations of any jurisdiction applicable to Holdings or its Subsidiaries concerning or relating to bribery or corruption.

“Applicable Asset/Casualty Sweep Percentage” means:

(a) 100%, if the Consolidated First Lien Net Leverage Ratio (determined on a Pro Forma Basis after giving effect to the prepayment that would be required by Section 2.05(b)(ii)(A), assuming an Applicable Asset/Casualty Sweep Percentage of 100%) as of the most recent Test Period was greater than 4.75 to 1.00;

(b) 50%, if the Consolidated First Lien Net Leverage Ratio (determined on a Pro Forma Basis after giving effect to the prepayment that would be required by Section 2.05(b)(ii)(A), assuming an Applicable Asset/Casualty Sweep Percentage of 50%) as of the most recent Test Period was less than or equal to 4.75 to 1.00 but greater than 4.50 to 1.00; or

(c) 0%, if the Consolidated First Lien Net Leverage Ratio (determined on a Pro Forma Basis after giving effect to the prepayment that would be required by Section 2.05(b)(ii)(A), assuming an Applicable Asset/Casualty Sweep Percentage of 0%) as of the most recent Test Period was less than or equal to 4.50 to 1.00.

“Applicable Commitment Fee” means a percentage per annum equal to, (i) from the Closing Date until the third Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter ending after the Closing Date, 0.50% and (ii) thereafter, the applicable percentage set forth below, as determined by reference to the Consolidated First Lien Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated First Lien Net Leverage Ratio	Applicable Commitment Fee
1	Greater than 4.75:1.00	0.50%
2	Equal to or less than 4.75:1.00 but greater than 4.25:1.00	0.375%
3	Equal to or less than 4.25:1.00	0.25%

Any increase or decrease in the Applicable Commitment Fee resulting from a change in the Consolidated First Lien Net Leverage Ratio shall become effective as of the third Business Day immediately following the date the applicable Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that “Pricing Level 1” above shall apply without regard to the Consolidated First Lien Net Leverage Ratio on and after the third Business Day after the date on which any Compliance Certificate was required to have been delivered pursuant to Section 6.02(a) but was not delivered, and continuing until the third Business Day after the date on which such Compliance Certificate is delivered.

“Applicable Discount” has the meaning specified in the definition of “Dutch Auction”.

“Applicable ECF Percentage” means, for any Excess Cash Flow Period:

(a) 50%, if the Consolidated First Lien Net Leverage Ratio (determined on a Pro Forma Basis after giving effect to the prepayment that would be required by Section 2.05(b)(i), assuming an Applicable ECF Percentage of 50%) as of the last day of the fiscal year to which such Excess Cash Flow Period relates was greater than 4.75 to 1.00;

(b) 25%, if the Consolidated First Lien Net Leverage Ratio (determined on a Pro Forma Basis after giving effect to the prepayment that would be required by Section 2.05(b)(i), assuming an Applicable ECF Percentage of 25%) as of the last day of the fiscal year to which such Excess Cash Flow Period relates was less than or equal to 4.75 to 1.00 but greater than 4.50 to 1.00; or

(c) 0%, if the Consolidated First Lien Net Leverage Ratio (determined on a Pro Forma Basis after giving effect to the prepayment that would be required by Section 2.05(b)(i), assuming an Applicable ECF Percentage of 0%) as of the last day of the fiscal year to which such Excess Cash Flow Period relates was less than or equal to 4.50 to 1.00;

provided that for purposes of calculating the Applicable ECF Percentage, the Consolidated First Lien Net Leverage Ratio may, at the election of the Parent Borrower, be calculated to give pro forma effect to all prepayments, amounts and expenditures pursuant to the definition of “Excess Cash Flow” and Section 2.05(b)(ii)(A) that are made after the end of the applicable fiscal year but prior to the making of such Excess Cash Flow prepayment pursuant to Section 2.05(b)(i).

“Applicable Intercreditor Arrangements” means customary intercreditor arrangements that are reasonably satisfactory to the Administrative Agent; provided that the arrangements contemplated by the Existing Intercreditor Agreement shall be deemed satisfactory for the Administrative Agent.

“Applicable Parties” has the meaning specified in Section 9.20(c).

“Applicable Rate” means:

(a) a percentage per annum equal to, (i)(x) with respect to the Initial Dollar Term Loans, from the Closing Date until the third Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter ending after the Closing Date, 3.25% per annum for Term Benchmark Loans and 2.25% per annum for Base Rate Loans and (y) with respect to the Initial Euro Term Loans, from the Closing Date until the third Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter ending after the Closing Date, 3.50% per annum for Term Benchmark Loans and (ii) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Consolidated First Lien Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated First Lien Net Leverage Ratio	Term Benchmark Loans (Dollar-denominated)	Term Benchmark Loans (Euro-denominated)	Base Rate Loans (Dollar- denominated only)
1	Greater than 4.60:1.00	3.25%	3.50%	2.25%
2	Equal to or less than 4.60:1.00	3.00%	3.25%	2.00%

With respect to the foregoing clause (a), any increase or decrease in the Applicable Rate resulting from a change in the Consolidated First Lien Net Leverage Ratio shall become effective as of the third Business Day immediately following the date the applicable Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that “Pricing Level 1” for the table set forth in clause (a) shall apply without regard to the Consolidated First Lien Net Leverage Ratio on and after the third Business Day after the date on which any Compliance Certificate was required to have been delivered pursuant to Section 6.02(a) but was not delivered, and continuing until the third Business Day after the date on which such Compliance Certificate is delivered.

(b) a percentage per annum equal to, with respect to the Closing Date Revolving Tranche, (i) from the Closing Date until the third Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter ending after the Closing Date, 3.00% per annum for Term Benchmark Loans and RFR Loans and 2.00% per annum for Base Rate Loans and (ii) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Consolidated First Lien Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated First Lien Net Leverage Ratio	Term Benchmark Loans and RFR Loans	Base Rate Loans (Dollar-denominated only)
1	Greater than 4.75:1.00	3.00%	2.00%
2	Equal to or less than 4.75:1.00 and greater than 4.25:1.00	2.75%	1.75%
3	Equal to or less than 4.25:1.00	2.50%	1.50%

With respect to the foregoing clause (b), any increase or decrease in the Applicable Rate resulting from a change in the Consolidated First Lien Net Leverage Ratio shall become effective as of the third Business Day immediately following the date the applicable Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that “Pricing Level 1” for the table set forth in clause (b) shall apply without regard to the Consolidated First Lien Net Leverage Ratio on and after the third Business Day after the date on which any Compliance Certificate was required to have been delivered pursuant to Section 6.02(a) but was not delivered, and continuing until the third Business Day after the date on which such Compliance Certificate is delivered.

Notwithstanding the foregoing, at all times following the consummation of a Qualified IPO, the Applicable Rate otherwise applicable pursuant to the preceding provisions shall be reduced by 0.25%.

“Appropriate Lender” means, at any time, (a) with respect to either the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Revolving Credit Lenders, (c) with respect to any New Term Facility, a Lender that holds a New Term Loan at such time, (d) with respect to any New Revolving Facility, a Lender that holds a New Revolving Loan or has a Commitment with respect to such New Revolving Facility at such time, and (e) with respect to any Specified Refinancing Debt, a Lender that holds Specified Refinancing Term Loans or Specified Refinancing Revolving Loans.

“Approved Borrower Portal” has the meaning specified in Section 9.20(a).

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender and controls such Lender.

“Arrangers” means, collectively, the Term Arrangers and the Revolving Arrangers.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of Holdings or any Restricted Subsidiary; or

(2) the issuance or sale of Equity Interests (other than (i) directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law and (ii) Preferred Stock of Restricted Subsidiaries issued in compliance with Section 7.02 or Disqualified Stock) of any Restricted Subsidiary (other than to Holdings or another Restricted Subsidiary of Holdings) (whether in a single transaction or a series of related transactions and whether effected pursuant to a Division or otherwise) (each of the foregoing referred to in this definition as a “disposition”);

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower Parties (including allowing any registrations or any applications for registration of any IP Rights other than Material Intellectual Property to lapse or become abandoned, or otherwise disposing of IP Rights other than Material Intellectual Property);

(b) the sale, conveyance, lease or other disposition of all or substantially all of the assets of Holdings in compliance with the provisions of Section 7.04;

(c) any Restricted Payment that is permitted to be made, and is made, under Section 7.05 (including pursuant to any exceptions provided for in the definition of “Restricted Payment”) or any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value less than or equal to the greater of (x) $167,600,000 and (y) 20% of the EBITDA Grower Amount;

(e) any sale, transfer, lease or other disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary of Holdings to Holdings or by Holdings or a Restricted Subsidiary of Holdings to a Restricted Subsidiary of Holdings, including but not limited to, sale, transfer, lease or other disposition pursuant to Intercompany License Agreements;

(f) the creation of any Lien permitted under the terms hereof to the extent constituting a disposition of property or assets;

(g) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable or related assets to notes receivable or dispositions of accounts receivable or related assets in connection with the collection or compromise thereof;

(i) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(j) a sale, assignment or other transfer of (x) equipment receivables, or participations therein, and related assets or (y) Securitization Assets, or participations therein, and related assets (i) to a Securitization Subsidiary in a Qualified Securitization Financing or (ii) to any other Person in a Qualified Securitization Factoring;

(k) a sale, assignment or other transfer of Securitization Assets, or participations therein, and related assets by a Securitization Subsidiary in a Qualified Securitization Financing;

(l) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents and any exchange allowable under Section 1031 of the Code) of comparable or greater market value than the assets exchanged, as determined in good faith by the Parent Borrower;

(m) (i) non-exclusive licenses, sublicenses or cross-licenses of IP Rights or other general intangibles in the ordinary course of business, and (ii) all exclusive licenses, sublicenses or cross-licenses of IP Rights or other general intangibles that are in effect on the Closing Date;

(n) any transfer in a Sale/Leaseback Transaction of any property acquired or built after the Closing Date; provided that such transfer is for at least Fair Market Value (as determined on the date on which a definitive agreement for such Sale/Leaseback Transaction was entered into);

(o) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of Holdings or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(p) dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to Casualty Events;

(q) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) the issuance of directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law;

(s) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 90 days of such disposition or (ii) the proceeds of such disposition are applied within 90 days of such disposition to the purchase price of such replacement property (which replacement property is purchased within 90 days of such disposition);

(t) any sale, assignment or other disposition in the ordinary course of business in connection with Supply Chain Finance Facilities or similar arrangements;

(u) any dispositions made in order to effect the Transactions or a Permitted Restructuring;

(v) (i) the disposition of assets acquired pursuant to any Permitted Acquisition or other Permitted Investment, which assets are not used or useful to the core or principal business of Holdings and the Restricted Subsidiaries; and (ii) the disposition of assets that are necessary or advisable, in the good faith judgment of the Parent Borrower, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Investment or acquisition;

(w) any disposition of assets that do not constitute Collateral, in a single transaction or series of related transactions, with an aggregate Fair Market Value less than or equal to the greater of (x) $167,600,000 and (y) 20% of the EBITDA Grower Amount; and

(x) the issuance or sale of Equity Interests pursuant to a Qualified IPO.

For the avoidance of doubt, the unwinding of Swap Contracts shall not be deemed to constitute an Asset Sale.

“Asset/Casualty Prepayment Amount” has the meaning specified in Section 2.05(b)(ii)(A).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C-1, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with the Accounting Principles.

“Attributable Securitization Obligations” shall mean, at any time, with respect to any Securitization Financing or Factoring Transaction, (i) if such Securitization Financing or Factoring Transaction is structured as a lending agreement or other similar agreement, the principal amount of the obligations outstanding thereunder at such time or (ii) if such Securitization Financing or Factoring Transaction is structured as a purchase agreement or other similar agreement, the principal amount of the obligations that would be outstanding thereunder at such time if such Securitization Financing or Factoring Transaction were structured as a lending agreement rather than a purchase agreement or such other similar agreement (whether such amount is described as “capital” or otherwise).

“Auction Amount” has the meaning specified in the definition of “Dutch Auction”.

“Auction Notice” has the meaning specified in the definition of “Dutch Auction”.

“Audited Financial Statements” has the meaning specified in Section 4.01(d).

“Australian Dollars” or “AUD” means freely transferable lawful money of Australia (expressed in Australian dollars).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(c)(iii).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.03.

“Available Amount” has the meaning specified in Section 7.05(a)(ii).

“Available Revolving Credit Commitment” means, as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) the aggregate Outstanding Amount of such Lender’s Credit Extensions at such time

. “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means any amount payable by a Lender or any of its Affiliates on the basis of or in relation to (a) its balance sheet or capital base or any part of that Person’s liabilities or minimum regulatory capital or any combination thereof, including, without limitation, the UK bank levy as set out in the UK Finance Act 2011 (as amended) and any other levy, surcharge or tax levied on a similar basis or for a similar purpose, and (b) any financial activities taxes (or other taxes) of a kind contemplated in the European

Commission consultation paper on financial sector taxation dated February 22, 2011 or the Single Resolution Mechanism established by EU Regulation n 806/2014 of July 15, 2014 and any other levy, surcharge or tax levied on a similar basis or for a similar purpose, in each case which has been enacted or which has been formally announced as proposed as at the date of this Agreement or, if later, the date on which the Lender becomes a party.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate on such day plus 0.50%, (b) the Prime Lending Rate on such day and (c) the Term SOFR Rate as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) for an Interest Period of one month plus 1.00%; provided that, for the purpose of clause (c), the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Federal Funds Rate, the Prime Lending Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Federal Funds Rate, the Prime Lending Rate or the Term SOFR Rate, respectively. If the Base Rate is being used as an alternative rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.03), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Revolving Credit Loan” means a Revolving Credit Loan that bears interest based on the Base Rate.

“Belgian Loan Party” means each Loan Party incorporated under Belgian law and any Loan Party resident for tax purposes in Belgium, including any Loan Party carrying on a business through a permanent establishment or deemed permanent establishment taxable in Belgium.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.03.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, (x) in the case of any Loan denominated in an Alternative Currency (other than Euros), “Benchmark Replacement” shall mean the alternative set forth in (1)(b) below and (y) in the case of any Loan denominated in Euros, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Loan denominated in Dollars, either:

(a) the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (ii) the related Benchmark Replacement Adjustment.

(2) in the case of any Loan denominated in Euros, the first alternative set forth in the order as follows that can be determined by the Administrative Agent in consultation with the Borrower for the applicable Benchmark Replacement Date:

(a) Daily Simple ESTR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Euros at such time in the United States and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement with respect to the Initial Term Loans and any Closing Date Revolving Credit Loan will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower for the applicable

Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“beneficial owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, in each case as in effect on the date hereof, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act, as in effect on the date hereof), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “beneficial ownership,” “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Regulation” has the meaning assigned to it in Section 5.22.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Borrowers” means, collectively, the Term Borrowers and the Revolving Borrowers.

“Borrower Communications” means, collectively, any Committed Loan Notice, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Parent Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Parent Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrower DTTP Filing” means an HMRC Form DTTP2 duly completed and filed by the relevant UK Borrower, which:

(a) where it relates to a UK Treaty Lender that is a Lender on the date of this Agreement, contains the HMRC DTTP Scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 2.01, and:

(1) where the relevant UK Borrower is a Borrower on the date of this Agreement, is filed with HMRC within 30 days of the date of this Agreement; or

(2) where the relevant UK Borrower is not a Borrower at the date of this Agreement, is filed with HMRC within 30 days of the date on which that UK Borrower becomes a Borrower under this Agreement; or

(b) where it relates to a UK Treaty Lender that is not a Lender at the date of this Agreement, contains the HMRC DTTP Scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender; and

(1) where the relevant UK Borrower is a Borrower as at the date on which that UK Treaty Lender becomes a Party as a Lender, is filed with HMRC within 30 days of that date; or

(2) where the relevant UK Borrower is not a Borrower as at the date on which that UK Treaty Lender becomes a Party as a Lender, is filed with HMRC within 30 days of the date on which that UK Borrower becomes a Borrower under this Agreement.

“Borrower Parties” means the collective reference to Holdings and its Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by the Lenders in accordance with the terms of this Agreement.

“Business Day” means:

(a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City and/or London;

(b) solely if such day relates to any interest rate settings as to a Term Benchmark Loan denominated in Dollars, any such day described in clause (a) above that is also a U.S. Government Securities Business Day;

(c) solely if such day relates to any interest rate settings as to a Term Benchmark Loan denominated in Euros, any fundings, disbursements, settlements or payments in Euros, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Term Benchmark Loan (other than any interest rate settings), any day described in clause (a) above that is also a day on which the T2 payment system is open for the settlement of payments in Euro (each such day, a “TARGET Day”);

(d) solely if such day relates to any interest rate settings as to a Term Benchmark Loan denominated in an Alternative Currency other than Euros, any fundings, disbursements, settlements or payments in such Alternative Currency, or any other dealings in such Alternative Currency to be carried out pursuant to this Agreement in respect of any such Term Benchmark Loan (other than any interest rate settings), any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency; and

(e) solely if such day relates to any interest rate settings, fundings, disbursements, settlements or payments of any RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day.

“Capital Stock” means:

(1) in the case of a corporation, company or exempted company, corporate stock or share capital or issued shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership, limited partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease or finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with the Accounting Principles; provided that notwithstanding anything herein (including in the definition of the Accounting Principles) to the contrary, all obligations of any Person that are or would have been characterized as operating lease obligations prior to the implementation of IFRS 16, shall, unless the Borrowers elect otherwise, continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in the Accounting Principles that would otherwise require such obligations to be re-characterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account at the Administrative Agent (or another commercial bank reasonably acceptable to the Administrative Agent) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or L/C Issuer (as applicable) and the Revolving Credit Lenders, as collateral for L/C Obligations or obligations of Revolving Credit Lenders to fund participations in respect of either thereof (as the context may require), cash, Cash Equivalents (if reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) or deposit account balances (in the case of L/C Obligations in the respective currency or currencies in which the applicable L/C Obligations are denominated, unless otherwise agreed by the Administrative Agent or L/C Issuer benefiting from such collateral) or, if the Administrative Agent or L/C Issuer benefiting from such collateral shall agree in its reasonable discretion, other credit support (including by backstop with a letter of credit reasonably satisfactory to the applicable L/C Issuer or by being deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer), in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders).

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Contribution Amount” means the aggregate amount of Permitted Equity Issuances described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) Dollars, Canadian dollars, Pounds Sterling, Euros, Australian Dollars, Alternative Currencies, the national currency of any participating member state of the European Union (as it is constituted on the Closing Date), Japanese yen, and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States, Canada, the United Kingdom or any country that is a member of the European Union (as it is constituted on the Closing Date) or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) money market deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with (x) any bank or trust company (A) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) or (B) having capital and surplus in excess of $100,000,000 or (y) any Lender or affiliate thereof;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution or securities dealers of recognized national standing meeting the qualifications specified in clause (3) above;

(5) commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of Holdings) rated at least “A-2” or “P-2” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America, Canada, the United Kingdom, any other foreign government or any political subdivision or taxing authority thereof, in each case, having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P or Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency);

(8) interests in any investment company, money market or enhanced high yield fund or other investment fund, in each case, investing at least 90% of its assets in investments of the types described in clauses (1) through (7) above and (9) through (11) below;

(9) the marketable securities portfolio owned by Holdings and its Subsidiaries on the Closing Date;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency); and

(11) in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (10) customarily utilized in countries in which such Foreign Subsidiary is located or in which such investment is made.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services to Holdings or any Restricted Subsidiary.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement (or within 60 days thereafter), is a Lender or an Agent or an Affiliate of a Lender or an Agent, (b) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date (or within 60 days thereafter), a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement or (c) in the case of any Cash Management Agreement in effect on or prior to the date of any amendment (including any incremental amendment), restatement or amendment and restatement to this Agreement, is, as of the date of such amendment, restatement or amendment and restatement to this Agreement (or within 60 days thereafter), a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default); automated clearing house transactions, treasury and/or cash management services, including, without limitation, treasury, depository, overdraft, credit, purchasing or debit card, non-card e-payable services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities, and merchant services.

“Casualty Event” means any event that gives rise to the receipt by any Loan Party of any casualty insurance proceeds or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (b) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (c) [reserved] and (d) any other Alternative Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) solely with respect to any Initial Term Loans that are Term Benchmark Loans and any Closing Date Revolving Credit Loan, the Floor; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the applicable Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period, (c) [reserved], (d) [reserved] and (e) any other Alternative Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, as applicable, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month; provided, that if such rate shall be less than 0.00% for any Closing Date Revolving Credit Loan, such rate shall be deemed to be 0.00% for such Closing Date Revolving Credit Loan.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as amended).

“CFC” means a “controlled foreign corporation” (as defined in Section 957(a) of the Code) that has a “United States shareholder” (as defined in Section 951 of the Code) that is Holdings or any Subsidiary thereof; provided that (a) (x) no Restricted Subsidiaries of the Parent Borrower (1) that are organized in a Designated Jurisdiction and (2) that are Guarantors (for the avoidance of doubt, without taking into account of the limitations due to being a CFC or FSHCO only for the purposes of this subclause (2)) as of the Closing Date and (y) no Borrower (including, for the avoidance of doubt, any Additional Borrower) shall be considered a CFC (“Designated Jurisdiction Entities”) and (b) no Restricted Subsidiary of the Parent Borrower that is (1) added as a Guarantor (for the avoidance of doubt, without taking into account of the limitations due to being a CFC or FSHCO only for the purposes of this subclause (b)(1)) and (2) acquired after the Closing Date shall be considered a CFC, if the earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) of such Subsidiary represents 25% or more of the Consolidated EBITDA of the Borrower Parties (for the avoidance of doubt, for calculating the Consolidated EBITDA only for the foregoing purposes, Borrower Parties shall not exclude any such loan party or Subsidiary due to it being a CFC or FSHCO).

A “Change of Control” will be deemed to occur if:

(a) at any time, Holdings (or any permitted successor thereof) ceases to own, directly or indirectly, at least 99% of the issued and outstanding voting stock of the U.S. Borrower and the Parent Borrower, other than any such change resulting from a Qualified IPO of an IPO Entity that is a Restricted Subsidiary of Holdings; or

(b) any person or “group” (as defined in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor provision, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more of the Permitted Holders acquires beneficial ownership of more than 50% of the Voting Stock (measured by reference to voting power) of Holdings (determined on a fully diluted basis); provided, that for the avoidance of doubt, for purposes of this definition, “Holdings” shall be understood to include any successor Holdings as permitted by this Agreement;

unless, in the case of clause (b), the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election of 50% or more of the Board of Directors of either (1) Holdings (or Successor Holdings, if applicable) or (2) a Parent Holding Company.

Notwithstanding the preceding or any provision of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or any successor provision, if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of Holdings (or Successor Holdings, if applicable) or a Parent Holding Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred.

“Closing Date” means February 10, 2026.

“Closing Date Revolving Credit Commitments” means, as to any Closing Date Revolving Credit Lender, such Lender’s Revolving Credit Commitments under the Closing Date Revolving Tranche. As of the Closing Date, the original Dollar Amount of the Closing Date Revolving Credit Commitments is $1,285,000,000, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Closing Date Revolving Credit Lender” means, at any time, any Lender that has Closing Date Revolving Credit Commitments at such time (and after the termination of all Closing Date Revolving Credit Commitments, any Lender that holds any Outstanding Amount in respect of Closing Date Revolving Credit Loans and/or L/C Obligations).

“Closing Date Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Closing Date Revolving Tranche” means the Revolving Tranche established pursuant to Section 2.01(b) on the Closing Date.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the assets and properties (whether real, personal or otherwise) with respect to which any security interests or Liens have been granted (or purported to be granted) pursuant to any Collateral Document (and in the case of a Foreign Loan Party, subject to the Agreed Security Principles).

“Collateral Agent” means the “Security Agent” as defined in the Existing Intercreditor Agreement or any other person appointed as a collateral agent and/or security trustee under any of the Loan Documents, or any successor collateral agent permitted by the terms hereof.

“Collateral Documents” means, collectively, the U.S. Security Agreement, the U.S. Pledge Agreement, the Intellectual Property Security Agreements, the UK Security Documents, each General Security Agreement, each Local Law Share Pledge, each of the mortgages (including equitable mortgage over shares), collateral assignments (including a security assignment (Abtretung) and security transfer (Sicherungsübereignung)), Security Agreement Supplements, security accession deeds, security agreements, pledge agreements, assignment by way of security or other similar agreements delivered to the Collateral Agent (i) prior to the Closing Date or (ii) after the Closing Date pursuant to Sections 6.12, 6.14 or 6.17 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and/or the Secured Parties (or any of them).

“Commitment” means a Term Commitment and/or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to another or (d) a continuation of Term Benchmark Loans, in each case, pursuant to Section 2.02(a) and which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.), as amended from time to time, and any successor statute.

“Company Competitor” means any Person that competes with the business of Holdings and its direct and indirect Subsidiaries from time to time, or whose business is similar or related to the business of Holding and its direct and indirect Subsidiaries from time to time.

“Company Specified Representations” means those representations and warranties made by Holdings, including with respect to each of its Subsidiaries that is required to become a Guarantor upon the consummation of the Acquisition Transaction, in Section 5.01(a) (with respect to organizational or constitutional existence only), Section 5.01(b)(ii), Section 5.02(a), Section 5.01(c) Section 5.03(a), Section 5.04, Section 5.13, Section 5.17, Section 5.20 and Section 5.21(d).

“Compliance Certificate” means a certificate substantially in the form of Exhibit I or such other form as may be agreed between the Parent Borrower and the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to any Capitalized Lease Obligation), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries (calculated on a consolidated basis in accordance with the Accounting Principles) for such period, other than non-recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof), excluding, in each case:

(i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Obligations or other derivative instruments,

(iii) costs associated with incurring or terminating Swap Contracts and cash costs associated with breakage in respect of Swap Contracts,

(iv) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Qualified Securitization Factoring or Qualified Securitization Financing,

(v) “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions,

(vii) penalties and interest relating to Taxes,

(viii) accretion or accrual of discounted liabilities not constituting Indebtedness,

(ix) interest expense attributable to any parent of Holdings thereof resulting from push-down accounting,

(x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions, any acquisition or Investment permitted by this Agreement, and

(xii) annual agency fees paid to any trustees, administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto);

provided that (a) when determining Consolidated Cash Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Cash Interest Expense will be calculated by multiplying the aggregate Consolidated Cash Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period and (b) in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of the applicable four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded. For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with the Accounting Principles.

“Consolidated Current Assets” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all assets of such Person and its Restricted Subsidiaries on a consolidated basis that, in accordance with the Accounting Principles, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person and its Restricted Subsidiaries on a consolidated basis, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with the Accounting Principles, but excluding (i) cash, (ii) Cash Equivalents, (iii) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees, (v) amounts related to current or deferred taxes (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) (so long as the items described in clauses (iv) and (v) are non-cash items); (vi) in the event that a Qualified Securitization Factoring or Qualified Securitization Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the receivables and other related assets subject to such Qualified Securitization Factoring or Qualified Securitization Financing, as applicable, minus (y) collection by such Person against the amounts sold pursuant to clause (x); and (vii) the effects of adjustments pursuant to the Accounting Principles resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Current Liabilities” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with the Accounting Principles that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) deferred revenue, (f) escrow account balances, (g) the current portion of pension liabilities, (h) liabilities in respect of unpaid earn-outs, (i) amounts related to derivative financial instruments and assets held for sale, (j) any L/C Obligations or Revolving Credit Loans and any letter of credit obligations, swing line loans or revolving loans under any other revolving credit facility, (k) the current portion of other long-term liabilities and (l) the effects of adjustments pursuant to the Accounting Principles resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated EBITDA” means, with respect to any Person for any Test Period, the Consolidated Net Income of such Person for such Test Period:

(1) increased, without duplication, by the following items of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with the Accounting Principles:

(a) interest expense, including (A) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness (which, in each case, will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of Holdings to be the rate of interest implicit in such Capitalized Lease Obligations or Attributable Indebtedness), (B) commissions, discounts and other fees, charges and expenses owed with respect to letters of credit, bankers’ acceptance financing, surety and performance bonds and receivables financings, (C) amortization and write-offs of deferred financing fees, debt issuance costs, debt discounts, commissions, fees, premium and other expenses, as well as expensing of bridge, commitment or financing fees, (D) payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (E) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust, (F) all interest paid or payable with respect to discontinued operations, (G) the interest portion of any deferred payment obligations, (H) all interest on any Indebtedness that is (i) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property or (ii) contingent obligations in respect of Indebtedness; provided that that such interest expense shall be calculated after giving effect to Secured Hedge Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Secured Hedge Agreements and (I) fees and expenses paid to the Administrative Agent (in its capacity as such and for its own account) pursuant to the Loan Documents; plus

(b) taxes based on gross receipts, income, profits or revenue or capital, franchise, excise, property, commercial activity, sales, use, unitary or similar taxes, and foreign withholding taxes, including (A) penalties and interest and (B) tax distributions made to any direct or indirect holders of Equity Interests of such Person in respect of any such taxes attributable to such Person and/or its Restricted Subsidiaries or pursuant to a tax sharing arrangement or as a result of a tax distribution or repatriated funds; plus

(c) depreciation expense and amortization expense (including amortization and similar charges related to goodwill, customer relationships, trade names, databases, technology, software, internal labor costs, deferred financing fees or costs and other intangible assets); plus

(d) non-cash items (provided that if any such non-cash item represents an accrual or reserve for potential cash items in any future period, (A) Holdings may determine not to add back such non-cash item in the current Test Period and (B) to the extent Holdings decides to add back such non-cash expense or charge, the cash payment in respect thereof in such future period will be subtracted from Consolidated EBITDA in such future period), including the following: (1) non-cash expenses in connection with, or resulting from, stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights, (2) non-cash currency translation losses related to changes in currency exchange rates (including re-measurements of Indebtedness (including intercompany Indebtedness) and any net non-cash loss resulting from hedge agreements for currency exchange risk), (3) non-cash losses, expenses, charges or negative adjustments attributable to the movement in the mark-to-market valuation of hedge agreements or other derivative instruments, including the effect of FASB Accounting Standards Codification 815 and International Accounting Standard No. 9 and their respective related pronouncements and interpretations, (4) non-cash charges for deferred tax asset valuation allowances, (5) non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities, (6) non-cash charges or losses resulting from any purchase accounting adjustment or any step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any Investments either existing or arising after the Closing Date, (7) non-cash losses from Investments either existing or arising after the Closing Date recorded using the equity method, (8) the excess of the Accounting Principles rent expense over actual cash rent paid during such period due to the use of straight rent for the Accounting Principles purposes and (9) any non-cash interest expense; plus

(e) unusual, extraordinary, infrequent, or non-recurring items, whether or not classified as such under the Accounting Principles (“Unusual and Non-Recurring Items”); plus

(f) charges, costs, losses, expenses, reserves or other items related to or incurred in connection with the following: (A) restructuring (including restructuring charges or reserves, whether or not classified as such under the Accounting Principles), severance, relocation, consolidation, integration or other similar items, (B) strategic and/or business initiatives; business optimization initiatives (including costs and expenses relating to reporting systems and technology initiatives); strategic initiatives; retention, severance, and similar items; systems establishment costs; systems conversion and integration costs; contract termination costs; recruiting and relocation costs and expenses; costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans; costs associated with start-up, pre-opening, opening, closure, transition and/or consolidation of distribution centers, operations, officers and facilities) including in connection with the Transactions and any Permitted Investment, any acquisition or other Investment; new systems design and implementation; and consulting fees and expenses relating to enhancing accounting functions, (C) business or facilities (including greenfield facilities) start-up, opening, transition, consolidation, shut-down and closing, (D) signing, retention and completion bonuses, (E) severance, relocation or recruiting, (F) a public company registration, listing, compliance, reporting or related activity, (G) litigation (including threatened litigation), settlements, investigations (including internal investigations) and proceedings (or any threatened investigations or proceedings), including by any regulatory, governmental, law enforcement body, or attorney general, and (H) casualty events or asset sales outside the ordinary course of business; plus

(g) all (A) costs, fees and expenses relating to the Transactions, (B) costs, fees and expenses (including diligence and integration costs) incurred in connection with (i) Investments in any Person, acquisitions of the Equity Interests of any Person, acquisitions including acquisitions of all or a material portion of the assets of any Person or constituting a line of business of any Person, and financings related to any of the foregoing or to the capitalization of any Loan Party or any Restricted

Subsidiary or (ii) other transactions that are out of the ordinary course of business of such Person and its Restricted Subsidiaries (in each case of clause (i) and (ii), including transactions considered or proposed but not consummated), including equity issuances permitted under this Agreement, Investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness (including all consent fees, premium and other amounts payable in connection therewith) and (C) non-operating professional fees, costs and expenses; plus

(h) items reducing Consolidated Net Income to the extent (A) covered by a binding indemnification or refunding obligation or insurance to the extent actually paid or reasonably expected to be paid, (B) paid or payable (directly or indirectly) by a third party that is not a Loan Party or a Restricted Subsidiary (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution to equity capital of such Person by a third party that is not a Loan Party or a Restricted Subsidiary or (C) such Person is, directly or indirectly, reimbursed for such item by a third party; plus

(i) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid, payable or accrued in such Test Period (including any termination fees payable in connection with the early termination of management and monitoring agreements); plus

(j) the effects of purchase accounting, fair value accounting or recapitalization accounting (including the effects of adjustments pushed down to such Person and its Subsidiaries) and the amortization, write-down or write-off of any such amount; plus

(k) proceeds of business interruption insurance actually received; plus

(l) minority interest expense and income attributable to Equity Interests held by third parties in any non-wholly owned Restricted Subsidiary; plus

(m) all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, including (A) payments made to compensate such holders as though they were equity holders at the time of, and entitled to share in, such distribution, and (B) all dividend equivalent rights owed pursuant to any compensation or equity arrangement; plus

(n) expenses, charges and losses resulting from the payment or accrual of indemnification or refunding provisions, Earnouts and contingent consideration obligations; bonuses and other compensation paid to employees, directors or consultants; and payments in respect of dissenting shares and purchase price adjustments; in each case, made in connection with a Permitted Investment or other transactions disclosed in the documents referred to in clause (v) below; plus

(o) any losses from disposed or discontinued operations; plus

(p) (A) any costs or expenses (including any payroll taxes) incurred by Holdings or any Restricted Subsidiary in such Test Period as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan, any long-term incentive plan (including any related cash payments) or any other management or employee benefit plan or agreement, any pension plan (including (1) any post-employment benefit scheme to which the relevant pension trustee has agreed,

(2) as a result of curtailments or modifications to pension and post-retirement employee benefit plans and (3) without limitation, compensation arrangements with holders of unvested options entered into in connection with a permitted Restricted Payment), any stock subscription, stockholders or partnership agreement, any payments in the nature of compensation or expense reimbursement made to independent board members, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any costs or expenses incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of Holdings (or any Parent Holding Company, Holdings and/or any Restricted Subsidiary); plus

(q) the amount of loss or discount on, or other expenses incurred in connection with, sales of receivables, Factoring Transactions and Securitization Financings, Securitization Assets and related assets in connection with a receivables financing or securitization or securitization financing (including Qualified Securitization Financing and Qualified Securitization Factoring); plus

(r) the cumulative effect of a change in accounting principles; plus

(s) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA for any previous period and not added back; plus

(t) the amount of fees, expense reimbursements and indemnities paid to directors and/or members of advisory boards, including directors of Holdings or any other Parent Entity; plus

(u) payments made pursuant to Earnouts; plus

(v) addbacks of the type reflected in any quality of earnings report prepared by a nationally recognized accounting firm and furnished to the Administrative Agent, in connection with an acquisition, Permitted Investment or other Investment consummated after the Closing Date; plus

(w) the amount of “run rate” savings, operating expense reductions, operating improvements and other cost or revenue synergies that are projected by Holdings in good faith to result from actions taken, committed to be taken or expected to be taken within 18 months (which amounts will be determined by Holdings in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of the Test Period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such Test Period from such actions, provided that the total amount of addbacks pursuant to this clause (w) shall not exceed 25% of Consolidated EBITDA in any given Test Period.

(2) decreased without duplication, by the following items of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with the Accounting Principles (solely to the extent increasing Consolidated Net Income):

(a) any non-cash items increasing Consolidated Net Income, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition); plus

(b) any net income from disposed or discontinued operations; plus

(c) any unusual, extraordinary or non-recurring gains.

“Consolidated First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded First Lien Indebtedness of the Borrower Parties on such date to (b) Consolidated EBITDA of the Borrower Parties for the most recent Test Period, in each case calculated on a Pro Forma Basis.

“Consolidated Funded First Lien Indebtedness” means Consolidated Net Indebtedness of the Borrower Parties that is secured by a Lien on the Collateral on an equivalent priority basis (but, in each case, without regard to the control of remedies) with the Liens on the Collateral securing the Obligations, including the Existing Dollar Senior Secured Notes, the Existing Euro Senior Secured Notes and the Existing Floating Rate Notes.

“Consolidated Funded Indebtedness” means, as of any date of determination, the aggregate principal amount of third party Indebtedness of the Borrower Parties outstanding on such date, determined on a consolidated basis and as reflected on the face of a balance sheet prepared in accordance with the Accounting Principles (but excluding the effects of the application of purchase accounting in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereunder), consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit (to the extent not cash collateralized), and obligations in respect of purchase money obligations and debt obligations evidenced by promissory notes or debentures; provided that Consolidated Funded Indebtedness will not include Indebtedness in respect of (a) any Qualified Securitization Factoring or Qualified Securitization Financing, (b) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit will not be counted as Consolidated Funded Indebtedness until three (3) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement will be counted)), (c) obligations under Secured Hedge Agreements, (d) obligations in respect of any Cash Management Services, (e) trade payable obligations incurred in the ordinary course of business and Earnouts, seller notes and similar obligations (provided that any Earnout, seller note or similar obligations that (i) is secured or (ii) has not been paid within 90 days of becoming due and payable under the applicable acquisition agreement shall be deemed to be Indebtedness for borrowed money and included Consolidated Funded Indebtedness), (f) any Securitization Financing or Factoring Transaction, (g) Indebtedness to the extent it has been cash collateralized or with respect to which Holdings or a Restricted Subsidiary is obligated only as a surety or guarantor and (h) Capitalized Lease Obligations.

“Consolidated Funded Senior Secured Indebtedness” means Consolidated Net Indebtedness of the Borrower Parties that is secured by a Lien on the Collateral; provided that such Consolidated Net Indebtedness is not expressly subordinated in right of payment to the Obligations pursuant to a written agreement.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with the Accounting Principles, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including pay in kind interest payments, amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Swap Contracts (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and any interest or capitalized in respect of Subordinated Shareholder Debt); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less interest income of the referent Person and its Restricted Subsidiaries for such period; provided that (a) when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period and (b) in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded. For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with the Accounting Principles.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with the Accounting Principles and before any reduction in respect of Preferred Stock dividends; provided that (without duplication):

(a) all net after-tax extraordinary, nonrecurring, exceptional or unusual gains, losses, income, expenses and charges in each case as determined in good faith by such Person, and in any event including, without limitation, all restructuring, redundancy, severance, relocation, retention and completion bonuses or payments, payments on equity-linked instruments, stock appreciation or similar rights, reorganization, consolidation, integration or other similar charges and expenses, contract termination costs, system establishment charges, conversion costs, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments, settlements or modifications to pension and post-retirement employee benefit plans in connection with the Transactions or any acquisition or Permitted Investment, expenses associated with strategic initiatives, facility upgrades, facilities shutdowns or closures and opening costs, any fees, expenses, charges or change in control payments related to the Transactions or any acquisition or Permitted Investment (including any transition-related expenses (including retention or transaction-related bonuses or payments) incurred before, on or after the Closing Date), will be excluded;

(b) all (i) charges, accruals, reserves and expenses relating to the Transactions, including the Transaction Costs, (ii) transaction fees, costs and expenses incurred in connection with any contemplated equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, amalgamations, Divisions, option buyouts and the Incurrence, modification, restructuring or repayment of Indebtedness permitted to be Incurred under this Agreement (including any Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions (in each case, whether or not consummated), and (iii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period will be excluded;

(c) all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations (and all related expenses) other than in the ordinary course of business (as determined in good faith by such Person) will be excluded;

(d) all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions, including the sale or other disposition of any Equity Interests of any Person, other than in the ordinary course of business (as determined in good faith by such Person), will be excluded;

(e) all net after-tax income, loss, expense or charge attributable to the early extinguishment, conversion or cancellation of Indebtedness, Swap Contracts or other derivative instruments (including deferred financing costs written off and premiums paid) will be excluded;

(f) all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments will be excluded;

(g) any non-cash or unrealized currency translation or foreign currency transaction gains and losses related to changes in currency exchange rates (including, without limitation, remeasurements of Indebtedness and any net loss or gain resulting from (i) Swap Contracts for currency exchange risk and (ii) intercompany Indebtedness), will be excluded;

(h) (i) the net income for such period of any Person that is not the referent Person or a Restricted Subsidiary of the referent Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions or other payments that are paid in or converted into cash with respect to such equity ownership to the referent Person or a Restricted Subsidiary thereof in respect of such period; and (ii) without duplication, the net income for such period will include any ordinary course dividends or distributions or other payments paid in cash (or converted into cash) with respect to such equity ownership received from any such Person during such period in excess of the amounts included in subclause (i) above;

(i) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies will be excluded;

(j) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting, including in relation to the Transactions and any acquisition consummated before or after the Closing Date (including adjustments to Earnouts and other similar post-closing obligations, and in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items), and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(k) all non-cash impairment charges and asset write-ups, write-downs and write-offs, in each case pursuant to the Accounting Principles, and the amortization of intangibles arising from the application of the Accounting Principles will be excluded;

(l) all (i) non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, vesting, remeasuring or stock appreciation or similar rights, stock options, warrants, restricted stock, preferred stock, stock appreciation or other similar rights and (ii) non-cash costs and expenses related to pension expenses (including pension non-service costs) will be excluded;

(m) any costs or expenses incurred in connection with equity-based incentive awards pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(n) accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions within 18 months after the Closing Date will be excluded;

(o) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(p) all discounts, commissions, fees and other charges (including interest expense) associated with any Securitization Financing or Factoring Transaction will be excluded;

(q) (i) the non-cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(r) expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (i) has not been denied by the applicable carrier in writing and (ii) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (r);

(s) the amount of any expense or loss to the extent a corresponding amount is received in cash by Holdings or any Restricted Subsidiary from a Person other than a Borrower Party under any agreement providing for reimbursement or indemnification of any such expense or loss (or is reasonably expected by Holdings to be received in cash from a Person other than a Borrower Party under any such reimbursement or indemnification agreement, and such amount is in fact received within 365 days of the date of such expense or loss (with a deduction for any amount so added back to the extent not so reimbursed or paid within 365 days)) will be excluded, provided such reimbursement or indemnification payment has not been included in, and when received will be excluded from the calculation of, Consolidated Net Income to the extent the expense or loss reimbursed was previously disregarded pursuant to this clause (s) (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(t) non-cash charges or income relating to increases or decreases of deferred tax asset valuation allowances will be excluded;

(u) cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Closing Date will be included;

(v) solely for the purpose of determining the amount available for Restricted Payments under Section 7.05(a)(ii), and without duplication of provisions under Section 7.05(a)(ii) with respect to cash dividends or returns on Investments, the net income (or loss) for such period of any Restricted Subsidiary (other than a Borrower or a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein (subject, in the case of a dividend to another Restricted Subsidiary (other than a Guarantor), to the limitation contained in this clause (v));

(w) any Initial Public Company Costs will be excluded;

(x) any (i) severance or relocation costs or expenses, (ii) (A) one-time non-cash compensation charges, including non-cash deemed finance charge in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation and (B) income (loss) attributable to deferred compensation plans or trusts, (iii) the costs and expenses related to employment of terminated employees, (iv) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries or (v) Earnouts or similar deferred compensation to the extent accounted for as compensation expense, shall be excluded;

(y) any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the Latest Maturity Date of any then outstanding Term Loan Tranche, shall be excluded;

(z) any (i) one-time penalties, fees and charges associated with underpayment of taxes or tax audits and (ii) one-time costs and expenses related to underpayment of taxes or tax audits shall be excluded;

(aa) payments to employees or officers of Holdings and its Restricted Subsidiaries paid in connection with Restricted Payments that are otherwise permitted under this Agreement, solely to the extent such payments are not made in lieu of, or as a substitution for, ordinary salary or ordinary payroll payments or ordinary bonus payments, shall be excluded; and

(bb) the impact of capitalized, accrued, accreting or pay-in-kind interest or principal on Subordinated Shareholder Debt shall be excluded.

provided that Holdings may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (a) through (bb) above if any such item (x) would result in an increase to Consolidated Net Income or (y) individually is less than $2,000,000 in any fiscal quarter (and for the avoidance of doubt, any such election to not make an adjustment for a particular period shall not affect Holdings’ ability to make that adjustment (or any other adjustment) in any future period).

For the purpose of Section 7.05 only, there shall be excluded from Consolidated Net Income any income arising from the sale or other disposition of Restricted Investments, from repurchases or redemptions of Restricted Investments, from repayments of loans or advances which constituted Restricted Investments or from any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries, in each case to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (ii)(G) or (ii)(H) of the first paragraph thereof.

“Consolidated Net Indebtedness” means, as of any date of determination, (a) Consolidated Funded Indebtedness minus (b) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower Parties as of such date.

“Consolidated Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Senior Secured Indebtedness of the Borrower Parties on such date to (b) Consolidated EBITDA of the Borrower Parties for the most recent Test Period, in each case calculated on a Pro Forma Basis.

“Consolidated Total Assets” means, the consolidated total assets of the Borrower Parties as set forth on the consolidated balance sheet of the Borrower Parties as of the most recent Test Period, determined on a Pro Forma Basis.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Indebtedness of the Borrower Parties on such date to (b) Consolidated EBITDA of the Borrower Parties for the most recent Test Period, in each case calculated on a Pro Forma Basis.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person Guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, loan agreement, indenture, mortgage, deed of trust, lease, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness of Holdings or any Restricted Subsidiary in an aggregate principal amount not greater than 100% of the aggregate amount of Permitted Equity Issuances (other than (x) Excluded Contributions and (y) contributions by Holdings, any Borrowers or any other Restricted Subsidiary (in each case, other than in its capacity as a conduit)) after the Closing Date and designated as a Cash Contribution Amount.

“Control” has the meaning specified in the definition of “Affiliate.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.25.

“Credit Extension” means each of the following: (a) a Borrowing, (b) an L/C Credit Extension and (c) and Ancillary Credit Extension.

“Cure Amount” has the meaning specified in Section 8.03(a).

“Cure Right” has the meaning specified in Section 8.03(a).

“Cure Security” has the meaning specified in Section 8.03(a).

“CRR” means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“CTA” means the UK Corporation Tax Act 2009.

“DAC6” means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

“Daily Simple ESTR” means, for any day, ESTR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple ESTR” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion that is substantially consistent with both (x) market practice and (y) other U.S. syndicated credit facilities for similarly situated borrowers denominated in Euros.

“Daily Simple RFR” means, for any RFR Loan denominated in Pounds Sterling for any day (an “RFR Interest Day”), an interest rate per annum equal to SONIA for the day that is 5 Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day. Any change in Daily Simple RFR due to a change in the RFR shall be effective from and including the effective date of such change in the RFR without notice to the Parent Borrower.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is an U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Parent Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Dutch Bankruptcy Code (Faillissementswet), the German Insolvency Code (Insolvenzordnung), the UK Insolvency Act, the UK Corporate Insolvency and Governance Act and the UK Enterprise Act and all other liquidation, winding-up, dissolution, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, receivership, insolvency, reorganization, or similar debtor relief and insolvency Laws of the United States, Luxembourg or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” has the meaning specified in Section 2.05(d).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Term Benchmark Loans, the determination of the applicable interest rate is subject to Section 2.01(e) to the extent that Term Benchmark Loans may not be converted to, or continued as, Term Benchmark Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans that are Initial Term Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Parent Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, or, solely with respect to a Revolving Credit Lender, under other agreements generally in which it commits to extend credit, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (c) has failed, within three Business Days after reasonable request by the Administrative Agent in writing, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that the Administrative Agent shall request such confirmation upon reasonable request from any L/C Issuer; provided, further, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any Equity Interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement. Any determination by the Administrative Agent (or the Required Lenders to the extent that the Administrative Agent is a Defaulting Lender) that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Administrative Agent, the Parent Borrower, each L/C Issuer and each Lender, as applicable.

“Derivative Instrument” means with respect to a Person, any contract or instrument to which such Person is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any portion thereof) are based on the value and/or performance of the Loans and/or any Deliverable Obligations or “Obligations” (as defined in the ISDA CDS Definitions) with respect to the Loan Parties; provided that a “Derivative Instrument” will not include any contract or instrument that is entered into pursuant to bona fide market-making activities.

“Designated Jurisdiction” means (a) the United States of America, any state thereof or the District of Columbia, (b) the Cayman Islands, (c) England and Wales, (d) the Grand Duchy of Luxembourg, (e) the Netherlands, (f) Belgium and (g) Germany.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Holdings or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means preferred stock of Holdings or any direct or indirect parent of the Parent Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer of Holdings, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 7.05(a)(ii).

“Designation Date” has the meaning specified in Section 2.15(g).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(c).

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of Holdings or a Parent Holding Company, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of Holdings or any Parent Holding Company or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation from Holdings or such Parent Holding Company, as applicable, on whose Board of Directors such member serves in respect of such member’s role as director.

“Disqualified Institution” means:

(a) each person identified as a “Disqualified Institution” on a list delivered by the Parent Borrower to the Administrative Agent by email to JPMDQ_Contact@jpmorgan.com from time to time (but if such list is delivered after the Closing Date, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed));

(b) any Company Competitor identified on a list delivered to the Administrative Agent by the Parent Borrower from time to time; and

(c) as to any entity referenced in each of clauses (a) and (b) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s Affiliates that are identified in writing to the Administrative Agent by email to JPMDQ_Contact@jpmorgan.com from time to time, known to the applicable assigning or participating Lender as an Affiliate of such Primary Disqualified Institution, or otherwise readily identifiable as such by name, but excluding any Affiliate (other than those included on any list delivered to the Administrative Agent pursuant to clauses (a) and (b) above) that is a bank, financial institution, bona fide debt fund or investment vehicle that, in each case, is engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity;

provided that any additional designation permitted by the foregoing shall not apply retroactively to any prior assignment or participation interest or to any (pending or settled) trade to acquire such assignment or participation interest (in each case, solely with respect to such assignment or participation interest).

Notwithstanding the foregoing, (1) the list of Disqualified Institutions shall be made available to any Lender only upon written request by such Lender, and such Lender may provide the list of Disqualified Institutions to any potential assignee or Participant on a confidential basis (it being understood that the identity of Disqualified Institutions will not be posted or distributed to any person, other than a distribution by the Administrative Agent to a Lender or potential assignee upon written request, and by a Lender to a potential assignee or Participant on a confidential basis), (2) “Disqualified Institutions” shall exclude any Person that the Parent Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time and

(3) for the avoidance of doubt, any entity that is a Disqualified Institution may not become a Lender or a Participant due to the fact that it is an Affiliate of an existing Lender. For the purpose of clauses (a) and (b) above, such list shall be made available to the Administrative Agent by email to JPMDQ_Contact@jpmorgan.com and any additions, deletions or other modifications to the list of Disqualified Institutions shall become effective three (3) Business Days after receipt by the Administrative Agent (or in the case of clause (a) for any list delivered after the Closing Date, after the requisite consent thereto is received). The Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Institution.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that any purchase requirement triggered thereby may not become operative until, in the case of an asset sale, compliance with the provisions of Section 7.04 or, in the case of a change of control, the repayment in full of the Obligations),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to the date that is 91 days after the Latest Maturity Date of the Term Loans at the time of issuance of the respective Disqualified Stock; provided, however, that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or a direct or indirect parent of Holdings or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries or a direct or indirect parent of Holdings in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Division” has the meaning specified in Section 1.15.

“Division Successor” has the meaning specified in Section 1.15.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a) with respect to any Loan, Ancillary Obligations or Letter of Credit denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held);

(b) with respect to any Loan denominated in an Alternative Currency or other currency other than Dollars, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 1.10; and

(c) in relation to any Letter of Credit or Ancillary Obligations denominated in an Alternative Currency, the principal amount of L/C Obligations or Ancillary Obligations in respect thereof converted to Dollars at the Agent’s Spot Rate of Exchange at the time of issuance of any Letter of Credit or establishment of such Ancillary Obligations and as of the first Business Day of each calendar month thereafter so long as such Letter of Credit or Ancillary Obligations remains outstanding.

“Domestic Loan Party” means a Loan Party that is organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.

“Domestic Subsidiary” means a Restricted Subsidiary that is organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by a Purchasing Borrower Party in order to purchase any Term Loans under a Tranche in accordance with the following procedures or such other procedures as may be agreed to between the Administrative Agent and the Parent Borrower:

(A) Notice Procedures. In connection with an Auction, the Parent Borrower will provide notification to the Administrative Agent (for distribution to the Appropriate Lenders) of the Term Loans under such Tranche that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (i) the total cash value of the bid, in a minimum amount of $10,000,000 with minimum increments of $1,000,000 (the “Auction Amount”), (ii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans under such Tranche at issue that represents the range of purchase prices that could be paid in the Auction and (iii) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment.

(B) Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction by providing the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the applicable Loans such Lender is willing to sell, which must be in increments of $1,000,000 or in an amount equal to the Lender’s entire remaining amount of the applicable Loans (the “Reply Amount”). Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, each participating Lender must execute and deliver, to be held in escrow by the Administrative Agent, an assignment and acceptance agreement in a form reasonably acceptable to the Administrative Agent.

(C) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Parent Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which Holdings or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow Holdings or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount, Holdings or its Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply

Discount. Holdings or its Subsidiary, as applicable, shall purchase the applicable Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, Holdings or its Subsidiary, as applicable, shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to adjustment for rounding as specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

(D) Additional Procedures. After being initiated by an Auction Notice, Holdings or its Subsidiary, as applicable, may withdraw an Auction in their sole and absolute discretion at any time. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. The purchase shall be consummated pursuant to and in accordance with Section 10.07 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by Holdings or such Subsidiary, as applicable) reasonably acceptable to the Administrative Agent and the Parent Borrower.

“Dutch Civil Code” means the Burgerlijk Wetboek of the Netherlands.

“Dutch Entity” has the meaning specified in Section 6.17.

“Dutch Non-Public Lender” means (i) until the publication of an interpretation of “public” as referred to in the CRR by the competent authority/ies: an entity which (x) assumes existing rights and/or obligations vis-à-vis a Dutch Loan Party, the value of which is at least EUR 100,000 (or its equivalent in another currency), (y) provides repayable funds for an initial amount of at least EUR 100,000 (or its equivalent in another currency) or (z) otherwise qualifies as not forming part of the public; and (ii) as soon as the interpretation of the term “public” as referred to in the CRR has been published by the relevant authority/ies: an entity which is not considered to form part of the public on the basis of such interpretation.

“Dutch Qualifying Lender” means a Lender which is entitled to interest payable to that Lender in respect of an advance under a Loan Document and is entitled under Dutch law to receive interest without any Tax Deduction.

“Dutch Restricted Subsidiary” means any Restricted Subsidiary of Holdings that is incorporated or organized under the laws of the Netherlands.

“Dutch Treaty Lender” means a Lender which:

(a) is treated as a resident of a Dutch Treaty State for the purposes of the Dutch Treaty;

(b) does not carry on a business in the Netherlands through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c) fulfils any other conditions which must be fulfilled under the Dutch Treaty in order to benefit from a full exemption from Tax imposed by the Netherlands on interest payable to that Lender in respect of an advance under a Loan Document including the completion of any necessary procedural formalities.

“Dutch Treaty State” means a jurisdiction having a double taxation agreement (a “Dutch Treaty”) with the Netherlands which makes provision for full exemption from Tax imposed by the Netherlands on interest.

“Earnouts” means (a) all earnout payments or other contingent payments in connection with any Investment and (b) Existing Earnouts and Unfunded Holdbacks.

“EBITDA Grower Amount” shall mean the Consolidated EBITDA of the Borrower Parties as of the most recent Test Period, calculated on a Pro Forma Basis.

“ECF Prepayment Amount” has the meaning specified in Section 2.05(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required under Section 10.07(b)(iii)).

“EMU” means the economic and monetary union as contemplated in the EU Treaty.

“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Engagement Letter” means that certain Engagement Letter, dated as of January 26, 2026, by and among the Parent Borrower, the U.S. Borrower, the financial institutions party thereto and JPMCB, as amended, restated, supplemented or otherwise modified from time to time.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata (including, without limitation, soil, soil gas and sediments) and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation or of potential responsibility, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or Environmental Liability; or (iii) in connection with any actual or alleged damage, injury, threat or harm to the Environment or human health and safety (to the extent relating to exposure to Hazardous Materials).

“Environmental Laws” means any and all federal, state, local or foreign statutes, laws (including common law) regulations or ordinances, rules, judgments, orders, decrees, permits, licenses or restrictions, or other legally enforceable guidelines imposed by a Governmental Authority relating to pollution or protection of the Environment or protection of human health (to the extent relating to exposure to Hazardous Materials), including those relating to the generation, use, handling, storage, transportation, labeling, treatment or Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of Holdings, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, labeling, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the actual or alleged Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency that is outside the control of the holder of such Capital Stock or any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Issuance” means any issuance by any Person to any other Person of (a) its Equity Interests for cash, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Section 414(m) of the Code for purposes of provisions relating to Sections 412 and 430 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdings, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “endangered”, “critical” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or is, or expected to be, insolvent within the meaning of Section 4245 of ERISA; (d) the filing of a notice of intent to terminate, or the commencement of proceedings by the PBGC to terminate, a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (g) the failure to make by its due date a required contribution under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums, upon Holdings, any Restricted Subsidiary or any ERISA Affiliate; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA); or (j) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.

“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Securitisation Regulation” means Regulation EU 2017/2402 of the European Parliament and the Council of 12 December 2017 laying down a general framework for securitization and creating a specific framework for simple, transparent and standardized securitisation, including any implementing regulation, technical standards and official guidance related thereto and as amended, varied, superseded or substituted from time to time.

“EU Treaty” means the Treaty on European Union.

“Euro” and “€” means the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Eurodollar Base Rate” means, in the case of any Term Benchmark Loan denominated in any Alternative Currency (other than Pounds Sterling) for any Interest Period:

(a) in the case of any Term Benchmark Loan denominated in Euros (the “EURIBOR Rate”):

(i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters screen (or any successor thereto) which displays the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over administration of that rate) (such page currently being the EURIBOR01 page) for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (Brussels time), two Business Days prior to the first day of such Interest Period; and

(ii) in the event the rate referenced in the preceding clause (a)(a)(i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays the Screen Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Euros, determined as of approximately 11:00 a.m. (Brussels time) two Business Days prior to the first day of such Interest Period; and

(b) in the case of any Term Benchmark Loan denominated in an Alternative Currency other than Euros, the rate per annum equal to the rate reasonably determined by the Administrative Agent to be the offered rate on such page or service that displays an offered rate administered by ICE Benchmark Administration Limited for deposits in such Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (the “Alternative Screen Rate”), determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate” means for any Interest Period with respect to a Term Benchmark Loan denominated in any Alternative Currency, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

provided that the Eurodollar Rate with respect to any Closing Date Revolving Credit Loans shall not be less than the Floor.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with respect to eurodollar funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Loan the interest on which is determined by reference to the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Existing Ancillary Facilities” mean each facility agreement made available by a Revolving Lender (or an Affiliate of a Revolving Lender) and designated as an “Existing Ancillary Facility” as set forth in Schedule 2.21.

“Existing Credit Agreement” has the meaning specified in the Preliminary Statements.

“Existing Dollar Senior Secured Notes” means the Dollar denominated notes due 2028 issued by EG Global Finance PLC pursuant to the Existing Senior Secured Notes Indenture.

“Existing Euro Senior Secured Notes” means the Euro denominated notes due 2028 issued by EG Global Finance PLC pursuant to the Existing Senior Secured Notes Indenture.

“Existing Floating Rate Notes” means the notes due 2028 issued by EG Global Finance PLC pursuant to the Existing Floating Rate Notes Indenture.

“Existing Floating Rate Notes Documents” means the Existing Floating Rate Notes, the Existing Floating Rate Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Existing Floating Rate Secured Notes.

“Existing Floating Rate Notes Indenture” means that certain Indenture, dated as of November 24, 2023, among EG Global Finance PLC, as issuer, the guarantors party thereto, Deutsche Trustee Company Limited, as trustee, Barclays Bank PLC, as security agent, and the other parties thereto (as amended, restated, supplemented, or otherwise modified from time to time) and any supplemental indenture or additional indenture entered into in connection therewith.

“Existing Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of February 6, 2018, between Parent, Topco, the Restricted Subsidiaries from time to time party thereto, the lenders from time to time party thereto, the Collateral Agent and the other parties from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time pursuant to its terms.

“Existing Senior Secured Notes Documents” means the Existing Dollar Senior Secured Notes, the Existing Euro Senior Secured Notes, the Existing Senior Secured Notes Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Existing Dollar Senior Secured Notes and the Existing Euro Senior Secured Notes.

“Existing Senior Secured Notes Indenture” means that certain Indenture, dated as of November 20, 2023, among the EG Global Finance PLC, as issuer, the guarantors party thereto, Deutsche Trustee Company Limited, as trustee, Barclays Bank PLC, as security agent, and the other parties thereto (as amended, restated, supplemented, or otherwise modified from time to time) and any supplemental indenture or additional indenture entered into in connection therewith.

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to:

(a) Consolidated Net Income of the Borrower Parties on a consolidated basis for such Excess Cash Flow Period, minus

(b) the sum, without duplication (in each case, for the Borrower Parties on a consolidated basis), of:

(i) repayments, prepayments, repurchases, redemptions and other cash payments made with respect to the principal of any Indebtedness (including principal representing capitalized interest) or the principal component of any Capitalized Lease Obligations of such Person or any of its Restricted Subsidiaries during such period (excluding (A) repayments and prepayments of Indebtedness deducted from the amount of Term Loans required to be prepaid pursuant to Section 2.01(h)(G)(3) and (B) voluntary prepayments of Term Loans), but including all premium, make-whole or penalty payments paid in cash (to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments are not otherwise prohibited under this Agreement) and all repayments with respect to revolving Indebtedness to the extent accompanied by a corresponding reduction in commitments; provided that, with respect to any mandatory prepayment of Indebtedness (other than, for the avoidance of doubt, Term Loans), such prepayments shall only be deducted pursuant to this clause (i) to the extent not deducted in the computation of net proceeds in respect of the asset disposition or condemnation giving rise thereto; plus

(ii) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of Restricted Payments (excluding Restricted Payments made pursuant to clause(ii)(B) of the first paragraph of Section 7.05 and pursuant to clauses (2), (3), (17), (20) and (21) of Section 7.05(b) (other than such Restricted Payments made to pay interest expense for any direct or indirect parent of Holdings)); plus

(iii) (A) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of Investments (including, without limitation, Earnouts, any acquisitions and acquisitions of IP Rights but excluding Permitted Investments pursuant to clauses (1) and (2) of the definition thereof) made pursuant to Section 7.05 or capital expenditures and (B) cash payments that such Person or any Restricted Subsidiaries has committed to make or is required to make in respect of

Investments (including, without limitation, Earnouts, any acquisitions and acquisitions of IP Rights but excluding Permitted Investments pursuant to clauses (1) and (2) of the definition thereof) made pursuant to Section 7.05 or capital expenditures to be consummated) within 365 days after the end of such period pursuant to binding obligations entered into prior to or during such period; provided that amounts described in clause (B) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period; plus

(iv) all cash payments and other cash expenditures made by such Person or any of its Restricted Subsidiaries during such period (A) with respect to items that were excluded in the calculation of such Consolidated Net Income pursuant to clauses (a) through (bb) of the definition of “Consolidated Net Income” or (B) that were not expensed during such period in accordance with the Accounting Principles; plus

(v) all non-cash credits or gains included in calculating such Consolidated Net Income (including insured or indemnified losses referred to in clauses (r) and (s) of the definition of “Consolidated Net Income” to the extent not reimbursed in cash during such period); plus

(vi) an amount equal to the sum of (A) the increase in the Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the end of such Excess Cash Flow Period minus Working Capital at the beginning of such Excess Cash Flow Period), if any, plus (B) the increase in long-term accounts receivable of such Person and its Restricted Subsidiaries, if any; plus

(vii) cash payments made in satisfaction of noncurrent liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period; minus

(viii) to the extent not deducted in arriving at Consolidated Net Income, cash fees and expenses and purchase price adjustments incurred in connection with the Transactions, any acquisition consummated before or after the Closing Date or any Permitted Investment, Equity Issuance or debt issuance, dispositions, repayment of indebtedness or refinancing transactions (including any amendments) (whether or not consummated); plus

(ix) the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income; plus

(x) cash expenditures in respect of Swap Obligations during such period to the extent not deducted in arriving at such Consolidated Net Income; plus

(xi) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of items for which an accrual or reserve was established in a prior period, in each case to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income; plus

(c) the sum, without duplication (in each case, for the Borrower Parties on a consolidated basis), of:

(i) all non-cash charges, losses and expenses (including, without limitation, taxes) of such Person or any of its Restricted Subsidiaries that were deducted in calculating such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period); plus

(ii) an amount equal to the sum of (A) the decrease in Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the beginning of such Excess Cash Flow Period minus Working Capital at the end of such Excess Cash Flow Period), if any, plus (B) the decrease in long-term accounts receivable of such Person and its Restricted Subsidiaries, if any (other than any such decreases contemplated by clauses (A) and (B) of this clause (ii) that are (x) directly attributable to acquisitions and/or dispositions of a Person or business unit by the Borrower Parties during such period, (y) as a result of the reclassification of items from short-term to long-term or vice versa or (z) as a result of the application of recapitalization or purchase accounting);

provided that, in each case, the payments described in clause (b) above were (x) made during the relevant Excess Cash Flow Period, (y) at the option of the Parent Borrower, made after the end of such Excess Cash Flow Period but prior to the date that the ECF Prepayment Amount for such Excess Cash Flow Period would be required to be paid pursuant to Section 2.05(b)(i) (and to any subsequent fiscal year to the extent the amount of such prepayments exceed the ECF Prepayment Amount for such year, when taken together with any other payments required for such year, but without duplication in any other Excess Cash Flow period) or (z) committed to be made during such fiscal year or prior to the date of such Excess Cash Flow prepayment.

For purposes of calculating Excess Cash Flow for any Excess Cash Flow Period, for each acquisition or similar Investment permitted hereunder consummated during such Excess Cash Flow Period, (x) the Consolidated Net Income of a target of any such acquisition or Investment shall be included in such calculation only from and after the date of the consummation of such acquisition or Investment and (y) for the purposes of calculating Working Capital, at the election of the Parent Borrower, the (A) total assets of a target of such acquisition or Investment (other than cash and Cash Equivalents), as calculated as at the date of consummation of the applicable acquisition or Investment, which may properly be classified as current assets on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with the Accounting Principles (assuming, for the purpose of this clause (A), that such acquisition or Investment has been consummated) and (B) the total liabilities of Holdings and its Restricted Subsidiaries, as calculated as at the date of consummation of the applicable acquisition or Investment, which may properly be classified as current liabilities (other than the current portion of any long term liabilities and accrued interest thereon) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with the Accounting Principles (assuming, for the purpose of this clause (B), that such acquisition or Investment has been consummated), shall, in the case of both immediately preceding clauses (A) and (B), be calculated as the difference between the Working Capital at the end of the applicable Excess Cash Flow Period from the date of consummation of the applicable acquisition or Investment permitted hereunder.

“Excess Cash Flow Period” means any fiscal year of Holdings, commencing with the fiscal year ended December 31, 2027.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars in the London foreign exchange market at or about 11:00 a.m. London time (or New York City time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Accounts” means (1) payroll, healthcare and other employee wage and benefit accounts, (2) tax accounts, including, without limitation, sales tax accounts, (3) escrow, defeasance and redemption accounts, (4) fiduciary or trust accounts, (5) disbursement accounts, (6) accounts subject to cash pooling arrangements, (7) zero balance accounts and (8) the funds or property held in or maintained for such purposes in any such account described in clauses (1) through (7).

“Excluded Assets” means the collective reference to:

(a) (i) any fee-owned real property and (ii) all real property in which a Loan Party holds a leasehold or subleasehold interest in such property as the lessee or sublessee under a lease or sublease;

(b) motor vehicles and other assets subject to certificates of title to the extent a lien thereon cannot be perfected by filing an “all assets” UCC financing statement (or analogous filing in the jurisdiction of the applicable Borrower or Guarantor);

(c) pledges and security interests prohibited by applicable law, rule or regulation after giving effect to the applicable anti-assignment provisions of the UCC;

(d) assets to the extent a security interest in such assets would result in material adverse tax consequences, or material adverse regulatory consequences, in each case, as reasonably determined by the Parent Borrower in consultation with the Administrative Agent;

(e) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Borrower or a Guarantor) except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition;

(f) those assets as to which the Administrative Agent and the Parent Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby;

(g) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition or restriction is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition;

(h) United States intent-to-use trademark applications prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(i) Margin Stock;

(j) a pledge and/or security interest in the shares and/or equity of the IPO Entity;

(k) any assets or equity interests of a captive insurance company or not-for-profit entity or other special purpose entity that is not a Loan Party;

(l) in the case of voting equity interests of a CFC or FSHCO, in excess of 65% of such voting equity interests;

(m) Excluded Capital Stock;

(n) Excluded Accounts and the funds or other property held in or maintained in any such Excluded Account;

(o) any assets sold pursuant to a Qualified Securitization Factoring or a Qualified Securitization Financing or other factoring or receivables arrangement permitted hereunder;

(p) cash to secure letter of credit reimbursement obligations, bank guarantees, performance and surety bonds, credit cards and similar arrangements to the extent such letters of credit, bank guarantees, bonds, credit cards and arrangements are permitted by this Agreement;

(q) Letter-of-Credit Rights (as defined in the UCC) and Commercial Tort Claims (as defined in the UCC), in each case with an individual value less than or equal to $5,000,000; and

(r) any other asset excluded pursuant to the terms of the U.S. Security Agreement;

provided, however, that Excluded Assets will not include any proceeds, substitutions or replacements of any Excluded Assets (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets); provided, further, that Excluded Assets with respect to Foreign Loan Parties shall be limited to those assets excluded in accordance with the Agreed Security Principles.

“Excluded Capital Stock” means (1) any Capital Stock with respect to which, in the reasonable judgment of the Administrative Agent and the Parent Borrower, the costs of pledging such Capital Stock (including any material adverse Tax consequences) shall be excessive in relation to the benefits to be obtained by the Lenders therefrom, (2) [reserved], (3) any Capital Stock to the extent the pledge thereof would be prohibited by any applicable law, rule or regulation or any Contractual Obligation existing on the Closing Date or on the date such Capital Stock is acquired by a Borrower or a Guarantor (and not entered into in contemplation of such acquisition) in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, (4) the Capital Stock of any Subsidiary that is not wholly owned by the Borrowers and the Guarantors (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary) to the extent the pledge of such Capital Stock by a Borrower or Guarantor is prohibited by the terms of such Subsidiary’s organizational, constitutional or joint venture documents, (5) the Capital Stock of any Immaterial Subsidiary, (6) the Capital Stock of any Subsidiary that is not organized, incorporated, formed and/or registered (as applicable) under the laws of a Designated

Jurisdiction and (7) the Capital Stock of any Unrestricted Subsidiary; provided, however, that Excluded Capital Stock will not include any proceeds, substitutions or replacements of any Excluded Capital Stock (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Capital Stock); provided further that the Capital Stock owned by any Loan Party in any Borrower shall not constitute Excluded Capital Stock; provided further, that if an IPO Entity is a Restricted Subsidiary of Holdings, then any Subsidiary of the IPO Entity shall be deemed to be wholly owned for purposes of this definition.

“Excluded Contributions” means the Net Cash Proceeds and Cash Equivalents received by Holdings after the Closing Date from Permitted Equity Issuances (other than Excluded Equity), in each case designated as Excluded Contributions pursuant to an Officer’s Certificate, the proceeds of which are excluded from the calculation set forth in Section 7.05(a)(ii).

“Excluded Equity” means (i) Disqualified Stock and (ii) any Permitted Equity Issuance that has already been used or designated as (or the proceeds of which have been used or designated as) Cash Contribution Amount, Excluded Contribution or Refunding Capital Stock, to increase the amount available under Section 2.01(h)(vii)(4)(i) or clause (14) of the definition of “Permitted Investments.”

“Excluded Incremental Facility” means each of the following types of indebtedness:

(a) Indebtedness that is not in the form of a broadly syndicated “term loan b” facility;

(b) Indebtedness that is not secured by Liens on the Collateral that rank pari passu in priority with the Liens that secure the Initial Dollar Term Facility and the Initial Euro Term Facility;

(c) Indebtedness that does not have a floating rate interest rate;

(d) with respect to the Initial Dollar Term Facility, Indebtedness that is not denominated in Dollars;

(e) with respect to the Initial Euro Term Facility, Indebtedness that is not denominated in Euros;

(f) Indebtedness incurred in reliance on, or reclassified to, the Ratio-Based Incremental Facility;

(g) Indebtedness with a scheduled maturity date more than one year after the initial scheduled maturity date for the Initial Term Loans;

(h) Extendable Bridge Loans/Interim Debt; and

(i) Indebtedness in an aggregate principal amount not to exceed the greater (i) 419,000,000 and (ii) 50% of the EBITDA Grower Amount as of the applicable date of determination.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary (and any Subsidiary thereof), (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any Contractual Obligation existing on the Closing Date or at the time of acquisition thereof after the Closing Date (and not (i) with any Borrower or any Guarantor (and no other party) or (ii) entered into in contemplation of such acquisition), in each case, from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (d) not-for-profit subsidiaries, if any, (e) [reserved], (f) any Subsidiary that is not organized, incorporated, formed and/or registered (as applicable) under the laws of a Designated Jurisdiction (unless such Subsidiary is added as an Additional Borrower in accordance with Section 2.20(a) or as a Guarantor in accordance with Section 6.12 (in each case, at the option of the Parent Borrower)), (g) [reserved], (h) any Securitization Subsidiary and any other special purpose entity, (i) any Restricted Subsidiary acquired pursuant to a Permitted Investment financed with secured Indebtedness permitted to be Incurred hereunder as assumed Indebtedness (and not Incurred in contemplation of such Permitted Investment) and any Restricted Subsidiary thereof that guarantees such Indebtedness, in each case to the extent and for so long as such secured Indebtedness prohibits such subsidiary from becoming a Guarantor, (j) any other entity to the extent a guarantee by such entity would reasonably be expected to result in material adverse tax consequences as reasonably determined by the Parent Borrower in consultation with the Administrative Agent, (k) captive insurance Subsidiaries, (l) any Subsidiary that is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted hereunder, if such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, (m) any Subsidiary that is not a Wholly Owned Restricted Subsidiary, (n) a Subsidiary that does not have the legal capacity to provide a guarantee of the Obligations, (o) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Parent Borrower, the cost or other consequences of guaranteeing the Obligations would be excessive in relation to the benefits to be obtained by the Lenders therefrom, (p) any CFC or FSHCO, (q) any Foreign Subsidiary that would not be required to provide a guarantee pursuant to the Agreed Security Principles, (r) the IPO Entity and (s) any direct or indirect Subsidiary of an Excluded Subsidiary (other than an Excluded Subsidiary under clause (b) or (r)); provided, that if an IPO Entity is a Restricted Subsidiary of Holdings, then any Subsidiary of the IPO Entity shall be deemed to be wholly owned for purposes of this definition.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Swap Obligation.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) any Tax measured by such recipient’s net income (however denominated), or franchise Tax, in each case (i) imposed by a jurisdiction as a result of such recipient being organized, incorporated, formed and/or registered (as applicable) or having its principal office or applicable Lending Office located in such jurisdiction (or any political subdivision thereof) or (ii) imposed as a result of any other present or former connection between such recipient and the jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for Tax purposes in such jurisdiction or any political subdivision thereof, including any Tax imposed under the laws of the Netherlands as a result of such recipient having a substantial interest (aanmerkelijk belang) (as defined in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001)) in a Dutch Entity that is a Loan Party), other than a connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents (taxes described in this clause (a)(ii), “Other Connection Taxes”), (b) any branch profits Tax under Section 884(a) of the Code or any similar Tax imposed by any other jurisdiction described in (a), (c) any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of a Lender pursuant to a Law in effect at the time such Lender becomes a party hereto (or designates a new Lending Office) except, in each case, to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office, assignment or acquisition by the affected partner, to receive additional amounts from a Loan Party with respect to such U.S. federal withholding Tax pursuant to Section 3.01, (d) any Tax attributable to such recipient’s failure to comply with Section 3.01(c) or Section 3.01(d), (e) any Tax imposed under FATCA, (f) any Bank Levy or any payment attributable to or liability arising as a consequence of any Bank Levy, (g) (without prejudice to Section 3.01(m)) any VAT, and (h) Excluded UK Taxes.

“Excluded UK Taxes” means any withholding Taxes imposed by the UK on interest payments made by or in respect of a UK Borrower where, on the date the payment falls due: (i) the payment could have been made to the relevant Lender without such imposition if the Lender had been a UK Qualifying Lender, but on that date such Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or published practice or published concession of any relevant tax authority; or (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(2) of the definition of “UK Qualifying Lender” and: (A) an officer of HMRC has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and such Lender has received from the applicable Loan Party making the payment or from the Administrative Agent a certified copy of such Direction; and (B) the payment could have been made to the Lender without such imposition if that Direction had not been made; or (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(2) of the definition of “UK Qualifying Lender” and: (A) the relevant Lender has not given a UK Tax Confirmation to the Administrative Agent and (B) the payment could have been made to the Lender without such imposition if the Lender had given a UK Tax Confirmation to the Administrative Agent, on the basis that the UK Tax Confirmation would have enabled the Administrative Agent or the relevant Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or (iv) the relevant Lender is a UK Treaty Lender and the applicable Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without such imposition had that Lender complied with its obligations under Section 3.01(e)(ii), 3.01(e)(iii) or 3.01(e)(iv) (as applicable). For the avoidance of doubt, no withholding Taxes imposed by the UK on payments made by the U.S. Borrower in respect of the Initial Dollar Term Loans or on payments made by any other Borrower not incorporated in the United Kingdom in respect of a Loan shall constitute Excluded UK Taxes.

“Existing Investors” means (i) TDR Capital, funds managed by TDR Capital or any of its respective Affiliates, or any co investment vehicle managed by TDR Capital or any of its respective Affiliates and (ii) Zuber Vali Issa and Mohsin Issa, any of their respective Affiliates or the Persons or entities described in the definition of “Existing Investor-Related Persons”.

“Existing Investor-Related Person” with respect to any Existing Investor, means:

(i) in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof;

(ii) any trust, corporation, partnership or other Person for which one or more of the Existing Investors and other Existing Investor-Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein;

(iii) any investment fund or vehicle managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor; or

(iv) any immediate family member of Zuber Vali Issa or Mohsin Issa.

“Existing Letter of Credit” has the meaning specified in Section 2.03(o).

“Existing Loans” has the meaning specified in Section 2.15.

“Existing Revolving Loans” has the meaning specified in Section 2.15.

“Existing Revolving Tranche” has the meaning specified in Section 2.15.

“Existing Term Loans” has the meaning specified in Section 2.15.

“Existing Term Tranche” has the meaning specified in Section 2.15.

“Existing Tranche” has the meaning specified in Section 2.15.

“Extendable Bridge Loans/Interim Debt” means any customary bridge financings, escrow or similar arrangements (including for the avoidance of doubt Supply Chain Finance Facilities and receivables financing facilities, including Securitization Financings), which by their terms will be converted pursuant to its terms, subject only to customary conditions, into Indebtedness that have, or are automatically extended, subject only to customary conditions, such that they have, a maturity date that is not earlier than the Latest Maturity Date of the Initial Term Loans then in effect.

“Extended Loans” has the meaning specified in Section 2.15.

“Extended Revolving Commitments” has the meaning specified in Section 2.15.

“Extended Revolving Tranche” has the meaning specified in Section 2.15.

“Extended Term Loans” has the meaning specified in Section 2.15.

“Extended Term Tranche” has the meaning specified in Section 2.15.

“Extended Tranche” has the meaning specified in Section 2.15.

“Extended SEC Reporting Deadline” has the meaning specified in Section 6.01.

“Extension” has the meaning specified in Section 2.15.

“Extension Offer” has the meaning specified in Section 2.15.

“Facility” means the Term Facilities, the Revolving Credit Facility or the Letter of Credit Sublimit, as the context may require.

“Factoring Transaction” means any transaction or series of transactions that may be entered into by Holdings or any Restricted Subsidiary pursuant to which Holdings or such Restricted Subsidiary may sell, convey, assign or otherwise transfer Securitization Assets (which may include a backup or precautionary grant of security interest in such Securitization Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Person that is not a Restricted Subsidiary; provided that any such Person that is a Subsidiary meets the qualifications in clauses (1) – (3) of the definition of “Securitization Subsidiary”.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction (including an auction), for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the management or the Board of Directors of Holdings or any Parent Holding Company).

“FASB ASC” means the Accounting Standard Codifications as promulgated by the Financial Accounting Standards Board, including any renumbering of such standards or any successor or replacement section or sections promulgated by the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” means the Financial Conduct Authority.

“FCA Handbook” means the handbook of rules and guidance adopted by the FCA.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended or modified from time to time.

“Federal Funds Rate” means, for any day, the greater of (a) the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate and (b) the Overnight Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “Federal Funds Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means (1) the Fee Letter dated January 26, 2026, by and among the Parent Borrower, the U.S. Borrower and JPMCB, as amended, restated, supplemented or otherwise modified from time to time, and (2) the Fee Letter dated January 26, 2026, by and among the Parent Borrower, the U.S. Borrower, the financial institutions party thereto and JPMCB, as amended, restated, supplemented or otherwise modified from time to time.

“Financial Covenant” has the meaning specified in Section 7.07.

“Financial Covenant Event of Default” has the meaning specified in Section 8.01.

“Fitch” means Fitch Ratings, Inc. and any successor to the rating agency business thereof.

“Fixed Basket” has the meaning specified in Section 1.13.

“Fixed Incremental Facility” means, the sum of:

(a) the greater of (i) $838,000,000 and (ii) 100.00% of EBITDA Grower Amount; plus

(b) the amount then available under Section 7.02(b)(12) to the extent allocated to the Fixed Incremental Facility by the Parent Borrower.

“Floor” means (a) in the case of any Initial Term Loans that are Term Benchmark Loans, 0.00% per annum and (b) in the case of the Closing Date Revolving Tranche, 0.00% per annum.

“Foreign Government Scheme or Arrangement” shall have the meaning assigned to such term in Section 5.11(d).

“Foreign Loan Party” means a Loan Party which is not organized under the laws of the United States, any state thereof, or the District of Columbia.

“Foreign Plan” as defined in Section 5.11(d).

“Foreign Subsidiary” means a Restricted Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations (other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means all Indebtedness of Holdings and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“FSHCO” means an entity substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more CFCs or other FSHCOs; provided that no Designated Jurisdiction Entity shall be considered a FSHCO.

“FSMA” means the Financial Services and Markets Act 2000, as amended from time to time.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies).

“General Asset Sale Basket” has the meaning specified in Section 7.04(a).

“General Security Agreement” means, (a) with respect to any Loan Party organized, incorporated, formed and/or registered (as applicable) under the laws of the United States, any state thereof, the District of Columbia or the Cayman Islands, the U.S. Security Agreement and (b) with respect to any Loan Party organized or incorporated under the laws of England and Wales, a customary English law debenture.

“Governing Section” has the meaning specified in Section 1.16.

“Governmental Authority” means the government of any nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“Group” means the Parent and each of its Subsidiaries for the time being.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings, each Borrower (other than with respect to its own Obligations) and each Subsidiary of Holdings that executes and delivers a guaranty or guaranty supplement pursuant to the terms of this Agreement, in each case unless any such Person has ceased to be a Guarantor pursuant to the terms hereof.

“Guaranty” means, collectively, the Guaranty made by the Borrowers and the Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit D, together with each other guaranty and guaranty supplement (including any Guaranty Supplement) delivered pursuant to Section 6.12.

“Guaranty Supplement” means a supplement to the Guaranty in substantially the form attached as Exhibit A to the Guaranty or otherwise reasonably acceptable to the Administrative Agent.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, contaminant or compound in any form of any nature regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract (or within 60 days thereafter), is a Lender or an Agent or an Affiliate of a Lender or an Agent, (ii) in the case of any Swap Contract in effect on or prior to the Closing Date, is, as of the Closing Date (or within 60 days thereafter), a Lender or an Agent or an Affiliate of a Lender or an Agent and party to a Swap Contract or (iii) in the case of any Swap Contract in effect on or prior to the date of any amendment (including any incremental amendment), restatement or amendment and restatement to this Agreement, is, as of the date of such amendment, restatement or amendment and restatement to this Agreement (or within 60 days thereafter), a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Swap Contract.

“HMRC” means His Majesty’s Revenue & Customs of the United Kingdom.

“HMRC DTTP Scheme” means HMRC’s double taxation treaty passport scheme, as modified from time to time.

“HMT” means His Majesty’s Treasury of the United Kingdom.

“Holdings” means (a) at any time prior to completion of the Reorganization Transactions, the Parent and (b) at any time on and after completion of the Reorganization Transactions, New Holdings.

“IFRS” has the meaning set forth in the definition of “Accounting Principles”.

“Immaterial Subsidiary” means any Subsidiary of Holdings that, as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a), does not have (a) gross assets (on an unconsolidated basis and excluding goodwill, intercompany items and investments in its Subsidiaries) in excess of 5% of Consolidated Total Assets (or when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations, assets in excess of 20% of

Consolidated Total Assets) and (b) earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) for the Test Period ending on such date in excess of 5% of the Consolidated EBITDA of the Borrower Parties for such period (or, when combined with the earnings before interest, tax, depreciation and amortization of all other Immaterial Subsidiaries, after eliminating intercompany obligations, Consolidated EBITDA for the Test Period ending on such date in excess of 20% of the Consolidated EBITDA of the Borrower Parties for such period); provided that (x) at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) , this definition shall be applied based on the pro forma consolidated financial statements of Holdings and its Subsidiaries delivered to the Administrative Agent prior to the date hereof, but for the avoidance of doubt, shall be calculated on a unconsolidated basis for each such Subsidiary and (y) any Subsidiary that is not required to become a Guarantor pursuant to the definition of “Excluded Subsidiary” (other than clause (b) of such definition) shall not be deemed to be an “Immaterial Subsidiary” for purposes of the 20% aggregate tests in this definition.

“Impacted Casualty Event” shall have the meaning assigned to such term in Section 2.05(b)(viii).

“Impacted Disposition” shall have the meaning assigned to such term in Section 2.05(b)(viii).

“Increase Effective Date” has the meaning specified in Section 2.16(c).

“Incremental Amount” has the meaning specified in Section 2.16(a).

“Incremental Arranger” has the meaning specified in Section 2.16(a).

“Incremental Equivalent Debt” has the meaning specified in Section 2.17(a).

“Incremental Equivalent Debt Arranger” has the meaning specified in Section 2.17(a).

“Incur”, “Incurred” or “Incurrence”, as applicable, means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition, Division or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Incurrence-Based Basket” has the meaning specified in Section 1.13.

“Indebtedness” means, with respect to any Person, without duplication:

(a) the principal of any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), except to the extent such letters of credit or bankers’ acceptances relate to trade payables and such outstanding amounts are satisfied within 30 days of incurrence, (iii) representing the deferred and unpaid purchase price of any property, (iv) in respect of Capitalized Lease Obligations, or (v) representing any Swap Contracts, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with the Accounting Principles;

(b) to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset on the date such Indebtedness was Incurred or, at the option of such Person, at such date of determination, and (b) the amount of such Indebtedness of such other Person.

The term “Indebtedness” (x) shall not include any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business or consistent with past practices and (y) shall not include Indebtedness of any direct or indirect parent of Holdings appearing on the balance sheet of Holdings solely by reason of push-down accounting.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business or consistent with past practices;

(ii) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business;

(iii) intercompany liabilities that would be eliminated on the consolidated balance sheet of Holdings and its consolidated Restricted Subsidiaries;

(iv) prepaid or deferred revenue arising in the ordinary course of business;

(v) Cash Management Services;

(vi) (A) in connection with the purchase by Holdings or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner and (B) deferred purchase price obligations under any acquisition agreement unless such obligation has not been paid within 90 days of becoming due and payable under such acquisition agreement;

(vii) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement;

(viii) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;

(ix) Capital Stock (other than Disqualified Stock of Holdings and Preferred Stock of a non-Wholly Owned Restricted Subsidiary);

(x) indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of an Investment (without any accompanying guaranty) in an Unrestricted Subsidiary;

(xi) Subordinated Shareholder Debt; or

(xii) amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any acquisition or other Investment permitted hereunder.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Parent Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.08.

“Initial Dollar Term Borrowing” means a Borrowing consisting of simultaneous Initial Dollar Term Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the Initial Dollar Term Lenders pursuant to Section 2.01(a) on the Closing Date.

“Initial Dollar Term Commitment” means, as to each Initial Dollar Term Lender, its obligation to make Initial Dollar Term Loans to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Initial Dollar Term Lender’s name on Schedule 2.01 under the caption “Initial Dollar Term Commitment” as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Dollar Commitments is $1,800,000,000.

“Initial Dollar Term Facility” means the Dollar-denominated first lien term loan facility made available by the Initial Dollar Term Lenders on the Closing Date pursuant to Section 2.01(a).

“Initial Dollar Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Dollar Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Initial Dollar Term Loans at such time.

“Initial Dollar Term Loans” has the meaning specified in Section 2.01(a).

“Initial Euro Term Borrowing” means a Borrowing consisting of simultaneous Initial Euro Term Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the Initial Euro Term Lenders pursuant to Section 2.01(a) on the Closing Date.

“Initial Euro Term Commitment” means, as to each Initial Euro Term Lender, its obligation to make Initial Euro Term Loans to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Initial Euro Term Lender’s name on Schedule 2.01 under the caption “Initial Euro Term Commitment” as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Euro Term Commitments is €1,525,000,000.

“Initial Euro Term Facility” means the Euro-denominated first lien term loan facility made available by the Initial Euro Term Lenders on the Closing Date pursuant to Section 2.01(a).

“Initial Euro Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Euro Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Initial Euro Term Loans at such time.

“Initial Euro Term Loans” has the meaning specified in Section 2.01(a).

“Initial Term Borrowings” means the Initial Dollar Term Borrowing and the Initial Euro Term Borrowing.

“Initial Term Commitment” means the Initial Dollar Term Commitments and the Initial Euro Term Commitments.

“Initial Term Facility” means the Initial Dollar Term Facility and the Initial Euro Term Facility.

“Initial Term Lender” means, the Initial Dollar Term Lenders and the Initial Euro Term Lenders, as applicable.

“Initial Term Loans” means the Initial Dollar Term Loans and the Initial Euro Term Loans.

“Initial Public Company Costs” means, as to any Person, costs relating to compliance with the provisions of the Securities Act and the Exchange Act (or similar regulations applicable in other listing jurisdictions), as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 (or similar non-U.S. regulations) and the rules and regulations promulgated in connection therewith (or similar regulations applicable in other listing jurisdictions), the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the initial listing of such Person’s equity securities on a national securities exchange (or similar non-U.S. exchange); provided that any such costs arising from the costs described above in respect of the ongoing operation of such Person with listed equity or listed debt securities following the initial listing of such Person’s equity securities or debt securities, respectively, on a national securities exchange (or similar non-U.S. exchange) shall not constitute Initial Public Company Costs.

“Inside Maturity Basket” means Indebtedness (a) consisting of, at the Parent Borrower’s option, any combination of Refinancing Notes, New Loan Commitments, Incremental Equivalent Debt, Acquisitions Ratio Debt or Specified Refinancing Debt, equal to the greater of (i) $628,500,000 and (ii) 75% of the EBITDA Grower Amount, for the aggregate principal amount of all Indebtedness incurred within the Inside Maturity Basket during the term of this Agreement, (b) in the form of a revolving credit facility; provided that any such facility shall have a maturity date after the maturity date of the Closing Date Revolving Credit Facility and (c) consisting of Extendable Bridge Loans/Interim Debt.

“Insolvency Regulation” means Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast).

“Intellectual Property Security Agreement” collectively, the patent security agreement, substantially in the form of Exhibit B to the U.S. Security Agreement, the copyright security agreement, substantially in the form of Exhibit C to the U.S. Security Agreement and the trademark security agreement, substantially in the form of Exhibit D to the U.S. Security Agreement, in each case dated on or prior to the as of the Closing Date (if any), together with each intellectual property security agreement supplement executed and delivered pursuant to Section 6.12.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, IP Rights transfer agreement or any related agreements, in each case where all the parties to such agreement are one or more of Holdings or a Restricted Subsidiary.

“Intercreditor Agreements” means the Existing Intercreditor Agreement and any other intercreditor agreement reasonably acceptable to the Administrative Agent.

“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the Test Period as of such date.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or an RFR Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term Benchmark Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date of the Facility under which such Loan was made; and (c) as to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is three months after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month).

“Interest Period” means, as to each Term Benchmark Loan, the period commencing on the date such Term Benchmark Loan is disbursed or converted to or continued as a Term Benchmark Loan and ending on the date one, three or six months thereafter, or to the extent consented to by all Appropriate Lenders, twelve months thereafter or any shorter period, in each case as selected by the applicable Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date of the Facility under which such Loan was made.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Borrower and its Subsidiaries,

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) and clause (4) below, which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of (a) loans (including guarantees of Indebtedness), (b) advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees consultants and independent contractors made in the ordinary course of business), and (c) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any such other Person; provided that Investments shall not include, in the case of Holdings and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. If Holdings or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests (in each case other than the IPO Entity) of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdings, Holdings shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.05:

(1) “Investments” shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer; and

(3) if an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, Holdings shall be deemed to have an “Investment” in such newly redesignated Restricted Subsidiary in an amount equal to (x) Holdings’ Investment in such Subsidiary at the time of such redesignation plus (y) the portion (proportionate to the Borrower Parties’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under any provision of Section 7.05 and otherwise determining compliance with such covenant) shall be the original cost of such Investment (determined, in the case of any Investment made with assets of Holdings or any Restricted Subsidiary, based on the Fair Market Value of the assets invested and without taking into account subsequent increases or decreases in value), reduced (but not to less than $0) by any dividend, distribution, interest payment, return of capital, repayment or other amount received (other than intercompany loans) by Holdings or a Restricted Subsidiary in respect of such Investment and shall be net of any Investment by such Person in Holdings or any Restricted Subsidiary.

“IP Rights” has the meaning specified in Section 5.16.

“IPO Entity” means any Parent Holding Company or, prior to the consummation of the Reorganization Transactions, any Restricted Subsidiary of Holdings that consummates a Qualified IPO.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance and to which such Letter of Credit is subject).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the applicable Borrower (or, if applicable, a Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“ITA” the UK Income Tax Act 2007.

“Joinder Date” means, with respect to any Subsidiary, the date such Subsidiary becomes an Additional Borrower pursuant to Section 2.20(a) or an additional Guarantor pursuant to Section 6.16, as applicable.

“joint venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including but not limited to collaboration arrangements, profit sharing arrangements or other contractual arrangements.

“JPMCB” has the meaning specified in the preamble of this Agreement.

“Judgment Currency” has the meaning specified in Section 10.22.

“Junior Financing” has the meaning specified in Section 7.05.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan Tranche or Revolving Tranche at such time under this Agreement, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its applicable Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the applicable Borrower on the date required under Section 2.03(d)(i) or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the reinstatement, renewal or increase of the amount thereof.

“L/C Issuer” means (a) those Revolving Credit Lenders set forth on Schedule 2.01 with a Letter of Credit Commitment, (b) any other Lender reasonably acceptable to the Parent Borrower and the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) that agrees to issue Letters of Credit pursuant hereto, in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, and in each case, applicable Affiliates and (c) solely with respect to any Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender or Affiliate or branch of a Lender that issued such Existing Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.11. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but (a) any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, article 29 of the ICC Publication 600 (the “UCP”), or any similar rule or law to which such Letter of Credit is subject, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn, or (b) any drawing was made thereunder on or before the last day permitted thereunder and such drawing has not been honored or refused by the applicable L/C Issuer, such Letter of Credit shall be deemed to be “outstanding” in the amount of such drawing.

“LCT Election” has the meaning specified in Section 1.02(e).

“LCT Test Date” has the meaning specified in Section 1.02(e).

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, dissolution, judicial management, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b) the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c) any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Administrative Agent in connection with any provision of any Loan Document;

(d) the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e) the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be recharacterized as a charge;

(f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g) the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

(h) provisions of a contract being invalid or unenforceable for reasons of oppression or undue influence; and

(i) similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lender” and “Lenders” have the meanings specified in the preamble of this Agreement and, as the context requires, includes each L/C Issuer, provided that no Lender shall make available Loans to any Dutch Loan Party unless it qualifies as Dutch Non-Public Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means

(a) any letter of credit issued, renewed, extended or amended hereunder, including Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided that Morgan Stanley Senior Funding, Inc. shall only be obligated to issue standby letters of credit, or

(b) any guarantee, indemnity or other similar instrument in a form requested by the Parent Borrower and reasonably agreed by the L/C Issuer. For the avoidance of doubt, bank guarantees can be subject to Uniform Rules for Demand Guarantees (URDG), renewal 2010, ICC Publication nr 758 or local law.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer, together with a request for L/C Credit Extension, substantially in the form of Exhibit A-2 hereto.

“Letter of Credit Commitment” means, with respect to each L/C Issuer, such L/C Issuer’s share of the Letter of Credit Sublimit as set forth on Schedule 2.01, as may be amended from time to time with the consent of the Administrative Agent and the applicable L/C Issuers.

“Letter of Credit Facility Expiration Date” means, subject to Section 2.01(h)(C), the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $555,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Closing Date Revolving Tranche.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” means (i) any acquisition or other Investment permitted hereunder (including the incurrence or assumption of Indebtedness or Liens in connection therewith), (ii) any incurrence of Indebtedness (including the incurrence of Liens with respect thereto), or any repayment, redemption, repurchase or refinancing of Indebtedness with respect to which a notice of repayment or redemption (or similar notice), which may be conditional, has been delivered, (iii) any Restricted Payment (including the assumption or incurrence of Indebtedness or Liens in connection therewith) made by the Parent Borrower or one or more of its Restricted Subsidiaries, (iv) the designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary and (v) the making of any Asset Sale or any disposition excluded from the definition of “Asset Sale”.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan” means an extension of credit by a Lender to a Borrower under ARTICLE II in the form of a Term Loan, a New Term Loan, a Specified Refinancing Term Loan, an Extended Term Loan, a Revolving Credit Loan, a New Revolving Loan, an Extended Revolving Commitment, a Specified Refinancing Revolving Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Intercreditor Agreements, (v) the Fee Letter, (vi) any Ancillary Document and (vii) the Collateral Documents.

“Loan Parties” means, collectively, the Borrowers and each other Guarantor.

“Local Law Share Pledge” means the documents pursuant to which a Loan Party grants security over the shares of another Loan Party that are governed by the law of the jurisdiction of organization, incorporation, formation and/or registration (as applicable) of the Person whose shares are being pledged, mortgaged or otherwise made subject to a Lien (such Person whose shares are being pledged, mortgaged or otherwise made subject to a Lien, the “Issuer”) (or with respect to any such Issuer that is organized or incorporated in the United States, New York law), including the U.S. Pledge Agreement.

“Local Time” shall mean New York City time (daylight or standard, as applicable); provided that, with respect to any Loan denominated in an Alternative Currency, “Local Time” shall mean the local time of the applicable Lending Office.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Companies Act” means the Luxembourg law of 10 August 1915 on commercial companies, as amended and reinstated from time to time.

“Luxembourg Companies Register” means the Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg).

“Luxembourg Loan Party” means any Loan Party incorporated or having its registered office or its centre of main interests (as that term is used in the Insolvency Regulation) in Luxembourg.

“Majority Lenders” of any Tranche means those non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Margin Stock” has the meaning assigned to such term in Regulation U of the FRB as from time to time in effect.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Equity Interests of the IPO Entity on the date of the declaration of making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), financial condition or results of operations of the Borrower Parties, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents to which Holdings or any of the other Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders (in their capacities as such) under the Loan Documents (taken as a whole).

“Maturity Date” means

(a) with respect to the Revolving Credit Facility, the earlier of (i) five year anniversary of the Closing Date; provided that if on any date prior to the five year anniversary of the Closing Date (any such date, a “Reference Date”), any Springing Indebtedness remains outstanding and is scheduled to mature on the date that is exactly 91 days after such Reference Date, the maturity date of the Revolving Credit Facility shall instead be such Reference Date and (ii) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.06(a) or 8.02; and

(b) with respect to the Initial Term Loans, the earliest of (i) five year anniversary of the Closing Date; provided that if on any Reference Date, any Springing Indebtedness remains outstanding and is scheduled to mature on the date that is exactly 91 days after such Reference Date, the maturity date of the Initial Term Loans shall instead be such Reference Date, (ii) the date of termination in whole of the Initial Term Commitments pursuant to Section 2.06(a) prior to any Initial Term Borrowing and (iii) the date that the Initial Term Loans are declared due and payable pursuant to Section 8.02;

provided, that the reference to Maturity Date with respect to (i) Term Loans and Revolving Credit Commitments that are the subject of an Extension pursuant to Section 2.15 and (ii) Term Loans and Revolving Credit Commitments that are incurred pursuant to Section 2.16 or 2.19 shall, in each case, be the final maturity date as specified in the loan modification documentation, incremental documentation, or specified refinancing documentation, as applicable thereto.

“Maximum Rate” has the meaning specified in Section 10.10.

“Maximum Ratio Requirement” means, with respect to any request made in reliance on this definition under ARTICLE II for an increase in any Revolving Tranche or any Term Loan Tranche, for a New Revolving Facility, for a New Term Facility or for the incurrence of Incremental Equivalent Debt, the requirement that, on a Pro Forma Basis, after giving effect to the incurrence of any such increase (other than as set forth below), such new Facility or such Incremental Equivalent Debt (and, in each case, subject to Section 1.13(c), (i) after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events and calculated as if any increase in any Revolving Tranche or any New Revolving Facility were fully drawn on the effective date thereof (other than any Revolving Tranche or any New Revolving Facility substantially concurrently incurred under the Fixed Incremental Facility and/or the Prepayment-Based Incremental Facility), (ii) without giving effect to any Term Loan Tranche, any New Term Facility or any Incremental Equivalent Debt substantially concurrently incurred under the Fixed Incremental Facility and/or the Prepayment-Based Incremental Facility and (iii) without giving effect to the cash proceeds of such Indebtedness then being incurred; provided, however, that any use thereof to repay Indebtedness shall be given pro forma effect as contemplated by the definition of “Pro Forma Basis”):

(a) for any such Indebtedness that is secured by the Collateral on a pari passu basis with the Obligations, the Consolidated First Lien Net Leverage Ratio for the most recently ended Test Period prior to such date of determination, does not exceed 5.25:1.00;

(b) for any such Indebtedness that is secured by the Collateral on a junior basis to the Obligations, the Consolidated Senior Secured Net Leverage Ratio for the most recently ended Test Period prior to such date of determination, does not exceed 5.75:1.00; and

(c) for any such Indebtedness that is either (i) secured by assets that do not constitute Collateral or (ii) unsecured, in each case, either:

(1) the Consolidated Total Net Leverage Ratio for the most recently ended Test Period prior to such date of determination, either (A) does not exceed 6.75:1.00 or (B) if incurred in connection with a Permitted Investment, the Consolidated Total Net Leverage Ratio immediately prior to such incurrence, or

(2) the Interest Coverage Ratio for the applicable Test Period is equal to or greater than (A) 2.00 to 1.00 or (B) if incurred in connection with a Permitted Investment, the Interest Coverage Ratio immediately prior to such incurrence;

in each case, after giving Pro Forma Effect to the incurrence of such Indebtedness incurred using the Maximum Ratio Requirement and the use of proceeds thereof and measured as of and for the Test Period immediately preceding the issuance, incurrence or assumption of such Indebtedness.

“MFN Provision” has the meaning specified in Section 2.16(f).

“Minimum Extension Condition” has the meaning specified in Section 2.15.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to the rating agency business thereof.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which Holdings, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the disposition of any asset by Holdings or any of its Restricted Subsidiaries (other than any disposition of any Securitization Assets in a Qualified Securitization Factoring or Qualified Securitization Financing) or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of Holdings or any of its Restricted Subsidiaries and including any proceeds received as a result of unwinding any related Swap Contract in connection with any related transaction) over (ii) the sum of:

(i) the principal amount of any Indebtedness that is secured by a Lien on the asset subject to such disposition or Casualty Event and that is repaid in connection with such disposition or Casualty Event (other than (x) Indebtedness under the Loan Documents and (y), if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking pari passu with or junior to the Lien securing the Obligations, together with any applicable premiums, penalties, interest or breakage costs),

(ii) the fees and out-of-pocket expenses incurred by Holdings or such Restricted Subsidiary in connection with such disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith),

(iii) all Taxes paid or reasonably estimated to be payable in connection with such disposition or Casualty Event (or any Tax distribution made as a result of or in connection with such disposition or Casualty Event) and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds,

(iv) any costs associated with unwinding any related Swap Contract in connection with such transaction,

(v) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such disposition established in accordance with the Accounting Principles and (y) any liabilities associated with such property and retained by Holdings or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and Environmental Liabilities or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the disposition of any non-cash consideration received by Holdings or any of its Restricted Subsidiaries in any such disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (v),

(vi) in the case of any disposition or Casualty Event by a Restricted Subsidiary that is a joint venture or other non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (vi)) attributable to the minority interests and not available for distribution to or for the account of Holdings or a Wholly Owned Restricted Subsidiary as a result thereof,

(vii) any amounts used to repay or return any customer deposits required to be repaid or returned as a result of any disposition or Casualty Event, and

(b) with respect to the incurrence or issuance of any Indebtedness by Holdings or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees related thereto, Taxes reasonably estimated to be payable and other out-of-pocket expenses and other customary expenses, incurred by Holdings or such Restricted Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith and, in the case of Indebtedness of any Subsidiary organized, incorporated, formed and/or registered (as applicable) outside of the United States, deductions in respect of withholding Taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“Net Short Lender” means at any date of determination, each Lender that has a Net Short Position as of such date; provided that, for all purposes of this Agreement and the other Loan Documents, Unrestricted Lenders shall at all times be deemed to not be Net Short Lenders.

“Net Short Position” means, with respect to a Lender (other than an Unrestricted Lender), as of a date of determination, the net positive position, if any, held by such Lender that is remaining after deducting any long position that the Lender holds (i.e., a position (whether as an investor, lender or holder of Loans, debt obligations and/or Derivative Instruments) where the Lender is exposed to the credit risk of the Loan Parties) from any short positions (i.e., a position as described above, but where the Lender has a negative exposure to the credit risk described above). For purposes of determining whether a Lender (other than an Unrestricted Lender) has a Net Short Position on any date of determination:

(a) Derivative Instruments shall be counted at the notional amount (in Dollars) of such Derivative Instrument; provided that, subject to clause (e) below, the notional amount of Derivative Instruments referencing an index that includes any of the Loan Parties or any bond or loan obligation issued or guaranteed by any Loan Party shall be determined in proportionate amount and by reference to the percentage weighting of the component which references any Loan Party or any bond or loan obligation issued or guaranteed by any Loan Party that would be a “Deliverable Obligation” or an “Obligation” (as defined in the ISDA CDS Definitions) of the Loan Parties;

(b) notional amounts of Derivative Instruments in other currencies shall be converted to the Dollar equivalent thereof by such Lender in accordance with the terms of such Derivative Instruments, as applicable; provided that if not otherwise provided in such Derivative Instrument, such conversion shall be made in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate determined (on a mid-market basis) by such Lender, acting in a commercially reasonable manner, on the date of determination;

(c) Derivative Instruments that incorporate either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions, in each case as supplemented (or any successor definitions thereto, collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans if such Lender is a protection buyer or the equivalent thereof for such Derivative Instrument and (i) the Loans are a ‘Reference Obligation’ under the terms of such Derivative Instrument (whether specified by name in the related documentation, included as a ‘Standard Reference Obligation’ on the most recent list published by Markit, if ‘Standard Reference Obligation’ is specified as applicable in the relevant documentation or in any other manner) or (ii) the Loans would be a ‘Deliverable Obligation’ or an ‘Obligation’ (as defined in the ISDA CDS Definitions) of the Loan Parties under the terms of such Derivative Instrument;

(d) credit derivative transactions or other Derivative Instruments which do not incorporate the ISDA CDS Definitions shall be counted for purposes of the Net Short Position determination if, with respect to the Loans, such transactions are functionally equivalent to a transaction that offers such Lender protection in respect of the Loans; and

(e) Derivative Instruments in respect of an index that includes any of the Loan Parties or any instrument issued or guaranteed by any of the Loan Parties shall not be deemed to create a short position, so long as (A) such index is not created, designed, administered or requested by such Lender and (B) the Loan Parties, and any Deliverable Obligation of the Loan Parties, collectively, shall represent less than 5.0% of the components of such index.

“Net Short Representation” means, with respect to any Lender (other than an Unrestricted Lender) at any time, a representation (including any deemed representation, as the case may be) from such Lender to the Parent Borrower that it is not a Net Short Lender at such time.

“New Holdings” means a Subsidiary of Parent organized, incorporated, formed and/or registered (as applicable) in a Designated Jurisdiction, which, following the Reorganization Transactions, holds, including through its Subsidiaries, substantially all of the operating assets of Parent and its Subsidiaries; provided that the immediate parent company of New Holdings shall pledge 100% of the Equity Interests of New Holdings to the Collateral Agent as Collateral to secure the Secured Obligations in form reasonably satisfactory to the Administrative Agent; provided further that New Holdings shall at all times either (i) be the direct or indirect parent of the Borrowers or (ii) be an Additional Borrower.

“New Loan Commitments” has the meaning specified in Section 2.16(a).

“New Revolving Commitment” has the meaning specified in Section 2.16(a).

“New Revolving Facility” has the meaning specified in Section 2.16(a).

“New Revolving Loan” has the meaning specified in Section 2.16(a).

“New Term Commitment” has the meaning specified in Section 2.16(a).

“New Term Facility” has the meaning specified in Section 2.16(a).

“New Term Loan” has the meaning specified in Section 2.16(a).

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Extending Lender” has the meaning specified in Section 2.15(f).

“Non-Excluded Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Non-U.S. Administrative Agent” means JPMSE (or any of its designated branch offices or affiliates), in its capacity as administrative agent under any of the Loan Documents (other than any Ancillary Document), or any successor administrative agent permitted by the terms hereof.

“Non-US Lender” means, with respect to any Loan made to any Borrower, any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or Restricted Subsidiary arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Ancillary Facility, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, existing on the Closing Date or thereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (ii) all debts, liabilities, obligations, covenants and duties of any Loan Party or Restricted Subsidiary owing under a Secured Cash Management Agreement or Secured Hedge Agreement; provided that (a) obligations of any Loan Party or Restricted Subsidiary under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Secured Cash Management Agreements and (c) the Obligations with respect to any Guarantor shall not include Excluded Swap Obligations of such Guarantor. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing pursuant to Section 10.04.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Officer’s Certificate” means a certificate signed on behalf of Holdings, or any Borrower by a Responsible Officer of such Person.

“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation, company or exempted company, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents or constitutional documents with respect to any non-U.S. jurisdiction, (which, in the case of a Belgian Loan Party, is its deed of incorporation, its most recently coordinated articles of association, a recent extract from the Belgian Crossroads Bank for Enterprises (Kruispuntbank van Ondernemingen/Banque-Carrefour des Entreprises) and evidence of a recent online search on the website of the Central Solvency Register (Centraal Register Solvabiliteit/Registre Central de la Solvabilité), www.regsol.be)), including for the avoidance of doubt, memorandum and articles of association); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents or constitutional documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, exempted limited partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation, organization or registration of such entity.

“Original Closing Date” has the meaning specified in the Preliminary Statements.

“Original Closing Date Revolving Lender” means any Revolving Credit Lender that was a Revolving Credit Lender on the Closing Date.

“Other LC” has the meaning specified in Section 2.03(c)(v).

“Other Taxes” means all present or future stamp, court, documentary, recording, excise, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than any Taxes that (1) arise as a result of any present or former connection between a recipient and the relevant jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction (or any political subdivision thereof), other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or engaged in any other transaction pursuant to any Loan Documents), (2) are imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07) and (3) any Luxembourg registration duties (droits d’enregistrement) in case of voluntary registration of any Loan document, when such registration is not required to maintain or preserve the rights of a recipient under a Loan document.

“Outstanding Amount” means: (a) with respect to the Term Loans, Revolving Credit Loans and Specified Refinancing Revolving Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any Borrowings and prepayments or repayments of the Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Specified Refinancing Revolving Loans, as the case may be, occurring on such date; (b) with respect to any L/C Obligations on any date, the Dollar Amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate Dollar Amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum Dollar Amount available for drawing under Letters of Credit taking effect on such date; and (c) with respect to any Ancillary Obligations on any date, the Dollar Amount of the aggregate Ancillary Commitments under all Ancillary Facilities on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent” has the meaning specified in the preamble of this Agreement.

“Parent Borrower” has the meaning specified in the preamble of this Agreement; provided, that for the avoidance of doubt, for purposes of this Agreement or any other Loan Document, “Parent Borrower” shall be understood to include any successor Parent Borrower as permitted by this Agreement.

“Parent Borrower Materials” has the meaning specified in Section 6.02.

“Parent Holding Company” means any direct or indirect parent entity of Holdings which holds directly or indirectly 100% of the Equity Interest of Holdings and which does not hold Capital Stock in any other Person (except for any other Parent Holding Company).

“Pari Passu Indebtedness” means:

(a) with respect to Holdings, any Indebtedness that ranks pari passu in right of payment to the Loans; and

(b) with respect to any Guarantor, its guarantee of the Obligations and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s guarantee of the Obligations.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(n).

“Participating Member State” means each state as described in any EMU Legislation.

“PATRIOT Act” has the meaning specified in Section 10.21.

“Payment” has the meaning assigned to it in 9.17(a)(a).

“Payment Block” means any of the circumstances described in Section 2.05(b)(viii) and (ix).

“Payment Notice” has the meaning assigned to it in 9.17(a)(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Holdings, any Restricted Subsidiary or any ERISA Affiliate or to which Holdings, any Restricted Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute or has any liability.

“Perfection Exceptions” means that:

(1) no Domestic Loan Party shall be required to:

(i) enter into control agreements or depositary bank acknowledgements with respect to, or otherwise perfect any security interest by “control” (or similar arrangements) over any asset (other than “certificated securities,” “uncertificated securities” and “instruments” (as each such term is defined in the UCC)), including commodities accounts, securities accounts or deposit accounts;

(ii) create or perfect the security interest in the following other than by the filing of a general “all assets” UCC financing statement: (1) Letter-of-Credit Rights (as defined in the UCC), (2) Commercial Tort Claims (as defined in the UCC) or (3) Fixtures (as defined in the UCC);

(2) no Foreign Loan Party shall be required to make any filings, deliver any notices, create or perfect any security interests, or take any other actions other than to the extent expressly contemplated by the Agreed Security Principles; and

(3) no Loan Party (and, in the case of the Foreign Loan Parties, subject to the Agreed Security Principles) shall be required to (and no Agent shall be permitted to):

(i) send notices to account debtors or other contractual third-parties unless an Acceleration Event has occurred and is continuing;

(ii) other than pursuant to the applicable General Security Agreement and Local Law Share Pledges, enter into any security documents to be governed by the law of, or make any filing or take any other action in, any jurisdiction other than the jurisdiction in which such Loan Party is organized, incorporated, formed and/or registered (as applicable); provided, that (1) to the extent any Loan Party (x) owns U.S. federal IP Rights registered with (or applied for registration with) the United States Patent and Trademark Office or the United States Copyright Office or (y) is the licensee under and exclusive license of a U.S. federal copyright pursuant to a written IP Agreement (as defined in the U.S. Security Agreement) and which is identified by a registration number that is registered with the United States Copyright Office, it shall provide security over such IP Rights pursuant to the U.S. Security Agreement and file (or cause to be filed) an Intellectual Property Security Agreement with respect thereto with the United States Patent and Trademark Office or the United States Copyright Office, as applicable and (2) the foregoing is without prejudice to any obligation of any Loan Party to deliver title documents in respect of equity securities and/or share capital (including, but not limited to, share certificates and blank share transfer forms) of a Borrower, Guarantor or Restricted Subsidiary organized, incorporated, formed and/or registered (as applicable) in a Designated Jurisdiction which constitute Collateral and are required to be delivered pursuant to the relevant Collateral Document notwithstanding that such title documents may be located in a foreign jurisdiction; or

(iii) deliver landlord waivers, estoppels or collateral access letters.

“Permitted Asset Swap” means the purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Sections 7.04 and 2.05(b)(ii).

“Permitted Debt” has the meaning specified in Section 7.02(b).

“Permitted Holders” means each of (a) the current or former managers and members of management (including board members and senior advisors) of Holdings (or any Permitted Parent (other than clause (c) of the definition thereof)) or its Subsidiaries that have ownership interests Holdings (or such Permitted Parent (other than clause (b) of the definition thereof)), (b) the Existing Investors (c) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of the IPO Entity, acting in such capacity, (d) any group (within the meaning of Rules 13d-3, 13d-5 and/or 14(d)(2) under the Exchange Act) of which any of the Persons described in clauses (a) or (b) or (c) above are members (provided that, without giving effect to the existence of such group or any other group, any of the Persons described in clauses (a) and (b) and/or (c) above, collectively, beneficially own Voting Stock representing 50% or more of the total voting power of the Voting Stock of Holdings (or any Permitted Parent (other than clause (d) of the definition thereof)) then held by such group) and (e) any Permitted Parent.

“Permitted Acquisition” means an Acquisition Transaction together with other Investments undertaken to consummate such Acquisition Transaction; provided that:

(1) after giving Pro Forma Effect to any such Acquisition Transaction or Investment, no Specified Event of Default shall have occurred and be continuing;

(2) the business of such Person, or such assets, as the case may be, constitute a business permitted by the Loan Documents; and

(3) with respect to each such purchase or other acquisition, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each Subsidiary thereof that constitutes a Restricted Subsidiary) or assets in order to satisfy the requirements set forth in Section 6.12 to the extent applicable shall have been taken (or shall be taken), to the extent required by such section (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made) (unless such newly created or acquired Subsidiary constitutes an Excluded Subsidiary or is designated as an Unrestricted Subsidiary).

“Permitted Equity Issuance” means any,

(a) public or private sale or issuance of any Qualified Stock of Holdings, any Parent Entity, or any IPO Entity pursuant to a Qualified IPO;

(b) contribution to the equity capital of Holdings or any other Loan Party (other than in exchange for Disqualified Stock);

(c) issuance of Subordinated Shareholder Debt;

(d) sale or issuance of Indebtedness of Holdings, the Borrowers or a Restricted Subsidiary (other than intercompany Indebtedness) that have been converted into or exchanged for Qualified Stock of Holdings, a Restricted Subsidiary, any Parent Entity or any IPO Entity; or

(e) any SPAC Transaction,

in each case, excluding any Cure Amount; provided that the amount of any Permitted Equity Issuance will be the amount of cash and Cash Equivalents received by a Loan Party or Restricted Subsidiary in connection with such sale, issuance, contribution, SPAC Transaction, or similar amount and the fair market value of any other property received in connection with such sale, issuance, contribution, interest or similar amount (measured at the time made), without adjustment for subsequent changes in the value.

“Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(2) by Holdings or any Restricted Subsidiary in Holdings or any Restricted Subsidiary;

(3) [reserved];

(4) any Investment (including the Transactions and the Reorganization Transactions) by Holdings or any Restricted Subsidiary of Holdings in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Holdings, including by means of a Division, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, Division, transfer, conveyance or liquidation);

(5) any Investment in securities or other assets received in connection with an Asset Sale made pursuant to Section 7.04 or any other disposition of assets not constituting an Asset Sale;

(6) any Investment (w) existing on the Closing Date and, for any Investment in an individual amount in excess of $50,000,000, listed on Schedule 7.05 hereto, (x) made pursuant to written contracts in existence on the Closing Date, (y) made pursuant to letters of intent in effect which have been delivered by Holdings or any of the Restricted Subsidiaries on or prior to the Closing Date and (z) that replaces, refinances, refunds, renews, modifies, amends or extends any Investment described under either of the immediately preceding clauses (w), (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed, modified, amended or extended, except as contemplated pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted under this definition or otherwise under Section 7.05;

(7) loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, consultants or independent contractors in an aggregate amount, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not in excess of the greater of (x) $83,800,000 and (y) 10% of the EBITDA Grower Amount;

(8) loans and advances to officers, directors, employees, managers, consultants and independent contractors for business related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9) any Investment (x) acquired by Holdings or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization by Holdings or any such Restricted Subsidiary of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by Holdings or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdings or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

(10) Swap Contracts and Cash Management Services permitted under Section 7.02(b)(10), including any payments in connection with the termination thereof;

(11) any Investment by Holdings or any of its Restricted Subsidiaries in a Similar Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $335,200,000 and (y) 40% of the EBITDA Grower Amount;

(12) additional Investments by Holdings or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $628,500,000 and (y) 75% of the EBITDA Grower Amount;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 6.23(b) (except transactions described in clause (ii), (iii), (iv), (viii), (ix), (xiii), (xiv) or (xxviii) of such Section 6.23(b));

(14) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of Holdings or any direct or indirect parent of Holdings, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.05(a)(ii);

(15) Investments consisting of the leasing, licensing, sub-licensing or contribution of IP Rights pursuant to joint marketing arrangements with other Persons;

(16) Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sub-licenses, leases or sub-leases of IP Rights or other rights or assets, in each case in the ordinary course of business;

(17) (x) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing or (y) any Investment in connection with a Qualified Securitization Factoring, in each case, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing, Qualified Securitization Factoring or any related Indebtedness;

(18) Investments of a Restricted Subsidiary of Holdings acquired after the Closing Date or of an entity merged into or consolidated with a Restricted Subsidiary of Holdings in a transaction that is not prohibited by Section 7.03 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(19) Investments consisting of (v) Liens permitted under Section 7.01, (w) Indebtedness (including guarantees) permitted under Section 7.02, (x) mergers, amalgamations, consolidations and transfers of all or substantially all assets permitted under Section 7.03, (y) Asset Sales permitted under Section 7.04, or (z) Restricted Payments permitted under Section 7.05;

(20) guarantees of Indebtedness permitted to be incurred under Section 7.02 and obligations relating to such Indebtedness and guarantees (other than guarantees of Indebtedness) and performance guarantees in the ordinary course of business;

(21) advances, loans or extensions of trade credit in the ordinary course of business by Holdings or any of its Restricted Subsidiaries;

(22) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(23) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(24) intercompany current liabilities owed to joint ventures Incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Subsidiaries;

(25) Investments in Unrestricted Subsidiaries of Holdings or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (25) that are at the time outstanding, not to exceed the greater of (x) $209,500,000 and (y) 25% of the EBITDA Grower Amount;

(26) Investments in joint ventures of Holdings or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (26) that are at the time outstanding, not to exceed the greater of (x) $209,500,000 and (y) 25% of the EBITDA Grower Amount;

(27) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(28) Investments acquired as a result of a foreclosure by Holdings or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(29) Investments resulting from pledges and deposits that are Permitted Liens;

(30) acquisitions of obligations of one or more officers or other employees of any direct or indirect parent of Holdings or any Subsidiary of Holdings in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any direct or indirect parent of Holdings, so long as no cash is actually advanced by Holdings or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(31) guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(32) Investments consisting of (i) the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 7.05 and (ii) the acquisition of additional Equity Interests of Restricted Subsidiaries from minority shareholders (it being understood that to the extent that any Restricted Subsidiary that is not a Loan Party is acquiring Equity Interests from minority shareholders then this clause (32) shall not in and of itself create, or increase the capacity under, any basket for Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party);

(33) Investments by Holdings or a Restricted Subsidiary in any Restricted Subsidiary pursuant to a Permitted Restructuring, including any non-cash Investments made in connection with tax planning and reorganization activities;

(34) Investments made pursuant to obligations entered into when the Investment would have been permitted hereunder so long as such Investment when made reduces the amount available under the clause under which the Investment would have been permitted;

(35) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business;

(36) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings or any Restricted Subsidiary;

(37) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements that are in the ordinary course of business;

(38) Investments in connection with Intercompany License Agreements; and

(39) Permitted Acquisitions.

“Permitted Liens” means, with respect to any Person:

(1) Liens Incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, stay, customs or appeal bonds to which such Person is a party, or as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’, mechanics’ or other like Liens, in each case for sums not yet overdue by more than sixty (60) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by the Accounting Principles) or with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of Holdings or a direct or indirect parent of Holdings;

(3) Liens for Taxes, assessments or other governmental charges or levies (i) which are not yet due or payable, (ii) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained to the extent required by the Accounting Principles or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of Holdings or a direct or indirect parent of Holdings;

(4) Liens in favor of the issuers of performance and surety bonds, bid, indemnity, warranty, release, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion of guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) as to real property, survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, reservations of rights or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

(6) Liens Incurred to secure obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 7.02(b)(1) or (4) and obligations secured ratably thereunder; provided that (x) in the case of Liens securing Indebtedness permitted to be incurred pursuant to clause (4), such Lien extends only to the assets and/or Capital Stock the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any proceeds, income or profits thereof and (y) in the case of Liens securing Indebtedness permitted to be Incurred pursuant to clause (y) or clause (z) of Section 7.02(b)(1), such Liens are subject to the Applicable Intercreditor Arrangements; provided, further, that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates;

(7) Liens of Holdings or any of the Restricted Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness an individual amount in excess of $50,000,000, listed on Schedule 7.01 hereto, and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or (B) proceeds and products thereof; provided, further, that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens shall be permitted (if such obligations constitute Permitted Debt);

(8) Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or a portion of the assets (and improvements on such assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate and any proceeds thereof; provided, further, that for purposes of this clause (8), if a Person becomes a Subsidiary, any Subsidiary of such Person shall be deemed to become a Subsidiary of Holdings, and any property or assets of such Person or any Subsidiary of such Person shall be deemed acquired by Holdings at the time of such merger, amalgamation or consolidation;

(9) Liens on assets at the time Holdings or any Restricted Subsidiary acquired the assets, including any acquisition by means of a merger, amalgamation or consolidation with or into Holdings or such Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or a portion of the property or assets (and improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate and any proceeds thereof; provided, further, that for purposes of this clause (9), if, in connection with an acquisition by means of a merger, amalgamation or consolidation with or into Holdings or any Restricted Subsidiary, a Person other than Holdings or Restricted Subsidiary is the successor company with respect thereto, any Subsidiary of such Person shall be deemed to become a Subsidiary of Holdings or any Restricted Subsidiary, as applicable, and any property or assets of such Person or any such Subsidiary of such Person shall be deemed acquired by Holdings or any Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(10) Liens securing Indebtedness or other obligations of Holdings or a Restricted Subsidiary owing to Holdings or a Restricted Subsidiary permitted to be Incurred in accordance with Section 7.02;

(11) Liens securing Swap Contracts incurred in accordance with Section 7.02;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property granted to others in the ordinary course of business not adversely interfering in any material respect with the business of Holdings and the Restricted Subsidiaries, taken as a whole;

(14) Liens arising from, or from, Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by any Borrower Parties in the ordinary course of business;

(15) Liens in favor of Holdings or any Subsidiary Guarantor;

(16) (i) Liens on Securitization Assets and related assets, or created in respect of bank accounts into which only the collections in respect of Securitization Assets have been, sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred in connection with a Qualified Securitization Factoring and/or Qualified Securitization Financing and (ii) Liens securing Indebtedness or other obligations of any Securitization Subsidiary;

(17) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) (i) grants of non-exclusive licenses to IP Rights in the ordinary course of business and (ii) all exclusive licenses to IP Rights that are in effect on the Closing Date;

(20) judgment and attachment Liens not giving rise to an Event of Default pursuant to 8.01(f), (g) or (h) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention (including extended retention of title), consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure Cash Management Services and other “bank products”, including those described in Sections 7.02(b)(10) and (23);

(23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (7), (8), (9), (11) or (24) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements on such property) and any proceeds thereof, (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9), (11) or (24) of this definition at the time the original Lien became a Permitted Lien, and (B) an amount necessary to pay any Refinancing Expenses related to such refinancing, refunding, extension, renewal or replacement and (z) any amounts Incurred under this clause (23) as refinancing indebtedness of clause (24) of this definition hereunder shall be secured to the same extent, including with respect to any subordination provisions, and subject to Applicable Intercreditor Arrangements;

(24) Liens securing Indebtedness permitted to be Incurred pursuant to Section 7.02 if at the time of any Incurrence of such Indebtedness and after giving Pro Forma Effect thereto (i) with respect to any such Indebtedness that will be secured by a Lien on the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations, the Consolidated First Lien Net Leverage Ratio would be less than or equal to 5.25:1.00, (ii) with respect to any such Indebtedness that will be secured by a Lien on the Collateral on a “junior” basis to the Liens securing the Obligations, the Consolidated Senior Secured Net Leverage Ratio would be less than or equal to 5.75:1.00 or (iii) with respect to any such Indebtedness that will be secured by a Lien on assets that do not constitute Collateral, either (A) (i) the Consolidated Total Net Leverage Ratio would be less than or equal to 6.75:1.00 or (ii) if such Lien is incurred in connection with a Permitted Investment, the Consolidated Total Net Leverage Ratio immediately prior to such incurrence or (B) the Interest Coverage Ratio for the applicable Test Period is equal to or greater than (I) 2.00 to 1.00 or (II) if such Lien is incurred in connection with a Permitted Investment, the Interest Coverage Ratio immediately prior to such incurrence; provided that with respect to the Liens described in the foregoing clauses (i) and (ii), such Liens are subject to Applicable Intercreditor Arrangements;

(25) other Liens securing obligations the principal amount of which does not exceed the greater of (x) $838,000,000 and (y) 100% of the EBITDA Grower Amount at any one time outstanding, which may be pari passu with Liens securing the Obligations;

(26) Liens on Equity Interests or the assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to clause (21) of Section 7.02(b);

(27) Liens on equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business to Holdings’ or such Restricted Subsidiary’s client at which such equipment is located;

(28) Liens created solely for the benefit of (or to secure) all of the Obligations;

(29) Liens on property or assets used to redeem, repay, defease or to satisfy and discharge Indebtedness; provided that such redemption, repayment, defeasance or satisfaction and discharge is not prohibited by this Agreement and that such deposit (other than any satisfaction and discharge of Indebtedness under any Existing Credit Agreement) shall be deemed for purposes of Section 7.05 (to the extent applicable) to be a prepayment of such Indebtedness;

(30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law, encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(33) Liens on cash proceeds of Indebtedness (and related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent such Indebtedness is incurred in compliance with Section 7.02;

(34) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(35) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(36) Liens on vehicles or equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business;

(37) Liens on assets of non-Loan Parties securing Indebtedness of non-Loan Parties permitted to be Incurred in accordance with Section 7.02, which Liens shall not extend to any assets of any Loan Parties;

(38) Liens disclosed by the final title insurance policies delivered subsequent to the Closing Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(39) (a) Liens solely on any cash earnest money deposits made by Holdings or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment, (b) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment and (c) Liens on cash collateral in respect of letters of credit entered into in the ordinary course of business;

(40) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(41) Liens on securities that are the subject of repurchase agreements in the ordinary course of business;

(42) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(43) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Holdings or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44) restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with;

(45) Liens on Collateral and non-Collateral assets incurred or deemed incurred in connection with Supply Chain Finance Facilities or similar arrangements;

(46) Liens on Excluded Assets;

(47) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(48) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(49) any security granted over the marketable securities described in clause (8) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(50) [reserved];

(51) any right of pledge maintained by the (relevant) members of the Group with their Dutch banks on the provisions of the general banking terms and conditions (algemene bankvoorwaarden);

(52) [reserved];

(53) Liens, including any netting or set-off, as a result of a fiscal unity (fiscale eenheid) for Dutch Tax purposes consisting solely of Loan Parties and/or its or their Subsidiaries;

(54) Liens on the assets of any Foreign Subsidiary required to be granted in favor of creditors as a consequence of a merger or a conversion permitted under this Agreement and arising mandatorily by any operation of law;

(55) Liens arising in connection with Intercompany License Agreements;

(56) Liens arising in connection with rights of dissenting stockholders pursuant to applicable law in respect of Permitted Investments;

(57) any interest or title of a lessor or sublessor under any leases, licenses or subleases entered into by Holdings or any Restricted Subsidiary in the ordinary course of business, including any lien in favor of lessor or sublessor arising out of any lease or sublease by operation of law;

(58) Liens securing Contribution Indebtedness Incurred pursuant to clause (18) of Section 7.02(b);

(59) Liens Incurred pursuant to clause (34) of Section 7.02(b), which may be pari passu with Liens securing the Obligations, which may be pari passu with Liens securing the Obligations or secure assets that do not constitute Collateral;

(60) Liens Incurred pursuant to clause (36) of Section 7.02(b), which may be pari passu with Liens securing the Obligations or secure assets that do not constitute Collateral;

(61) Liens on property or assets contributed to the equity capital of a Loan Party or received in exchange for Equity Interests of Holdings or a Parent Holding Company; and

(62) Lien Incurred Pursuant to clause (39) of Section 7.02(b), which may be pari passu Lien securing the Obligations or secure assets that do not constitute Collateral.

For all purposes hereunder, (w) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (x) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, Holdings may, in its sole discretion, divide or classify, or at any later time divide, classify or reclassify (as if Incurred at such time), such Lien (or any portion thereof) in any manner that complies with this definition at the time of incurrence, subject to Section 1.02(e), (y) in the event that a portion of the Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (6) (solely with respect to Indebtedness Incurred pursuant to the Ratio-Based Incremental Facility, including for the avoidance of doubt, Incremental Equivalent Debt Incurred in reliance thereon and any refinancing of each of the foregoing) or (24) above (giving effect to the Incurrence of such portion of such Indebtedness), Holdings in its sole discretion, may divide or classify, or at any later time divide, classify or reclassify (as if Incurred at such time), such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to clause (6) (solely with respect to Indebtedness Incurred pursuant to the Ratio-Based Incremental Facility, including for the avoidance of doubt, Incremental Equivalent Debt Incurred in reliance thereon and any refinancing of each of the foregoing) or (24) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition and (z) in the event that a portion of the Indebtedness secured by a Lien could be classified or reclassified as secured in part pursuant to clause (6) (solely with respect to Indebtedness Incurred pursuant to the Ratio-Based Incremental Facility, including for the avoidance of doubt, Incremental Equivalent Debt Incurred in reliance thereon and any refinancing of each of the foregoing) or (24) above (giving effect to the Incurrence of such portion of such Indebtedness), any calculation of the Consolidated First Lien Net Leverage Ratio or the Consolidated Senior Secured Net Leverage Ratio, as applicable, on such date of determination shall not include any such Indebtedness (and shall not give effect to any netting of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of this definition.

“Permitted Parent” means (a) any direct or indirect parent of Holdings so long as a Permitted Holder pursuant to clause (a), (b), (c) or (d) of the definition thereof holds 50% or more of the Voting Stock of such direct or indirect parent of Holdings, (b) [reserved], and (c) any Public Company (or Wholly Owned Subsidiary of such Public Company) to the extent and until such time as any Person or group (other than a Permitted Holder under clause (a), (b) or (c) of the definition thereof) is deemed to be or become a beneficial owner of Voting Stock of such Public Company representing more than 50% of the total voting power of the Voting Stock of such Public Company.

“Permitted Refinancing” means, with respect to any Person, any modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that

(a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and any premium thereon plus other reasonable amounts paid, and fees and expenses incurred, including OID and upfront fees, underwriting discounts, defeasance costs and other costs, fees and expenses, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder;

(b) other than with respect to Indebtedness under Section 7.02(b)(4), Attributable Indebtedness relating to any transaction, capitalized leases and similar Indebtedness and Indebtedness arising from the conversion of obligations of Holdings or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to Indebtedness of Holdings or such Restricted Subsidiary or with respect to the initial maturity date for Extendable Bridge Loans/Interim Debt, such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended (which, in the case of bridge loans, shall be determined by reference to the notes or loans into which such bridge loans are converted or for which such bridge loans are exchanged at maturity and will be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on subordination terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to collateral) as those subordination terms contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or otherwise acceptable to the Administrative Agent;

(d) if the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced, exchanged or extended is (i) unsecured, such modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension is unsecured, or (ii) if secured by Liens on the Collateral, such modification, refinancing, refunding, replacement, renewal or extension is unsecured or secured to the same extent, including with respect to any subordination provisions, and subject to Applicable Intercreditor Arrangements;

(e) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended (other than to the extent permitted by any other clause of this definition or with respect to interest rate, optional prepayment premiums and optional redemption provisions) Indebtedness are, either (i) substantially identical to or less favorable to the investors providing such Permitted Refinancing, taken as a whole, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, or (ii) when taken as a whole (other than interest rate, prepayment premiums and redemption provisions), not more restrictive to Holdings and the Restricted Subsidiaries than those set forth in this Agreement or are customary for similar Indebtedness in light of then-prevailing market conditions at the time of incurrence (provided that, at Borrower’s option, delivery of a certificate of a Responsible Officer of Holdings to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (e), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Holdings of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects)), in each case, except for terms and conditions only applicable to periods after the Latest Maturity Date; and

(f) such modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension is not incurred by any Subsidiary that is not or would not have been permitted to be the obligor or guarantor (or any successor thereto) on the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced or extended (it being understood that the roles of such obligors as a borrower or a guarantor with respect to such obligations may be interchanged).

“Permitted Restructuring” means any transaction,

(a) undertaken to effect a corporate reorganization (or similar transaction or event) for operational or efficiency purposes,

(b) undertaken in connection with and reasonably required for consummating a Qualified IPO, or

(c) related to tax planning or tax reorganization,

in each case, as determined in good faith by Holdings and entered into after the Closing Date; provided that, (i) Holdings has determined in good faith that, after giving effect to such transaction, the security interests of the Collateral Agent in the Collateral (taken as a whole) and the Guarantees of the Obligations (taken as a whole), in each case, would not be materially impaired as a result thereof.

“Person” means any individual, corporation, company, exempted company, partnership, exempted limited partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), other than a Multiemployer Plan, maintained for employees of any Loan Party or any of its Subsidiaries or any such Plan to which any Loan Party or any of its Subsidiaries is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pounds Sterling” and “£” means freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

“PRA” means the Prudential Regulation Authority of the Bank of England

“PRA Rulebook” means the rulebook of published policy of the PRA.

“PRASR” means the Securitisation Part of the PRA Rulebook.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Amount” has the meaning specified in Section 2.05(c).

“Prepayment-Based Incremental Facility” has the meaning specified in Section 2.16(a).

“Prepayment Date” has the meaning specified in Section 2.05(c).

“Primary Disqualified Institution” has the meaning specified in the definition of “Disqualified Institution.”

“Prime Lending Rate” means, for any day, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. for such day or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate for such day or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent), in each case, for such day. Each change in the Prime Lending Rate shall be effective on the date that such change is publicly announced or quoted as being effective; provided that if the Prime Lending Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Interest Coverage Ratio and the calculation of Consolidated Cash Interest Expense, Consolidated Interest Expense, Consolidated Total Assets, Consolidated Net Income, Consolidated EBITDA and the EBITDA Grower Amount of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transactions, any Specified Transaction, any acquisition, merger, amalgamation, consolidation, restructuring or reorganization of the business, Division, Investment, any issuance, Incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, Incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of Preferred Stock or Disqualified Stock, any Restricted Payment, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, business unit or facility, division, segment or operating unit, any operational change (including the entry into or amendment of any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including (i) any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period and (ii) with respect to any proposed Investment or acquisition of the subject Person for which committed financing is or is sought to be obtained, the event for which a determination under this definition is made may occur after the date upon which the relevant determination or calculation is made), in each case, as if each such event occurred on the first day of the Reference Period; provided that (x) no amount shall be added back pursuant to this definition to the extent duplicative of amounts that are otherwise included in computing Consolidated EBITDA for such Reference Period and (y) pro forma effect will be given to reasonably identifiable and quantifiable pro forma cost savings or expense reductions related to operational efficiencies (including the entry into or renegotiation of any material contract or arrangement), strategic initiatives or purchasing improvements and other cost savings, operating improvements or other cost or revenue synergies, in each case, that have been realized, or are reasonably expected to be realized, by such Person and its Restricted Subsidiaries based upon actions to be taken within 18 months after the consummation of the action as if such cost savings, expense reductions, improvements and synergies occurred (or were realized) on the first day of the Reference Period; provided, further, that the aggregate amount of all such add-backs described in this clause (y) and that are included in the calculation of Pro Forma Basis or Pro Forma Effect in any four consecutive fiscal quarter period shall not exceed 25% of Consolidated EBITDA for such period (in each case, calculated after giving effect to any such add-backs).

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Contracts applicable to such Indebtedness if such Swap Contract has a remaining term in excess of 12 months);

(2) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of Holdings (or a direct or indirect parent of Holdings) to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with the Accounting Principles;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings may designate;

(4) interest on any Indebtedness under a revolving credit facility or a Qualified Securitization Financing computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5) to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X.

Any pro forma calculation may include, without limitation and without duplication, (i) adjustments calculated in accordance with Regulation S-X, (ii) adjustments calculated to give effect to any Pro Forma Cost Savings and (iii) all adjustments set forth in and of the nature included in either (A) the lender presentation, (B) the financial model delivered to the Arrangers on or around December 15, 2025 or (C) any quality of earnings reports prepared by a nationally recognized accounting firm and provided to the Administrative Agent in connection with any Acquisition Transaction, Permitted Investment or other Investment consummated after the Closing Date; provided that any such adjustments that consist of reductions in costs and other operating improvements or other cost or revenue synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into, amendment or renegotiation of any material contract or arrangement) and other cost or revenue synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken within 18 months by Holdings (or any successor thereto) or any Restricted Subsidiary, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that (i) such cost savings, operating expense reductions, operating improvements and other cost or revenue synergies are reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of Holdings (or any successor thereto) or of any direct or indirect parent of Holdings) and are reasonably anticipated to be realized after the consummation of any change that is expected to result in such cost savings, expense reductions, operating improvements or other cost or revenue synergies and (ii) the aggregate amount of all such add-backs that are included in the calculation of Pro Forma Cost Savings in any four consecutive fiscal quarter period, when aggregated with the add-backs described in clause (1)(w) of the definition of “Consolidated EBITDA” included in the calculation of Consolidated EBITDA for such period, shall not exceed 25% of Consolidated EBITDA for such period (in each case, calculated after giving effect to any such add-backs); provided, further that no cost savings, operating expense reductions, operating improvements and other cost or revenue synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment, add back, exclusion or otherwise, for such period.

“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities or any Tranche or all the Tranches or the Letter of Credit Commitments (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.18), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities or Tranche or Tranches or Letter of Credit Commitments at such time (and, in the case of any Term Loan Tranche after the applicable borrowing date and without duplication, the outstanding principal amount of Term Loans under such Tranche, at such time) and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or the Facilities or Tranche or Tranches or Letter of Credit Commitments at such time (and, in the case of any Term Loan Tranche and without duplication, the outstanding principal amount of Term Loans under such Tranche, at such time); provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“Public Lender” has the meaning specified in Section 6.02.

“Purchasing Borrower Party” means Holdings or any Subsidiary thereof that makes a Discounted Voluntary Prepayment pursuant to Section 2.05(c).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.25.

“Qualified IPO” means any transaction (other than an offering pursuant to a registration statement on Form S-8, but including in connection with the acquisition (by merger or otherwise) of the IPO Entity following which the common Equity Interests of IPO Entity (including pursuant to any SPAC Transaction) are listed on a stock exchange.

“Qualified Reporting Subsidiary” has the meaning specified in Section 6.01.

“Qualified Securitization Factoring” means any Factoring Transaction that meets the following conditions:

(1) such Factoring Transaction is non-recourse to, and does not obligate, Holdings or any Restricted Subsidiary, or their respective properties or assets (other than Securitization Assets) in any way other than pursuant to Standard Securitization Undertakings, in each case other than any such Qualified Securitization Factoring where the Attributable Securitization Obligations does not exceed, together with any recourse Indebtedness described in the definition of Securitization Subsidiary, the greater of (i) $209,500,000 and (ii) 25% of the EBITDA Grower Amount at any one time outstanding, plus, in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, any Refinancing Expenses,

(2) all sales, conveyances, assignments and/or contributions of Securitization Assets by Holdings or any Restricted Subsidiary are made at Fair Market Value in the context of a Factoring Transaction (as determined in good faith by the Parent Borrower), and

(3) such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Factoring Transaction is first entered into (as determined in good faith by the Parent Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Holdings or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure any credit agreement shall not be deemed a Qualified Securitization Factoring.

“Qualified Securitization Financing” means any Securitization Financing that meets the following conditions:

(1) all sales, conveyances, assignments and/or contributions of Securitization Assets by Holdings or any Restricted Subsidiary to any Securitization Subsidiary are made at Fair Market Value in the context of a Securitization Financing (as determined in good faith by the Parent Borrower) and

(2) the financing terms, covenants, termination events and other provisions thereof shall be on market terms at the time such Securitization Financing is first entered into (as determined in good faith by the Parent Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Holdings or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure any credit agreement shall not be deemed a Qualified Securitization Financing.

“Qualified Stock” means any Equity Interests that are not Disqualified Stock.

“Qualifying Bids” has the meaning specified in the definition of “Dutch Auction”.

“Ratio Acquisitions Debt” has the meaning specified in Section 7.02(b)(15).

“Ratio-Based Incremental Facility” has the meaning specified in Section 2.16(a).

“Ratio Debt” has the meaning specified in Section 7.02(a).

“Reference Date” has the meaning specified in the definition of “Maturity Date”.

“Reference Period” has the meaning specified in the definition of “Pro Forma Basis”.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then two RFR Business Days prior to such setting or (4) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate or SONIA, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing” has the meaning specified in the Preliminary Statements.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the Borrowers, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.19.

“Refinancing Expenses” means, in connection with any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock otherwise permitted by this Agreement, the aggregate principal amount of additional Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to pay (1) accrued and unpaid interest, (2) the increased principal amount of any Indebtedness being refinanced resulting from the in-kind payment of interest on such Indebtedness (or in the case of Disqualified Stock or Preferred Stock being refinanced, additional shares of such Disqualified Stock or Preferred Stock); (3) the aggregate amount of original issue discount on the Indebtedness, Disqualified Stock or Preferred Stock being refinanced; (4) premiums (including tender premiums) and other costs associated with the redemption, repurchase, retirement, discharge or defeasance of Indebtedness, Disqualified Stock or Preferred Stock being refinanced, and (5) all fees and expenses (including underwriting discounts, commitment, ticking and similar fees, expenses and discounts) associated with the repayment of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced and the Incurrence of the Indebtedness or issuance of the Disqualified Stock or Preferred Stock Incurred in connection with such refinancing.

“Refinancing Indebtedness” has the meaning specified in Section 7.02(b).

“Refinancing Notes” means one or more series of senior unsecured notes, or senior secured notes secured by the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations or senior secured notes secured by the Collateral on a “junior” basis to the Liens securing the Obligations, in each case issued in respect of a refinancing of outstanding Indebtedness of any Borrower under any one or more Term Loan Tranches; provided that, (a) if such Refinancing Notes shall be secured, then (i) such

Refinancing Notes shall only be secured by a security interest in the Collateral that secured the Term Loan Tranche being refinanced, and (ii) such Refinancing Notes shall be issued subject to Applicable Intercreditor Arrangements; (b) other than with respect to Refinancing Notes in an amount not in excess of the Inside Maturity Basket at the time of Incurrence or the initial maturity date for Extendable Bridge Loans/Interim Debt, no Refinancing Notes shall (i) mature prior to the Latest Maturity Date of the Term Loan Tranche being refinanced or (ii) be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except (x) customary assets sale, casualty events or similar event, change of control provisions, special mandatory redemptions in connection with customary escrow arrangements and customary acceleration rights after an event of default and (y) customary “AHYDO” payments); (c) the covenants, events of default, guarantees, collateral and other terms of such Refinancing Notes are customary for similar debt securities in light of then-prevailing market conditions at the time of issuance (as determined by the Parent Borrower in good faith) (provided that, at Borrower’s option, delivery of a certificate of a Responsible Officer of the Parent Borrower to the Administrative Agent in good faith at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Refinancing Notes, together with a reasonably detailed description of the material terms and conditions of such Refinancing Notes or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (c), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Parent Borrower of its objection during such five Business Day period (or shorter) (including a reasonable description of the basis upon which it objects)); (d) such Refinancing Notes may not be issued or guaranteed by any Subsidiary that is not an obligor of the Indebtedness being refinanced (it being understood that the roles of such obligors as a borrower or a guarantor with respect to such obligations may be interchanged; and (e) the Net Cash Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans under the applicable Term Loan Tranche being so refinanced and the payment of fees, expenses and premiums, if any, payable in connection therewith.

“Refunding Capital Stock” has the meaning specified in Section 7.05.

“Register” has the meaning specified in Section 10.07(c).

“Regulated Entity” means (a) any swap dealer registered with the U.S. Commodity Futures Trading Commission or security-based swap dealer registered with the U.S. Securities and Exchange Commission, as applicable; or (b) any commercial bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 C.F.R. part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Regulatory Authority” has the meaning specified in Section 10.07(c).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Holdings or a Restricted Subsidiary in exchange for assets transferred by Holdings or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become, a Restricted Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, advisors, brokers, administrators, managers, and representatives (including accountants, auditors, and legal counsel), of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material) into the Environment or into, from or through any building or structure.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) [reserved], (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) [reserved], (v) [reserved], and (vi) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in any Alternative Currency other than Euros, the rate determined by reference to clause (b) of the definition of Eurodollar Base Rate or (iv) with respect to any Borrowing denominated in Pounds Sterling, the Daily Simple RFR.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate or (iii) with respect to any Term Benchmark Borrowing denominated in any Alternative Currency other than Euros, the Alternative Screen Rate, as applicable.

“Reorganization Plan” has the meaning specified in Section 10.07(o).

“Reorganization Transactions” means, collectively, each of the following transactions consummated or to be consummated in connection therewith:

(a) the consummation of the Specified Asset Sales and the disposal or transfer by Parent of substantially all of its operating assets, through one or more other dispositions or Investments, other than those operating assets those held by New Holdings and its Subsidiaries;

(b) the repayment in full of the Springing Indebtedness; and

(c) the other transactions consummated (or to be consummated) in connection with the foregoing.

“Replacement Assets” means (1) tangible assets that will be used or useful in a Similar Business or (2) substantially all the assets of a Similar Business or a majority of the Voting Stock of any Person engaged in a Similar Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Reply Amount” has the meaning specified in the definition of “Dutch Auction”.

“Reply Discount” has the meaning specified in the definition of “Dutch Auction”.

“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan other than those events as to which notice is waived pursuant to Department of Labor Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Repricing Transaction” means (i) any prepayment or repayment of any Tranche of Initial Term Loans, in whole or in part, with the proceeds of, or conversion or exchange of any portion of such Initial Term Loans into, any new or replacement Tranche of syndicated floating rate term loans denominated in a like currency and incurred for the primary purpose of repaying, refinancing, or replacing such Tranche of Initial Term Loans with loans bearing interest with an All-in Yield less than the All-in Yield applicable to such portion of the Initial Term Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent in consultation with the Parent Borrower, consistent with generally accepted financial practices) and (ii) any amendment to any Tranche of Initial Term Loans which reduces the All-in Yield applicable to such Initial Term Loans; provided that a Repricing Transaction shall not include any event described above that (x) is not consummated for the primary purpose of lowering the effective interest cost or weighted average yield applicable to the Initial Term Loans or (y) is in the context of a transaction involving a Change of Control, a Qualified IPO, a Restricted Payment or an Acquisition Transaction.

“Reporting Extension Provision” has the meaning specified in Section 6.01.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitments of, unused Revolving Credit Commitments of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, for purposes of this definition, the outstanding principal amount of Loans in an Alternative Currency as of any date of determination shall be determined using the Dollar Amount thereof.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitments of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that, for purposes of this definition, the outstanding principal amount of Loans in an Alternative Currency as of any date of determination shall be determined using the Dollar Amount thereof.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to (a) any Person, the chief executive officer, representative, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, an authorized signatory, an attorney-in-fact, or other similar officer of a Loan Party and (b) any Person incorporated in Belgium, its statutory representative(s) or any holder(s) of a special power of attorney. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Junior Debt Payment” has the meaning specified in Section 7.05(a)(3).

“Restricted Payments” has the meaning specified in Section 7.05(a).

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Holdings (including, for the avoidance of doubt, the other Borrowers).

“Retained Declined Proceeds” has the meaning specified in Section 2.05(d).

“Retired Capital Stock” has the meaning specified in Section 7.05.

“Return Bid” has the meaning specified in the definition of “Dutch Auction”.

“Revolving Arrangers” means JPMCB, Barclays Bank PLC (“Barclays”), BNP Paribas S.A. (“BNP”), Coöperatieve Rabobank U.A. trading as Rabobank London (“Rabobank”), Deutsche Bank Securities Inc. (“DB”), Bank of America, N.A., London Branch (or any of its designated affiliates, “BofA”), HSBC Bank plc (“HSBC”), and Goldman Sachs Bank USA (“GS”).

“Revolving Borrowers” means, collectively, the Parent Borrower, the U.S. Borrower, and any Additional Borrower in respect of any Revolving Tranche, in each case unless any such Person has ceased to be a Revolving Borrower pursuant to the terms of this Agreement. In the event a Revolving Borrower consummates any merger, amalgamation or consolidation in accordance with Section 7.03, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be a “Revolving Borrower” for all purposes of this Agreement and the other Loan Documents. The obligations of the Revolving Borrowers with respect to the Obligations in respect of the applicable Revolving Credit Facilities, Letters of Credit, Secured Cash Management Agreements or Secured Hedge Agreements hereunder shall be joint and several.

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.16(e).

“Revolving Credit Borrowing” means a Borrowing under the Revolving Credit Facility consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.16(a).

“Revolving Credit Commitments” means, as to any Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b) or New Revolving Commitments to the Borrowers established pursuant to Section 2.16 and (b) purchase participations in L/C Obligations, in an aggregate principal amount and/or Dollar Amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender became a party hereto, or in any incremental amendment establishing New Revolving Commitments pursuant to Section 2.16, as applicable, as the same may be adjusted from time to time in accordance with this Agreement. The Revolving Credit Commitments shall include all Revolving Credit Commitment Increases, New Revolving Commitments and Specified Refinancing Revolving Credit Commitments.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments in respect of any Revolving Tranche at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time (including, for the avoidance of doubt, any Closing Date Revolving Credit Lender) and, after the termination of all Revolving Credit Commitments, any Lender that holds any Outstanding Amount in respect of any Revolving Credit Loans and/or L/C Obligations.

“Revolving Credit Loan” means an advance made by a Revolving Credit Lender under any Revolving Credit Facility (including, for the avoidance of doubt, the Closing Date Revolving Credit Loans); provided, that for the avoidance of doubt, “Revolving Credit Loans” shall not include any loan or other extension of credit under any Ancillary Facility.

“Revolving Credit Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Tranche” means (a) the Revolving Credit Facility pursuant to which Closing Date Revolving Credit Loans, New Revolving Loans or Letters of Credit, as applicable, are made under the Revolving Credit Commitments and (b) any Specified Refinancing Debt constituting revolving credit facility commitments, in each case, including the extensions of credit made thereunder. Additional Revolving Tranches may be added after the Closing Date pursuant to the terms hereof, e.g., New Revolving Commitments and Extended Revolving Commitments.

“RFR” means, for any RFR Loan denominated in Pounds Sterling, SONIA.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property owned as of the Closing Date or thereafter acquired by Holdings or a Restricted Subsidiary whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or such Restricted Subsidiary leases it from such Person, other than leases between Holdings and a Restricted Subsidiary of Holdings or between Restricted Subsidiaries of Holdings.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means, at any time, any Person that is the subject or target of Sanctions, including any Person that is (a) listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the European Union, any European Union member state, HMT or the Foreign Commonwealth and Development Office of the UK, or the United Nations Security Council, or by the Hong Kong Monetary Authority, (b) located, organized or resident in a Sanctioned Country or (c) 50% or more owned, directly or indirectly, or, where relevant under applicable Sanctions, controlled (as such terms are interpreted in applicable Sanctions), by any such Person or Persons described in (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government (including those administered by OFAC or the U.S. Department of State) or (b) the European Union or its member states, HMT or the Foreign Commonwealth and Development Office of the UK, or the United Nations Security Council.

“Screen Rate” means:

(a) with respect to the Eurodollar Rate for any Interest Period for Euros, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over administration of that rate) for the relevant Interest Period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period (this the “EURIBOR Screen Rate”); and

(b) with respect to the Eurodollar Rate for any Interest Period for any Alternative Currency other than Euros, the Alternative Screen Rate.

If such page or service ceases to be available, the Administrative Agent may specify another page or service, displaying the relevant rate after consultation with the Parent Borrower; provided that, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SECN” means the securitisation sourcebook of the FCA Handbook.

“SEMS” means the Superfund Enterprise Management System maintained by the U.S. Environmental Protection Agency.

“Section 6.01 Reporting Deadline” has the meaning specified in Section 6.01.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or Restricted Subsidiary and any Cash Management Bank and designated by the Parent Borrower in writing to the Administrative Agent and the relevant Cash Management Bank as a “Secured Cash Management Agreement”.

“Secured Hedge Agreement” means any Swap Contract permitted under ARTICLE VII that is entered into by and between any Loan Party or Restricted Subsidiary and any Hedge Bank and designated by the Parent Borrower and the applicable Hedge Bank in writing to the Administrative Agent as a “Secured Hedge Agreement”.

“Secured Obligations” means Obligations; provided that Secured Obligations of each Guarantor shall exclude all Excluded Swap Obligations of such Guarantor.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders (including, for the avoidance of doubt, the L/C Issuers), any Ancillary Lender, the Hedge Banks to the extent they are party to one or more Secured Hedge Agreements, the Cash Management Banks to the extent they are party to one or more Secured Cash Management Agreements and each co-agent or subagent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to ARTICLE IX.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (i) accounts receivable, mortgage receivables, loan receivables, lease receivables, leasing rights, real estate assets, site control rights, waste treatment infrastructure, equipment, intellectual property, royalties, franchise fees, license fees, permits, licenses, project studies, patents, other revenue streams, other rights to payment and, in each case, related assets and the proceeds thereof and (ii) all collateral securing such accounts receivable or other assets and all contracts and contract rights, guarantees or other obligations in respect of, developed from or financed or constructed with (directly or indirectly) such accounts receivable or other assets, lockbox accounts and records with respect to such accounts receivable or other assets and any other assets customarily transferred to (or in respect of which security interests are customarily granted by) a Securitization Subsidiary (including initial equity contributions), together with accounts receivable or other assets that are customarily sold, conveyed, assigned or otherwise transferred or pledged by Holdings or any Restricted Subsidiary to a Securitization Subsidiary in connection with securitization, factoring, project finance or receivable financing transaction.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest issued or sold in connection with, and other fees, financing costs and expenses (including reasonable fees and expense of legal counsel) paid to a Person that is not a Restricted Subsidiary in connection with, any Securitization Financing or Factoring Transaction.

“Securitization Financing” means any financing, project finance transaction or other transaction or series of transactions (irrespective of whether or not such transaction constitutes a ‘securitisation transaction’ as defined in the EU Securitisation Regulation or the UK Securitisation Framework) that may be entered into by Holdings, any of its Subsidiaries or a Securitization Subsidiary pursuant to which Holdings, such Subsidiary or such Securitization Subsidiary may sell, contribute, convey, assign or otherwise transfer Securitization Assets (whether now existing or arising in the future) to one ore more a Securitization Subsidiaries or any other Person, directly or indirectly, which in either case, may include a backup or precautionary grant of security interest in such Securitization Assets so sold, contributed, conveyed, assigned or otherwise transferred.

“Securitization Repurchase Obligation” means (i) any obligation of a seller of receivables in a Qualified Securitization Factoring or Qualified Securitization Financing to repurchase or otherwise make indemnity payments, deemed collections or other payments with respect to Securitization Assets, a Qualified Securitization Factoring or Qualified Securitization Financing arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, defect, encumbrance, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned (provided that if an IPO Entity is a Restricted Subsidiary of Holdings, then any Subsidiary of the IPO Entity shall be deemed to be Wholly Owned for purposes of this definition) Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Securitization Financing with Holdings and/or one or more of its Subsidiaries (including, a special purpose securitization vehicle (or similar entity)) in which Holdings or any Subsidiary of Holdings or a direct or indirect parent of Holdings makes an Investment (or which otherwise owes to Holdings or one of its Subsidiaries any deferral of part of the purchase price of the Securitization Assets for the purpose of credit enhancement given under the Qualified Securitization Financing) and to which Holdings or any Subsidiary of Holdings or a direct or indirect parent of Holdings sells, conveys, assigns or otherwise transfers Securitization Assets (which may include a backup or precautionary grant of security interest in such Securitization Assets sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred)) which engages in no activities other than in connection with the purchase, acquisition or financing of Securitization Assets of Holdings and its Subsidiaries or a direct or indirect parent of Holdings, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Holdings or any direct or indirect parent thereof (as provided below) as a Securitization Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any Restricted Subsidiary, other than a Securitization Subsidiary, excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary of its assets) in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Holdings or any Restricted Subsidiary (other than a Securitization Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, in each case other than any such Indebtedness where the Attributable Securitization Obligations does not exceed, together with any recourse Factoring Transaction described in clause (1) of the definition of Qualified Securitization Factoring, the greater of (i) $209,500,000 and (ii) 25% of the EBITDA Grower Amount at any one time outstanding, plus, in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, any Refinancing Expenses,

(2) with which neither Holdings nor any Restricted Subsidiary (other than a Securitization Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings, and

(3) to which neither Holdings nor any other Subsidiary of Holdings, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Holdings or any direct or indirect parent hereof shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of Holdings or such parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Security Agreement Supplement” means a supplement to the U.S. Security Agreement substantially in the form of Exhibit A to the U.S. Security Agreement.

“Senior Indebtedness” has the meaning specified in Section 10.01(k).

“Similar Business” means any business engaged in by Holdings or any of its Restricted Subsidiaries on the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or an extension, development or expansion of, the businesses in which Holdings and its Restricted Subsidiaries are engaged on the Closing Date.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” and “Solvency” means, with respect to any Person on any date of determination, that on such date (a) the aggregate fair value of the assets and property of such Person and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, taken as a whole, (b) the aggregate present fair salable value of the assets of such Person and its Subsidiaries, taken as a whole, is greater than or equal to the total amount that will be required to pay the probable liabilities, including contingent liabilities, of such Person and its Subsidiaries, taken as a whole, as they become absolute and matured, (c) (where relevant in the applicable jurisdiction of organization, incorporation, formation and/or registration (as applicable) of such Person) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to its business as contemplated on such date of determination and (d) such Person has not and does not intend to, and does not believe that it will, incur debts or other obligations, including current obligations, beyond its and its Subsidiaries’, taken as a whole, ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) in light of its business as contemplated on such date of determination and is able to pay its debts and liabilities as they fall due and payable in the ordinary course of business and has not ceased, nor does it intend to cease, making payments on any of its debts generally as they become due. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability or, if a different methodology is prescribed by applicable Laws, as prescribed by such Laws.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day; provided that if SONIA as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SPAC Transaction” means the acquisition, purchase, merger, amalgamation or other combination of Holdings, any Parent Entity or any IPO Entity by, into or with, a publicly traded special purpose acquisition company, a targeted acquisition company or any entity similar to the foregoing, following which Holdings, any Parent Entity or any IPO Entity, any such publicly traded special purpose acquisition company, targeted acquisition company or similar entity (or any of their respective successors, by merger, amalgamation or combination) is either subject to the periodic reporting obligations of the Exchange Act (or equivalent provisions in any relevant jurisdiction), or has a class or series of Equity Interests publicly traded on a recognized securities exchange (or over-the-counter market), or has any class or series of Equity Interests listed on a national securities exchange, together with any private placement of Equity Interests in connection therewith.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Asset Sales” means the Italian and Australian asset divestitures identified to the Administrative Agent on or prior to the Closing Date.

“Specified Event of Default” means an Event of Default pursuant to Section 8.01(a), (f) or (g) with respect to any Loan Party.

“Specified Incurrence” has the meaning specified in Section 1.13.

“Specified Refinancing Agent” has the meaning specified in Section 2.19(a).

“Specified Refinancing Debt” has the meaning specified in Section 2.19(a).

“Specified Refinancing Revolving Credit Commitment” has the meaning specified in Section 2.19(a).

“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.

“Specified Refinancing Term Commitment” has the meaning specified in Section 2.19(a).

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Specified Transaction” means (a) any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement) or Investment (including any proposed Investment or acquisition) that results in a Person becoming a Subsidiary, (b) any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, (c) any acquisition or any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of Holdings, (d) any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any disposition of a business unit, line of business or division of Holdings or any of the Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation, Division or otherwise, (e) any Permitted Equity Issuance, (f) any material restructuring of Holdings or implementation of any initiative not in the ordinary course of business, (g) the execution of a definitive agreement or letter of intent relating to any of the foregoing transactions and (h) transactions, events or occurrences of the type given pro forma effect in any quality of earnings report prepared by a nationally recognized accounting firm and furnished to the Administrative Agent in connection with an Acquisition Transaction or other Investment consummated after the Closing Date.

“Springing Indebtedness” means (x) the Existing Dollar Senior Secured Notes, the Existing Euro Senior Secured Notes and the Existing Floating Rate Notes and (y) solely as it relates to the Maturity Date with respect to the Revolving Credit Facility, each of the foregoing in the preceding clause (x) and the Initial Term Loans.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities, keepwells, comfort letters, support undertaking and guarantees of performance or solvency entered into by Holdings or any Subsidiary of Holdings which Holdings has determined in good faith to be customary in a Factoring Transaction or Securitization Financing including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date specified in the documentation governing such Indebtedness as the fixed date on which the final payment of interest or principal is due and payable, including pursuant to any mandatory redemption provision (but excluding any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to any Borrower, any Indebtedness of such Borrower which is by its terms expressly subordinated in right of payment to the Obligations and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee of the Obligations.

“Subordinated Shareholder Debt” means, collectively, any funds provided to Holdings by Topco or any other Parent Holding Company or pursuant to any security, instrument or agreement other than Equity Interests, together with any such security, instrument or agreement and any other security or instrument other than Equity Interests issued in payment of any obligation under any Subordinated Shareholder Debt; provided, however, that such Subordinated Shareholder Debt:

(a) does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment or permit conversion or exchange at the option of the lender, in whole or in part, prior to one year following the Latest Maturity Date of the Term Loans and the Revolving Credit Facility (other than through conversion or exchange of such funding into Qualified Stock of Holdings or any funding meeting the requirements of this definition);

(b) does not require, prior to one year following the Latest Maturity Date of the Term Loans or the Revolving Credit Facility, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(c) contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to one year following the Latest Maturity Date of the Term Loans and the Revolving Credit Facility;

(d) does not provide for or require any security interest or encumbrance over any asset of, or any guarantee by, Holdings or any of the Restricted Subsidiaries;

(e) pursuant to its terms, is subordinated in right of payment to the Loans; and

(f) is subject to the Existing Intercreditor Agreement or any other Intercreditor Agreement as “Subordinated Liabilities”.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) solely for purposes of Section 6.01, any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with the Accounting Principles.

“Successor Holdings” means any successor to Holdings pursuant to Section 7.03, together with such Person’s subsequent successors and assigns permitted hereunder.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of Holdings that are Guarantors. Holdings and the Subsidiary Guarantors as of the Closing Date are listed on Schedule 1.01.

“Supplemental Administrative Agent” has the meaning specified in Section 9.14 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Supplemental Collateral Agent” has the meaning specified in Section 9.14 and “Supplemental Collateral Agents” shall have the corresponding meaning.

“Supply Chain Finance Facilities” means any drawing or utilization of any supply chain finance facilities, vendor finance facilities or any other similar facilities made available by one or more financial institutions or lenders to Holdings or its Restricted Subsidiaries, in each case, as amended or extended, from time to time, provided that any debt claim, drawing or other payment obligation made or incurred under any such facilities from time to time has the purpose of funding the payment of suppliers or vendors and remains outstanding for no more than 365 days.

“Supported QFC” has the meaning specified in Section 10.25.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” has the meaning specified in the definition of “Business Day”.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document, other than a deduction under FATCA.

“Tax Indemnitee” has the meaning specified in Section 3.01(h).

“Term Arrangers” means JPMCB, Barclays, BNP, Rabobank, DB, BofA, HSBC, and GS.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate or the Eurodollar Rate.

“Term Benchmark Loan” means a Term Loan or a Revolving Credit Loan, as applicable, bearing interest at a rate based on the Term SOFR Rate or the Eurodollar Rate, as applicable.

“Term Benchmark Revolving Credit Loan” means a Revolving Credit Loan bearing interest at a rate based on the Term SOFR Rate or the Eurodollar Rate, as applicable.

“Term Borrowers” means, collectively, the Parent Borrower and the U.S. Borrower in respect of the Initial Term Facility, and the Parent Borrower, the U.S. Borrower and/or any Additional Borrower, as applicable, in respect of any New Term Loan Facility, in each case unless any such Person has ceased to be a Term Borrower pursuant to the terms of this Agreement. In the event a Term Borrower consummates any merger, amalgamation or consolidation in accordance with Section 7.03, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be a “Term Borrower” for all purposes of this Agreement and the other Loan Documents. The obligations of the Term Borrowers with respect to the Obligations in respect of the applicable Term Facilities hereunder shall be joint and several.

“Term Borrowing” means a Borrowing of the same Type of Term Loan of a single Tranche from all the Lenders having Term Commitments or Term Loans of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Term Benchmark Loans, the same Interest Period.

“Term Commitment” means, as to each Term Lender, (i) its Initial Term Commitment, (ii) its Term Commitment Increase, (iii) its New Term Commitment or (iv) its Specified Refinancing Term Commitment, as applicable. The amount of (x) each Lender’s Initial Term Commitment is as set forth in the definition thereof, and (y) each Lender’s other Term Commitments shall be as set forth in the Assignment and Assumption, or in the amendment or agreement relating to the respective Term Commitment Increase, New Term Commitment or Specified Refinancing Term Commitment pursuant to which such Lender shall have assumed its Term Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement.

“Term Commitment Increase” has the meaning specified in Section 2.16(a).

“Term Facility” means a facility in respect of any Term Loan Tranche (including any Term Commitment Increase with respect to any Term Loan Tranche), as the context may require.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans and/or Term Commitments at such time.

“Term Loan” means an advance made by any Term Lender under any Term Facility.

“Term Loan Tranche” means the respective facility and commitments utilized in making (or, where applicable, conversion of) Term Loans hereunder, with there being one Tranche on the Closing Date, i.e. the Initial Term Loans and Initial Term Commitments. Additional Term Loan Tranches may be added after the Closing Date, pursuant to the terms hereof, e.g., New Term Loans, Specified Refinancing Term Loans, New Term Commitments, Extended Term Loans and Specified Refinancing Term Commitments.

“Term Note” means a promissory note of the Borrowers payable to any Lender, in substantially the form of Exhibit B hereto, evidencing the indebtedness of the Borrowers to such Lender resulting from the Term Loans made or held by such Lender.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means, at any time, the most recent period of four consecutive fiscal quarters of Holdings ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each such quarter or fiscal year in such period (a) have been, or are required to be, delivered or (b) at the option of Holdings, are internally available (as determined in good faith by Holdings and to the extent such internal financial statements have been made available to the Administrative Agent).

“Threshold Amount” means an amount equal to or greater than the greater of (i) $419,000,000 and (ii) 50% of the EBITDA Grower Amount.

“Topco” means (a) at any time prior to completion of the Reorganization Transactions, EG Midco 1 Limited, a private limited company organized under the laws of England and Wales with company number 11166069 and (b) at any time on and after completion of the Reorganization Transactions, the immediate parent company of New Holdings.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans, all L/C Obligations and Ancillary Obligations.

“Total Closing Date Revolving Credit Outstandings” means at any time of determination, the aggregate Outstanding Amount of all Closing Date Revolving Credit Loans, L/C Obligations and Ancillary Obligations under the Closing Date Revolving Tranche at such time.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, L/C Obligations and Ancillary Obligations.

“Tranche” means any Term Loan Tranche or any Revolving Tranche.

“Transaction Costs” means all premiums, fees, costs and expenses incurred or payable by or on behalf of Holdings or any Restricted Subsidiary in connection with the Transactions (including, without limitation, any bonuses and any loan forgiveness and associated tax gross up payments and fees, costs and expenses associated with settling any claims) or in connection with the negotiation, syndication, execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, including to fund any original issue discount, upfront fees or legal fees and to grant and perfect any security interests.

“Transactions” means, collectively, each of the following transactions consummated or to be consummated in connection therewith (including the payment of Transaction Costs):

(a) the Borrowers will enter into this Agreement and the other Loan Documents and will obtain the Facilities hereunder;

(b) the Refinancing;

(c) the other transactions consummated (or to be consummated) on or about the Closing Date; and

(d) the payment of all Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the EURIBOR Rate, the Base Rate or the Daily Simple RFR, as applicable.

“UK Borrower” means each Borrower incorporated under the laws of England and Wales.

“UK Corporate Insolvency and Governance Act” means the Corporate Insolvency and Governance Act 2020, enacted in the UK, as such act may be amended, varied, supplemented or replaced from time to time.

“UK Enterprise Act” means the Enterprise Act 2002, enacted in the UK, as such act may be amended, varied, supplemented or replaced from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Insolvency Act” means the Insolvency Act 1986, enacted in the UK, as such act may be amended, varied, supplemented or replaced from time to time.

“UK Loan Party” means each Loan Party incorporated under the laws of England and Wales.

“UK Non-Bank Lender” means, with respect to an advance to a UK Borrower, a Lender that is: (i) a company resident in the UK for UK tax purposes; (ii) a partnership each member of which is (A) a company resident in the UK for UK tax purposes or (B) a company not resident in the UK for UK tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of a Loan Document that falls to it by reason of Part 17 of the CTA; or (iii) a company not resident in the UK for UK tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any interest payable to it in respect of a Loan Document.

“UK Qualifying Lender” means, with respect to an advance to a UK Borrower:

(a) a Lender which is beneficially entitled to interest payable to that Lender under a Loan Document and is:

(1) a Lender:

(i) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(ii) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;

(2) a Lender which is:

(i) a company resident in the United Kingdom for United Kingdom tax purposes;

(ii) a partnership each member of which is:

(a) a company so resident in the United Kingdom; or

(b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(3) a UK Treaty Lender; or

(b) a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Loan Document.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Securitisation Framework” means SR 2024, SECN and PRASR, together with the relevant provisions of the FSMA.

“UK Security Documents” means any Collateral Document governed by English law.

“UK Tax Confirmation” means a confirmation by a Lender that it is beneficially entitled to interest payable to that Lender in respect of a Loan Document and is either (i) a company resident in the UK for UK tax purposes, (ii) a partnership each member of which is (A) a company resident in the UK for UK tax purposes or (B) a company not resident in the UK for UK tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of a Loan Document that falls to it by reason of Part 17 of the CTA or (iii) a company not resident in the UK for UK tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any interest payable to it in respect of a Loan Document.

“UK Treaty Lender” means, with respect to an advance to a UK Borrower, a Lender which:

(a) is treated as a resident of a UK Treaty State for the purposes of a Treaty;

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c) fulfils any conditions which must be fulfilled under the relevant Treaty and under UK domestic law for residents of such UK Treaty State to obtain full exemption from Tax imposed by the United Kingdom on interest, including the completion of procedural formalities (provided that where a Lender has confirmed its HMRC DTTP Scheme reference number and jurisdiction of tax residence in accordance with Section 3.01(e) at least 30 days prior to the next Interest Payment Date, such procedural formalities shall be deemed to be completed), provided that references to “UK Treaty Lender” in the definitions of “Borrower DTTP Filing” and “Excluded UK Taxes”, Section 3.01(e) and (f), the Form of Assignment and Assumption and the Form of Purchasing Borrower Party Assignment and Assumption shall include a Lender which would be a UK Treaty Lender had that Lender completed all necessary procedural formalities.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which has entered into force and which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Trustee Act” means the United Kingdom Trustee Act 2000.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” has the meaning specified in Section 4.01(d).

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Parent Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Parent Borrower or made available to the Administrative Agent by any such Lender, and (b) with respect to any L/C Issuer, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Loans or L/C Advances to reimburse such L/C Issuer pursuant to Section 2.03(d).

“Unfunded Pension Liability” means the excess of the present value of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United Kingdom” and “UK” mean the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“U.S. Administrative Agent” means JPMCB (or any of its designated branch offices or affiliates), in its capacity as administrative agent under any of the Loan Documents (other than any Ancillary Document), or any successor administrative agent permitted by the terms hereof.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(c).

“Unreimbursed Amount” has the meaning specified in Section 2.03(d)(i).

“Unrestricted Lender” means any Regulated Entity, any Revolving Credit Lender, any Arranger or any of their respective Affiliates.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided pursuant to clause (d) below;

(b) each Securitization Subsidiary;

(c) any Subsidiary of an Unrestricted Subsidiary; and

(d) The Board of Directors of Holdings or any Parent Holding Company may designate any Subsidiary of Holdings (including any existing Subsidiary or newly acquired or newly formed Subsidiary of Holdings but excluding any Borrower or any Ancillary Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated (other than a Securitization Subsidiary) and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any of its Restricted Subsidiaries that is not a Subsidiary of the Subsidiaries to be so designated other than the Equity Interests of such Unrestricted Subsidiary; provided, further, however, (i) that immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing as a result of such designation, (ii) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary or hold any Indebtedness of or any Lien on any property of Holdings or its Restricted Subsidiaries and (iii) notwithstanding anything herein to the contrary, no Unrestricted Subsidiary shall at any time own (or hold an exclusive license to) any IP Rights that are material to the business of Holdings and its Restricted Subsidiaries, taken as a whole (such IP Rights, “Material Intellectual Property”).

The Board of Directors of Holdings or any Parent Holding Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such redesignation no Event of Default shall have occurred and be continuing as a result of such redesignation. Any Indebtedness of such Subsidiary and any Liens encumbering its assets at the time of such designation shall be deemed newly incurred or established, as applicable, at such time.

Any such designation by the Board of Directors of Holdings or any Parent Holding Company shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors of Holdings or any Parent Holding Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Borrower” has the meaning specified in the preamble of this Agreement.

“U.S. Lender” means a Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“U.S. Loan Party” means the U.S. Borrower and any other Loan Party that is a Domestic Subsidiary.

“U.S. Pledge Agreement” means that certain Amended and Restated Pledge Agreement, dated as of June 5, 2020, by and among the Collateral Agent and Holdings, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“U.S. Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of June 5, 2020, by and among the Collateral Agent and the Loan Parties party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“U.S. Special Resolution Regime” has the meaning specified in Section 10.25.

“VAT” means (i) any tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive and (ii) any other goods, sales, use or turnover tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in the immediately preceding clause (i) or imposed elsewhere, including any tax imposed pursuant to the UK Value Added Tax Act 1994.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Stock or Preferred Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means a Borrower or an Agent, as may be applicable.

“Working Capital” means, with respect to Holdings and the Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) The phrase “commercially reasonable efforts” shall not require the payment of a fee or other amount to any third party or the incurrence of any expense or liability by a Loan Party (or Affiliate) outside its ordinary course of its business.

(vi) The phrase “in good faith” when used with respect to a determination made by a Loan Party shall mean that such determination was made in the prudent exercise of its commercial judgment and shall be deemed to be conclusive if fully disclosed in writing (in reasonable detail) to the Administrative Agent and the Lenders and neither the Administrative Agent nor the Required Lenders have objected to such determination within three Business Days of such disclosure to the Administrative Agent and the Lenders.

(vii) The terms “cash” and “currency” shall, in each case, include all fiat and other currencies.

(viii) The phrases “ordinary course of business” and “consistent with past practice” shall each mean an action that is taken by Holdings or a Restricted Subsidiary (or an officer, director or employee of such Person) that is not inconsistent with the manner in which the businesses of Holdings or a Restricted Subsidiary has previously been operated or the manner in which the directors or officers of Holdings or a Restricted Subsidiary have previously exercised their business judgement or would expect to exercise their business judgment.

(ix) For the avoidance of doubt, with respect to a Person, the term “Affiliate” includes any other Person that becomes an “Affiliate” of such Person after the Closing Date.

(x) Any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) Limited Condition Transactions.

(i) In connection with any Limited Condition Transaction, for purposes of:

(A) calculating any applicable ratio (including the Financial Covenant) or basket availability in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Asset Sales, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as restricted or unrestricted, the repayment of Indebtedness or for any other purpose,

(B) determining the accuracy of any representation or warranty, which shall be limited to just the Company Specified Representations or similar limited list of representations and warranties, or

(C) determining whether any Default or Event of Default has occurred, is continuing or would result from any action, which shall be limited to just the Specified Events of Default in connection with the making of any Permitted Acquisition, Acquisition Transaction and/or other Investment permitted hereunder;

the date of determination of such ratio or basket, the accuracy of such representation or warranty (but taking into account any earlier date specified therein) or whether any Default or Event of Default has occurred, in each case as set forth above, is continuing or would result therefrom, shall at the option of the Parent Borrower (the election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be (x) in the case of any Restricted Payment, the date the relevant Restricted Payment is declared, (y) in the case of any such debt repayment, the date the notice of such repayment, redemption, repurchase or refinance of Indebtedness is delivered and (z) in the case of any other Limited Condition Transactions, the date the definitive agreements for such Limited Condition Transactions are entered into or the date such Limited Condition Transaction is publicly announced, including with respect to sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intent to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers (any such date, an “LCT Test Date”).

(ii) If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) and, at the Parent Borrower’s election, any other prospective Limited Condition Transactions for which an LCT Election has been made, such ratios, baskets, representations and warranties and absence of defaults are calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Parent Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with; and such baskets, ratios or financial metrics shall not be tested at the time of consummation of such Limited Condition Transaction except as contemplated in clause (A) of the immediately succeeding proviso; provided, however, that (A) if financial statements for one or more subsequent fiscal quarters shall have become available, the Parent Borrower may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such baskets, ratios and financial metric and (B) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized.

(iii) For the avoidance of doubt, (A) if any of the ratios or baskets, representations and warranties or absence of defaults referred to in clause (i) above are exceeded or breached as a result of fluctuations in such ratio or baskets (including due to fluctuations in Consolidated EBITDA), a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios or baskets, representations and warranties or absence of defaults will not be deemed to have been exceeded, breached, or otherwise failed as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Transaction and any related transactions are permitted hereunder and (B) such ratios or baskets and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions, except as contemplated in subclause (A) of the proviso in clause (ii) above.

(iv) If the Parent Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other transaction or otherwise on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction (or in the case of any Restricted Payment, the declaration thereof; or in the case of debt repayment, the notice thereof; or in the case of publicly announced Limited Condition Transactions, the announcement thereof) is terminated, revoked or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(v) Notwithstanding anything herein to the contrary, an LCT Election shall have no impact on the conditions precedent to Borrowings under the Revolving Credit Facility required to be satisfied under Section 4.02 except, with respect to a New Loan Commitment, as consented to by the lenders thereunder.

(f) [Reserved].

(g) For the purposes of Sections 2.05(b)(ii), 6.12, 7.03, 7.04 and 7.05, an allocation of assets to a division of a Restricted Subsidiary that is a limited liability company, or an allocation of assets to a series of a Restricted Subsidiary that is a limited liability company, shall be treated as a transfer of assets from one Restricted Subsidiary to another Restricted Subsidiary.

(h) With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived (including by performance) in accordance with the terms hereof. If any Default or Event of Default has occurred hereunder as a result of failure by a Loan Party or any Subsidiary to meet a deadline specified in a Loan Document, and the Administrative Agent (or the requisite Lenders) subsequently grant an extension with respect to such deadline pursuant to the terms of the relevant Loan Document, such Default or Event of Default shall be deemed to automatically be cured.

(i) For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”).

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, the Accounting Principles, as in effect from time to time.

(b) If at any time any change in the Accounting Principles (including Holdings’ election to report under GAAP), or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either Holdings or the Administrative Agent shall so request, the Administrative Agent and Holdings shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in such accounting principles, standards and procedures or the application thereof and Holdings) (it being understood that no amendment or similar fee shall be payable in connection therewith); provided, that, notwithstanding anything in Section 10.01 to the contrary, any such amendment may be made solely with the consent of Holdings and the Administrative Agent; provided, further, that, until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with the Accounting Principles, or the application thereof prior to such change therein and (B) Holdings shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in the Accounting Principles, or the application thereof or (ii) Holdings may elect to fix the Accounting Principles (for purposes of such ratio, basket, requirement or other provision), as of another later date notified in writing to the Administrative Agent from time to time. Upon any election made by Holdings to use the Accounting Principles following the Closing Date pursuant to this definition, Holdings shall promptly deliver to the Administrative Agent, for distribution to the Lenders, a reasonably detailed reconciliation to existing reporting standards for relevant historical periods (including, for the avoidance of doubt, the most recent Test Period). After giving effect to any such amendment, the term “Accounting Principles” as used herein shall be deemed to be a reference to GAAP.

(c) Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

1.04 Dutch Terms. In this Agreement, where it relates to a Dutch person, or in case of paragraph (o) below, a receivable governed by Dutch law, or the context requires so, a reference to:

(a) a “Dutch Loan Party” means each Loan Party incorporated under Dutch law and any Loan Party resident for tax purposes in the Netherlands including any Loan Party carrying on a business through a permanent establishment or deemed permanent establishment taxable in the Netherlands;

(b) a “board of directors” means a managing board (bestuur) when a Dutch Loan Party is concerned;

(c) a “director” means a managing director (bestuurder) when a Dutch Loan Party is concerned;

(d) “The Netherlands” means the European part of the Kingdom of the Netherlands and “Dutch” means in or of the Netherlands;

(e) “all necessary corporate or other organizational action” includes any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden);

(f) “Organization Documents” mean the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract (uittreksel) of registration of the trade register of the Dutch Chamber of Commerce;

(g) a “security interest” or “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(h) an “administration” or “dissolution” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(i) a “moratorium” includes surseance van betaling and “a moratorium is declared” includes surseance verleend;

(j) “institutes or consents to the institution of any proceeding under any Debtor Relief Law” includes that person having filed a notice under Section 36 of the Dutch Tax Collection Act of the Netherlands (Invorderingswet 1990);

(k) a “liquidator” includes a curator or a beoogd curator;

(l) an “receiver” includes a bewindvoerder and a beoogd bewindvoerder;

(m) an “attachment” includes a conservatoir beslag and an executoriaal beslag;

(n) an “order for relief” shall include a faillietverklaring and a verlening van surseance; and

(o) any legal or de facto transfer restriction set out in the Loan Documents shall not apply to any receivable for the payment of money (geldvordering op naam) under any Loan Document governed by Dutch law if and to the extent such restriction is, or would but for this paragraph (i) be, void (nietig) under section 3:83(3) of the Dutch Civil Code (Burgerlijk Wetboek).

1.05 Belgian Terms. In this Agreement, where it relates to a Belgian person, any Lien governed by Belgian law or the context so requires a reference to:

(a) a “liquidator”, “receiver”, “administrative receiver”, “administrator” or other similar officer includes any insolventiefunctionaris/praticien de l’insolvabilité, vereffeningsdeskundige/praticien de la liquidation, herstructureringsdeskundige/praticien de la réorganisation, curator/curateur, vereffenaar/liquidateur, gedelegeerd rechter/juge délégué, gerechtsmandataris/mandataire de justice, gerechtelijk deskundige/expert judiciaire, voorlopig bewindvoerder/administrateur provisoire, gerechtelijk bewindvoerder/administrateur judiciaire, mandataris ad hoc/mandataire ad hoc, and ondernemingsbemiddelaar/médiateur d’entreprise, as applicable;

(b) “lien” includes any mortgage (hypotheek/hypothèque), pledge (pand/gage), any mandate (mandaat/mandat) to grant a mortgage, a pledge or any other real security, privilege (voorrecht/privilège), reservation of title arrangement (eigendomsvoorbehoud/réserve de propriété), any real security (zakelijke zekerheid/sûreté réelle) and any transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie);

(c) a “moratorium” of any indebtedness, “rearrangement” or “reorganization” includes any of these terms in the context of a gerechtelijke reorganisatie/réorganisation judiciaire (including openbare gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire publique par accord amiable, openbare gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire publique par un accord collectif, besloten gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire privée par accord amiable, besloten gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire privée par un accord collectif, overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire), staking van betaling/cessation de paiements or any other legal proceeding based on Book XX (Insolventie van Ondernemingen/Insolvabilité des entreprises) of the Belgian Code of Economic Law (Wetboek van economisch recht/Code de droit économique);

(d) a “composition”, “general assignment”, “arrangement” or “compromise”, includes a settlement agreement outside judicial reorganisation (minnelijk akkoord buiten gerechtelijke reorganisatie /accord amiable hors réorganisation judiciaire), a judicial reorganisation (gerechtelijke reorganisatie/réorganisation judiciaire (including openbare gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire publique par accord amiable, openbare gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire publique par un accord collectif, besloten gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire privée par accord amiable, besloten gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire privée par un accord collectif)), or a transfer under judicial authority (overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire), as applicable;

(e) “winding up”, “liquidation”, “administration” or “dissolution” includes, without limitation, any vereffening/liquidation, ontbinding/dissolution, faillissement/faillite, besloten voorbereiding van het faillissement/préparation privée d’une faillite and sluiting van een onderneming/ fermeture d’une enterprise;

(f) “insolvency” includes any insolventieprocedure/procedure d’insolvabilité (including any procedure van minnelijk akkoord buiten gerechtelijke reorganisatie/procédure d’accord amiable hors réorganisation judiciaire, procedure van openbare of besloten gerechtelijke reorganisatie/procédure de réorganisation judiciaire publique ou privé, procedure van overdracht onder gerechtelijk gezag/procédure de transfert sous autorité judiciaire, procedure van besloten voorbereiding van het faillissement/procédure de préparation privée d’une faillite or a procedure van faillissement/procédure de faillite) and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);

(g) an “attachment”, “foreclosure”, “distress”, “execution” or analogous process includes any onteigening/expropriation, uitvoerend beslag/saisie exécutoire and bewarend beslag/saisie conservatoire;

(h) an “amalgamation”, “demerger”, “merger”, “consolidation” or “corporate reorganization” includes a overdracht van algemeenheid/transfert d’universalité, overdracht van bedrijfstak/transfert de branche d’activité, splitsing/scission and fusie/fusion and assimilated transaction (gelijkgestelde verrichting/opération assimilée) in accordance with articles 12:7 and 12:8 of the Belgian Code of Companies and Associations;

(i) “Belgian Civil Code” means the Belgian oud Burgerlijk Wetboek/ancien Code Civil of 21 March 1804 and, with effect from its applicable effective date, the Belgian new Burgerlijk Wetboek/Code Civil introduced pursuant to the Wet van 13 april 2019 tot invoering van een Burgerlijk Wetboek en tot invoeging van boek 8 “Bewijs” in dat Wetboek/Loi du 13 avril 2019 portant création d’un Code civil et y insérant un livre 8 « La preuve », as amended from time to time;

(j) the “Belgian Code of Companies and Associations” means the Belgian Wetboek van Vennootschappen en Verenigingen/Code des Sociétés et des Associations dated 23 March 2019, as amended from time to time;

(k) “Belgian Financial Collateral Law” means the Belgian law of 15 December 2004 on financial collateral, as amended from time to time;

(l) the “Belgian Income Tax Code” means the Wetboek van de Inkomstenbelastingen 1992/Code des impôts sur les revenus 1992, as amended from time to time;

(m) “Belgian MAS Law” means Title XVII of Book III of the Belgian Civil Code, as amended by the law of 11 July 2013 amending the Belgian Civil Code in respect of security on movable assets and abolishing various relevant provisions, as amended from time to time;

(n) “Belgian Non-Cooperative Jurisdiction” means a tax haven country, a low-tax jurisdiction or a non-cooperative jurisdiction, within the meaning of Article 307, §1/2, of the Belgian Income Tax Code or any successor provision;

(o) “Belgian Non-Cooperative Jurisdiction Lender” means a Lender that (1) is incorporated, resident or, established or otherwise located in a Belgian Non-Cooperative Jurisdiction, (2) acts, directly or indirectly, through a permanent establishment with which the Facility under this Agreement is effectively connected that is established or located in a Belgian Non-Cooperative Jurisdiction or (3) uses, directly or indirectly, for the purposes of this Agreement, a bank account managed by, held with or opened by or with (a) a person or permanent establishment meeting the conditions under point (1) or (2) above or (b) a credit institution established in, or a permanent establishment of a credit institution in, a Belgian Non-Cooperative Jurisdiction

(p) “Belgium” means the Kingdom of Belgium.

(q) “guarantee” or “guaranty” means, only for the purpose of the guarantee granted by any Belgian Loan Party in connection with the Loan Documents, an independent guarantee and not a surety (borgtocht/cautionnement) so that the provisions of Book III, Title XIV of the Belgian Civil Code regarding suretyship (borgtocht/cautionnement) will not apply;

(r) a “successor” means an algemene rechtsopvolger/successeur à titre universel;

(s) a person being “incorporated” in Belgium or of which its “jurisdiction of incorporation” is Belgium, means that such person has its statutory seat (zetel/siège) in Belgium; and

(t) a “subsidiary” shall be deemed to include a dochtervennootschap/filiale as defined in article 1:15, °2 of the Belgian Code of Companies and Associations.

1.06 Rounding. Any financial ratios required to be maintained by Holdings, or satisfied in order for a specific action to be permitted, under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.07 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight savings or standard, as applicable).

1.09 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.10 Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in clause (b) of this Section 1.10) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount (the “Agent’s Spot Rate of Exchange”) to be determined at the rate of exchange for the purchase of Dollars with the Alternative Currency or other currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York City time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price” or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later); provided that if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(b) For purposes of determining the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, and the Interest Coverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of (i) testing the Financial Covenant, at the Exchange Rate as of the last day of the fiscal quarter for which such measurement is being made, and (ii) calculating the Consolidated Total Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio (other than for the purposes of determining compliance with Section 7.07), the Consolidated Senior Secured Net Leverage Ratio, and the Interest Coverage Ratio, at the Exchange Rate as of the date of determination, and will, in the case of Indebtedness and Consolidated Funded Indebtedness, be the weighted average exchange rates used for determining Consolidated EBITDA for the relevant period determined in accordance with the Accounting Principles, provided that if any Borrower Party has entered into any currency Swap Contracts in respect of any borrowings, the Dollar Amount of such borrowings shall be determined by first taking into account the effects of that currency Swap Contract.

(c) The Administrative Agent shall determine the Dollar Amount of each Revolving Credit Loan denominated in an Alternative Currency and L/C Obligation in respect of Letters of Credit denominated in an Alternative Currency (i) for Revolving Credit Loans, as of the first day of each Interest Period applicable thereto and (ii) upon the issuance and increase of any Letter of Credit denominated in an Alternative Currency, and shall, on a monthly basis, promptly notify the Parent Borrower and the Revolving Credit Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Exchange Rate on the date of the related Borrowing request for purposes of such determination for any Revolving Credit Loan.

(d) Notwithstanding anything to the contrary in this Agreement, (i) any representation or warranty that would be untrue or inaccurate, (ii) any covenant that would be breached or (iii) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations (or other adverse changes) in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached or so constituted, as applicable, solely as a result of such fluctuations (or other adverse changes) in currency exchange rates.

(e) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or RFR Loan, the issuance, amendment or extension of a Letter of Credit or any similar provision (including, for the avoidance of doubt, establishment of any New Loan Commitment), an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Term Benchmark Loan, RFR Loan or Letter of Credit or other applicable loan or commitment is denominated in an Alternative Currency, such required minimum or multiple amount shall be, at the Parent Borrower’s option, either (i) a reference to the applicable non-Dollar currency (for example, a reference to a borrowing minimum of $500,000 would be deemed to mean €500,000 with respect to any borrowing in Euro) or (ii) the relevant Dollar Amount of such Alternative Currency, as determined by the Administrative Agent or the L/C Issuer, as the case may be (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward).

(f) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any interest rate used in this Agreement, or with respect to any comparable or successor rate thereto.

1.11 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated Dollar Amount of such Letter of Credit in effect at such time after giving effect to any expiration periods applicable thereto; provided, however, that (i) if any presentation of drawing documents shall have been made on or prior to the expiration date of such Letter of Credit and the applicable L/C Issuer shall not yet have honored such drawing or given notice of dishonor, the amount of such Letter of Credit that is the subject of such drawing shall be treated as still outstanding and (ii) with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated Dollar Amount thereof, the Dollar Amount of such Letter of Credit shall be deemed to be the maximum stated Dollar Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.12 Pro Forma Calculations. Notwithstanding anything to the contrary herein (subject to Section 1.01(e)), the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Interest Coverage Ratio (including, for the avoidance of doubt, Consolidated Cash Interest Expense), Consolidated EBITDA, Consolidated Net Income, the EBITDA Grower Amount and Consolidated Total Assets shall be calculated (including, in each case, for purposes of Sections 2.16 and 2.17) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period (including, with respect to any proposed Investment or acquisition pursuant to Rule 2.7 of The City Code on Takeovers and Mergers (or a similar arrangement) for which committed financing is obtained or is sought to be obtained, the relevant determination or calculation may be made with respect to an event occurring or intended to occur subsequent to such four-quarter period); provided that notwithstanding the foregoing, when calculating the Consolidated First Lien Net Leverage Ratio for purposes of (i) the Applicable Rate, (ii) the Applicable Commitment Fee and (iii) determining actual compliance (and not compliance on a Pro Forma Basis) with the Financial Covenant, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect; provided, further, that notwithstanding the foregoing, when calculating the Consolidated First Lien Net Leverage Ratio for purposes of determining the applicable percentage of Excess Cash Flow for purposes of Section 2.05(b), at the election of the Parent Borrower, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.

1.13 Calculation of Baskets.

(a) If any of the baskets set forth in this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA and/or Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Agreement, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any provision of this Agreement, if any Indebtedness (including any Incremental Amount), Lien, Asset Sale or other disposition, Restricted Payment, Permitted Investment, prepayment of Indebtedness, or Affiliate Transaction (or, in each case, a portion thereof) (each, a “Specified Incurrence”) would be permitted pursuant to one or more provisions described in the applicable negative covenant governing such Specified Incurrence, then:

(i) the Borrower Parties, in their sole discretion, may (x) divide, classify or reclassify such Specified Incurrence (or a portion thereof) at the time it is initially incurred within such covenant in any manner that complies with the applicable terms of this Agreement, and (y) later divide or reclassify any such Specified Incurrence (or a portion thereof) so long as such divided or reclassified amount would be permitted to be made in reliance on the applicable exception as of the date of such redivision or reclassification; and

(ii) unless otherwise elected by the Parent Borrower, any Specified Incurrence (or portion thereof) made pursuant to a provision of this Agreement that does not require compliance with a financial ratio or test (any such provision, including any dollar-capped basket, a “Fixed Basket”) shall automatically cease to be deemed made pursuant to such Fixed Basket and shall automatically be deemed made pursuant to an applicable Incurrence-Based Basket from and after the first date on which the applicable Borrower Party could have incurred or made such Specified Incurrence (or portion thereof) pursuant to such Incurrence-Based Basket (and, for the avoidance of doubt, the relevant Fixed Basket shall be increased by a corresponding amount but not to exceed the dollar-cap on such Fixed Basket); provided that all Indebtedness under this Agreement incurred on the Closing Date shall be deemed to have been Incurred pursuant to Section 7.02(b)(1) and the Borrowers shall not be permitted to reclassify all or any portion of such Indebtedness Incurred pursuant to Section 7.02(b)(1). As used in this Agreement, “Incurrence-Based Basket” means any provision of this Agreement that requires compliance with a financial ratio or test (including any Consolidated First Lien Net Leverage Ratio test, any Consolidated Senior Secured Net Leverage Ratio test and/or any Consolidated Total Net Leverage Ratio test).

(c) If Holdings or its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, notwithstanding anything to the contrary in the Loan Documents, Holdings may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Agreement and each other Loan Document on the date Indebtedness under such facility is incurred or on the date commitments with respect thereto are first received, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with the Loan Documents, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility or the date an LCT Election is made in connection with such facility); provided that, in each case, any future calculation of any such ratio based basket shall only include amounts borrowed and outstanding as of such date of determination.

1.14 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.15 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (each, a “Division”): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person (such different Person, a “Division Successor”), then it shall be deemed to have been transferred from the original Person to the Division Successor, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized, incorporated, formed and/or registered (as applicable) on the first date of its existence by the holders of its Equity Interests at such time.

1.16 Borrower Representative. Each Borrower hereby designates the Parent Borrower as its borrower representative (the “Borrower Representative”). The Borrower Representative may act as agent on each Borrower’s behalf for the purposes of issuing Committed Loan Notices, notices of conversion/continuation of any Loans, or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents, entering into amendments, waivers, supplements or other modifications with respect to any Loan Document, and taking all other actions (including in respect of compliance with covenants and certifications) on behalf of the Borrowers under the Loan Documents. The Parent Borrower hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. Each Borrower hereby releases the Parent Borrower to the extent possible from any restrictions on representing several persons and self-dealing applicable to it under any applicable law. The Borrowers may appoint a different (or additional) Borrower as Borrower Representative at any time by delivering written notice to the Administrative Agent. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any notice, agreement, document, or other communication, or any action or obligation, in each case, (i) that is required by this Agreement or any other Loan Document to be provided or taken by the Borrower Representative or the Parent Borrower shall be deemed to be valid or satisfied, as applicable, if given, taken, delivered or otherwise satisfied by any Borrower and (ii) that is required by this Agreement or any other Loan Document to be provided or taken by one or more Borrowers shall be deemed to be valid or satisfied, as applicable, if given, taken, delivered or otherwise satisfied by the Borrower Representative.

1.17 Treatment of Subsidiaries Prior to Joinder. Each Subsidiary of Holdings that is required to be joined as a Loan Party pursuant to Section 6.12 or 6.17 shall, until the completion of such joinder, be deemed for the purposes of Article VII of this Agreement to be a Loan Party from and after the later of the Closing Date, the date of formation of such Subsidiary or the date of acquisition of such Subsidiary.

1.18 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (A) in the event of any conflict or inconsistency between any term or provision of this Agreement and any term or provision of any Exhibit to this Agreement, the term or provision of this Agreement shall govern, and the Administrative Agent and the Parent Borrower shall be entitled (without the consent of any Lender or any other Person) to make such revisions to the relevant term or provision of the applicable Exhibit to ensure that such term or provision is consistent with the corresponding term or provision of this Agreement and (B) in the event of any conflict or inconsistent between any term or provision of this Agreement (including the Agreed Security Principles) and any term or provision of any Collateral Document, the term or provision of this Agreement (including the Agreed Security Principles) shall (to the extent legally possible) govern, and the Administrative Agent and the Parent Borrower shall be entitled (without the consent of any Lender or any other Person) (subject to the terms of the Intercreditor Agreement) to make such revisions to the relevant term or provision of the applicable Collateral Document to ensure that such term or provision is consistent with the corresponding term or provision of this Agreement. Notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent shall have the ability to extend any deadline set forth in any Collateral Document in its reasonable discretion, without the consent of any Lender or any other Person.

1.19 German Terms.

(a) With respect to a person incorporated or established in Germany, a reference in this Agreement to “director” includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person incorporated or established in Germany, including a “managing director” (Geschäftsführer) or “member of the board of directors” (Vorstand).

(b) With respect to a person incorporated or established in Germany, a person being “unable to pay its debts” or “insolvent” includes that person being in a state of Zahlungsunfähigkeit within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or being overindebted (Überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung).

(c) Where it relates to a person incorporated or established in Germany or German security, a reference to:

(d) a “liquidator”, “administrator”, “receiver”, “administrative receiver”, “compulsory manager” or similar officer includes an insolvency administrator (Insolvenzverwalter), interim insolvency administrator (vorläufiger Insolvenzverwalter) or custodian (Sachwalter) or preliminary custodian (vorläufiger Sachwalter);

(e) an order for “winding up” or “dissolution” includes an order for liquidation, the opening of insolvency proceedings (Insolvenzeröffnungsbeschluss) or for rejection of insolvency proceedings due to lack of funds (Abweisungsbeschluss mangels Masse) and including any action taken by the competent court as set out in § 21 of the German Insolvency Code (Insolvenzordnung);

(f) a “moratorium” includes protective shield proceedings (Schutzschirmverfahren) and insolvency plan proceedings (Insolvenzplanverfahren);

(g) a “step” or “procedure” taken in connection with insolvency proceedings for a person incorporated or established in Germany includes it being subject to a filing by a member of the management board or a director of the respective person incorporated or established in Germany for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) for any of the reasons set out in section 17 to 19 (inclusive) of the German Insolvency Code (Insolvenzordnung) including a filing for preliminary proceedings according to section 270a and 270b of the German Insolvency Code (Insolvenzordnung);

(h) a “composition” includes any composition in court (gerichtlicher Vergleich) or out of court (außergerichtlicher Vergleich), in each case, with a view to the general readjustment or rescheduling of indebtedness or, for any of the reasons set out in section 17 to 19 of the German Insolvency Code (Insolvenzordnung); and

(i) “attachment”, “sequestration”, “distress”, “execution” or analogous procedures include any Beschlagnahme, Pfändung and Zwangsverwaltung).

1.20 Luxembourg Terms. In this Agreement, where it relates to a Luxembourg person or the context requires so, a reference to:

(a) a winding-up, bankruptcy, insolvency, administration, liquidation, dissolution, moratorium, reorganization or rearrangement includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), reprieve from payment (sursis de paiement), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation and according to the law of 7 August 2023 on the preservation of companies and modernisation of the bankruptcy law, a reorganisation by amicable agreement (réorganisation par accord amiable), a judicial reorganisation (réorganisation judiciaire) or an administrative dissolution without liquidation procedure (procédure de dissolution administrative sans liquidation), or a voluntary dissolution or liquidation (dissolution ou liquidation volontaire) or similar laws or orders affecting the rights of creditors generally;

(b) an agent includes, without limitation, a mandataire;

(c) a liquidator, provisional liquidator trustee in bankruptcy, receiver, conservator, administrator, administrative receiver, judicial manager or similar officer includes any:

(i) juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii) liquidateur appointed under Articles 1100-2 to 1100-15 (inclusive) of the Luxembourg Companies Act;

(iii) juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg Companies Act;

(iv) commissaire appointed under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code;

(v) conciliateur d’entreprise appointed under the law of 7 August 2023 on the preservation of companies and modernisation of the bankruptcy law, as amended; and

(vi) any other insolvency practitioner appointed under applicable Luxembourg law in the context of restructuring or insolvency proceedings;

(d) a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements) or having lost creditworthiness (ébranlement de crédit);

(e) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(f) certificate or articles of incorporation, charter, by-laws or other organization or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés);

(g) a director or manager includes an administrateur and a gérant.

(h) an attachment includes a saisie; and

(i) a set-off includes, for purposes of Luxembourg law, legal set-off.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans.

(a) The Initial Term Borrowings. Subject to the terms and conditions set forth herein, each Initial Term Lender severally agrees to make loans denominated in Dollars (the “Initial Dollar Term Loans”) and loans denominated in Euros (the “Initial Euro Term Loans”) to the U.S Borrower (in the case of the Initial Dollar Term Loans) and the Parent Borrower (in the case of the Initial Euro Term Loans), in each case as specified in the Committed Loan Notice on the Closing Date in an amount not to exceed such Initial Term Lender’s applicable Initial Term Commitment. The Initial Term Borrowings shall consist of Initial Term Loans made simultaneously by the Initial Term Lenders in accordance with their respective Initial Term Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed (it being understood, however, that prepayments will be taken into account for purposes of any Prepayment-Based Incremental Facility to the extent provided by Section 2.16). Initial Term Loans may be Base Rate Loans or Term Benchmark Loans as further provided herein.

(b) Borrowings Under the Closing Date Revolving Tranche. Subject to the terms and conditions set forth herein, (i) each Closing Date Revolving Credit Lender severally agrees to make loans denominated in Dollars or in one or more Alternative Currencies (each such loan, a “Closing Date Revolving Credit Loan”) to the Revolving Borrowers (or any one of them, at the Parent Borrower’s option) from time to time on and after the Closing Date, on any Business Day until and excluding the

Business Day preceding the Maturity Date for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Closing Date Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing of Closing Date Revolving Credit Loans, (i) the Total Closing Date Revolving Credit Outstandings shall not exceed the Closing Date Revolving Tranche and (ii) the aggregate Outstanding Amount of the Closing Date Revolving Credit Loans of any Lender, plus the Dollar Amount of the Ancillary Commitments under all Ancillary Facilities made available by such Lender, plus such Lender’s Pro Rata Share (based on its Letter of Credit Commitments) of the Outstanding Amount of all L/C Obligations under the Closing Date Revolving Tranche, shall not exceed such Lender’s Closing Date Revolving Credit Commitment. Within the limits of each Closing Date Revolving Credit Lender’s Closing Date Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Closing Date Revolving Credit Loans may be Base Rate Loans (in the case of Closing Date Revolving Credit Loans denominated in Dollars), Term Benchmark Loans or RFR Loans as further provided herein. Subject to the terms of this Agreement and the Ancillary Documents, any Revolving Credit Lender may make all or part of its Available Revolving Credit Commitment available to any Ancillary Borrower as an Ancillary Facility.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans from one Type to the other, and each continuation of Term Benchmark Loans, shall be made upon the applicable Borrower’s notice to the Administrative Agent (either on behalf of itself or on behalf of another Borrower). Each such notice must be in writing and must be received by the Administrative Agent not later than:

(i) 11:00 a.m. (New York City time) three (3) Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Term Benchmark Loans denominated in Dollars and/or Euros (or, in the case of the Initial Term Loans to be funded on the Closing Date, one (1) Business Day prior to the Closing Date);

(ii) 11:00 a.m. (Local Time) three (3) Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Term Benchmark Loans denominated in any Alternative Currency (other than Pounds Sterling);

(iii) [reserved];

(iv) 11:00 a.m. (Local Time) five (5) RFR Business Days prior to the requested date of any Borrowing of RFR Loans denominated in Pounds Sterling; or

(v) 11:00 a.m. (New York City time) on the requested date of any Borrowing of Base Rate Loans or of any conversion of Term Benchmark Loans to Base Rate Loans (which, for the avoidance of doubt, must be denominated in Dollars);

(vi) or in each case of clauses (i) and (v) above with respect to Loans denominated in Dollars, such shorter period as the Administrative Agent shall agree in its reasonable discretion. Each notice pursuant to this Section 2.02(a) shall be delivered to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower; provided, that if such Committed Loan Notice is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Notwithstanding anything to the contrary contained in this Agreement, any Committed Loan Notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein, in which case such notice may be revoked or extended by any Borrower by written notice to the Administrative Agent on or prior to the specified effective date (with no penalty or consequence, including under Section 3.05) if such condition is not satisfied.

(b) Each Borrowing of RFR Loans and each Borrowing of, conversion to or continuation of Term Benchmark Loans shall be (i) in a principal amount of $500,000, or (ii) a whole multiple of $50,000 in excess thereof. Except as provided in Section 2.03(d), each Borrowing of, or conversion to, Base Rate Loans shall be (i) in a principal amount of $100,000, or (ii) a whole multiple of $50,000 in excess thereof. This paragraph shall be subject in all respects to Section 1.10(e).

(c) Each Committed Loan Notice shall specify (i) whether the applicable Borrower (either on behalf of itself or on behalf of another Borrower) is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of a Tranche of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans from one Type to the other, or a continuation of Term Benchmark Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Tranche of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency in which the Revolving Credit Loans to be borrowed are to be denominated (which shall be Dollars or an Alternative Currency). If the applicable Borrower fails to specify a Type of Loan in a Committed Loan Notice or if a Borrower fails to give a timely notice with respect to a Term Benchmark Loan requesting a conversion or continuation thereof, then the applicable Tranche of Term Loans, Specified Refinancing Revolving Loans, or Revolving Credit Loans shall be made as, or continued as, Term Benchmark Loans with an Interest Period of 1 month. Any such automatic conversion or continuation pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If the applicable Borrower (either on behalf of itself or on behalf of another Borrower) requests a Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(d) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Pro Rata Share of the applicable Tranche of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation of a Term Benchmark Loan is provided by a Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation of Term Benchmark Loans with an Interest Period of one month as described in Section 2.02(a)(c). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (Local Time), on the Business Day specified in the applicable Committed Loan Notice. Each Lender may, at its option, make any Loan available to the applicable Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the a Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the applicable Borrower as provided above.

(e) Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Loan unless the Borrowers pay (or causes to be paid) the amount due under Section 3.05 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or Required Lenders, no Dollar-denominated Loans may be requested as, converted to or continued as Term Benchmark Loans.

(f) The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. The determination of the Base Rate, the Term SOFR Rate, Eurodollar Rate or Daily Simple RFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(h) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing, which for the avoidance of doubt does not limit such Lender’s obligations under Section 2.18.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon (among other things) the agreements of the other Closing Date Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Facility Expiration Date, to issue Letters of Credit denominated in Dollars or an Alternative Currency for the account of Holdings or any Restricted Subsidiary, which Letters of Credit shall not exceed such L/C Issuer’s Letter of Credit Commitment (provided that the Parent Borrower hereby irrevocably agrees to reimburse the applicable L/C Issuer for amounts drawn on any Letters of Credit issued for the account of Holdings or any Restricted Subsidiary on a joint and several basis with Holdings or such Restricted Subsidiary) and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(c), and (2) to honor drawings under the Letters of Credit and (B) the Closing Date Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of Holdings or any Restricted Subsidiary; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Closing Date Revolving Credit Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension, after giving effect to such L/C Credit Extension, (x) the Total Closing Date Revolving Credit Outstandings would exceed the Closing Date Revolving Tranche, (y) the aggregate Outstanding Amount of the Closing Date Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations under the Closing Date Revolving Tranche, would exceed such Lender’s Closing Date Revolving Credit Commitment or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit (or with respect to any L/C Issuer, exceed such L/C Issuer’s Letter of Credit Commitment).

Within the foregoing limits, and subject to the terms and conditions hereof, the Parent Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Parent Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or been terminated or that have been drawn upon and reimbursed. All Letters of Credit shall be denominated in Dollars or an Alternative Currency; provided, that notwithstanding anything herein to the contrary, no L/C Issuer shall be required to issue trade or commercial letters of credit without its prior written consent. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit (and, in the case of clause (B) and (C) unless the applicable requisite consents specified therein have been obtained, no L/C Issuer shall issue any Letter of Credit) if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(c)(iii), the expiry date of such requested Letter of Credit would occur after the earlier of (x) five (5) Business Days prior to the scheduled Maturity Date then in effect for the Closing Date Revolving Tranche (or, if such day is not a Business Day, the next preceding Business Day) and (y) more than twelve (12) months after the date of issuance or last extension, unless the applicable L/C Issuer, in its sole discretion, has approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Facility Expiration Date, unless (i) all the Closing Date Revolving Credit Lenders and the applicable L/C Issuer have approved such expiry date and/or (ii) the applicable L/C Issuer has approved such expiry date and such requested Letter of Credit has been Cash Collateralized by the applicant requesting such Letter of Credit in accordance with Section (a) at least three (3) Business Days prior to the Letter of Credit Facility Expiration Date;

(D) the issuance of such Letter of Credit would violate one or more generally applicable policies of such L/C Issuer in place at the time of such request;

(E) subject in all respects to Section 1.10(e), such Letter of Credit is in an initial stated amount of less than $5,000 or such lesser amount as is acceptable to the applicable L/C Issuer in its sole discretion;

(F) such Letter of Credit is denominated in a currency other than Dollars or an Alternative Currency; or

(G) any Closing Date Revolving Credit Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including reallocation of the Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations pursuant to Section

2.18(a)(iv) or the delivery of Cash Collateral in accordance with Section 2.04 with the Parent Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure under such Tranche.

(iii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) Each L/C Issuer shall act on behalf of the Closing Date Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in ARTICLE IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in ARTICLE IX included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b) The foregoing benefits and immunities shall not excuse any L/C Issuer from liability to the Parent Borrower to the extent of any direct damages (as opposed to indirect, special, consequential, punitive or exemplary damages claims which are hereby waived by the Parent Borrower to the extent permitted by applicable law) suffered by the Parent Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent Borrower delivered (or transmitted by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the applicable L/C Issuer) to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable L/C Issuer (it being understood that such draft language for each such Letter of Credit must be in English or, if agreed to in the sole discretion of the applicable L/C issuer, accompanied by an English translation certified by the Parent Borrower to be a true and correct English translation), appropriately completed and signed by a Responsible Officer of the Parent Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 2:00 p.m. (Local Time) at least three (3) Business Days (or such shorter period as such L/C Issuer and the Administrative Agent may agree in a particular instance in their reasonable discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day not later than thirty (30) days prior to the Maturity Date of the Closing Date Revolving Tranche, unless the Administrative Agent and the applicable L/C Issuer otherwise agree); (B) the amount thereof and the currency in which such Letter of Credit is to be denominated; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate or other documents to be presented by such beneficiary in case of any drawing thereunder; (G) the Person for whose account the requested Letter of Credit is to be issued (which must be a Borrower Party); and (H) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment and (4) such other matters as the applicable L/C Issuer may reasonably request. Notwithstanding anything to the contrary contained in this Agreement, any Letter of Credit Application may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein, in which case such Letter of Credit Application may be revoked or extended by any Borrower by written notice to the Administrative Agent on or prior to the specified effective date (with no penalty or consequence) if such condition is not satisfied.

(ii) Promptly following delivery of any Letter of Credit Application to the applicable L/C Issuer, the Parent Borrower will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application and, if the Administrative Agent has not received a copy of such Letter of Credit Application, then the Parent Borrower will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Holdings or any Restricted Subsidiary (as designated in the Letter of Credit Application) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Closing Date Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the Closing Date Revolving Tranche multiplied by the amount of such Letter of Credit.

(iii) If the Parent Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Parent Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Closing Date Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Facility Expiration Date; provided, however, that such L/C Issuer shall have no obligation to permit any such renewal if such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise).

(iv) Promptly upon request thereof by the Parent Borrower or the Administrative Agent and after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also (A) deliver to the Parent Borrower, Holdings, the applicable Restricted Subsidiary and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and (B) the Administrative Agent in turn will notify each Closing Date Revolving Credit Lender of such issuance or amendment and the amount of such Closing Date Revolving Credit Lender’s Pro Rata Share therein.

(v) Notwithstanding anything to the contrary set forth above, the issuance of any Letters of Credit by any L/C Issuer under this Agreement shall be subject to such reasonable additional letter of credit issuance procedures and requirements as may be required by such L/C Issuer’s internal letter of credit issuance policies and procedures, in its sole discretion, as in effect at the time of such issuance, including requirements with respect to the prior receipt by such L/C Issuer of customary “know your customer” information regarding a prospective account party or applicant that is not a Borrower hereunder, as well as regarding any beneficiaries of a requested Letter of Credit. Additionally, if (a) the beneficiary of a Letter of Credit issued hereunder is an issuer of a letter of credit not governed by this Agreement for the account of Holdings or any Restricted Subsidiary (an “Other LC”), and (b) such Letter of Credit is issued to provide credit support for such Other LC, no amendments may be made to such Other LC without the consent of the applicable L/C Issuer hereunder.

(d) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any drawing under such Letter of Credit, the applicable L/C Issuer shall, within the period determined by applicable Law or rules specified in such Letter of Credit, examine drawing document(s). After such examination of drawing document(s), the applicable L/C Issuer shall notify the Parent Borrower of the date and the amount of the drawing presented under any Letter of Credit and paid by such L/C Issuer. Each L/C Issuer shall notify the Parent Borrower on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), and the Revolving Borrowers shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (i) to the extent the Parent Borrower shall have received notice of such payment before 10:00 a.m. (New York City time) on the applicable Honor Date, no later than 2:00 p.m. (New York City time) on such Honor Date and (ii) to the extent the Parent Borrower shall have received notice of such payment after 10:00 a.m. (New York City time) on the applicable Honor Date, no later than 12:00 p.m. (New York City time) on the next Business Day immediately following the date on which the Parent Borrower received notice of such payment (based on New York City time), with interest on the amount so paid or disbursed by such L/C Issuer, to the extent not reimbursed prior to 2:00 p.m. (New York City time) on the applicable Honor Date, from and including the date paid or disbursed to but excluding the date such L/C Issuer was reimbursed by the Parent Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Rate as in effect from time to time for Closing Date Revolving Credit Loans that are maintained as Base Rate Loans. If the Parent Borrower fails to so reimburse such L/C Issuer on such next Business Day, the L/C Issuer will notify the Administrative Agent thereof and the Administrative Agent shall promptly notify each Closing Date Revolving Credit Lender under the Closing Date Revolving Tranche of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Closing Date Revolving Credit Lender’s Pro Rata Share thereof. In such event, in the case of an Unreimbursed Amount, the Parent Borrower shall be deemed to have requested a Borrowing of Closing Date Revolving Credit Loans consisting of Base Rate Loans denominated in Dollars or the applicable Alternative Currency, as applicable, to be disbursed on such date in an amount equal to, and denominated in the same currency as, the Unreimbursed Amount, in accordance with the requirements of Section 2.02 but without regard to the minimum and multiples or borrowing notice deadlines specified in Section 2.02 for the principal amount of Base Rate Loans, Term Benchmark Loans or RFR Loans, as the case may be, but subject to the amount of the unused portion of the Closing Date Revolving Credit Commitments under such Closing Date Revolving Tranche and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(d)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Closing Date Revolving Credit Lender (including each Lender acting as an L/C Issuer) under the Closing Date Revolving Tranche shall upon any notice pursuant to Section 2.03(d)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, at the Administrative Agent’s Office in an amount equal to its applicable Pro Rata Share of the Unreimbursed Amount in Dollars (and if such payment was made in an Alternative Currency other than Dollars, then based on the equivalent of such amount in Dollars) not later than 1:00 p.m. (Local Time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(d)(iii), each Closing Date Revolving Credit Lender under the Closing Date Revolving Tranche that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Loan under the Closing Date Revolving Tranche to the Parent Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by the Borrowing of Closing Date Revolving Credit Loans consisting of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied (other than the condition in Section 4.02(c), which shall be deemed to be satisfied) or for any other reason, the Parent Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Base Rate Revolving Credit Loans under the Closing Date Revolving Tranche. In such event, each Closing Date Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Closing Date Revolving Credit Lender under the Closing Date Revolving Tranche funds its Closing Date Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(d) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s applicable Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each applicable Closing Date Revolving Credit Lender’s obligation to make Closing Date Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Parent Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Closing Date Revolving Credit Lender’s obligation to make Closing Date Revolving Credit Loans pursuant to this Section 2.03(d) is subject to the conditions set forth in Section 4.02 (other than delivery by the Parent Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Parent Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Closing Date Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(d) by the time specified in Section 2.03(d)(ii), then, without limiting the other provisions of this Agreement, such L/C

Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate reasonably determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such principal amount, the amount so paid (less interest and fees) shall constitute such Lender’s Closing Date Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Closing Date Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(d)(vi) shall be conclusive absent manifest error.

(e) Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Closing Date Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(d), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Parent Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its applicable Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Closing Date Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its applicable Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Closing Date Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Obligations Absolute. The obligation of the Parent Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Parent Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft, certificate or other drawing document that does not comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, administrator, administrative receiver, judicial manager, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Parent Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a legal or equitable discharge of, or provide a right of setoff against the Parent Borrower’s obligations hereunder.

The Parent Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the instructions of the Parent Borrower or other irregularity, the Parent Borrower will promptly notify the applicable L/C Issuer. The Parent Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(g) Role of L/C Issuer. Each Closing Date Revolving Credit Lender and the Parent Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and other documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Closing Date Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Closing Date Revolving Credit Lenders or the Required Revolving Lenders solely with respect to the Closing Date Revolving Tranche, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Parent Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Parent Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(f); provided, however, that anything in such clauses to the contrary notwithstanding, the Parent Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Parent Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by the Parent Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by such L/C Issuer’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may, in its sole discretion, either accept documents that appear on their face to be in order and make payment upon such documents, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Letter of Credit Fees. The Parent Borrower shall pay to the Administrative Agent for the account of each Closing Date Revolving Credit Lender in accordance with its applicable Pro Rata Share, a Letter of Credit fee in Dollars which shall accrue for each Letter of Credit on the Dollar Amount thereof in an amount equal to the Applicable Rate then in effect for Term Benchmark Loans denominated in Dollars with respect to the Closing Date Revolving Tranche multiplied by the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases automatically pursuant to the terms of such Letter of Credit); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral reasonably satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Closing Date Revolving Credit Lenders in accordance with the upward adjustments in their respective applicable Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.18(a)(iv) with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears and shall be due and payable on the fifteenth (15th) calendar day following the end of each fiscal quarter (or, if such day is not a Business Day, the immediately preceding Business Day), commencing with the first full fiscal quarter to end following the Closing Date (or, if later, the fifteenth (15th) calendar day following the first fiscal quarter in which such Letter of Credit is issued (or, if such day is not a Business Day, the immediately preceding Business Day)), on the Letter of Credit Facility Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to an L/C Issuer. The Parent Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee in Dollars equal to 0.125% of the maximum daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears and based on the Dollar Amount thereof. Such fronting fee shall be due and payable on the fifteenth (15th) calendar day following the end of each fiscal quarter (or, if such day is not a Business Day, the immediately preceding Business Day), commencing with the first full fiscal quarter to end following the Closing Date (or, if later, the fifteenth (15th) calendar day following the first fiscal quarter in which such Letter of Credit is issued (or, if such day is not a Business Day, the immediately preceding Business Day)), on the Letter of Credit Facility Expiration Date and thereafter on demand. For purposes of computing the maximum daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.11. In addition, the Parent Borrower shall pay directly to the applicable L/C Issuer for its own account, without duplication, the customary issuance, presentation, administration, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within thirty (30) days of written demand with a reasonably detailed invoice and are nonrefundable.

(j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k) Reporting. To the extent that any Letters of Credit are issued by an L/C Issuer other than the Administrative Agent, each such L/C Issuer shall furnish to the Administrative Agent a report detailing the daily L/C Obligations outstanding under all Letters of Credit issued by it, such report to be in a form and at reporting intervals as shall be agreed between the Administrative Agent and such L/C Issuer; provided that in no event shall such reports be furnished at intervals greater than thirty-one (31) days (and in no event shall any such report be provided earlier than the fifth (5th) Business Day after the end of any calendar month in respect of a calendar month period).

(l) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any Tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Closing Date Revolving Credit Lenders to purchase participations therein and to make Closing Date Revolving Credit Loans and payments in respect thereof pursuant to this Section 2.03) under (and ratably participated in by Lenders pursuant to) the Closing Date Revolving Credit Commitments in respect of such non-terminating Tranches up to an aggregate amount not to exceed the aggregate principal amount of the unused Closing Date Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and to the extent any Letters of Credit are not able to be reallocated pursuant to this clause (l) and there are outstanding Closing Date Revolving Credit Loans under the non-terminating Tranches, the Borrowers agree to repay all such Closing Date Revolving Credit Loans (or such lesser amount as is necessary to reallocate all Letters of Credit pursuant to this clause (l)) or (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Parent Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.04 but only up to the amount of such Letter of Credit not so reallocated. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given Tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Closing Date Revolving Credit Lenders in any Letter of Credit issued before such Maturity Date.

(m) Letters of Credit Issued for Account of Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable L/C Issuer (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Parent Borrower (i) shall reimburse, indemnify and compensate the applicable L/C Issuer hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Parent Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. The Parent Borrower hereby acknowledges that the issuance of such Letters of Credit for its Restricted Subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(n) Applicability of ISP and UCP. Unless otherwise expressly agreed in writing by the applicable L/C Issuer and the Parent Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time of such issuance shall apply to each commercial Letter of Credit.

(o) Existing Letters of Credit. Subject to the terms and conditions hereof, (i) Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit outstanding on the Closing Date or (ii) all letters of credit issued for the account of Holdings or any Restricted Subsidiary and outstanding on the Closing Date and issued by an entity that is a L/C Issuer under this Agreement, which, by its execution of this Agreement, has agreed to act as a L/C Issuer hereunder and listed on Schedule 2.03 (each, an “Existing Letter of Credit”) shall automatically be continued hereunder on the Closing Date by such L/C Issuer, and as of the Closing Date the Lenders shall acquire a participation therein as if such Existing Letter of Credit were issued hereunder, and each such Existing Letter of Credit shall be deemed a Letter of Credit for all purposes of this Agreement as of the Closing Date without any further action by any Borrower.

2.04 Cash Collateral.

(a) Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Facility Expiration Date, any L/C Obligation for any reason remains outstanding, the Parent Borrower shall, in each case, promptly deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 102% of the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent or the applicable L/C Issuer, the Parent Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 102% of all Fronting Exposure of such Defaulting Lender after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender.

(b) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at the Administrative Agent (or other financial institution selected by the Administrative Agent). The Parent Borrower, and to the extent provided by any Revolving Credit Lender, such Revolving Credit Lender, hereby grant to (and subject to the control of) the Administrative Agent and the Collateral Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer and the Revolving Credit Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.04(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Parent Borrower and the relevant Defaulting Lender shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.04 or Sections 2.03, 2.05, 2.06, 2.18, 8.02 or 8.04 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided prior to any other application of such property as may be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure (after giving effect to such release) or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default under Sections 8.01(a), (f) or (g) or an Event of Default (and following application as provided in this Section 2.04 may be otherwise applied in accordance with Section 8.04) and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.05 Prepayments.

(a) Optional.

(i) The Borrowers may, upon notice to the Administrative Agent from the Parent Borrower substantially in the form of Exhibit K (which notice may be delivered via electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent), at any time or from time to time voluntarily prepay Loans in whole or in part, without premium or penalty except as set forth in Section 2.05(a)(iii) below; provided that (A) such notice must be received by the Administrative Agent not later than 10:00 a.m. (Local Time) (x) three (3) Business Days prior to any date of prepayment of Term Benchmark Loans, (y) three (3) Business Days prior to any date of prepayment of Base Rate Loans and (z) three (3) RFR Business Days prior to any date of prepayment of RFR Loans; (B) subject in all respects to Section 1.10(e), any prepayment of Term Benchmark Loans or RFR Loans shall be in a principal amount of $500,000 or a whole multiple of $50,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Tranche and Type(s) of Loans to be prepaid and, if Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Loans (except that if the class of Loans to be prepaid includes both Base Rate Loans and Term Benchmark Loans, absent direction by the Parent Borrower, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Term Benchmark Loans, in each case in a manner that minimizes the amount payable by the Borrowers in respect of such prepayment pursuant to Section 3.05). The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility). If such notice is given by the Parent Borrower, the applicable Borrower shall, subject to clause (ii) below, make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Benchmark Loan or RFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Sections 2.05(a)(iii) or (iv) and 3.05. In the event of any prepayments of Loans under this Section 2.05(a) made at a time when Loans of more than one Tranche remain outstanding, the Parent Borrower shall select the Tranche of Loans to be prepaid. Each prepayment of the principal of, and interest on, any Loans denominated in an Alternative Currency shall be made in the relevant Alternative Currency. Subject to Section 2.18, each prepayment of outstanding Term Loans pursuant to this Section 2.05(a) (x) shall be applied to the Term Loan Tranche or Term Loan Tranches designated on the applicable prepayment notice on a pro rata basis within such Term Loan Tranche and (y) shall be applied to the remaining amortization payments of the applicable Term Loan Tranche(s) as directed by the Parent Borrower (or, if the Parent Borrower has not made such designation, in direct order of maturity), but, in any event, on a pro rata basis to the Lenders within such Term Loan Tranche.

(ii) Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.05(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or extended by the Parent Borrower by written notice to the Administrative Agent on or prior to the specified effective date if such condition is not satisfied.

(iii) If any Borrower (A) makes a voluntary prepayment of Initial Term Loans pursuant to Section 2.05(a) resulting in a Repricing Transaction, (B) effects an amendment with respect to the Initial Term Loans resulting in a Repricing Transaction or (C) makes a prepayment of Initial Term Loans pursuant to Section 2.05(b)(iii) resulting in a Repricing Transaction, in each case prior to the six-month anniversary of the Closing Date, the Parent Borrower shall pay (or cause to be paid) to the Administrative Agent, for the ratable account of the applicable Term Lenders, a prepayment premium in an amount equal to 1.00% of the principal amount prepaid (or, in the case of clause (B), a prepayment premium in an amount equal to 1.00% of the principal amount of affected Initial Term Loans held by Lenders not consenting to such amendment).

(b) Mandatory.

(i) For any Excess Cash Flow Period, within ten (10) Business Days after each date on which a Compliance Certificate is required to be delivered in connection with the audited financial statements required to be delivered for such Excess Cash Flow Period pursuant to Section 6.01(a), the Parent Borrower shall prepay an aggregate principal amount of Initial Term Loans in an amount equal to:

(A) the Applicable ECF Percentage of Excess Cash Flow for such Excess Cash Flow Period, minus

(B) the sum of:

(1) the aggregate amount of voluntary principal prepayments of (i) the Loans, (ii) Indebtedness that is pari passu in right of payment and security with the Obligations, (iii) Subordinated Indebtedness, (iv) Indebtedness secured by Liens on Excluded Assets, or (v) unsecured Indebtedness of Holdings or a Restricted Subsidiary (including, in each case, (w) prepayments or repurchases at a discount to par, including through Dutch auctions and open market purchases, with credit given for the actual amount of the cash payment and prepayments in connection with the lender replacement provisions (including pursuant to Section 3.07), (x) cash payments pursuant to Section 10.07 or other applicable “yank-a-bank” provisions (to the extent the applicable Indebtedness is retired instead of assigned), and (y) prepayments of Loans under any Revolving Tranche or any other revolving Indebtedness that is pari passu in right of payment and security with the Revolving Credit Commitments that are accompanied by a corresponding permanent commitment reduction of the applicable revolving credit commitments), in each case other than to the extent that any such prepayment is funded with the proceeds of Specified Refinancing Debt, Refinancing Notes or any other long-term Indebtedness,

(2) (x) any amount not required to be applied to such prepayment pursuant to Section 2.05(b)(viii) or (ix) and (y) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of Taxes (including distributions to any direct or indirect parent in respect of Taxes), to the extent such payments exceed the amount of tax expense deducted in calculating such Consolidated Net Income,

(3) the portion of the Excess Cash Flow applied (to the extent Holdings or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase Indebtedness that is pari passu in right of payment and security with the Initial Term Loans (to the extent the documentation governing such Indebtedness requires such a prepayment or repurchase thereof with Excess Cash Flow, in each case in an amount not to exceed the product of (x) the amount of Excess Cash Flow and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars in accordance with Section 1.10) and the denominator of which is the aggregate outstanding principal amount of Term Loans and all such other Indebtedness), in each case other than to the extent that any such prepayment is funded with the proceeds of Funded Debt,

(4) to the extent the Parent Borrower elects not to have such amounts reduce Excess Cash Flow, the amount of capital expenditures or acquisitions of intellectual property accrued or made in cash during such period to the extent not financed with the proceeds of Funded Debt,

(5) to the extent the Parent Borrower elects not to have such amounts reduce Excess Cash Flow, the amount of Permitted Investments, including Acquisition Transactions (in each case, including costs and expenses related thereto), made during such period to the extent that such Permitted Investments were not financed with the proceeds of Funded Debt; and

(6) to the extent the Parent Borrower elects not to have such amounts reduce Excess Cash Flow, the amount of Restricted Payments actually paid (and permitted to be paid) during such period pursuant to Section 7.05 to the extent such Restricted Payments were not received by a Loan Party and not financed with the proceeds of Funded Debt;

provided that, in each case, the payments described above were (x) made during the relevant Excess Cash Flow Period, (y) at the option of the Parent Borrower, after the end of such Excess Cash Flow Period but prior to the date that the ECF Prepayment Amount for such Excess Cash Flow Period would be required to be paid pursuant to this Section 2.05(b)(i) (and to any subsequent fiscal year to the extent the amount of such prepayments exceed the ECF Prepayment Amount for such year, when taken together with any other payments required for such year, but without duplication in any other Excess Cash Flow period) or (z) committed to be made during such fiscal year or prior to the date of such Excess Cash Flow prepayment (the amount of Excess Cash Flow required to be used to prepay Term Loans pursuant to this Section 2.05(b)(i), the “ECF Prepayment Amount”); provided, further that no prepayment shall be required with respect to any Excess Cash Flow Period unless the ECF Prepayment Amount for such Excess Cash Flow Period exceeds the greater of (x) $125,700,000 and (y) 15% of the EBITDA Grower Amount (unless such threshold is waived at the election of the Parent Borrower by notice to the Administrative Agent), and in such case, the ECF Prepayment Amount shall be only the amount in excess thereof. If the ECF Prepayment Amount is less than $0, the amount by which such ECF Prepayment Amount is less than zero shall be carried forward to succeeding fiscal years to be deducted from the ECF Prepayment Amount required to be prepaid in subsequent periods.

(ii)

(A) If any Asset Sale of assets constituting Collateral either pursuant to the General Asset Sale Basket or as a Casualty Event (or series of related Asset Sales or Casualty Events, excluding the Specified Asset Sales) results in the receipt by a Loan Party of any Net Cash Proceeds, then the Parent Borrower shall prepay, subject to Section 2.05(b)(viii) and (ix), an aggregate principal amount of Initial Term Loans in an amount equal to the Applicable Asset/Casualty Sweep Percentage of such Net Cash Proceeds (the “Asset/Casualty Prepayment

Amount”) within ten (10) Business Days of receipt thereof (or within ten (10) Business Days after the later of the date the threshold referred to above is first exceeded and the date the relevant Net Cash Proceeds are received) by such Loan Party; provided that the Parent Borrower may use a portion of the Net Cash Proceeds received from such relevant transaction to prepay or repurchase any other Indebtedness that is pari passu in right of payment and security with the Term Loans (including the Existing Senior Secured Dollar Notes, the Existing Senior Secured Euro Notes and the Existing Floating Rate Notes) to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such relevant transaction, to the extent not deducted in the calculation of Net Cash Proceeds, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.10) and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.10) (which shall reduce the Asset/Casualty Prepayment Amount on a dollar-for-dollar basis); provided, further that no prepayment shall be required with respect to any Asset Sale or Casualty Event (or series of related Asset Sales or Casualty Events) unless the resulting Asset/Casualty Prepayment Amount (after giving effect to the immediately preceding proviso) would exceed the greater of (x) $167,600,000 and (y) 20% of the EBITDA Grower Amount (unless such threshold is waived at the election of the Parent Borrower by notice to the Administrative Agent), and in such case, the Asset/Casualty Prepayment Amount shall be only the amount in excess thereof; provided, further that with respect to any such Net Cash Proceeds that would be required to be used to prepay the Initial Term Loans pursuant to this Section 2.05(b)(ii)(A), the Borrowers may instead elect to reinvest an amount equal to all or a portion of such Net Cash Proceeds or repay the Springing Indebtedness in accordance with Section 7.04 in lieu of making the otherwise applicable mandatory prepayment hereunder; and

(B) the Parent Borrower shall apply the Net Cash Proceeds from any Specified Asset Sales to permanently repay the Initial Term Loans, the Springing Indebtedness or any other Pari Passu Indebtedness that is secured by pari passu Liens on the Collateral (for the avoidance of doubt, not including any Revolving Credit Loans) in proportions and in such manner as the Parent Borrower shall determine in its sole discretion within six (6) months of Holdings’ or any Restricted Subsidiaries’ receipt of such proceeds and such proceeds shall not be eligible for any reinvestment pursuant to Section 7.04(b);

(iii) Upon the incurrence or issuance by Holdings or any of its Restricted Subsidiaries of any Refinancing Notes, any Specified Refinancing Term Loans or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.02, the Parent Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Parent Borrower or such Restricted Subsidiary.

(iv) Upon the incurrence by Holdings or any of its Restricted Subsidiaries of any Specified Refinancing Debt constituting revolving credit facilities, the Parent Borrower shall prepay an aggregate principal amount of Revolving Credit Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Holdings or such Restricted Subsidiary.

(v) If for any reason the sum of the Total Closing Date Revolving Credit Outstandings or the sum of outstanding Specified Refinancing Revolving Loans at any time exceeds the sum of the applicable Revolving Tranche in respect thereof (including after giving effect to any reduction in the applicable Revolving Credit Commitments pursuant to Section 2.06), the Borrowers shall immediately prepay the Loans under the applicable Revolving Tranche, repay Ancillary Outstandings under the applicable Revolving Tranche and/or Cash Collateralize the L/C Obligations related thereto in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Loans under the applicable Revolving Tranche, the sum of the Total Closing Date Revolving Credit Outstandings or the outstanding Specified Refinancing Revolving Loans, as the case may be, exceeds the aggregate Closing Date Revolving Credit Commitments or the commitments to make Specified Refinancing Revolving Loans, as the case may be, then in effect.

(vi) Subject to Section 2.18, each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied to each Term Loan Tranche on a pro rata basis (or, if agreed to in writing by the Majority Lenders of a Term Loan Tranche, in a manner that provides for less favorable prepayment treatment of such Term Loan Tranche, so long as each other Term Loan Tranche receives its Pro Rata Share of any amount to be applied more favorably, except to the extent otherwise agreed by the Majority Lenders of each Term Loan Tranche receiving less than such Pro Rata Share) (other than a prepayment of (x) Term Loans or Revolving Credit Loans, as applicable, with the proceeds of Indebtedness incurred pursuant to Section 2.19, which shall be applied to the Term Loan Tranche or Revolving Tranche, as applicable, being refinanced pursuant thereto or (y) Term Loans with the proceeds of any Refinancing Notes issued to the extent permitted under Section 7.02(b)(1), which shall be applied to the Term Loan Tranche being refinanced pursuant thereto). Amounts to be applied to a Term Loan Tranche in connection with prepayments made pursuant to this Section 2.05(b) shall be applied to interest on each such Term Loan Tranche on a pro rata basis that is accrued and payable at such time and thereafter to the remaining scheduled installments with respect to such Term Loan Tranche as directed by the Parent Borrower (or, if the Parent Borrower has not made such designation, in direct order of maturity). Each prepayment of Term Loans under a Facility pursuant to this Section 2.05(b) shall, unless otherwise directed by the Parent Borrower, be applied on a pro rata basis to the then outstanding Base Rate Loans and Term Benchmark Loans under such Facility; provided that, if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans under such Facility to the full extent thereof before application to Term Benchmark Loans, in each case in a manner that minimizes the amount payable by the Borrowers in respect of such prepayment pursuant to Section 3.06.

(vii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Term Benchmark Loan or RFR Loan on a date other than the last day of an Interest Period therefor (or, in the case of an RFR Loan, the Interest Payment Date applicable thereto), any amounts owing in respect of such Term Benchmark Loan or RFR Loan pursuant to Section 3.05 and, to the extent applicable, any additional amounts required pursuant to Section 2.05(a)(iii) or Section 2.05(a)(iv). Notwithstanding any of the other provisions of Section 2.05(a), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term Benchmark Loans or RFR Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor (or, in the case of an RFR Loan, the Interest Payment Date applicable thereto), the Parent Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest

Period (or, in the case of an RFR Loan, the Interest Payment Date applicable thereto), at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(viii) Notwithstanding any other provisions of this Section 2.05, to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Subsidiary (an “Impacted Disposition”) or the Net Cash Proceeds of any Casualty Event from a Subsidiary (an “Impacted Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i) are or is prohibited or restricted by (x) applicable local law, rule or regulation, (y) any Contractual Obligation of such Subsidiary existing at the time of such prepayment event (and not entered into in contemplation of such prepayment event or to avoid such prepayment) or (z) the Organization Documents of such Subsidiary existing at the time of such prepayment event (provided such restriction or prohibition in the Organization Documents is not in contemplation of such prepayment event or to avoid such prepayment), in each case, from being repatriated to a Borrower or so prepaid, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.05 but may be retained by the applicable Subsidiary.

(ix) Notwithstanding any other provisions of this Section 2.05, to the extent that the Parent Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Impacted Disposition or any Impacted Casualty Event, in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i), would result in material adverse tax consequences, an amount equal to the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Subsidiary.

(x) The Parent Borrower shall not be required to monitor any Payment Block and/or reserve cash for future repatriation after the Parent Borrower has notified the Administrative Agent of the existence of such Payment Block.

(c) Notwithstanding anything to the contrary in this Agreement, any Purchasing Borrower Party shall have the right at any time and from time to time to prepay Loans of one or more classes to the applicable Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to a Dutch Auction and the procedures described in the definition thereof; provided that any Discounted Voluntary Prepayment shall be offered to all Lenders of the applicable class(es) on a pro rata basis.

(d) Lender Opt-out. With respect to any mandatory prepayment of the Term Loans pursuant to Section 2.05(b), any Lender, at its option (but solely to the extent the Parent Borrower elects for this clause (d) to be applicable to a given prepayment, other than in connection with any Refinancing Notes or any Specified Refinancing Term Loans), may elect not to accept such prepayment. To the extent the Parent Borrower elects for this clause (d) to be applicable to a given prepayment, the Parent Borrower shall notify the Administrative Agent of any event giving rise to such prepayment of the Loans and the amount of the prepayment that is available to prepay the Loans (the “Prepayment Amount”) at least five

(5) Business Days prior to the date of such prepayment (the “Prepayment Date”). The Administrative Agent shall promptly notify the Appropriate Lenders of the amount available to prepay the Loans of the applicable class and the Prepayment Date. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent by 11:00 a.m. date that is three (3) Business Days prior to the Prepayment Date. If any Lender does not give a notice by such date that it is a Declining Lender, then it will be deemed to be an Accepting Lender. On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Loans owing to such Accepting Lenders shall be paid to the Administrative Agent by the Parent Borrower and applied by the Administrative Agent ratably to prepay Loans owing to such Accepting Lenders in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Loans owing to Declining Lenders shall be retained by the Parent Borrower (such retained amounts, “Retained Declined Proceeds”).

2.06 Termination or Reduction of Commitments.

(a) Optional. The Parent Borrower may, upon written notice to the Administrative Agent, terminate the unused portions of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments under any Revolving Tranche, or from time to time permanently reduce the unused portions of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments under any Revolving Tranche; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days (or such shorter period as the Administrative Agent shall agree in its reasonable discretion) prior to the date of termination or reduction, (ii) subject in all respects to Section 1.10(e), any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) the Parent Borrower shall not terminate or reduce (A) the Commitments under any Tranche of the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, (x) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (y) the Total Closing Date Revolving Credit Outstandings would exceed the Revolving Credit Commitments under the Closing Date Revolving Tranche, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit. Any such notice of termination or reduction of commitments pursuant to this Section 2.06(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. For the avoidance of doubt, (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which arrangements reasonably satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), this Agreement shall automatically terminate and the Administrative Agent shall comply with Section 9.01(c) and Section 9.11.

(b) Mandatory.

(i) The Aggregate Commitments under a Term Loan Tranche shall be automatically and permanently reduced to zero on the date of the initial incurrence of all Term Loans under such Term Loan Tranche, which in the case of the Initial Term Commitments shall be the Closing Date.

(ii) Upon the incurrence by the Parent Borrower or any Restricted Subsidiary of any Specified Refinancing Debt constituting revolving credit facilities, the Revolving Credit Commitments of the Lenders under the Tranche of Revolving Credit Loans being refinanced shall be automatically and permanently reduced on a ratable basis by an amount equal to 100% of the Commitments under such revolving credit facilities.

(iii) If after giving effect to any reduction or termination of Closing Date Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the amount of the Closing Date Revolving Tranche at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(iv) The aggregate Revolving Credit Commitments with respect to any Tranche of the Revolving Credit Facility shall automatically and permanently be reduced to zero on the Maturity Date with respect to such Tranche of the Revolving Credit Facility.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the applicable Lenders of the applicable Facility of any termination or reduction of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit or any Revolving Tranche under this Section 2.06. Upon any reduction of Commitments under a Facility or a Tranche thereof, the Commitment of each Lender under such Facility or Tranche thereof shall be reduced by such Lender’s ratable share of the amount by which such Facility or Tranche thereof is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments and unpaid, shall be paid on the effective date of such termination. For the avoidance of doubt, to the extent that any portion of the Revolving Credit Loans have been refinanced with one or more new revolving credit facilities constituting Specified Refinancing Debt, any prepayments of revolving Loans made pursuant to this Section 2.06 (other than any prepayments of revolving Loans made pursuant to Section 2.06(b)(ii)) shall be allocated ratably among the Revolving Tranches (or more favorably to the existing tranches).

2.07 Repayment of Loans.

(a) Initial Dollar Term Loans. The Borrowers jointly and severally hereby unconditionally promise to repay to the Administrative Agent for the ratable account of the Initial Dollar Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with September 30, 2026, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Initial Dollar Term Loans funded on the Closing Date and (ii) on the Maturity Date for the Initial Dollar Term Loans, the aggregate principal amount of all Initial Dollar Term Loans outstanding on such date; provided that the installments required by clause (i) above shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06; provided, further, that if the date scheduled for any principal repayment installment is not a Business Day, such principal repayment installment shall be repaid on the next preceding Business Day.

(b) Initial Euro Term Loans. The Borrowers jointly and severally hereby unconditionally promise to repay to the Administrative Agent for the ratable account of the Initial Euro Term Lenders on the Maturity Date for the Initial Euro Term Loans, the aggregate principal amount of all Initial Euro Term Loans outstanding on such date.

(c) In the case of both Sections 2.07(a) and 2.07(b), in the event any Loans pursuant to a Term Commitment Increase, New Term Loans or Extended Term Loans are made, such Loans shall be repaid by the Borrowers in the amounts and on the dates set forth in the definitive documentation with respect thereto and on the applicable Maturity Date thereof.

(d) Revolving Credit Loans. The Borrowers jointly and severally hereby unconditionally promise to repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Credit Facilities of a given Tranche the aggregate principal amount of all of its Revolving Credit Loans of such Tranche outstanding on such date.

(e) All Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in the currency in which they were made.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Term SOFR Rate or Eurodollar Rate, as applicable, for such Interest Period plus (B) the Applicable Rate for Term Benchmark Loans under such Facility, (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under such Facility and (iii) each RFR Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the applicable Daily Simple RFR plus (B) the Applicable Rate for RFR Loans under such Facility.

(b) During the continuance of a Specified Event of Default, the Borrowers shall pay interest on the amount of all overdue Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate applicable to such amounts to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan (other than Revolving Credit Loans bearing interest based on the Base Rate that are repaid or prepaid without any corresponding termination or reduction of the Revolving Credit Commitments other than as set forth in Section 2.16(e)), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Loan shall be payable in the currency in which each Loan was made.

(e) All computations of interest hereunder shall be made in accordance with Section 2.10 of this Agreement.

(f) The amount and timing of payments of interest in respect of any Ancillary Facility shall be agreed by the relevant Ancillary Lender and the Ancillary Borrower under such Ancillary Facility.

2.09 Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Parent Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of each Tranche of the Revolving Credit Facility, a commitment fee equal to the Applicable Commitment Fee multiplied by the actual daily amount by which the aggregate Revolving Credit Commitments under such Tranche exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans under such Tranche, (B) the

Outstanding Amount of L/C Obligations under such Tranche and (C) the Outstanding Amount of Ancillary Obligations under such Tranche, subject to adjustment as provided in Section 2.18. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, and shall be due and payable quarterly in arrears on the fifteenth (15th) calendar day following the end of each fiscal quarter (or, if such day is not a Business Day, the immediately preceding Business Day), commencing with the first full fiscal quarter to end following the Closing Date and on the Maturity Date for the Revolving Credit Facility. For the avoidance of doubt, the commitment fee payable pursuant to this Section 2.09(a) shall accrue and be payable in Dollars.

(b) Other Fees. The Parent Borrower shall pay to the Lenders, the Arrangers, the Administrative Agent and the Collateral Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. The amount and timing of payments of fees in respect of any Ancillary Facility will be agreed by the relevant Ancillary Lender and the Ancillary Borrower under such Ancillary Facility based on market rates and forms.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans (except for Base Rate computations in respect of clauses (a) and (c) of the definition thereof) and for Daily Simple RFR shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year) or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which generally accepted market practice differs from the foregoing, in accordance with such generally accepted market practice as determined by the Administrative Agent in its reasonable discretion. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. The Administrative Agent shall, at the request of the Parent Borrower, promptly deliver to the Parent Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.

2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c) or Proposed Treasury Regulation Section 1.163-5(b), as a non-fiduciary agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its accounts or records pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrowers under this Agreement and the other Loan Documents.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to payments in an Alternative Currency, all payments by the Parent Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. (New York City time) on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternative Currency and in immediately available funds not later than the applicable time specified by the Administrative Agent (which shall not be earlier than 1:00 p.m. (Local Time)), in each case on the dates specified herein. If, for any reason, a Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the applicable Borrower shall make such payment in Dollars in the equivalent Dollar Amount. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. (New York City time) in the case of payments in Dollars or after the applicable time specified by the Administrative Agent in the case of payments in an Alternative Currency shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term Benchmark Loans or RFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b)

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term Benchmark Loans or RFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. (Local Time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section (d) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans under the applicable Facility, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If both the applicable Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid (less interest and fees) shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

(ii) Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the applicable Overnight Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this ARTICLE II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in ARTICLE IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d) Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Section 9.07.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(g) Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it of a particular Tranche, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders of the same Tranche such participations in the Loans of the same Tranche made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section shall not be construed to apply to (A) the application of Cash Collateral provided for in Section (a), (B) the assignments and participations (including by means of a Dutch Auction and open market debt repurchases) described in Sections 2.05(c) and 10.07, (C) (i) the incurrence of any New Term Loans in accordance with Section 2.16, (ii) the prepayment of Revolving Credit Loans in accordance with Section 2.16(e) in connection with a Revolving Credit Commitment Increase or (iii) the incurrence of any Specified Refinancing Debt in accordance with Section 2.19, (D) any Extension described in Section 10.01 or (E) any applicable circumstances contemplated by Sections 2.05(b), 2.16, 2.18 or 3.07.

2.14 Additional Alternative Currencies.

(a) The Parent Borrower may from time to time request that Closing Date Revolving Credit Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Closing Date Revolving Credit Loans, such request shall be subject to the approval of the Administrative Agent and the Closing Date Revolving Credit Lenders; and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 2:00 p.m. five (5) Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant L/C Issuer, in its or their reasonable discretion). In the case of any such request pertaining to Closing Date Revolving Credit Loans, the Administrative Agent shall promptly (and in any event, by 2:00 p.m. on the immediately succeeding Business Day) notify each Closing Date Revolving Credit Lender thereof and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant L/C Issuer. Each such Closing Date Revolving Credit Lender (in the case of any such request pertaining to Closing Date Revolving Credit Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 2:00 p.m., one (1) Business Day after receipt of such request, whether it consents, in its sole discretion, to the making of Closing Date Revolving Credit Loans or the issuance of Letters of Credit, as the case may be, in the requested currency.

(c) Any failure by any Closing Date Revolving Credit Lender or any L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding paragraph (b) shall be deemed to be a refusal by such Closing Date Revolving Credit Lender or L/C Issuer, as the case may be, to permit Closing Date Revolving Credit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Closing Date Revolving Credit Lenders that would be obligated to make Closing Date Revolving Credit Loans denominated in such requested currency consent to making Closing Date Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify the Parent Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Closing Date Revolving Credit Loans, and if the Administrative Agent and the relevant L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain the requisite consent to any request for an additional currency under this Section 2.14, the Administrative Agent shall promptly so notify the Parent Borrower.

2.15 Extension Offers.

(a) Notwithstanding anything to the contrary in this Agreement, the Parent Borrower may request (each such request, an “Extension Offer”) at any time and from time to time that all or a portion of (i) the Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche”, and the Term Loans of such Tranche, the “Existing Term Loans”) or (ii) all or a portion of the Revolving Credit Commitments of one or more Tranches existing at the time of such request (each, an “Existing Revolving Tranche” and together with the Existing Term Tranches, each an “Existing Tranche”, and the Revolving Credit Commitments of such Existing Revolving Tranche, the “Existing Revolving Loans”, and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer, including, without limitation, by increasing the interest rate or fees payable in respect of such Existing Loans (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Existing Loans (any such Existing Tranche which has been so extended or modified, an “Extended Term Tranche” or “Extended Revolving Tranche”, as applicable, and each an “Extended Tranche”, and the Term Loans or Revolving Credit Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans” or “Extended Revolving Commitments”, as applicable, and collectively, the “Extended Loans”), and any Extended Loans shall constitute a separate Tranche of Loans from the Tranche of Loans from which they were converted, so long as the following terms are satisfied:

(i) any such request shall be made by the Parent Borrower to certain Lenders specified by the Parent Borrower with Term Loans or Revolving Credit Commitments, as applicable, with a like maturity date (whether under one or more Tranches);

(ii) such Extended Loans shall rank pari passu in right of payment with the other Existing Tranches, shall not be Guaranteed by any Restricted Subsidiary that is not, or does not become a Borrower or Guarantor under the Existing Tranches, and shall either be unsecured or secured by the Collateral, either on a first lien “equal and ratable” basis with the Existing Tranches or on a “junior” basis with the Existing Tranches, in each case over the same (or a lesser portion of) Collateral that secures the Existing Tranches),

(iii) the final maturity date of any Extended Loans shall be no earlier than the then Latest Maturity Date of the applicable Existing Tranche from which the Extended Loans are being converted,

(iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby,

(v) any Extended Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) with the applicable Existing Tranche in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer,

(vi) if the aggregate principal amount of Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Lenders of such Loans or Revolving Credit Commitments, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of such Tranche of Existing Loans offered to be extended by the Parent Borrower pursuant to such Extension Offer, then such Loans or Revolving Credit Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer,

(vii) [reserved],

(viii) all documentation in respect of such Extension shall be consistent with the foregoing, and

(ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Parent Borrower in its sole discretion.

For the avoidance of doubt, no Lender shall be required to participate in any Extension.

(b) In addition, the Parent Borrower may request, on an annual basis upon giving notice to the Administrative Agent not more than 90 days prior to any anniversary of the Closing Date (each such request, an “Annual RCF Extension Offer”), to extend the Maturity Date that is applicable to all or a portion of one or more Revolving Tranches existing at the time of such request to the date that is one year following the Maturity Date then in effect (such extended Maturity Date, the “Extended RCF Maturity Date”), and:

(i) if the Lenders collectively holding at least a majority of the Revolving Commitments of such Revolving Tranche that are subject to the Annual RCF Extension Offer shall have accepted such Annual RCF Extension Offer, then such Revolving Credit Commitments of such Lenders shall automatically be reallocated into a new Extended Revolving Tranche (the “Annual Extended Revolving Tranche”), which shall be separate from the Revolving Credit Commitments of the Lenders who do not accept such Annual RCF Extension Offer (such Revolving Credit Commitments, the “Remaining Revolving Tranche”);

(ii) the Maturity Date for the Annual Extended Revolving Tranche shall be the Extended RCF Maturity Date; and

(iii) any Lender that initially declined an Annual RCF Extension Offer may, at its option and with the consent of the Parent Borrower, later roll all or a portion of its Revolving Credit Commitments under the Remaining Revolving Tranche into the Annual Extended Revolving Tranche.

(c) With respect to all extensions of Loans consummated by the Parent Borrower pursuant to this Section 2.15 (each, an “Extension”), (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer or Annual RCF Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Parent Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Parent Borrower’s sole discretion and may be waived by the Parent Borrower) of Existing Loans of any or all applicable Tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans or any Annual Extended Revolving Tranche on such terms as may be set forth in the relevant Extension Offer or Annual RCF Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15. In the event any Extended Revolving Tranche or Annual Extended Revolving Tranche is established, the Revolving Borrowers may choose to borrow under one or more Revolving Tranches in their sole discretion and such Borrowings need not be pro rata across the Revolving Tranches.

(d) The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent (at the direction of the Administrative Agent) to enter into amendments to this Agreement and the other Loan Documents with the Parent Borrower as may be necessary in order to establish (or in the case of an automatic Annual Extended Revolving Tranche, document) new Tranches or sub-Tranches in respect of Extended Loans and Annual Extended Revolving Tranches and such amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection with the establishment or documenting of such new Tranches or sub-Tranches, in each case on terms consistent with this Section 2.15.

(e) In connection with any Extension and subject to the notice requirements in clause (a)(II) above, the Parent Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent acting reasonably to accomplish the purposes of this Section 2.15. The Parent Borrower may amend, revoke or replace an Extension Offer or Annual RCF Extension Offer at any time prior to the date on which Lenders under the applicable Existing Tranche are requested to respond to such Extension Offer or Annual RCF Extension Offer.

(f) If, in connection with any proposed Extension, any requested Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Offer (each such other Lender, a “Non-Extending Lender”) then the Parent Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension amendment; provided, further, that all obligations of the Parent Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.15, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the Parent Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and the Parent Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.

(g) Following the effectiveness of any Extension, with the written consent of the Parent Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Parent Borrower and the Administrative Agent at least ten (10) Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Parent Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Lender that participated in such Extension as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be existing Loans of the applicable Tranche.

2.16 Incremental Facilities.

(a) The Parent Borrower (either on behalf of itself or on behalf of another Borrower) may, from time to time after the Closing Date, upon notice by the Parent Borrower to the Person appointed by the Parent Borrower to arrange an incremental Facility (such Person (who may be the Administrative Agent or any other Person appointed by the Parent Borrower), the “Incremental Arranger”) specifying the proposed amount and currency thereof, request (1) an increase in the Commitments under any Revolving Tranche (which shall be on the same terms as, and become part of, the Revolving Tranche proposed to be increased) (each, a “Revolving Credit Commitment Increase”), (2) an increase in any Term Loan Tranche then outstanding (which shall be on the same terms as, and become part of, the Term Loan Tranche proposed to be increased hereunder (except as otherwise provided in clause (d) below with respect to amortization)) (each, a “Term Commitment Increase”), (3) the addition of one or more new revolving credit facilities to the Facilities (each, a “New Revolving Facility” and, any advance made by a Lender thereunder, a “New Revolving Loan”; and the commitments thereof, the “New Revolving Commitment”), and/or (4) the addition of one or more new term loan facilities (each, a “New Term Facility”; and any advance made by a Lender thereunder, a “New Term Loan”; and the commitments thereof, the “New Term Commitment” and together with the Revolving Credit Commitment Increase, the New Revolving Commitments and the Term Commitment Increase, the “New Loan Commitments”) in an amount not to exceed the sum of (x) the Fixed Incremental Facility, (y) an unlimited amount (this clause (y), the “Ratio-Based Incremental Facility”) so long as the Maximum Ratio Requirement is satisfied and (z) an amount equal to (i) (A) all voluntary prepayments of pari passu Term Loans (including, for the avoidance of doubt, any New Term Loans that are pari passu in right of payment and security with the Initial Term Loans) made pursuant to Section 2.05(a) and (B) all repurchases and cancellations of pari passu Term Loans (including, for the avoidance of doubt, any New Term Loans) made pursuant to the terms hereof (including for the avoidance of doubt, amounts paid pursuant to Section 3.06), in each case of clauses (A) and (B), in an amount equal to the principal amount of the Term Loans so prepaid, repurchased and/or cancelled, (ii) voluntary prepayments of Revolving Credit Loans (including, for the avoidance of doubt, any New Revolving Loans) made pursuant to Section 2.05(a) to the extent accompanied by a corresponding, permanent reduction in the Revolving Credit Commitments pursuant to Section 2.06(a) and (iii) voluntary prepayments, redemptions, repurchases and cancellations of other Indebtedness that is pari passu in right of payment and security with any Term Loans (including the Existing Dollar Senior Secured Notes, the Existing Euro Senior Secured Notes and the Existing Floating Rate Notes but excluding any prepayment made in accordance with Section 2.05(b)(ii)(B)), and with respect to any such Indebtedness that is revolving Indebtedness, to the extent accompanied by a corresponding, permanent reduction in the revolving commitments in respect thereof, in each case, in an amount equal to the principal amount of Indebtedness so prepaid, repurchased and/or cancelled, in each case of the foregoing clauses (i), (ii) and (iii), to the extent not funded with the proceeds of long term Indebtedness (excluding, for the avoidance of doubt, proceeds of any revolving credit facility (including the Revolving Credit Facility)) (this clause (z), the “Prepayment-Based Incremental Facility”) (such sum and subject to Section 1.01(e), at any such time, the “Incremental Amount”); provided that, subject in all respects to Section 1.10(e), any such request for an increase shall be in a minimum amount of the lesser of (x) $5,000,000, and (y) the entire amount of any increase that may be requested under this Section 2.16; provided, further, that for purposes of any New Loan Commitments established pursuant to this Section 2.16 and Incremental Equivalent Debt incurred pursuant to Section 2.17:

(i) at the Parent Borrower’s option, the Borrowers shall be deemed to have used amounts under the Ratio-Based Incremental Facility (to the extent compliant therewith), prior to utilization of the Prepayment-Based Incremental Facility and the Fixed Incremental Facility, and the Borrowers shall be deemed to have used the Prepayment-Based Incremental Facility prior to utilization of the Fixed Incremental Facility,

(ii) New Loan Commitments pursuant to this Section 2.16 and Incremental Equivalent Debt pursuant to Section 2.17 may be incurred under the Ratio-Based Incremental Facility (to the extent compliant therewith), the Fixed Incremental Facility and the Prepayment-Based Incremental Facility, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by, at the Parent Borrower’s option, first calculating the incurrence under the Ratio-Based Incremental Facility (without inclusion of any amounts substantially concurrently utilized pursuant to the Fixed Incremental Facility, the Prepayment-Based Incremental Facility or any amounts substantially concurrently incurred under the Revolving Credit Facility or under Section 7.02 (other than any Ratio Debt or Ratio Acquisitions Debt incurred pursuant to Section 7.02)) and then calculating the incurrence under the Prepayment-Based Incremental Facility (without inclusion of any amounts utilized pursuant to the Fixed Incremental Facility) and then calculating the incurrence under the Fixed Incremental Facility,

(iii) in the event that any New Loan Commitments pursuant to this Section 2.16 and Incremental Equivalent Debt pursuant to Section 2.17 incurred under the Fixed Incremental Facility or the Prepayment-Based Incremental Facility subsequently meet the criteria for such New Loan Commitments or Incremental Equivalent Debt, as applicable, under the Ratio-Based Incremental Facility, unless the Parent Borrower elects otherwise, such New Loan Commitments or Incremental Equivalent Debt shall be automatically reclassified as incurred under the Ratio-Based Incremental Facility (and for the avoidance of doubt, the Fixed Incremental Facility and/or the Prepayment-Based Incremental Facility, as applicable, shall be increased by a corresponding amount but not to exceed the maximum amount permitted under Section 2.16(a)), and

(iv) solely for the purpose of calculating the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio to determine the availability under the Ratio-Based Incremental Facility at the time of incurrence, any cash proceeds incurred pursuant to this Section 2.16 and/or Incremental Equivalent Debt being incurred on such test date in calculating such Consolidated First Lien Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio shall be excluded for purposes of calculating unrestricted cash or unrestricted Cash Equivalents; provided, however, that any use of such cash proceeds to repay Indebtedness shall be given pro forma effect as contemplated by the definition of “Pro Forma Basis”.

The Parent Borrower may designate any Incremental Arranger of any New Loan Commitments with such titles under the New Loan Commitments as the Parent Borrower may deem appropriate.

(b) For the avoidance of doubt, the Parent Borrower will not be obligated to approach any Lender to participate in any New Loan Commitments. Any Lender approached to participate in any New Loan Commitments may elect or decline, in its sole discretion, to participate in such increase or new facility. The Parent Borrower may also invite additional Eligible Assignees reasonably satisfactory to the Incremental Arranger and, solely in connection with a Revolving Credit Commitment Increase or New Revolving Facility, with the consent of the Administrative Agent and each L/C Issuer (to the extent the consent of any of the foregoing would be required to assign Revolving Credit Loans to such Eligible Assignee, which consent shall not be unreasonably withheld, delayed or conditioned) to become Lenders pursuant to a joinder agreement to this Agreement. Neither the Administrative Agent nor the Collateral Agent (in their respective capacities as such) shall be required to execute, accept or acknowledge any joinder agreement pursuant to this Section 2.16 and such execution shall not be required for any such joinder agreement to be effective; provided that, with respect to any New Loan Commitments, the Parent Borrower must provide to the Administrative Agent the documentation providing for such New Loan Commitments. For the avoidance of doubt and notwithstanding anything herein to the contrary, the consent of each L/C Issuer shall be required for establishing a Revolving Credit Commitment Increase, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) If (i) a Revolving Tranche or a Term Loan Tranche is increased in accordance with this Section 2.16 or (ii) a New Term Facility or New Revolving Facility is added in accordance with this Section 2.16, the Incremental Arranger and the Parent Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase, New Term Facility or New Revolving Facility among the applicable Lenders. The Incremental Arranger shall promptly notify the applicable Lenders of the final allocation of such increase, New Term Facility or New Revolving Facility and the Increase Effective Date. In connection with (i) any increase in a Term Loan Tranche or Revolving Tranche or (ii) any addition of a New Term Facility or New Revolving Facility, in each case, pursuant to this Section 2.16, this Agreement and the other Loan Documents may be amended in writing (which may be executed and delivered by the Borrowers and the Incremental Arranger (and the Lenders hereby authorize any such Incremental Arranger to execute and deliver any such documentation)) in order to establish the New Term Facility or New Revolving Facility or to effectuate the increases to the Term Loan Tranche or Revolving Tranche and to reflect any changes necessary or appropriate to give effect to such increase or new facility in accordance with its terms as set forth herein pursuant to the documentation relating to such New Term Facility or New Revolving Facility. As of the Increase Effective Date, in the case of an increase to an existing Term Loan Tranche, the amortization schedule for the Term Loan Tranche then increased set forth in Section 2.07(a) (or any other applicable amortization schedule for New Term Loans or Specified Refinancing Term Loans) shall be amended in writing (which may be executed and delivered by the Borrowers and the Incremental Arranger (and the Lenders hereby authorize any such Incremental Arranger to execute and deliver any such documentation)) to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Loans under such Term Loan Tranche being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date.

(d) With respect to any Revolving Credit Commitment Increase, Term Commitment Increase or addition of a New Term Facility or New Revolving Facility pursuant to this Section 2.16, (i) no Event of Default would exist immediately after giving effect to such increase; provided that when an election with respect to a Limited Condition Transaction has been made, in which case Section 1.01(e) shall govern; provided, further, that the condition set forth in this clause (i) may be waived or not required (other than a Specified Event of Default) by the Persons providing an Incremental Facility if the initial borrowing thereunder will be incurred in connection with a Permitted Acquisition, an Acquisition Transaction and/or another Permitted Investment; (ii) immediately prior to, and after giving effect to such transaction (other than when an election with respect to a Limited Condition Transaction has been made, in which case Section 1.02(e) shall govern) the representations and warranties set forth in Article V shall be true and correct in all material respects (or in all respects, if qualified by materiality); provided, that representations and warranties that are expressly stated to be as of an earlier date shall be accurate in all material respects as of such earlier date (or in all respects, if qualified by materiality); provided, further, that the condition set forth in this clause (ii) may be waived or not required by the Persons providing such Incremental Facilities if initial borrowing thereunder will be incurred in connection with a Permitted Investment; (iii)(A) in the case of any New Revolving Facility, (1) the final maturity shall be no earlier than the Maturity Date applicable to the Revolving Credit Facility and (2) no amortization or mandatory commitment reduction prior to the Maturity Date applicable to the Revolving Credit Facility shall be required and (B) in the case of any New Term Facility, other than in the case of amounts not in excess of the Inside Maturity Basket at the time of Incurrence, Extendable Bridge Loans/Interim Debt and special mandatory redemptions in connection with customary escrow arrangements, such New Term Facility shall have a final maturity no earlier than the then Latest Maturity Date of the then-outstanding Initial Term Loans and the Weighted Average Life to Maturity of such New Term Facility shall be no shorter than that of the then-outstanding Initial Term Loans; (iv) except as set forth in clause (f) below and in clause (iii) above with respect to final maturity and Weighted Average Life to Maturity, any such New Term Facility or New Revolving Facility shall have terms reasonably satisfactory to the Incremental Arranger; and (v) to the extent reasonably requested by the Incremental Arranger and expressly set forth in the documentation relating to such New Term Facility or New Revolving Facility, the Incremental Arranger shall have received legal opinions, resolutions, officers’ certificates, the Creditor/Agent Accession Undertaking required under and as defined in the Intercreditor Agreement and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Section 6.12 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion) with respect to the Borrowers and each material Subsidiary Guarantor, in each case, organized, incorporated, formed and/or registered (as applicable) in a jurisdiction for which such deliveries are reasonably necessary to preserve the Collateral in such jurisdiction. Subject to the foregoing, the conditions precedent to each such increase or New Loan Commitment shall be solely those agreed to by the Lenders providing such increase or New Loan Commitment, as applicable, and the Parent Borrower. Notwithstanding the foregoing, (x) to the extent any terms of any Term Commitment Increase, Revolving Credit Commitment Increase, New Term Facility or New Revolving Facility are more favorable to the existing Lenders than comparable terms existing in the Loan Documents, such terms (if favorable to the existing Lenders) may be, in consultation with the Administrative Agent, incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment requirements (including, for the avoidance of doubt, at the option of the Parent Borrower, the Parent Borrower may, but shall not be required to, increase the Applicable Rate or amortization payments relating to any existing Term Facility to bring such Applicable Rate in line with the relevant Term Commitment Increase or New Term Facility, including to achieve fungibility with such existing Facility), (y) the terms of any New Revolving Facility (with the exception of any interest rate margins and/or fees) shall be substantially identical to the Revolving Credit Facility, except for (i) terms that are applicable only after the then Latest Maturity Date of the Revolving Credit Facility or (ii) such terms as may be included solely as to administrative matters, which shall be subject to the Administrative Agent’s consent (such consent not to be unreasonably withheld, delayed or conditioned) and (z) the terms of any New Term Facility or New Revolving Facility may be incorporated if otherwise reasonably satisfactory to the Parent Borrower, the Incremental Arranger and the Administrative Agent. To the extent a New Revolving Facility is established, at the Parent Borrower’s option, the Administrative Agent and the Parent Borrower shall be permitted to amend this Agreement to require borrowings and repayments on a pro rata basis among Revolving Tranches (except for (A) payments of interest and fees at different rates on the Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of any Revolving Credit Loan, and (C) repayments made in connection with a permanent repayment and termination of the Revolving Credit Loans or Revolving Credit Commitments after the effective date of such New Revolving Facility).

(e) On the Increase Effective Date with respect to an increase to an existing Revolving Tranche, (x) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the increase to the Revolving Credit Commitments (each, a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding L/C Obligations such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in L/C Obligations will equal the Pro Rata Share of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (y) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the Increase Effective Date be prepaid from the proceeds of Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The additional Term Loans made under the Term Loan Tranche subject to the increases shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Sections 2.01 and 2.02 and on the date of the making of such additional Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.01 and 2.02, such additional Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under such Term Loan Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Term Loan Tranche will participate proportionately in each then outstanding Borrowing of Term Loans under the Term Loan Tranche.

(f) (i) Any New Revolving Facility or New Term Facility shall rank pari passu (or be subordinated) in right of payment with the other Facilities, shall not be Guaranteed by any Restricted Subsidiary that is not, or does not become (prior to or concurrently with the establishment of the New Revolving Facility or New Term Facility), a Borrower or Guarantor under the existing Term Facility (but for the avoidance of doubt, need not be Guaranteed by every Loan Party), and shall either be unsecured or secured (and, to the extent secured by the Collateral, shall be secured either on a first lien “equal and ratable” basis with the other Facilities or on a “junior” basis with the applicable Facilities, in each case over the same (or a lesser portion of) Collateral that secures the Term Facility (and in each case, such New Term Facility shall be subject to the Applicable Intercreditor Arrangements)), (ii) any prepayment (other than scheduled amortization) of any New Term Facility or New Revolving Facility, as applicable, that is subordinated in right of payment or security with an existing Term Facility or Revolving Credit Facility, as applicable, shall be made on a junior basis with respect to such existing Term Facility or Revolving Credit Facility, as applicable, except that the Borrowers and the lenders providing the relevant New Term Facility or New Revolving Facility, as applicable, shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any such prepayment on a less than pro rata basis (but not on a greater than pro rata basis), (iii) any New Term Facility that is secured on a pari passu basis with the Term Facility shall share ratably (or on a lesser basis) with respect to any mandatory prepayments of the existing Term Facility and any other Indebtedness that is secured on a pari passu basis with the Term

Facility (including the Existing Dollar Senior Secured Notes, the Existing Euro Senior Secured Notes and the Existing Floating Rate Notes) (other than mandatory prepayments resulting from a refinancing of any Facility, which may be applied exclusively to the Facility being refinanced, and other than special mandatory redemptions in connection with customary escrow arrangements) and (iv) any New Revolving Facility or New Term Facility shall have an amortization schedule (if any) (subject to clause (d) above), interest rates and margins (including through fixed interest rates), interest rate floors (if any), upfront fees, original issue discounts and currency as determined by the Parent Borrower and the lenders providing the relevant New Revolving Facility or New Term Facility; provided, that if the interest rate margin (after giving effect to any interest rate margin step-downs applicable and in effect in respect of such New Term Facility at such time on a Pro Forma Basis) payable by the applicable Borrower applicable to such New Term Facility (other than any Extendable Bridge Loans/Interim Debt and any Excluded Incremental Facility) that is incurred on or prior to the date that is six (6) months after the Closing Date exceeds the corresponding interest rate margin payable by the applicable Borrower for the Initial Term Loans of the same currency (after giving effect to any interest rate margin step-downs that, on a Pro Forma Basis, are applicable and would be in effect in respect of the Initial Term Loans at such time) by more than 75 basis points, then the interest rate margin with respect to the Initial Term Loans of a like currency (with a corresponding increase to the interest rate margins in respect of each other pricing level) shall be increased to the amount necessary so that the difference between the then-applicable interest rate margin with respect to such New Term Facility and interest rate margin that would, on a Pro Forma Basis, be in effect with respect to the applicable Initial Term Loans of like currency is equal to 75 basis points (this proviso in this clause (iv), including the exceptions contained herein, the “MFN Provision”).

(g) If the Incremental Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Arranger herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.16 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

(h) To the extent any New Revolving Facility or New Term Facility shall be denominated in a currency other than Dollars or Euros or in the case of a New Revolving Facility, other than an Alternative Currency specified herein, this Agreement and the other Loan Documents shall be amended to the extent necessary or appropriate to provide for the administrative and operational provisions applicable to such currency, in each case as are reasonably satisfactory to the Administrative Agent.

(i) To the extent any Guarantee or security granted prior to the date of incurrence under this Section 2.16 to support the Obligations in any jurisdiction requires application, registration or similar steps to be taken in such jurisdiction for any New Revolving Facility, Revolving Credit Commitment Increase, New Term Facility, and/or Term Commitment Increase which the applicable Borrower and the lenders under such facility desire to benefit on a pari passu basis from such Guarantees and/or such security are not obtained prior to such incurrence, such inability to complete such application, registration, filing or equivalent perfection requirements shall not be deemed to adversely impact the pari passu nature of such applicable facility hereunder and the relevant provisions of this Agreement (including, without limitation, Section 8.04) shall be interpreted as if such applicable facility benefits from such Guarantee or security.

2.17 Incremental Equivalent Debt.

(a) A Borrower or any Restricted Subsidiary may from time to time after the Closing Date issue one or more series of senior secured, senior unsecured, senior subordinated, or subordinated notes, loans or Extendable Bridge Loans/Interim Debt (such notes, loans and/or Extendable Bridge Loans/Interim Debt, collectively, “Incremental Equivalent Debt”) in an amount not to exceed the Incremental Amount at the time of incurrence, provided that (i) no Specified Event of Default would exist immediately after giving effect to such increase, in each case, other than when an election with respect to a Limited Condition Transaction has been made, in which case Section 1.01(e) shall govern, (ii) subject in all respects to Section 1.10(e), any such incurrence of Incremental Equivalent Debt shall be in a minimum amount of the lesser of (x) $5,000,000 and (y) the entire amount that may be requested under this Section 2.17 and (iii) the aggregate amount of such Incremental Equivalent Debt that may be Incurred or issued pursuant to this Section 2.17 by any Restricted Subsidiaries that are non-Loan Parties (together with the aggregate amount of Ratio Acquisitions Debt and Ratio Debt Incurred or issued by any Restricted Subsidiaries that are non-Loan Parties) shall not exceed the greater of (x) $838,000,000 and (y) 100% of the EBITDA Grower Amount, at any one time outstanding on a Pro Forma Basis (including pro forma application of the proceeds therefrom); provided, further, that any New Loan Commitments established pursuant to Section 2.16 and Incremental Equivalent Debt issued pursuant to this Section 2.17, (A) at the Parent Borrower’s option, will count, first, to reduce the amount available under the Ratio-Based Incremental Facilities (to the extent compliant therewith), second, to reduce the amount available under the Prepayment-Based Incremental Facilities and, third, to reduce the maximum amount under the Fixed Incremental Facilities and (B) Incremental Equivalent Debt Incurred pursuant to this Section 2.17 may be incurred under the Ratio-Based Incremental Facilities, the Fixed Incremental Facilities and the Prepayment-Based Incremental Facilities, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions, at the Parent Borrower’s option, by first calculating the incurrence under the Ratio-Based Incremental Facilities (without inclusion of any amounts substantially concurrently utilized pursuant to the Fixed Incremental Facility or the Prepayment-Based Incremental Facility or any amounts substantially concurrently incurred under the Revolving Credit Facility or Section 7.02 (other than any Ratio Debt or Ratio Acquisitions Debt incurred pursuant to Section 7.02)) and then calculating the incurrence under the Prepayment-Based Incremental Facility (without inclusion of any amounts utilized pursuant to the Fixed Incremental Facility or any amounts substantially concurrently incurred under the Revolving Credit Facility or under Section 7.02 (other than any Ratio Debt or Ratio Acquisitions Debt)) and then calculating the incurrence under the Fixed Incremental Facility. The Parent Borrower may appoint any Person as arranger of such Incremental Equivalent Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Incremental Equivalent Debt Arranger”).

(b) As a condition precedent to the incurrence of any Incremental Equivalent Debt pursuant to this Section 2.17, (i) such Incremental Equivalent Debt incurred by a Loan Party shall not be Guaranteed by any Restricted Subsidiary that is not a Loan Party or that does not become a Loan Party (prior to or concurrently with the incurrence of such Incremental Equivalent Debt) (but for the avoidance of doubt, need not be Guaranteed by every Loan Party) and shall be either unsecured or secured (and to the extent secured by the Collateral, such Incremental Equivalent Debt shall be secured either on a first lien “equal and ratable” basis with the Facilities or on a “junior” basis with the Facilities, in each case over the same (or less) Collateral that secures the Facilities and, in each case, shall be subject to Applicable Intercreditor Arrangements), (ii) such Incremental Equivalent Debt shall have a final maturity no earlier than the then Latest Maturity Date of the then-outstanding Initial Term Loans, provided that Incremental Equivalent Debt in an amount not in excess of the Inside Maturity Basket at the time of Incurrence, Extendable Bridge Loans/Interim Debt and customary escrow arrangements may have a maturity date earlier than the Latest Maturity Date of the then-outstanding Initial Term Loans, (iii) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall not (A) be shorter than that of the then-outstanding Initial Term Loans, or (B) to the extent unsecured, be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or mandatory prepayment provisions or rights (except (x) customary assets sale, event of loss or similar event or change of control provisions and customary acceleration rights after an event of default, (y) special mandatory redemptions in connection with customary escrow arrangements or (z) so-called “AHYDO” payments); provided that, with respect to Incremental Equivalent Debt in an amount not in excess of the Inside Maturity Basket at the time of Incurrence and Extendable Bridge Loans/Interim Debt, the Weighted Average Life to Maturity thereof may be shorter than the then longest remaining Weighted Average Life to Maturity of the then-outstanding Initial Term Loans, (iv) such Incremental Equivalent Debt (other than any Extendable Bridge Loans/Interim Debt and special mandatory redemptions in connection with customary escrow arrangements) shall not be subject to any mandatory redemption or mandatory prepayment provisions or rights (except to the extent any such mandatory redemption or mandatory prepayment is required to be applied pro rata (or greater than pro rata) to the Term Loans and other Indebtedness that is secured on a pari passu basis with the Obligations (including the Existing Dollar Senior Secured Notes, the Existing Euro Senior Secured Notes and the Existing Floating Rate Notes)), (v) with respect to any Incremental Equivalent Debt (other than any Extendable Bridge Loans/Interim Debt and any Excluded Incremental Facility) that is incurred on or prior to the date that is six (6) months after the Closing Date, is pari passu in right of payment with the Initial Term Loans and secured on a pari passu basis with the Initial Term Loans, the MFN Provision shall be applicable thereto as though such term loans were a New Term Facility and (vi) the covenants, events of default, guarantees, collateral and other terms of such Incremental Equivalent Debt are customary for similar debt securities or loans in light of then-prevailing market conditions at the time of incurrence (as determined by the Parent Borrower in good faith); provided that, at the Parent Borrower’s option, delivery of a certificate of a Responsible Officer of the Parent Borrower to the Incremental Equivalent Debt Arranger in good faith at least three (3) Business Days (or such shorter period as may be agreed by the Incremental Equivalent Debt Arranger) prior to the incurrence of such Incremental Equivalent Debt, together with a reasonably detailed description of the material terms and conditions of such Incremental Equivalent Debt or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (b), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Incremental Equivalent Debt Arranger provides notice to the Parent Borrower of its objection during such three (3) Business Day period (including a reasonable description of the basis upon which it objects). Subject to the foregoing, the conditions precedent to each such incurrence shall be agreed to by the creditors providing such Incremental Equivalent Debt and the Parent Borrower.

(c) The Lenders hereby authorize the Incremental Equivalent Debt Arranger (and the Lenders hereby authorize the Incremental Equivalent Debt Arranger to execute and deliver such amendments) to enter into amendments to this Agreement and the other Loan Documents with the Parent Borrower as may be necessary in order to secure any Incremental Equivalent Debt with the Collateral and/or to make such amendments as may be necessary or appropriate in the reasonable opinion of the Incremental Equivalent Debt Arranger and the Parent Borrower in connection with the incurrence of such Incremental Equivalent Debt, in each case on terms consistent with this Section 2.17. If the Incremental Equivalent Debt Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Equivalent Debt Arranger herein shall be done in consultation with the Administrative Agent and, with respect to applicable documentation (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

2.18 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the any L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or any L/C Issuer as a result of any non-appealable judgment of a court of competent jurisdiction obtained by any Lender or L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Specified Event of Default, to the payment of any amounts owing to the Parent Borrower as a result of any non-appealable judgment of a court of competent jurisdiction obtained by the Parent Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.01 or Section 4.02, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender or to post Cash Collateral that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Parent Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv) During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the Pro Rata Share of each non-Defaulting Lender under a Revolving Tranche shall be determined without giving effect to the Commitment under such Revolving Tranche of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender under a Revolving Tranche to acquire, refinance or fund participations in Letters of Credit issued under such Revolving Tranche shall not exceed the positive difference, if any, of (1) the Commitment under such Revolving Tranche of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans under such Revolving Tranche of that Revolving Credit Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) If the Parent Borrower, the Administrative Agent and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their ratable shares in respect of that Lender, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Parent Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.19 Specified Refinancing Debt.

(a) The Parent Borrower (either on behalf of itself or on behalf of another Borrower) may, from time to time after the Closing Date, add one or more new term loan facilities and new revolving credit facilities to the Facilities (“Specified Refinancing Debt”; and the commitments in respect of such new term loan facilities, the “Specified Refinancing Term Commitment” and the commitments in respect of such new revolving loan facilities, the “Specified Refinancing Revolving Credit Commitment”) pursuant to procedures reasonably specified by any Person appointed by the Parent Borrower, as agent under such Specified Refinancing Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Specified Refinancing Agent”) and reasonably acceptable to the Parent Borrower, to refinance (including by extending the maturity) (i) all or any portion of any Term Loan Tranches then outstanding under this Agreement, (ii) all or any portion of any Revolving Tranches then in effect under this Agreement or (iii) all or any portion of any Revolving Credit Commitment Increase, Term Commitment Increase, New Term Facility or New Revolving Facility incurred under Section 2.16, in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment as the other Loans and Commitments hereunder; (ii) will not have any Subsidiary as an obligor other than the Loan Parties or entities who shall have become Loan Parties (it being understood that the roles of such obligors as Borrower or Guarantors with respect to such obligations may be interchanged); (iii) will be (x) unsecured or (y) secured by the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations or on a “junior” basis to the Liens securing the Obligations (in each case pursuant to the Applicable Intercreditor Arrangements or any other intercreditor arrangements reasonably satisfactory to the Specified Refinancing Agent and, if the Specified Refinancing Agent is not the Administrative Agent, the Administrative Agent); (iv) will have such pricing and optional prepayment terms as may be agreed by the Parent Borrower and the applicable Lenders thereof; (v) (x) to the extent constituting revolving credit facilities, will not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the scheduled Maturity Date of the Revolving Tranche being refinanced and (y) to the extent constituting term loan facilities, will have a maturity date that is not prior to the date that is the scheduled Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loans being refinanced; provided that Specified Refinancing Debt in an amount not in excess of the Inside Maturity Basket at the time of Incurrence, Extendable Bridge Loans/Interim Debt and special mandatory redemptions in connection with customary escrow arrangements may have a maturity date earlier than the Latest Maturity Date of all then outstanding Term Loans and, with respect to Specified Refinancing Debt in an amount not in excess of the Inside Maturity Basket at the time of Incurrence, Extendable Bridge Loans/Interim Debt and special mandatory redemptions in connection with customary escrow arrangements, the Weighted Average Life to Maturity thereof may be shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans; (vi) any Specified Refinancing Term Loans shall share ratably in any mandatory prepayments of Term Loans pursuant to Section 2.05 (or otherwise provide for more favorable prepayment treatment for the then outstanding Term Loan Tranches than the Specified Refinancing Term Loans) other than special mandatory redemptions in connection with customary escrow arrangements; (vii) each Revolving Credit Borrowing (including any deemed Revolving Credit Borrowings made pursuant to Section 2.03) and participations in Letters of Credit pursuant to Section 2.03 shall be allocated pro rata among the Revolving Tranches; (viii) subject to clauses (iv) and (v) above, will have terms and conditions (other than pricing (including, for the avoidance of doubt, any “most favored nation” pricing provision), interest rate margins, rate floors, discounts, fees, premiums, prepayment premiums and redemption provisions) and optional prepayment and redemption terms) that are customary for similar credit facilities in light of then-prevailing market conditions at the time of incurrence or issuance (as determined by the Parent Borrower in good faith), provided that, at the Parent Borrower’s option, delivery of a certificate of a Responsible Officer of the Parent Borrower to the Specified Refinancing Agent in good faith at least three (3) Business Days (or such shorter period as may be agreed by the Specified Refinancing Agent) prior to the incurrence of such Specified Refinancing Debt, together with a reasonably detailed description of the material terms and conditions of such Specified Refinancing Debt or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (a), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Specified Refinancing Agent provides notice to the Parent Borrower of its objection during such three (3) Business Day period (including a reasonable description of the basis upon which it objects); and (ix) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced (and, in the case of Revolving Credit Loans, a corresponding amount of Revolving Credit Commitments shall be permanently reduced), in each case pursuant to Sections 2.05 and 2.06, as applicable, and the payment of fees, expenses and premiums, if any, payable in connection therewith; provided, however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that (1) are agreed among the Parent Borrower and the Lenders thereof and applicable only during periods after the then Latest Maturity Date in effect or (2) are incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment requirements and (y) shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (plus an amount equal to accrued interest, fees, discounts, premiums and expenses). Any Lender approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt. To achieve the full amount of a requested issuance of Specified Refinancing Debt, the Parent Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Specified Refinancing Agent. For the avoidance of doubt, any allocations of Specified Refinancing Debt shall be made at the Parent Borrower’s sole discretion, and the Parent Borrower will not be obligated to allocate any Specified Refinancing Debt to any Lender.

(b) The effectiveness of any Refinancing Amendment shall be subject to conditions as are mutually agreed with the participating Lenders providing such Specified Refinancing Debt and to the extent reasonably requested by the Specified Refinancing Agent, receipt by the Specified Refinancing Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements with respect to the Borrowers and the Guarantors, including any supplements or amendments to the Collateral Documents providing for such Specified Refinancing Debt to be secured thereby, consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Sections 6.12, 6.14 and/or Section 6.17 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion). The Lenders hereby authorize the Specified Refinancing Agent to enter into amendments to this Agreement and the other Loan Documents with the Parent Borrower as may be necessary in order to establish new Tranches of Specified Refinancing Debt and to make such amendments as may be necessary or appropriate in the reasonable opinion of the Specified Refinancing Agent and the Parent Borrower in connection with the establishment of such new Tranches, in each case on terms consistent with and/or to effect the provisions of this Section 2.19.

(c) Subject in all respects to Section 1.10(e), each class of Specified Refinancing Debt incurred under this Section 2.19 shall be in an aggregate principal amount that is not less than (x) $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrowers in respect of a Revolving Tranche pursuant to any revolving credit facility established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Credit Commitments.

(d) The Specified Refinancing Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Parent Borrower, the Specified Refinancing Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Specified Refinancing Agent and the Parent Borrower, to effect the provisions of or consistent with this Section 2.19. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the scheduled Maturity Date in respect of a Revolving Tranche shall be reallocated from Lenders holding Revolving Credit Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding extended revolving commitments, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly. If the Specified Refinancing Agent is not the Administrative Agent, the actions authorized to be taken by the Specified Refinancing Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.19 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

(e) To the extent any Guarantee or security granted prior to the date of incurrence under this Section 2.19 to support the Obligations in any jurisdiction requires application, registration or similar steps to be taken in such jurisdiction for any Specified Refinancing Debt which the applicable Borrower and the lenders under such facility desire to benefit on a pari passu basis from such Guarantees and/or such security are not obtained prior to such incurrence, such inability to complete such application, registration, filing or equivalent perfection requirements shall not be deemed to adversely impact the pari passu nature of such applicable facility hereunder and the relevant provisions of this Agreement (including, without limitation, Section 8.04) shall be interpreted as if such Specified Refinancing Debt benefits from such Guarantee or security.

2.20 Borrowers.

(a) Notwithstanding anything herein to the contrary, the Parent Borrower may, at any time following the Closing Date and from time to time, cause New Holdings or any Restricted Subsidiary to be added as an additional Borrower (the “Additional Borrower”) under any Revolving Credit Facility and/or any Term Facility (including the Initial Term Facility); provided, that:

(i) with respect to the Initial Dollar Term Facility and the Initial Euro Term Facility, any such Additional Borrower shall only be organized in the United States of America (including any state thereof or the District of Columbia) or, subject to the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), the Netherlands or Germany, (y) with respect to any other Term Facility (other than the Initial Term Facilities), to the extent New Holdings or such Restricted Subsidiary is organized in a jurisdiction other than a Designated Jurisdiction, such designation shall be subject to the consent of the Administrative Agent (in each case such consent not to be unreasonably withheld, conditioned or delayed) and (z) with respect to the Revolving Credit Facility, to the extent New Holdings or such Restricted Subsidiary is organized in a jurisdiction other than (A) the United States of America any state thereof or the District of Columbia and/or (B) England and Wales, such designation shall be subject to the consent of the Administrative Agent and each Revolving Lender (in each case such consent not to be unreasonably withheld, conditioned or delayed);

(ii) the Parent Borrower shall provide (or caused to be provided) to the Administrative Agent (x) written notice (which may be via email) of such joinder at least ten (10) Business Days prior to the Joinder Date for such Restricted Subsidiary and (y) at least three (3) Business Days prior to the Joinder Date for such Restricted Subsidiary (and solely to the extent reasonably requested in writing by the Administrative Agent at least eight (8) Business Days prior to the Joinder Date for such Restricted Subsidiary), (A) such documentation with respect to the Additional Borrower that the Agents or Lenders reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (but excluding any beneficial ownership information, which is covered solely by clause (B) below) and (B) solely to the extent such Additional Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification;

(iii) each Additional Borrower shall also be a Guarantor (other than with respect to its own Obligations or with respect to Obligations of the U.S. Borrower if doing so would have material adverse tax consequences as reasonably determined by the Parent Borrower), and the Administrative Agent shall have received (A) a Guaranty Supplement (or, at the option of the Parent Borrower, a new Guaranty in substantially the form attached as Exhibit D to this Agreement or otherwise reasonably acceptable to the Administrative Agent) and (B) an Additional Borrower Joinder, in each case, executed by such Additional Borrower; and

(iv) the Administrative Agent shall have received all Collateral Documents then required by or in respect of such Additional Borrower pursuant to this Agreement and the Agreed Security Principles (it being understood that in the case of an Additional Borrower that is organized, incorporated, formed and/or registered (as applicable) in the same jurisdiction as an existing Loan Party, such Collateral Documents may take the form of joinders, supplements or security accession deeds to the applicable existing Collateral Document or may otherwise be in the same form as the applicable existing Collateral Documents) and such other documents, certificates, resolutions, and legal opinions as reasonably required by the Administrative Agent in respect of such Additional Borrower to the extent consistent with the requirements of Section 6.12 (and subject in all respects to the Perfection Exceptions, the Agreed Security Principles (in the case of a Foreign Loan Party), and the terms of the applicable Collateral Documents (including deadlines and thresholds therein)).

From and after such designation of such Restricted Subsidiary as an Additional Borrower, such Restricted Subsidiary shall (A) become a “Borrower” under the Revolving Credit Facility and/or the Term Facility, as applicable, (B) become a “Guarantor” for all purposes of this Agreement and the other Loan Documents (other than with respect to its own Obligations) and (C) have the right to directly request Loans under the applicable Facilities in accordance with Article II hereof. Notwithstanding anything in this Agreement to the contrary, the Parent Borrower and the Administrative Agent may enter into an amendment to this Agreement and the other Loan Documents solely to reflect the addition of such Additional Borrower hereunder and thereunder in accordance with the terms of this Section 2.20(a).

(b) If any Borrower ceases to be a Subsidiary of Holdings pursuant to a transaction permitted hereunder, it shall, immediately upon consummation of such transaction, (i) no longer be a Borrower under this Agreement, (ii) have no right to make further Borrowings under this Agreement and (iii) either (x) repay all of its Obligations in full concurrently with the consummation of such transaction or (y) cause its Obligations to be assumed by one or more remaining Borrowers pursuant to documentation reasonably satisfactory to the Administrative Agent.

2.21 Ancillary Facilities.

(a) An Ancillary Facility may be used for (i) an overdraft, automated payment, check drawing, and any other current account facility, (ii) a short term loan facility, (iii) a guarantee, bonding, documentary or stand by letter of credit facility, (iv) a derivatives facility, (v) a foreign exchange facility, or (vi) any other facility or accommodation which is agreed upon between an Ancillary Borrower and an Ancillary Lender, in each case, as may be required with the business of Holdings and the Restricted Subsidiaries.

(b) An Ancillary Facility shall not be made available unless (A) not later than 5 Business Days prior to the Ancillary Facility Commencement Date for an Ancillary Facility, the Administrative Agent has received from the applicable Ancillary Borrower, a notice in writing of the establishment of an Ancillary Facility and specifying (i) the proposed Ancillary Borrower which may use the Ancillary Facility, (ii) the proposed Ancillary Facility Commencement Date and expiry date of the Ancillary Facility, (iii) the proposed type and size of Ancillary Facility to be provided, (iv) the proposed Ancillary Lender(s), (v) the proposed Ancillary Commitment and (vi) the proposed currency of the Ancillary Facility.

(c) The Administrative Agent shall promptly notify the proposed Ancillary Lender(s) and the other Lenders of the establishment of an Ancillary Facility. Subject to the consent of the applicable Ancillary Lender, in its sole discretion, and compliance with the conditions in this Section 2.21, (i) the applicable Revolving Lender shall become an Ancillary Lender and (ii) the Ancillary Facility shall be available, with effect from the date agreed by the applicable Ancillary Borrower and the Ancillary Lender.

(d) Except as provided in this clause (d), the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the applicable Ancillary Borrower. Those terms (i) must be based upon normal commercial terms at that time (except as varied by this Agreement), (ii) may allow only Ancillary Borrowers to use the Ancillary Facility, (iii) may not allow any Ancillary Lender’s Ancillary Commitment to exceed such Ancillary Lender’s Available Revolving Commitment (except as a result of currency fluctuations for an excess amounting to not more than 5% of the amount of the respective Ancillary Commitment unless the excess over such 5% threshold is reduced in accordance with its terms) and (iv) must require that the Ancillary Commitment be reduced to zero, and that all Ancillary Outstandings are repaid, not later than the Maturity Date with respect to the Revolving Credit Facility (unless otherwise agreed between the Ancillary Borrower and the Ancillary Lender). Notwithstanding the foregoing, the Ancillary Lender shall not be obligated to make available any Ancillary Facility to the extent that such Ancillary Lender’s Credit Extensions would exceed such Ancillary Lender’s Revolving Credit Commitments in effect on such time.

(e) An Ancillary Facility shall cease to be available on (unless otherwise agreed between the Ancillary Lender and applicable Ancillary Borrower) the earlier of (i) the Maturity Date with respect to the Revolving Credit Facility or (ii) such earlier date on which such Ancillary Facility’s expiry date occurs or on which it terminates in accordance with the applicable Ancillary Documents. If an Ancillary Facility expires in accordance with its terms, the Ancillary Commitment of the applicable Ancillary Lender shall be reduced to zero and the Revolving Commitment of such Ancillary Lender shall be increased accordingly. No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the scheduled expiry date of the relevant Ancillary Facility unless it is permitted do to so under the relevant Ancillary Documents and if it gives Holdings not less than five (5) Business Days notice and (unless agreed upon in the Ancillary Document) unless:

(i) required to reduce the gross amount of any Ancillary Facility provided by way of a multi-account overdraft facility to or towards an amount equal to the net amount of such Ancillary Facility;

(ii) the Revolving Credit Commitments have been reduced to zero;

(iii) all or any portion of the Revolving Credit Commitments have been terminated pursuant to Section 8.02;

(iv) it becomes unlawful for the Ancillary Lender to perform its obligations under an Ancillary Document; or

(v) presuming sufficient capacity under the Revolving Credit Facility, such Ancillary Facility may be refinanced in full using the proceeds of the Revolving Credit Facility if the Ancillary Lender gives sufficient notice to enable a borrowing under the Revolving Credit Facility to refinance the Ancillary Facility.

(f) For the avoidance of doubt, no amendment or waiver of a term of any Ancillary Facility shall require the consent of any party to this Agreement or any other Loan Document other than the relevant Ancillary Borrower(s) and Ancillary Lender(s) unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement.

(g) If there is an inconsistency between any term of any Ancillary Facility and any term of this Agreement, this Agreement shall prevail, except for (A) Section 2.09, which shall be superseded by the terms of the relevant Ancillary Documents for purposes of calculating fees, interest or commissions in respect of the relevant Ancillary Facility, (B) any Ancillary Facility comprising more than one account, where the terms of the relevant Ancillary Documents shall prevail to the extent required to permit the netting of balances in respect of the relevant accounts and (C) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case the relevant term of this Agreement shall be superseded by the terms of the relevant Ancillary Document to the extent necessary to eliminate the subject conflict or inconsistency.

(h) The Existing Ancillary Facilities will be deemed to be Ancillary Facilities issued under this Agreement on the Closing Date, provided that the relevant Ancillary Lender has confirmed to the Administrative Agent, pursuant to its entry into this Agreement, that it agrees to such Existing Ancillary Facility being an Ancillary Facility for all purposes under this Agreement.

ARTICLE III.

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) All sums payable by any Loan Party hereunder or under any other Loan Document to any Lender or Agent shall (except to the extent required by Law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.

(b) If any Loan Party or any other applicable Withholding Agent is required by Law (as determined in the good faith discretion of an applicable Withholding Agent) to make any deduction or withholding on account of any Tax from any sum paid or payable by any Loan Party to any Lender or Agent under any of the Loan Documents: (i) the applicable Loan Party or other applicable Withholding Agent shall make such deduction or withholding and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable); (ii) if the relevant Tax is a Non-Excluded Tax or Other Tax, an additional amount shall be payable by such Loan Party to such Lender or Agent (as applicable) to the extent necessary to ensure that, after the making of any required deduction or withholding (including any deductions or withholdings attributable to any payments required to be made under this Section 3.01), the Lender (or, in the case of a payment received by an Agent for its own account, such Agent), receives a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iii) as soon as practicable after any payment of such Tax by a Loan Party to a Governmental Authority pursuant to this Section, the Loan Party making such payments shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c) Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document (other than in respect of an advance to a UK Borrower, which shall be dealt with pursuant to Section 3.01(e)) shall, at such times as are reasonably requested by the Parent Borrower or the Administrative Agent, provide the Parent Borrower and the Administrative Agent with any documentation prescribed by Laws or information reasonably requested by the Parent Borrower or the Administrative Agent (i) certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document and (ii) to enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding tax (including backup withholding) or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 3.01(c)) obsolete, expired or inaccurate in any respect, deliver promptly to the Parent

Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Parent Borrower or the Administrative Agent) or promptly notify the Parent Borrower and the Administrative Agent of its legal ineligibility to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (c)(i), (ii) and (iii) below of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost of expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the foregoing, in respect of an advance to a Borrower treated as a “United States person” (as defined in Section 7701(a)(30) of the Code):

(i) Each US Lender shall deliver to the Parent Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Parent Borrower or the Administrative Agent) two properly completed and duly signed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Non-US Lender shall deliver to the Parent Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Parent Borrower or the Administrative Agent) whichever of the following is applicable:

(A) in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party, two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable, claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor form),

(C) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of the applicable Exhibit J (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable,

(D) to the extent a Non-US Lender is not the beneficial owner (for example, where the Non-US Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor form) of the Non-US Lender, accompanied by IRS Form W-8ECI, W-8BEN, or W-8BEN-E, United States Tax Compliance Certificate, IRS Form W-9 or any other required information (or, in each case, any successor form) from each beneficial owner that would be required under this Section 3.01(c) if such beneficial owner were a Lender, as applicable (provided that, if the Non-US Lender is a partnership (and not a participating Lender) and one or more of the Non-US Lender’s direct or indirect owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-US Lender on behalf of such direct or indirect owners), or

(E) two properly completed and duly signed copies of any other form upon the reasonable request of the Parent Borrower or the Administrative Agent or as prescribed by applicable U.S. federal income tax Laws (including, for the avoidance of doubt, Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(c)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iv) Notwithstanding any other provision of this Section 3.01(c), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(v) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(c).

(d) On or before the Closing Date (and on or before the date any successor or replacement Administrative Agent becomes the Administrative Agent hereunder), to the extent copies thereof have not previously been so delivered, the Administrative Agent shall deliver to the Parent Borrower two properly completed and duly executed copies of either (i) IRS Form W-9 (or any successor form) certifying that it is exempt from U.S. federal backup withholding tax or (ii) IRS Form W-8ECI (or any successor form) with respect to payments to be received under the Loan Documents for its own account and IRS Form W-8IMY (or any successor form) assuming primary responsibility for withholding under Chapters 3 and 4 of the Code with respect to payments to be received under the Loan Documents for the account of Lenders with the effect that, the Loan Party will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax. The Administrative Agent agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Parent Borrower of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 3.01(d), the Administrative Agent shall not be required to deliver any documentation that the Administrative Agent is not legally eligible to deliver as a result of a change in Law after the date on which the Administrative Agent became a party to this Agreement.

(e) In respect of an advance to a UK Borrower:

(i) A Lender shall promptly notify the UK Borrower and the Administrative Agent on becoming aware that a Tax Deduction on account of Tax imposed by the UK must be made from a payment payable by a Loan Party to that Lender (or that there is any change in the rate or the basis of such a Tax Deduction). If the Administrative Agent receives such notification from a Lender, it shall promptly notify the UK Borrower and each relevant Loan Party.

(ii) Subject to Section 3.01(e)(iii), a UK Treaty Lender and each Loan Party which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain authorization to make that payment without a withholding for or on account of UK Tax and to maintain that authorization where an authorization expires or otherwise ceases to have effect.

(iii)

(A) If a UK Treaty Lender which is a Lender on the date of this Agreement holds a passport under the HMRC DTTP Scheme, it shall confirm its HMRC DTTP Scheme reference number and jurisdiction of tax residence opposite its name in Schedule 2.01; and

(B) If a UK Treaty Lender becomes a Lender after the date of this Agreement and holds a passport under the HMRC DTTP Scheme, it shall confirm its HMRC DTTP Scheme reference number and jurisdiction of tax residence in the documentation which it executes on becoming a party as a Lender, and, having done so, that Lender shall be under no further obligation pursuant to Section 3.01(e)(ii).

(iv) If a Lender has confirmed its HMRC DTTP Scheme reference number and its jurisdiction of tax residence in accordance with Section 3.01(e)(iii) and:

(A) the relevant UK Borrower has not made a Borrower DTTP Filing in respect of that Lender; or

(B) the relevant UK Borrower has made a Borrower DTTP Filing in respect of that Lender but:

(1) that Borrower DTTP Filing has been rejected by HMRC;

(2) HMRC has not given the relevant UK Borrower authority to make payments to that Lender without a withholding for or on account of UK Tax within 60 days of the date of Borrower DTTP Filing; or

(3) HMRC has given the relevant UK Borrower authority to make payments to that Lender without a withholding for or on account of UK Tax but such authority has subsequently been revoked or expired,

and in each case, the relevant UK Borrower has notified that Lender in writing, that Lender and the relevant UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a withholding for or on account of UK Tax.

(v) If a Lender has not confirmed its HMRC DTTP Scheme reference number and jurisdiction of tax residence in accordance with Section 3.01(e)(iii), no Loan Party shall make a Borrower DTTP Filing or file any other form relating to the HMRC DTTP scheme in respect of that Lender’s Commitment(s) unless the Lender otherwise agrees.

(vi) The relevant UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vii) A Lender which indicates on the date of this Agreement that with respect to an advance to a UK Borrower it is a UK Non-Bank Lender gives a UK Tax Confirmation by entering into this Agreement.

(viii) A UK Non-Bank Lender shall promptly notify the Administrative Agent if there is any change in the position from that set out in a UK Tax Confirmation previously given by it. If the Administrative Agent receives such notification from a Lender, it shall promptly notify the UK Borrower and each relevant Loan Party.

(ix) Each Lender which is a Lender on the date of this Agreement shall confirm, opposite its name in Schedule 2.01, in each case for the benefit of the Administrative Agent and without liability to the UK Borrower (except in relation to Section 3.01(e)(xiii) below), which of the following categories it falls into:

(A) not a UK Qualifying Lender;

(B) a UK Qualifying Lender (other than a UK Treaty Lender); or

(C) a UK Treaty Lender.

(x) Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate in the documentation which it executes on becoming a party hereto, in each case for the benefit of the Administrative Agent and without liability to the UK Borrower (except in relation to Section 3.01(e)(xiii) below), which of the following categories it falls into.

(A) not a UK Qualifying Lender;

(B) a UK Qualifying Lender (other than a UK Treaty Lender); or

(C) a UK Treaty Lender,

and the Administrative Agent shall promptly send a copy of such documentation to the relevant UK Loan Parties.

(xi) If a Lender fails to indicate its status in accordance with Section 3.01(e)(ix) or Section 3.01(e)(x) (as applicable), then such Lender shall be treated for the purposes of this Agreement by the Administrative Agent and each Loan Party as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent upon receipt of such notification shall promptly inform the relevant Loan Parties). For the avoidance of doubt, the documentation which a Lender executes on becoming a party as a Lender shall not be invalidated by any failure of a Lender to comply with Section 3.01(e)(ix) or Section 3.01(e)(x) (as applicable).

(xii) Each Lender (including, for the avoidance of doubt, any new Lender) shall promptly notify the Administrative Agent of any change to its status as confirmed in accordance with Section 3.01(e)(ix) or Section 3.01(e)(x) above. If the Administrative Agent receives such notification from a Lender, it shall promptly notify the relevant UK Borrower.

(xiii) If:

(A) a Tax Deduction on account of Tax imposed by the UK (a “UK Tax Deduction”) should have been made or made at a higher rate in respect of a payment made by or on account of a UK Loan Party to a Lender under a Loan Document;

(B) such UK Loan Party was unaware, and could not reasonably be expected to have been aware, that such UK Tax Deduction was required and as a result did not make the UK Tax Deduction or made a UK Tax Deduction at a reduced rate;

(C) either:

(1) the relevant Lender has not complied with its obligations under Section 3.01(e)(i) and as a result such UK Loan Party did not make the UK Tax Deduction or made a UK Tax Deduction at a reduced rate; or

(2) in reliance on the notifications and confirmations pursuant to 3.01(e)(ix) or Section 3.01(e)(x), as applicable, the relevant UK Loan Party did not make such UK Tax Deduction or made a UK Tax Deduction at a reduced rate; and

(D) the UK Loan Party would not have been required to make an increased payment under Section 3.01(b) in respect of that UK Tax Deduction,

then the Lender that received the payment in respect of which the UK Tax Deduction should have been made or made at a higher rate undertakes to promptly, upon a written request by that UK Loan Party, reimburse that UK Loan Party for the amount of the UK Tax Deduction that should have been made (the “Tax Deduction Reimbursement Amount”) (including any penalty or interest payable or incurred in connection with any failure to pay or any delay in paying any of the same to the extent such penalty or interest arises as a result of (i) a failure by the relevant Lender to comply with its obligations under Section 3.01(e)(i) or (ii) the information provided by the relevant Lender pursuant to 3.01(e)(ix) or Section 3.01(e)(x), as applicable, being incorrect, but excluding, for the avoidance of doubt, in all cases any penalty or interest which arises as a result of the relevant UK Loan Party failing to promptly pay any Tax Deduction Reimbursement Amount received from a Lender pursuant to this Section 3.01(e)(xiii) to a tax authority).

(f) If a UK Tax Deduction is required to be made from a payment payable by a Loan Party that is not incorporated in the UK to a Lender in respect of a Loan and the Lender beneficially entitled to that payment fulfills the conditions set out in limbs (a), (b) and (c) of the definition of “UK Treaty Lender”, then that Lender shall comply with the obligations set out in Sections 3.01(e)(ii), (iii) and (iv) above, irrespective of whether the payment is made in respect of an advance to a UK Borrower.

(g) Without duplication of any payments by a Loan Party required by Section 3.01(b), the Parent Borrower shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(h) Without duplication of amounts payable by the Loan Party under this Section 3.01, the Parent Borrower shall indemnify a Lender or the Administrative Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes, and, without duplication, any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01 in respect of any Loan), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee on its own behalf or by the Administrative Agent on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(i) If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Non-Excluded Taxes or Other Taxes in respect of which it has been indemnified under this Section 3.01 (including by the payment of additional payments), then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund (but not in excess of the indemnity payments received by such Tax Indemnitee in respect of such Taxes), net of all reasonable out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to the Loan Party pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee if the Tax Indemnitee is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(j) Belgian Tax Status of Lenders.

At the time of this Agreement, each Lender represents that it is not a Belgian Non-Cooperative Jurisdiction Lender.

Each Person who becomes a Lender after the date of this Agreement shall indicate in the documentation which it executes on becoming a party as a Lender whether it is a Belgian Non-Cooperative Jurisdiction Lender.

Each Lender shall notify the Administrative Agent at the time a demand to make such notification is made by the Belgian Loan Party to the Administrative Agent whether it is a Belgian Non-Cooperative Jurisdiction Lender (it being understood that such demand may only be made at the occasion of the filing of the Belgian Loan Party’s corporate income tax return, or in the context of a tax audit). Each Lender shall make such notification within ten (10) Business Days of demand of the Administrative Agent and Administrative Agent shall notify the Belgian Loan Parties within fifteen (15) Business Days from demand of a Belgian Loan Party.

Each Lender which is a Belgian Non-Cooperative Jurisdiction Lender, shall provide such information as is reasonably requested by the Belgian Loan Party demonstrating that the Lender cannot be considered as an artificial construction within the meaning of article 198, §1, 10° of the Belgian Income Tax Code, within ten (10) Business Days of demand of the of Administrative Agent and Administrative Agent shall notify the Belgian Loan Parties within fifteen (15) Business Days from demand from a Belgian Loan Party, it being understood that such demand may only be made if it is accompanied by a written request from the Belgian tax authorities or in the context of a tax audit.

(k) Each Lender shall indicate, in relation to a Dutch Loan Party, in the documentation which it executes on becoming a Party as a Lender which of the following categories it falls in:

(x) not a Dutch Qualifying Lender;

(y) a Dutch Qualifying Lender (other than a Dutch Treaty Lender);

(z) a Dutch Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Clause 3.01(k) then that Lender shall be treated for the purposes of this Agreement as if it is not a Dutch Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the relevant Obligor). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 3.01(k).

(l) Each Lender (including, for the avoidance of doubt, any new Lender) shall promptly notify the Administrative Agent if it becomes aware it will cease or has ceased to be a Dutch Qualifying Lender, or changes the basis on which it will be a Dutch Qualifying Lender in which case it shall specify the reason why and as of what date it has ceased to be a Dutch Qualifying Lender.

(m) Value added tax

(i) All amounts expressed to be payable under a Loan Document by a party to this Agreement (a “Party”) to a Lender or the Administrative Agent which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 3.01(l)(ii), if VAT is or becomes chargeable on any supply made by any Lender or the Administrative Agent to any Party under a Loan Document: (A) if such Lender or the Administrative Agent is required to account to the relevant Governmental Authority for the VAT, that Party must pay to such Lender or the Administrative Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender or the Administrative Agent must promptly provide an appropriate VAT invoice to that Party) or (B) if such Party is required to directly account for such VAT under the reverse charge procedure, then such Party shall account for the VAT at the appropriate rate (and the relevant Lender or the Administrative Agent must promptly provide an appropriate VAT invoice stating that the amount is charged in respect of a supply that is subject to VAT but that the reverse charge procedure applies).

(ii) If VAT is or becomes chargeable on any supply made by any Lender or the Administrative Agent (the “Supplier”) to any other Lender or the Administrative Agent (the “Receiving Party”) under a Loan Document, and any Party other than the Receiving Party (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Receiving Party in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant Governmental Authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Receiving Party must (where this clause (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Receiving Party receives from the relevant Governmental Authority which the Receiving Party reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Receiving Party is the person required to account to the relevant Governmental Authority for the VAT) the Relevant Party must promptly, following demand from the Receiving Party, pay to the Receiving Party an amount equal to the VAT chargeable on that supply but only to the extent that the Receiving Party reasonably determines that it is not entitled to credit or repayment from the relevant Governmental Authority in respect of that VAT.

(iii) Where a Loan Document requires any Party to reimburse or indemnify a Lender or the Administrative Agent for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Lender or the Administrative Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or the Administrative Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Governmental Authority.

(iv) Any reference in this Section 3.01(l) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union (including, for the avoidance of doubt, section 43A to the UK Value Added Tax Act 1994)) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

In relation to any supply made by a Lender or the Administrative Agent to any Party under a Loan Document, if reasonably requested by such Lender or the Administrative Agent, that Party must promptly provide such Lender or the Administrative Agent with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Lender or the Administrative Agent’s VAT reporting requirements in relation to such supply.

3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans in a particular currency whose interest is determined by reference to the Term SOFR Rate, the Eurodollar Rate or the RFR, or to determine or charge interest rates based upon the Term SOFR Rate, the Eurodollar Rate or the RFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore interbank market, then, on notice thereof by such Lender to the Parent Borrower through the Administrative Agent, (i) any obligation of such Lender to make RFR Loans or to make or continue Term Benchmark Loans in the affected currency or currencies or to convert Base Rate Loans to Term Benchmark Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Base Rate, in each case until such Lender notifies the Administrative

Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Parent Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term Benchmark Loans in the affected currency of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Base Rate), either on the last day of the Interest Period therefor (or, in the case of an RFR Loan, the Interest Payment Date applicable thereto), if such Lender may lawfully continue to maintain such Term Benchmark Loans or RFR Loans to such day, or promptly upon written demand from such Lender, if such Lender may not lawfully continue to maintain such Term Benchmark Loans or RFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Upon any such prepayment or conversion, the Parent Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Market Disruption; Inability to Determine Rates; Alternative Rate of Interest. Subject to clauses (b), (d), (e), (f) and (g) of this Section 3.03, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate or the Eurodollar Rate (including because the Relevant Screen Rate is not available or published on a current basis) for Dollars or the applicable Alternative Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Daily Simple RFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate or the Eurodollar Rate, for Dollars or the applicable Alternative Currency (as applicable) and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing, the applicable Alternative Currency and such Interest Period or (B) at any time, the Daily Simple RFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Alternative Currency;

then the Administrative Agent shall give notice thereof to the Parent Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Parent Borrower delivers a new Committed Loan Notice in accordance with the terms of Section 2.02(a), (A) any request to convert any Revolving Credit Borrowing to, or continuation of any Revolving Credit Borrowing as, a Term Benchmark Borrowing shall be ineffective, (B) if any Committed Loan Notice requests a Borrowing of Term Benchmark Revolving Credit Loans in Dollars, such Borrowing shall be made as a Borrowing of Base Rate Revolving Credit Loans and (C) if any Committed Loan Notice requests a Term Benchmark Borrowing or RFR Borrowing, in each case, for the relevant rate above in an Alternative Currency, then such request shall be ineffective; provided, that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.

Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Parent Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.03(a) with respect to the Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Parent Borrower delivers a new Committed Loan Notice in accordance with the terms of Section 2.02(a), (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan denominated in Dollars on such day, (ii) if such Term Benchmark Loan is denominated in any Alternative Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the Applicable Rate; provided, that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Parent Borrower’s election prior to such day: (A) be prepaid by the applicable Borrower(s) on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (iii) any RFR Loan shall bear interest at the Central Bank Rate applicable to Pounds Sterling plus the Applicable Rate; provided, that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Pounds Sterling cannot be determined, any outstanding affected RFR Loans shall, at the Parent Borrower’s election, either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(a) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 3.03), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with (i) clause (1)(a) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date or (ii) clause (2)(a) of the definition of “Benchmark Replacement” with respect to Euros for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (1)(b) or (2)(b) of the definition of “Benchmark Replacement” (as applicable) with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b) [Reserved].

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (C) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (D) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Parent Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing or conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Parent Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to Base Rate Loans or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 3.03, (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan denominated in Dollars on such day, (ii) if such Term Benchmark Loan is denominated in any Alternative Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the Applicable Rate; provided, that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Parent Borrower’s election prior to such day: (A) be prepaid by the applicable Borrower(s) on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (iii) any RFR Loan denominated in any Alternative Currency shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the Applicable Rate; provided, that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency shall, at the Parent Borrower’s election, either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender or L/C Issuer reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s or L/C Issuer’s compliance therewith, there shall be any material increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding, maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit, or a reduction in the amount received or receivable by such Lender or L/C Issuer in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) any Excluded Tax that is described in clauses (b) through (h) of the definition of Excluded Taxes, any Connection Income Taxes or Non-Excluded Taxes and (ii) reserve requirements reflected in the Term SOFR Rate, the Eurodollar Rate or the RFR), then from time to time within thirty (30) days after demand of such Lender or L/C Issuer setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Parent Borrower shall pay to such Lender or L/C Issuer such additional amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction; provided, that for the avoidance of doubt, nothing in this Section 3.04(a) shall require any Lender or L/C Issuer to provide any information that it deems to be confidential, price-sensitive or legally-restricted.

(b) If any Lender or L/C Issuer determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) or such L/C Issuer therewith, has the effect of materially reducing the rate of return on the capital of such Lender or such L/C Issuer or any corporation controlling such Lender or such L/C Issuer as a consequence of such Lender’s or such L/C Issuer’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender’s or L/C Issuer’s desired return on capital), then from time to time within ten (10) days after demand of such Lender or L/C Issuer setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Parent Borrower shall pay to such Lender or L/C Issuer such additional amounts as will compensate such Lender or such L/C Issuer for such reduction; provided, that for the avoidance of doubt, nothing in this Section 3.04(b) shall require any Lender to provide any information that it deems to be confidential, price-sensitive or legally-restricted.

(c) The Parent Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to Section 3.04(a) or (b) for any such increased cost or reduction incurred more than 270 days prior to the date that such Lender or L/C Issuer demands, or notifies the Parent Borrower of its intention to demand, compensation therefor; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d) If any Lender or L/C Issuer requests compensation under this Section 3.04, then such Lender will, if requested by the Parent Borrower and at the Parent Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts would not, in the judgment of such Lender, be inconsistent with the internal policies of, or otherwise be disadvantageous in any material legal, economic or regulatory respect to such Lender or its Lending Office or such L/C Issuer. The provisions of this clause (d) shall not affect or postpone any Obligations of the Parent Borrower or rights of such Lender or L/C Issuer pursuant to Section 3.04(a), (b) or (c).

(e) For purposes of this Section 3.04, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and Basel IV, shall, in each case, be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued.

3.05 Funding Losses. With respect to the Loan or Letters of Credit, upon written demand of any Lender or L/C Issuer (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Parent Borrower (on behalf of itself or another Borrower) shall promptly compensate such Lender or L/C Issuer for and hold such Lender or L/C Issuer harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Term Benchmark Loan on a day other than the last day of the Interest Period for such Loan (or, in the case of an RFR Loan, the Interest Payment Date applicable thereto) (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term Benchmark Loan on the date or in the amount notified by the Parent Borrower or such Borrower;

(c) any mandatory assignment of such Lender’s Term Benchmark Loan pursuant to Section 3.07 on a day other than the last day of the Interest Period for such Loans; or

(d) the failure by a Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss for which no reasonable means of calculation exist, as set forth in Section 3.03.

3.06 Matters Applicable to All Requests for Compensation.

(a) A certificate of any Agent or any Lender or L/C Issuer claiming compensation under this 2.20 and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender or such L/C Issuer may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s or L/C Issuer’s claim for compensation under Section 3.02, 3.03, 3.04 or 3.05, the Parent Borrower shall not be required to compensate such Lender or L/C Issuer for any amount incurred more than 270 days prior to the date that such Lender or L/C Issuer notifies the Parent Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 270-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Parent Borrower under Section 3.04 for making or continuing from one Interest Period to another Term Benchmark Loans, or to convert Base Rate Loans into Term Benchmark Loans, the Parent Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Term Benchmark Loans, or to convert Base Rate Loans into Term Benchmark Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Term Benchmark Loan, or to convert Base Rate Loans into Term Benchmark Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Term Benchmark Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Term Benchmark Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Term Benchmark Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Term Benchmark Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term Benchmark Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Term Benchmark Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Parent Borrower (with a copy to the Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Term Benchmark Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term Benchmark Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term Benchmark Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term Benchmark Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

(e) Notwithstanding anything in this ARTICLE III to the contrary, Sections 3.02, 3.03 and 3.04 are subject in each case to the Benchmark Replacement provisions set forth in Section 3.03.

3.07 Replacement of Lenders Under Certain Circumstances.

(a) Each Lender may make any Credit Extension to a Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of such Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If at any time (i) the Parent Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Term Benchmark Loans or RFR Loans as a result of any condition described in Section 3.02 or 3.03, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with 3.04(d) (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.07), then the Parent Borrower may, on three (3) Business Days’ prior written notice to the Administrative Agent and such Lender (for the avoidance of doubt, such notice shall be deemed provided on the same day that an amendment or waiver is posted to the Lenders for consent), either (A) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Parent Borrower in such instance unless waived by the Administrative Agent) all of its rights and obligations under this Agreement to one or more Eligible Assignees (provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender or other such Person), or (B) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrowers owing (and the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans and participations held by such Lender as of such termination date, (2) in the case of an Ancillary Lender, repay and terminate the applicable Ancillary Obligations and (3) in the case of an L/C Issuer, repay all obligations of the Borrowers owing to such L/C Issuer relating to the Loans and participations held by such L/C Issuer as of such termination date and cancel or backstop on terms reasonably satisfactory to such L/C Issuer any Letters of Credit issued by it (provided that (i) in the case of any such replacement of, or termination of Commitments with respect to a Non-Consenting Lender such replacement or termination shall be sufficient (together with all other consenting Lenders including any other replacement Lender) to cause the adoption of the applicable modification, waiver or amendment of the Loan Documents and (ii) in the case of any such replacement as a result of the Borrowers having become obligated to pay amounts described in Section 3.01 or 3.04, such replacement would eliminate or reduce payments pursuant to Section 3.01 or 3.04, as applicable, in the future).

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and, if applicable, any Ancillary Facilities, and (ii) deliver any Notes evidencing such Loans to the Parent Borrower or Administrative Agent (for return to the Parent Borrower). Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment, outstanding Loans and participations in L/C Obligations and, if applicable, outstanding Ancillary Facilities, (B) all Obligations owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Parent Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender. In connection with the replacement of any Lender pursuant to Section 3.07(a) above, the Parent Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.05.

(c) Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a cash collateral account in amounts and pursuant to arrangements consistent with the requirements of Section 2.04) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Parent Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment or modification thereto, (ii) the consent, waiver, amendment or modification in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver, amendment or modification, then any Lender who does not agree to such consent, waiver, amendment or modification shall be deemed a “Non-Consenting Lender”; provided that the term “Non-Consenting Lender” shall also include any Lender that (x) rejects (or is deemed to reject) an Extension under Section 2.15, which Extension has been accepted by at least the Majority Lenders of the respective Tranche of Loans whose Loans and/or Commitments are to be extended pursuant to such Extension and (y) does not elect to become a lender in respect of any Specified Refinancing Debt pursuant to Section 2.19. For the avoidance of doubt, (x) if any applicable Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its Initial Term Loans or its Initial Term Loans are prepaid by the Parent Borrower, pursuant to Section 3.07(a) on or prior to the date that is 6 months after the Closing Date in connection with any such waiver, amendment or modification constituting a Repricing Transaction, the Parent Borrower shall pay such Non-Consenting Lender a fee equal to 1.00% of the principal amount of the Initial Term Loans so assigned or prepaid.

3.08 Survival. All of the Loan Parties’ obligations under this 2.20 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions to the initial Credit Extension on the Closing Date. The obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction or due waiver by the Arrangers or the Administrative Agent of each of the following conditions precedent (subject in all respects to Section 6.17):

(a) The Agents shall have received all of the following, each of which shall be originals or facsimiles or “pdf” files unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to Holdings and its Restricted Subsidiaries, immediately after giving effect to the Transactions):

(i) executed counterparts of (A) this Agreement from the Borrowers, (B) the Guaranty from the Borrowers and, subject to Section 6.17, the Guarantors existing on the Closing Date;

(ii) (1) a trademark security agreement executed by the Parent Borrower in favor of the Collateral Agent in form and substance reasonably acceptable to the Collateral Agent, (2) a reaffirmation agreement executed by the Parent Borrower and the U.S. Loan Parties in favor of the Collateral Agent in form and substance reasonably acceptable to the Collateral Agent, and (3) subject to Section 6.14 and the Agreed Security Principles, executed counterparts of the UK Security Documents from the UK Loan Parties existing on the Closing Date;

(iii) a Note executed by the Borrowers in favor of each Lender requesting a Note at least three (3) Business Days in advance of the Closing Date;

(iv) a Committed Loan Notice relating to the initial Credit Extension;

(v) a solvency certificate executed by the chief financial officer or similar officer, director or authorized signatory of Holdings (immediately after giving effect to the Transactions) substantially in the form attached hereto as Exhibit F;

(vi) such documents and certifications (including Organization Documents and, if applicable, good standing certificates and statutory registers) as the Administrative Agent may reasonably require to evidence (A) the identity, authority and capacity of each Responsible Officer of each Loan Party and EG Midco 1 Limited acting as such in connection with this Agreement and the other Loan Documents, (B) that the Loan Parties and EG Midco 1 Limited are duly organized, incorporated, formed and/or registered (as applicable), and that each of them is validly existing and, to the extent applicable, in good standing in their jurisdiction of organization, incorporation, formation and/or registration (as applicable) and (C) that, subject to any guarantee limitations set out in the Loan Documents, borrowing, guaranteeing or securing (as applicable) the Obligations would not cause any borrowing, guarantee, security or other similar limit binding on that Loan Party and/or EG Midco 1 Limited to be exceeded;

(vii) a copy of a resolution of the board of directors or other governing body of each Loan Party and EG Midco 1 Limited Provider, and/or, if required under applicable law or its Organizational Documents, a copy of a resolution signed by all the holders of all the issued shares of each Loan Party and/or EG Midco 1 Limited (as applicable) approving the terms of, and the transactions contemplated by, the Loan Documents and resolving that it execute and perform the Loan Documents;

(viii) customary opinions of (i) Latham & Watkins LLP, special New York, Delaware, California and Massachusetts counsel to the Borrowers, (ii) Gordon Rees Scully Mansukhani, special Wyoming, Pennsylvania, Vermont and Virginia counsel to the Borrowers and (iii) Davis Polk & Wardwell London LLP, English counsel to the Administrative Agent and certain other Secured Parties;

(ix) a certificate signed by a Responsible Officer of the Parent Borrower certifying (i) as of the Closing Date to the matters set forth in Section 4.01(c) and (g) and (ii) as to no Default or Event of Default then existing;

(x) a New Debt Financing Designation Certificate executed by the Parent (as defined in the Intercreditor Agreement);

(b) The Refinancing shall have been consummated substantially concurrently with the initial Borrowing under this Agreement.

(c) The representations and warranties contained in Article V shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(d) The Arrangers shall have received (i) the audited consolidated balance sheet and the related audited consolidated statements of operations, statements of comprehensive income (loss), statements of equity and statements of cash flows of Holdings and its consolidated Subsidiaries as of the end of and for the fiscal year ended December 31, 2024 (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and the related unaudited consolidated statement of income of Holdings and its consolidated Subsidiaries as of and for the fiscal quarter ended September 30, 2025 (the “Unaudited Financial Statements”).

(e) All fees required to be paid on the Closing Date pursuant to this Agreement and the Fee Letter and reasonable, documented out-of-pocket expenses required to be paid on the Closing Date pursuant to this Agreement and the Fee Letter, to the extent invoiced at least three (3) Business Days prior to the Closing Date (or such later date as the Parent Borrower may reasonably agree) shall have been, or shall concurrently with the initial Borrowing under this Agreement be, paid (which amounts may be offset against the proceeds of the Facilities).

(f) The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date, solely to the extent reasonably requested in writing by the Administrative Agent or the Lenders at least ten (10) Business Days prior to the Closing Date, (x) all documentation and other information about the Borrowers that the Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (but excluding any beneficial ownership information, which is covered solely by clause (y) below) and (y) solely to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(g) Since December 31, 2024, there shall have been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(h) Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than (x) on the Closing Date, (y) a Committed Loan Notice requesting only a conversion of Loans to the other Type or (z) a continuation of Term Benchmark Loans) is subject to the following conditions precedent:

(a) Subject in the case of any Borrowing in connection with a New Loan Commitment or Incremental Equivalent Debt to the provisions in Sections 1.01(e), 2.16 and 2.17, the representations and warranties of Holdings and each other Loan Party contained in ARTICLE V or any other Loan Document shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and (b), respectively, prior to such proposed Credit Extension.

(b) Subject in the case of any Borrowing in connection with a New Loan Commitment or Incremental Equivalent Debt to the provisions in Sections 1.01(e), 2.16 and 2.17, no Default or Event of Default shall exist, or would immediately result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term Benchmark Loans) submitted by the Parent Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (unless waived) on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Holdings and each Borrower represents and warrants to the Administrative Agent and the Lenders (immediately after giving effect to the Transactions) on the Closing Date and on each other date thereafter on which a Credit Extension is made (provided that in the case of Foreign Loan Parties and Foreign Restricted Subsidiaries, each representation and warranty shall be subject to the Legal Reservations, the Perfection Exceptions and the Agreed Security Principles) that:

5.01 Existence, Qualification and Power. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized, incorporated, formed and/or registered (as applicable), validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the Laws of the jurisdiction of its organization, incorporation, formation and/or registration (as applicable) (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, in each case, to which it is a party, (c) subject to the Legal Reservations, is duly qualified and (to the extent applicable in the relevant jurisdictions) is in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrowers), (b)(i) (other than with respect to the Borrowers), (b)(ii) (other than with respect to the Borrowers), (c) or (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational or constitutional action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) violate or result in a default under, any material Contractual Obligation of such Loan Party or (c) violate any material Law; in each case, except to the extent that such violation or contravention would not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents as required or permitted by the terms thereof, except for (w) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties consisting of UCC financing statements and filings in the United States Patent and Trademark Office and the United States Copyright Office, (x) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (y) the approvals, consents, exemptions, authorizations, actions, notices and filings set forth in, or contemplated by, the Collateral Documents and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Subject to the Legal Reservations, this Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements fairly present in all material respects the consolidated financial condition of the entities to which they relate as of the date thereof and their results of operations for the period covered thereby in accordance with the Accounting Principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Unaudited Financial Statements (i) were prepared in accordance with the Accounting Principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the consolidated financial condition of the entities to which they relate as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.07 Use of Proceeds. The Borrowers (a) will use the proceeds of the Initial Term Loans and the Closing Date Revolving Credit Loans borrowed on the Closing Date to (1) finance the Transactions, (2) pay Transaction Costs (including paying any fees, commissions and expenses associated therewith and any upfront fees or original issue discount required to be funded on the Closing Date with respect to the Facilities), and (3) in the case of the Closing Date Revolving Credit Loans only, finance the working capital needs of the Borrower Parties and other general corporate purposes of the Borrower Parties (including acquisitions and other Investments, in each case permitted hereunder); and (b) will use the proceeds of Revolving Credit Loans, Letters of Credit and other Borrowings made or issued in each case after the Closing Date to finance the working capital needs of the Borrower Parties, other transactions that are not prohibited by the Loan Documents and other general corporate purposes of the Borrower Parties (including acquisitions and other Investments, in each case permitted hereunder) and for any other purpose permitted under the Loan Documents.

5.08 Ownership of Property; Liens.

(a) Each Loan Party and each of its Restricted Subsidiaries has good title to, or valid title in fee simple (or local law equivalent) to, or valid leasehold interests in, all real and personal property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Compliance.

(a) There are no Environmental Claims against any Loan Party or any of their Restricted Subsidiaries and none of Holdings or any Restricted Subsidiary knows of any basis for any Environmental Claim and their respective businesses, operations and properties are in compliance with applicable Environmental Laws; in each case, except as would not, or where such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries is listed or, to the knowledge of Holdings, proposed for listing on the NPL or on the SEMS or any analogous foreign, state or local list; (ii) there are no and, to the knowledge of Holdings, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or released on any property currently owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries; (iii) there is no asbestos or asbestos-containing material on or at any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to Environmental Law; and (iv) there have been no Releases of Hazardous Materials on, at, under or from any property currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries.

(c) The properties currently owned or operated by any Loan Party or any of its Restricted Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require response or other corrective action under, or (iii) could be reasonably expected to give rise to liability under, Environmental Laws, which violations, response or other corrective actions and liabilities, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(d) No Loan Party or any of their Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other parties, any investigation, response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation, response or other corrective action that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled, or stored at, or transported or arranged for transport to or from, any property or facility currently or, to the knowledge of Holdings, formerly owned or operated by any Loan Party or any of their Restricted Subsidiaries, have been disposed of in a manner that would not reasonably be expected to result in a Material Adverse Effect.

5.10 Taxes. Holdings and its Restricted Subsidiaries have filed all federal, state, local, foreign and other tax returns and reports required to be filed, and have paid all federal, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except those (a) which are being contested in good faith by appropriate proceedings diligently conducted that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with the Accounting Principles or (b) with respect to which the failure to make such filing or payment would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment, deficiency or other claim against Holdings or any of its Restricted Subsidiaries except (i) those being actively contested by Holdings or such Restricted Subsidiary, as applicable, in good faith and by appropriate proceedings diligently conducted that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with the Accounting Principles or (ii) those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Each of the Dutch Loan Parties and each of the Dutch Restricted Subsidiaries is resident for tax purposes only in the Netherlands and none of these parties has any taxable presence or a permanent establishment outside the Netherlands. The U.S. Borrower is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is properly treated as a corporation for U.S. federal income tax purposes. As of the Closing Date, no Loan Party (i) organized, incorporated, formed and/or registered (as applicable) in the United States of America, any state thereof or the District of Columbia is subject to tax outside of the United States of America, any state thereof or the District of Columbia and (ii) organized, incorporated, formed and/or registered (as applicable) in England and Wales is subject to tax outside of England and Wales.

5.11 ERISA Compliance.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state Laws and (ii) each Plan that is intended to be qualified under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS with respect thereto, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan or, to the knowledge of any Loan Party, any Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred and no Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) no Pension Plan has any Unfunded Pension Liability as of the Pension Plan’s most recent valuation date; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) with respect to a Multiemployer Plan; and (iv) neither Holdings, nor any Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except with respect to each of the foregoing clauses of this Section 5.11(c), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) With respect to each plan, scheme or arrangement related to retirement or pension obligations mandated by a government other than that of the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each retirement or pension plan maintained or contributed to by any Loan Party or any of its Subsidiaries that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, except for any failure that would not reasonably be expected to have a Material Adverse Effect;

(ii) the Fair Market Value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles except for any underfunding that would not reasonably be expected to have a Material Adverse Effect; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to have a Material Adverse Effect.

5.12 Subsidiaries; Capital Stock. As of the Closing Date, each Loan Party has no Restricted Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Capital Stock in such Subsidiaries that are not Immaterial Subsidiaries and that are owned by a Loan Party have been validly issued, are fully paid and non-assessable (solely to the extent such concepts are applicable in respect of such Capital Stock and in the relevant jurisdiction) and are owned free and clear of all Liens except Permitted Liens.

5.13 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of the of any Borrowing or Letter of Credit extension hereunder has been used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(b) None of the Loan Parties is required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended.

(c) No part of the proceeds of any Loan or any Letter of Credit has been used, whether directly or indirectly, for any purpose that results in a violation of the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System of the United States of America.

5.14 Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, Holdings represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that such projections may vary from actual results and that such variances may be material. As of the Closing Date, the information included in the Beneficial Ownership Certification, if requested, provided to any Lender or Agent in connection with this Agreement is, to the knowledge of Holdings, true and correct in all material respects.

5.15 Compliance with Laws, Data Privacy, Etc. Each of the Loan Parties and its Restricted Subsidiaries is in compliance in all material respects with (i) the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties and (ii) all internal and external privacy policies, contractual obligations, industry standards, applicable laws, statutes, judgments, orders, rules and regulations of any court or arbitrator or other Governmental Authority, in each case under this clause (ii), relating to the collection, use, transfer, import, export, storage, protection, disposal, or disclosure by the Loan Parties or any of its Restricted Subsidiaries of personal, personally identifiable, household, sensitive, confidential or regulated data or information (“Data Privacy Requirements”), except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.16 Intellectual Property; Licenses, Etc. Each Loan Party and each of its Restricted Subsidiaries owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, design rights, know-how, trade secrets, and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, as currently conducted, and such IP Rights do not conflict with the rights of any other Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.16 is a complete and accurate list of all registrations or applications for registration in the United States Patent and Trademark Office or the United States Copyright Office of IP Rights owned by or, with respect to U.S. copyright registrations, exclusively licensed to, Loan Parties as of the Closing Date and constituting Collateral. The conduct of the business of any Loan Party and each of its Restricted Subsidiaries as currently conducted or as contemplated to be conducted does not infringe upon, misappropriate or otherwise violate any rights held by any other Person except for such infringements, misappropriations and other violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings, threatened in writing which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17 Solvency. On the Closing Date, immediately after giving effect to the Transactions, Holdings, each Borrower and each of their respective Subsidiaries (on a consolidated basis), are Solvent.

5.18 [Reserved].

5.19 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans, other than those listed on Schedule 5.19, covering the employees of Holdings or any of its Restricted Subsidiaries as of the Closing Date and, except as would not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any Restricted Subsidiary has suffered any strikes, walkouts or work stoppages.

5.20 Perfection, Etc. Subject to the Legal Reservations and the Agreed Security Principles, each Collateral Document will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interest in, the Collateral described therein to the extent intended to be created thereby except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and (i) when financing statements and other filings in appropriate form are filed in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization, incorporation, formation and/or registration (as applicable) and applicable documents are filed and recorded as applicable in the United States Copyright Office or the United States Patent and Trademark Office and other applicable perfection requirements are completed, and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Collateral Documents), the Liens created by the Collateral Documents for the benefit of the Secured Parties shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral to the extent the grant and perfection of a security interest therein is required in accordance with the terms of the Collateral Documents (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or possession or control by the secured party), in each case subject to (i) no Liens other than Liens permitted under the Loan Documents and (ii) the terms of the Intercreditor Agreements.

5.21 PATRIOT Act, FCPA and OFAC.

(a) Each of Holdings and its Restricted Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) applicable anti-money laundering laws, including the PATRIOT Act.

(b) Each of Holdings and the Restricted Subsidiaries, and their respective officers, directors and employees, and to Holdings’ knowledge, their respective agents and representatives, (in each case acting in their capacity as such) have, in the past five years, conducted their businesses in compliance in all material respects with the FCPA, the UK Bribery Act 2010, as amended, and other applicable anti-corruption legislation in other jurisdictions. Holdings will not directly, or to its knowledge indirectly, use the proceeds of the Loans or use the Letters of Credit in violation of the FCPA, the UK Bribery Act 2010, as amended, or other applicable anti-corruption legislation in other jurisdictions.

(c) None of Holdings or any of the Restricted Subsidiaries, nor, to the knowledge of Holdings, any director, officer, agent, employee or representative thereof, is a Sanctioned Person.

(d) Holdings will not directly, or to its knowledge indirectly, use the proceeds of the Loans or use the Letters of Credit or otherwise knowingly make available such proceeds or Letters of Credit to any Person, for the purpose of financing the activities of any Person that, at the time of such financing, is (i) the target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals and Blocked Persons, HMT’s Consolidated List of Financial Sanctions Targets, the Investment Ban List or any other Sanctions list, or (iii) operating, organized, incorporated, formed and/or registered (as applicable) or resident in a Designated Jurisdiction, in each case, to the extent it would be in violation of applicable Sanctions.

5.22 Anti-Corruption Laws and Sanctions. Holdings has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by Holdings, its Restricted Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, applicable Anti-Corruption Laws and applicable anti-money laundering laws, and Holdings, its Restricted Subsidiaries and, to the knowledge of Holdings, their respective officers, employees, directors and agents (in each case related to activities of Holdings or its Restricted Subsidiaries), are currently in compliance with applicable Sanctions and applicable Anti-Corruption Laws in all material respects. None of (a) Holdings, any Restricted Subsidiary or, any of their respective directors, officers or employees, or (b) to the knowledge of Holdings, any agent of Holdings or any Restricted Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is engaged in any transactions or dealings with a Sanctioned Person or in a Sanctioned Country, unless permitted under applicable Sanctions. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will directly or, to the knowledge of Holdings, indirectly (i) fund, finance, or facilitate any activities, business or transaction of or with a Sanctioned Person, or in any Sanctioned Country, unless permitted under applicable Sanctions, or (ii) be used in any other manner that would result in a violation of anti-money laundering laws applicable to any party hereto, or applicable Sanctions or applicable Anti-Corruption Laws.

The sanctions statements contained in this Section 5.22 shall apply only if and to the extent that it does not result in a violation of Sec. 7 of the German Foreign Trade Ordinance, Council Regulation No. 2271/96 (the “Blocking Regulation”) or any other applicable anti-boycott laws or regulations.

5.23 Centre of Main Interests and Establishments. For the purposes of the Insolvency Regulation, the centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) of each of the Luxembourg Loan Parties is situated in its original jurisdiction and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

5.24 DAC 6. To supply to the Administrative Agent (in sufficient copies for all the Lenders if the Administrative Agent so requests), to the extent permitted by applicable law and regulation, promptly upon the making of a reporting required under DAC 6, by or on behalf of a Borrower or by any advisor to the Borrower in respect of the Borrower, such reporting and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

5.25 Domiciliation. Each of the Luxembourg Loan Parties is in full compliance with the Luxembourg law dated 31 May 1999 on the domiciliation of companies, as amended.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized or as to which arrangements reasonably satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), Holdings shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) within one hundred and twenty (120) days after the end of each fiscal year, commencing with the first fiscal year ending after the closing date (or one hundred and fifty (150) days with respect to (i) the fiscal year ended December 31, 2026 and (ii) any fiscal year during which an Accounting Change has occurred) of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated income statements and cash flows for such fiscal year, in each case with all consolidating information regarding Holdings and its Restricted Subsidiaries required to reflect the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, setting forth in each case, starting with the fiscal year ending December 31, 2026, in comparative form the figures for the previous fiscal year (provided that, in the event of an Accounting Change that is an adoption of another accounting standard, such comparatives may be in a form that is unaudited and internally prepared), all in reasonable detail and prepared in accordance with the Accounting Principles, audited and accompanied by a report and opinion of any independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or any qualification, exception or explanatory paragraph as to the scope of such audit (in each case other than any such exception, qualification or explanatory paragraph that is with respect to, or resulting from, (i) an upcoming maturity date under the Facilities or other Indebtedness, (ii) any potential or actual inability to satisfy a financial maintenance covenant (including the Financial Covenant) on a future date or in a future period, (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (iv) any “emphasis of matter” paragraph), together with a customary management discussion and analysis;

(b) within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year (or ninety (90) days with respect to (i) the first three full fiscal quarters ending after the Closing Date and (ii) any fiscal quarter during which an Accounting Change has occurred) of Holdings (commencing with the fiscal quarter ended June 30, 2026), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated income statements and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case, starting with the fiscal quarter ending June 30, 2026, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year then ended (provided that, in the event of an Accounting Change that is an adoption of another accounting standard, such comparatives may be in a form that is internally prepared), in each case with all consolidating information regarding Holdings and its Restricted Subsidiaries required to reflect the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with the Accounting Principles, subject only to normal year-end audit adjustments and the absence of footnotes, together with a customary management discussion and analysis; and

(c) within the timeframe provided in Section 6.01(a) (including any extension thereof pursuant the Reporting Extension Provision or otherwise) (commencing with forecasts for the fiscal year ending December 31, 2026) to be distributed only to each Lender that has selected the “Private Side Information” or similar designation, reasonably detailed forecasts along with written assumptions prepared by management of Holdings (including projected consolidated balance sheets, income statements, and cash flow statements of Holdings and its Subsidiaries) on an annual basis for the fiscal year following such fiscal year then ended, which forecasts shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation thereof; provided that delivery of such forecasts pursuant to this Section 6.01(c) shall only be required hereunder prior to an initial public offering of the Capital Stock of an IPO Entity.

Notwithstanding the foregoing:

(i) the obligations in paragraphs (a), (b) and (c) of this Section 6.01 may be satisfied by furnishing, at the option of Holdings, the applicable financial statements or, as applicable, forecasts of (A) any successor of Holdings, (B) any Wholly Owned Restricted Subsidiary of Holdings that, together with its consolidated Restricted Subsidiaries, constitutes substantially all of the assets of Holdings and its consolidated Subsidiaries (a “Qualified Reporting Subsidiary”) or (C) any Parent Holding Company; provided that to the extent such information relates to a Qualified Reporting Subsidiary or a Parent Holding Company, such information is accompanied by customary consolidating information that explains in reasonable detail the material differences, if any, between the information relating to such Qualified Reporting Subsidiary, Holdings or any Parent Holding Company, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries on a standalone basis, on the other hand (it being understood that if no material differences exist, consolidating information is not required to be provided);

(ii) in the event that the Parent Borrower (or Parent Holding Company or any Qualified Reporting Subsidiary with respect to which financial statements are allowed to be delivered pursuant to the terms hereof) delivers to the Administrative Agent (A) an Annual Report on Form 10-K, 20-F or any other equivalent form for such fiscal year (or similar filing in the applicable jurisdiction), as filed with the SEC (or corresponding Governmental Authority in the jurisdiction in which the Qualified IPO was consummated) or in such form as would have been suitable for filing with the SEC (or such corresponding Governmental Authority), within the time frames set forth in Section 6.01(a), such Form 10-K, 20-F or any other equivalent form shall satisfy all requirements of Section 6.01(a) to the extent that it contains the information required by such Section and does not contain any “going concern” or any qualification or any exception or explanatory paragraph as to the scope of such audit (other than any such qualification, exception or explanatory paragraph permitted to be contained therein under Section 6.01(a)) or (B) a Quarterly Report on Form 10-Q, 6-K or any other equivalent form for such fiscal quarter (or similar filing in the applicable jurisdiction), as filed with the SEC (or corresponding Governmental Authority in the jurisdiction in which the Qualified IPO was consummated) or in such form as would have been suitable for filing with the SEC (or such corresponding Governmental Authority), within the time frames set forth in Section 6.01(b), such Form 10-Q, 6-K or any other equivalent form shall satisfy all requirements of Section 6.01(b) to the extent that it contains the information required by such Section;

(iii) (A) any financial statements required to be delivered pursuant to Section 6.01(a) and 6.01(b) shall not be required to contain all purchase accounting adjustments relating to the Transactions or any other transactions permitted hereunder to the extent it is not practicable to include any such adjustments in such financial statements, and (B) following the consummation of an acquisition in the applicable period, the obligations in Section 6.01(a) or 6.01(b) with respect to the target of such acquisition may be satisfied by, at the option of Holdings, furnishing management accounts for the target of such acquisition for the applicable period;

(iv) following the consummation of a Qualified IPO, to the extent the SEC (or corresponding Governmental Authority in the jurisdiction in which the Qualified IPO was consummated) has granted the ability to extend any financial statement reporting deadline generally applicable to all foreign private issuers or other issuers of the same type as the Parent Borrower or Parent Holding Company, including pursuant to Rule 12b-25 (but only to the extent that the Parent Borrower, a Qualified Reporting Subsidiary or any Parent Holding Company has complied with the filing and other requirements of Rule 12b-25 that would have been required if the Parent Borrower, such Qualified Reporting Subsidiary or such Parent Holding Company were a foreign private issuer (or other applicable issuer) by posting any such required filings (or filings substantially similar to what Rule 12b-25 would require) to the Administrative Agent), (the “Extended SEC Reporting Deadline”) and such Extended SEC Reporting Deadline would be later than the deadline for delivery of the corresponding financial statements of the Parent Borrower pursuant to paragraph (a) or (b) of this Section 6.01 (the “Section 6.01 Reporting Deadline”), then the applicable Section 6.01 Reporting Deadline shall be automatically deemed to be extended to the date of the Extended SEC Reporting Deadline, without any further action by any party (this proviso, the “Reporting Extension Provision”).

The information required by Section 6.01(a) or (b) may be included in materials furnished pursuant to Section 6.02, but the foregoing shall not be in derogation of Holdings’ and the Parent Borrower’s obligation to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) No later than five (5) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b) (or any substitutes therefor as permitted pursuant to Section 6.01), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings and including a calculation of the Financial Covenant solely to the extent required to be tested as of the last day of the fiscal period covered by such financial statements, which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes;

(b) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Parent Borrower may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any notices received by any Loan Party (other than in the ordinary course of business), statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries (other than any immaterial correspondence in the ordinary course of business or any regularly required quarterly or annual certificates) pursuant to the terms of any public debt securities and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(d) promptly, after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(e) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (x) a report supplementing Schedule 5.12 hereto and (y) solely in the case of a Compliance Certificate delivered with respect to annual audited financial statements, a report supplementing any schedules to the Collateral Documents, in each case solely to the extent required by the applicable Collateral Documents and to the extent necessary so that the related representations and warranties herein or in the Collateral Documents, as applicable, would be true and correct if made as of the date of such Compliance Certificate (assuming for purposes of this Section 6.02(e) that reference in any such representation and warranty to the Closing Date or any date prior to the date of such Compliance Certificate shall be deemed to be a reference to the date of such Compliance Certificate); and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request;

provided that none of Holdings or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (x) that constitutes trade secrets or proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by Law, fiduciary duty or any binding agreement or (z) that is subject to any privilege (including attorney client or similar privilege) or constitutes attorney work product.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(b), (c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC (or corresponding Governmental Authority in the jurisdiction in which the Qualified IPO was consummated)) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower files such documents with the SEC (or corresponding Governmental Authority in the jurisdiction in which the Qualified IPO was consummated), or provides a link to such documents on the Parent Borrower’s website on the Internet; or (ii) on which such documents are posted on the Parent Borrower’s behalf on the Platform or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Parent Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents (other than filings with the SEC) and shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent requested by the Administrative Agent. The Administrative Agent shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents.

The Parent Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Parent Borrower hereunder (collectively, “Parent Borrower Materials”) by posting the Parent Borrower Materials on IntraLinks/IntraAgency, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Parent Borrower Materials that may be distributed to the Public Lenders and that (w) all such Parent Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Parent Borrower Materials “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Parent Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Parent Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Parent Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Parent Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding anything herein to the contrary, financial statements delivered pursuant to Sections 6.01(a) and (b) and Compliance Certificates delivered pursuant to Section 6.02(a) (other than any such portion of a Compliance Certificate that the Parent Borrower marks as containing material non-public information, which information shall be redacted in the version posted to Public Lenders) shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information.”

6.03 Notices. Promptly, after a Responsible Officer of Holdings, any Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default;

(b) the institution of any Adverse Proceeding not previously disclosed to the Administrative Agent that would reasonably be expected to have a Material Adverse Effect;

(c) of the occurrence of any ERISA Event or any event or condition with respect to a Foreign Plan, where there is any reasonable likelihood of the imposition of liability on any Loan Party or any ERISA Affiliate as a result thereof that would be reasonably expected to have a Material Adverse Effect; and

(d) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth details of the occurrence referred to therein and stating what action the Parent Borrower has taken and proposes to take with respect thereto.

6.04 Payment of Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises (including in their capacity as a withholding agent) before any penalty or fine accrues thereon; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, if any, as shall be required in conformity with the Accounting Principles(or the appropriate accounting method for such Loan Party) shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

(b) Without the written consent of the Administrative Agent, (i) no Loan Party may change its residence for Tax purposes and (ii) the U.S. Borrower shall not change its status as a corporation that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, incorporation, formation and/or registration (as applicable) except in a transaction permitted by Section 7.03 or 7.04, (b) take all reasonable action to maintain all material rights, privileges (including its good standing, if such concept is applicable), permits, licenses and franchises necessary or desirable in the normal conduct of its business, and (c) use commercially reasonable efforts to preserve or renew all of its Material Intellectual Property, except, in the case of clause (b) or (c), as would not have a Material Adverse Effect.

6.06 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its tangible properties and equipment that are necessary in the operation of its business in good working order, condition and repair, ordinary wear and tear excepted and casualty or condemnation excepted.

6.07 Maintenance of Insurance. Maintain in full force and effect, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by Holdings and the Restricted Subsidiaries. Subject to Section 6.17, Holdings shall use commercially reasonable efforts to ensure that at all times the Collateral Agent shall be named (i) as an additional insured with respect to U.S. general liability policies (which, for the avoidance of doubt, shall not include any directors and officers policies, workers compensation, business interruption policies, cyber policies automobile insurance policies or employers liability insurance policies) maintained by Holdings and each Subsidiary Guarantor and (ii) as loss payee with respect to the U.S. general property insurance policies maintained by Holdings and each Subsidiary Guarantor; provided, that in the case of (x) any U.S. Loan Party that becomes a U.S. Loan Party after the Closing Date or (y) any insurance policy of the type described above that is obtained by a U.S. Loan Party after the Closing Date, such certificates and endorsements required by this Section 6.07 shall be delivered within sixty (60) days thereafter (or such longer period as the Administrative Agent may agree in its reasonable discretion) (but, in the case of clause (x), solely to the extent that such new U.S. Loan Party is not already covered by the certificates and endorsements previously delivered to the Administrative Agent); provided, further that unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have exercised its rights pursuant to Section 8.02 of this Agreement, (A) all proceeds from insurance policies shall be paid to Holdings or the applicable Guarantor, (B) to the extent any Agent receives any proceeds from any insurance policy of the Borrower Parties, such Agent shall promptly turn over to Holdings any such amounts received, and (C) each Agent agrees that Holdings and/or its Subsidiaries shall have the sole right to adjust or settle any claims under such insurance. Notwithstanding anything to the contrary herein, with respect to Holdings, the Parent Borrower, Foreign Subsidiaries and Collateral located outside of the United States, the requirements of this Section 6.07 shall be deemed satisfied if Holdings obtains insurance policies that are customary and appropriate for the applicable jurisdiction and for the avoidance of doubt there shall be no obligation to ensure that the Collateral Agent or the Secured Parties are named as an additional insured or named as loss payee, or to deliver any certificates or endorsements with respect to any such policies.

6.08 Compliance with Laws. Comply in all material respects with all material Laws applicable to it or to its business or property (including ERISA and all Environmental Laws), except in such instances in which such Law is being contested in good faith by appropriate proceedings diligently conducted or except as would not have a Material Adverse Effect. Holdings will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by Holdings, its Restricted Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, applicable Anti-Corruption Laws and applicable anti-money laundering laws, including the PATRIOT Act. The foregoing of this Section 6.08 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such undertaking is or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (A) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (B) any similar blocking or anti-boycott law in the United Kingdom.

6.09 Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in all material respects in conformity with the Accounting Principles consistently applied in respect of all financial transactions and matters involving the assets and business of Holdings or such Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization, incorporation, formation and/or registration (as applicable)).

6.10 Inspection Rights. Permit representatives of the Administrative Agent and, during the continuance of an Event of Default, of each Lender to visit and inspect any of its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which Holdings or any Restricted Subsidiary is a party), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that Holdings shall be given the opportunity to participate in any discussions with independent public accountants), subject to such accountants’ customary policies and procedures, all at the reasonable expense of Holdings and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to Holdings; provided, however, that (i) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 (and during an Event of Default that is continuing, visits by Lenders pursuant to this Section 6.10 shall be coordinated through the Administrative Agent), (ii) if no Event of Default exists, the Administrative Agent may visit no more than one time during any calendar year, and (iii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the reasonable expense of Holdings at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary in this Section 6.10, none of Holdings nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law, fiduciary duty or any binding agreement or (iii) that is subject to any privilege (including attorney client or similar privilege) or constitutes attorney work product.

6.11 Use of Proceeds. The Borrowers will use the Letters of Credit and the proceeds of the Loans only as provided in Sections 5.07 and 5.13(a). The Parent Borrower will not request any Borrowing, and the Parent Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and, to the knowledge of the Parent Borrower, its agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, unless permitted under Sanctions, or (C) in any manner that would result in the violation of any Sanctions or anti-money laundering laws, including the PATRIOT Act, by any party hereto.

6.12 Covenant to Guarantee Obligations and Give Security.

(a) Upon (I) the organization, incorporation, formation and/or registration (as applicable) or acquisition of any new Restricted Subsidiary organized, incorporated, formed and/or registered (as applicable) in a Designated Jurisdiction (other than an Excluded Subsidiary) by any Loan Party (provided that each of (x) any redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (y) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), including by means of a Division or (II) the Parent Borrower’s election, in its sole discretion, to designate any other Restricted Subsidiary as a Guarantor not otherwise required to be a Guarantor pursuant to the preceding clause (I) (provided that to the extent such Subsidiary is organized, incorporated, formed and/or registered (as applicable) under the laws of the jurisdiction that is not a Designated Jurisdiction, the addition of such Subsidiary as a Guarantor shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)), the Parent Borrower shall cause such new Restricted Subsidiary to, in each case at the Parent Borrower’s expense and subject in all respects to the Perfection Exceptions, the Agreed Security Principles (in the case of a Foreign Subsidiary) and the terms and conditions of the Collateral Documents (including any deadlines, thresholds and exceptions therein), within sixty (60) days after such formation or acquisition (or ninety (90) days with respect to a Foreign Subsidiary) or such longer period as the Administrative Agent may agree in its reasonable discretion):

(i) duly execute and deliver to the Administrative Agent a Guaranty or Guaranty Supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents, together with applicable accession documents to the Intercreditor Agreement;

(ii) duly execute and deliver to the Collateral Agent a Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking required under and as defined in the Intercreditor Agreement in form and substance reasonably satisfactory to the Collateral Agent;

(iii) duly execute and deliver to the Collateral Agent any Security Agreement Supplements, Intellectual Property Security Agreements and other Collateral Documents required pursuant to the terms of the Loan Documents, in each case as specified by and in form and substance reasonably satisfactory to the Administrative Agent (which, if substantially in the same form as, or otherwise consistent with, the Collateral Documents delivered on or prior to the Closing Date, shall be deemed to be satisfactory to the Administrative Agent), securing payment of all the Secured Obligations and constituting Liens on all such properties;

(iv) take whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements and the giving of notices and delivery of stock and membership interest certificates, share certificates, share transfer forms and instruments, as applicable) with respect to personal property as may be reasonably requested by the Administrative Agent to vest in the Collateral Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the U.S. Security Agreement and other Collateral Documents pursuant to this Section 6.12(a), in each case, to the extent required under the Loan Documents and subject to the Perfection Exceptions and the Agreed Security Principles (in the case of a Foreign Loan Party), enforceable against all third parties in accordance with their terms;

(v) deliver to the Administrative Agent, Organization Documents, resolutions, corporate approvals, certificates and, to the extent reasonably requested by the Administrative Agent, a signed copy of one or more customary opinions of counsel for the Loan Parties or counsel for the Administrative Agent, as applicable, in each case as customary in the relevant jurisdiction, addressed to the Administrative Agent and the other Secured Parties and in form and substance reasonably acceptable to the Administrative Agent; and

(vi) provide (or cause to be provided) to the Administrative Agent (x) written notice (which may be via email) of such joinder at least ten (10) Business Days prior to the Joinder Date for such Restricted Subsidiary and (y) at least two (2) Business Days prior to the Joinder Date for such Restricted Subsidiary (and solely to the extent reasonably requested in writing by the Administrative Agent at least eight (8) Business Days prior to the Joinder Date), (A) such documentation with respect to such Restricted Subsidiary that the Agents or Lenders reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (but excluding any beneficial ownership information, which is covered solely by clause (B) below) and (B) solely to the extent such Restricted Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and will be an Additional Borrower, a Beneficial Ownership Certification.

(b) Upon the acquisition of any personal property (other than Excluded Assets) by any Loan Party, which personal property is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties (and where such a perfected Lien would be required in accordance with the terms of the Collateral Documents or other Loan Documents), the applicable Loan Party shall, in each case at the Parent Borrower’s expense and subject in all respects to the Perfection Exceptions and the Agreed Security Principles (in the case of a Foreign Loan Party), take the actions required by the applicable Collateral Documents with respect to such Collateral within the timeframes stated in such Collateral Documents.

(c) Notwithstanding the foregoing, for the avoidance of doubt (i) nothing in this Section 6.12 or in Section 6.14 shall be deemed to require any Loan Party to grant security interests in any Excluded Asset or take actions with respect to perfection of any security interest to the extent such actions are contrary to the Perfection Exceptions or the Agreed Security Principles (in the case of a Foreign Loan Party) and (ii) any security interest or Lien, and any obligation of any Loan Party, shall be subject to the relevant requirements of the Intercreditor Agreements, if applicable.

6.13 Compliance with Environmental Laws. Each Loan Party shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) except as would not reasonably be expected to have a Material Adverse Effect, comply, and take commercially reasonable steps to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws, (ii) cure any violation of applicable Environmental Laws by such Loan Party or its Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that no Borrower or any Restricted Subsidiary shall be required to undertake any such cleanup, removal, remedial, corrective or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with the Accounting Principles.

6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, and subject to the Perfection Exceptions, the Agreed Security Principles (in the case of a Foreign Loan Party), the limitations described in Section 6.12 and the terms of the applicable Collateral Documents (including deadlines and thresholds therein), (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Collateral Documents. Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under applicable anti-money-laundering laws, the PATRIOT Act and the Beneficial Ownership Regulation.

6.15 Information Regarding Collateral and Loan Documents. Not effect any change in any Loan Party’s (i) legal name, (ii) identity or corporate form, (iii) organizational or constitutional identification number, if any (solely to the extent such organizational or constitutional identification number was required to be listed on a financing statement that has been filed pursuant to the Collateral Documents in order for such financing statement to be valid and a change in such organizational or constitutional identification number would cause a such filed financing statement to become seriously misleading) or (iv) jurisdiction of organization, incorporation, formation and/or registration (as applicable) (in each case, including by merging or consolidating with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing, incorporating, forming and/or registering (as applicable) in any other jurisdiction), unless (A) it shall give either the Administrative Agent and Collateral Agent notice within 60 days (or such longer time as the Administrative Agent shall reasonably agree) after the occurrence thereof and include the changed Organization Documents, if any, with such notice and (B) it shall take all action reasonably requested by the Administrative Agent to maintain the perfection and priority of the security interest of the Collateral Agent in the Collateral, if applicable (subject in all respects to the Perfection Exceptions, the Agreed Security Principles (in the case of a Foreign Loan Party) and the terms of the applicable Collateral Documents).

6.16 Maintenance of Ratings. Use commercially reasonable efforts to obtain and maintain (but not obtain or maintain a specific rating) (i) a public corporate family rating and a public corporate credit rating of the Parent Borrower, in each case from any two of S&P, Moody’s or Fitch, and (ii) a rating of the Initial Term Loans from any two of S&P, Moody’s or Fitch (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Parent Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s, S&P or Fitch, as applicable, in connection with their ratings process).

6.17 Post-Closing Undertakings.

(a) Within the time periods set forth on Schedule 6.17 hereto after the Closing Date (or such later date as may be agreed by the Administrative Agent in its reasonable discretion), complete the undertakings as are set forth on Schedule 6.17 hereto.

(b) To the extent applicable, the Loan Parties, the Lenders and the Agents acknowledge and agree that any obligation to procure that any Subsidiary organized under the laws of the Netherlands (a “Dutch Entity”) accedes to this Agreement or any other Loan Document pursuant to this Section 6.17 is conditional upon the requirements of the Dutch Works Councils Act (Wet op de Ondernemingsraden) being completed (the “Consultation Condition”) with respect to the intended resolution (voorgenomen besluit) of such Dutch Entity to enter into and be bound by this Agreement and the other Loan Documents and to consummate the transactions contemplated therein substantially as set out in the request for advice to be submitted to the works council of such Dutch Entity (the “Works Council”). Satisfaction of the Consultation Condition shall include:

(i) The receipt by such Dutch Entity from the Works Council and delivery to the Administrative Agent of copies of:

(A) an unconditional positive or neutral advice with respect to the proposed decision (voorgenomen besluit) of such Dutch Entity to enter into and be bound by this Agreement and the other Loan Documents and to consummate the transactions contemplated therein (the “Intended Decision”);

(B) an advice with respect to the Intended Decision with conditions reasonably acceptable to such Dutch Entity and the Administrative Agent; or

(C) an unconditional and irrevocable waiver of its right to render advice with respect to the Intended Decision;

(ii) if the Works Council consultation results in an advice of the Works Council which rejects the Intended Decision, or is subject to commitments relating to the terms of the Intended Decision that are not reasonably acceptable to the Administrative Agent or such Dutch Entity, the Parent Borrower, such Dutch Entity and the Administrative Agent will discuss in good faith whether and to what extent the terms of the Intended Decision can be altered to accommodate the Works Council’s advice or concerns, without any binding obligation to agree on any commitments:

(A) If the Parent Borrower, such Dutch Entity and the Administrative Agent cannot agree in good faith on any changes to the terms of the Intended Decision to accommodate the commitments requested, or the concerns voiced, by the Works Council, then the Loan Parties will cause such Dutch Entity to inform the Works Council in writing of its resolution in respect of the Intended Decision in accordance with article 25(5) of the Dutch Works Council Act. If the resolution provides that the Intended Decision is carried out, the Consultation Condition shall be satisfied if:

(1) the period as set out in article 25(6) of the Dutch Works Council Act shall have lapsed, without the Works Council having initiated legal proceedings as set out in article 26 of the Dutch Works Council Act;

(2) the Works Council has unconditionally and irrevocably waived its right to initiate the legal proceedings in writing or the Works Council has otherwise given its consent to proceed with the Proposed Transaction in accordance with article 25(6) of the Dutch Works Council Act; or

(3) after the legal proceedings as set out in article 26 of the Dutch Works Council Act have been initiated, the Enterprise Section of the Amsterdam Court of Appeal (Ondernemingskamer) (“Dutch Court”) has rendered a final order dismissing the Works Council’s appeal against the resolution with immediate effect (uitvoerbaar bij voorraad).

(B) In the event that the Dutch Court in a final order decides in favor of the Works Council to the effect that it imposes measures obstructing the Intended Decision, the Parent Borrower, such Dutch Entity and the Administrative Agent will re-open the consultation with the Works Council taking the Dutch Court’s decision into account. The Parent Borrower, such Dutch Entity and the Administrative Agent shall discuss in good faith (without any binding obligation to agree on any commitments or changes to the Intended Decision) whether and to what extent the terms of the Intended Decision should be altered to accommodate the outcome of this second round of Works Council consultation and the Dutch Court’s decision. The Consultation Condition shall be satisfied if the Parent Borrower, such Dutch Entity and the Administrative Agent agree to alterations to the terms of the Intended Decision in such a manner that the final terms of the Intended Decision shall be in accordance with the Works Council’s advice.

(C) Once the Consultation Condition has been satisfied in accordance with the above, the Loan Parties will promptly provide the Administrative Agent with written confirmation thereof.

(c) The Agents shall have received all of the following, each of which shall be originals or facsimiles or “pdf” files unless otherwise specified, each properly executed by a Responsible Officer of the signing Luxembourg Loan Party, each dated as of the Additional Borrower Joinder, each in form and substance reasonably satisfactory to the Administrative Agent:

(i) articles of association;

(ii) an excerpt (extrait) from the Luxembourg Companies Register dated not earlier than one (1) Business Day prior to the Additional Borrower Joinder;

(iii) a certificate of non-inscription of a court decision or administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) from the Luxembourg insolvency register (Reginsol) held and maintained with the Luxembourg Companies Register pertaining to each of the Luxembourg Loan Party dated not earlier than one (1) Business Day prior to the Additional Borrower Joinder, and if the excerpt(s) and certificate(s) of non-inscription of a court decision or administrative dissolution without liquidation listed above are not available on the date of the Additional Borrower Joinder, a copy of the executed certificat(s) de notaire dated no earlier than one (1) Business Day prior to the Additional Borrower Joinder and issued by the relevant notary public in Luxembourg in respect of each of the Luxembourg Loan Party);

(iv) a certificate in respect of each of the Luxembourg Loan Party evidencing:

(A) that, subject to any guarantee limitations set out in the Loan Documents, borrowing, guaranteeing or securing (as applicable) the Obligations would not cause any borrowing, guarantee, security or other similar limit binding on that Luxembourg Loan Party to be exceeded;

(B) it complies with, and adheres to, the provisions of the Luxembourg law dated 31 May 1999 on the domiciliation of companies, as amended;

(C) it is not subject to any procedure relating to bankruptcy (en faillite), judicial, consensual or conservatory measures under the law of 7 August 2023 on the preservation of companies and modernisation of the bankruptcy law, suspension of payments (sursis de paiement), conciliation (conciliation), voluntary arrangement with creditors (réorganisation par accord amiable), court-ordered reorganisation (accord collectif), judicial transfer of activities (transfert par décision de justice), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire) or, administrative dissolution without liquidation (dissolution administrative sans liquidation) proceedings; (ii) it is not, and it will not as a result of its entry into the Loan Documents to which it is a party be, in a state of cessation of payments (cessation des paiements) and has not lost and will not lose its commercial creditworthiness (ébranlement de credit); (iii) no discussion has started with the Minister of Economy (Ministre ayant l’Economie dans ses attributions) or the Minister for Small and Medium-Sized Enterprises (Ministre ayant les Classes moyennes dans ses attributions) in respect of financial difficulties which could jeopardise all or part of its business under the law of 7 August 2023 on the preservation of companies and modernisation of the bankruptcy law; (iv) no application has been made by it or, as far as it is aware, by any other entitled person for the appointment of a commissaire, conciliateur, juge-commissaire, liquidateur, curateur, mandataire de justice, or similar officer pursuant to any insolvency or similar proceedings; (v) as far as it is aware, no petition for the opening of such proceedings has been presented by any other person entitled to do so;

(vi) a copy of a resolution of the board of directors or other governing body of each Luxembourg Loan Party approving the terms of, and the transactions contemplated by, the Loan Documents and resolving that it execute and perform the Loan Documents; and

(vii) customary opinion of Loyens & Loeff Luxembourg S.à r.l., Luxembourg counsel to the Administrative Agent and certain other Secured Parties.

(d) Notwithstanding anything to the contrary in this Agreement, any Loan Party incorporated, formed and/or registered (as applicable) in the Cayman Islands that becomes party to this Agreement shall provide, in form and substance satisfactory to the Administrative Agent:

(i) Cayman Islands legal opinions from counsel to the applicable Loan Party to the Administrative Agent addressing, without limitation, capacity and power, due authorization, execution and delivery of the applicable Loan Documents, enforceability of the applicable Loan Documents under Cayman Islands law and corporate status, existence and good standing, in each case with respect to the applicable Loan Party;

(ii) Certified Organization Documents, resolutions and registers with respect to the applicable Loan Party as the Administrative Agent may reasonably request; and

(iii) all Collateral Documents required to be delivered by the applicable Loan Party pursuant to this Agreement and the Agreed Security Principles.

6.18 No Change in Line of Business. Continue to engage in substantially similar lines of business as those lines of business conducted by Holdings and the Restricted Subsidiaries on the date hereof, including any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

6.19 Agreed Security Principles. With respect to any Foreign Loan Party, the Guaranty, the Collateral Documents, the determination of Collateral and assets that constitute excluded property, excluded assets or any equivalent term of any Foreign Loan Party and each other guaranty and security agreement delivered or to be delivered under this Agreement, and any obligation to enter into such document or obligation and/or provide security and/or quasi-security in any Collateral, by any Foreign Loan Party shall be subject in all respects to the Agreed Security Principles. Notwithstanding anything to the contrary in the Loan Documents, no entity shall pledge any voting stock in any CFC or FSHCO that exceeds 65% of voting stock of the first-tier CFC or FSHCO and no CFC or FSHCO (or. In each case, any Subsidiary thereof) shall provide any guarantee or collateral (or other direct or indirect credit support), in each case, with respect to any Obligations under any Loan Documents.

6.20 Lender Conference Calls. After the date of delivery of the financial information required pursuant to Section 6.01(a) or (b), the Parent Borrower will hold and participate in a quarterly conference call or teleconference at a time selected by the Parent Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal quarter or fiscal year, as applicable, of the Parent Borrower and its Restricted Subsidiaries (it being understood that, following the consummation of a Qualified IPO, (i) the Borrower Parties shall not be required to discuss or disclose any material non-public information and (ii) at the Parent Borrower’s option, any upcoming quarterly or annual public earnings call shall satisfy the requirements of this Section 6.20). For the avoidance of doubt, at the option of the Parent Borrower, a quarterly conference call or teleconference organized for any Borrower’s debt or equity securities qualifies as a quarterly lender call hereunder (to the extent the Lenders are given access thereto) and the Parent Borrower shall not be required to hold and participate in more than one quarterly call per fiscal quarter.

6.21 [Reserved].

6.22 Fiscal Unity Matters.

(a)

(i) a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes or VAT purposes, if any, shall consist only of Dutch Loan Parties and/or its or their Subsidiaries; and

(ii) if at any time, a Dutch CIT Obligor is part of a Dutch CIT Fiscal Unity headed by another Dutch CIT Obligor and such Dutch CIT Fiscal Unity is, in respect of such Dutch CIT Obligor, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the Collateral Agent enforcing its rights under any Dutch Share Pledge or other Collateral Document, such Dutch CIT Obligor shall together with the Parent Borrower or other Dutch CIT Obligor that is the parent (moedermaatschappij) or deemed parent (aangewezen moedermaatschappij) of such Dutch CIT Fiscal Unity, at the request of the Administrative Agent for no consideration and as soon as reasonably practicable lodge a request with the relevant Dutch tax authority to allocate and surrender any Tax losses as referred to in Article 20 Dutch CITA, any interest expenses available for carry forward as referred to in Article 15b(5) Dutch CITA, and any tax credit carry forwards as referred to in Article 25a Dutch CITA, to the Dutch CIT Obligor leaving the Dutch CIT Fiscal Unity (respectively, within the meaning of Article 15af Dutch CITA, Article 15ahb Dutch CITA, and Article 15al Dutch CITA), in each case to the extent such tax losses, interest expenses, and/or tax credits (as applicable) are attributable (toerekenbaar) to the Dutch CIT Obligor leaving the Dutch CIT Fiscal Unity.

(b) for purposes of this Section 6.22, the following terms have the following meaning:

“Dutch CITA” means the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

“Dutch CIT Fiscal Unity” means a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes.

“Dutch CIT Obligor” means a Loan Party resident for tax purposes in the Netherlands and includes any Loan Party carrying on a business through a permanent establishment or deemed permanent establishment taxable in the Netherlands.

6.23 Transactions with Affiliates.

(a) Holdings will conduct, and will cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates involving consideration in excess of the greater of (x) $251,400,000 and (y) 30% of the EBITDA Grower Amount per transaction or series of transactions (each of the foregoing, an “Affiliate Transaction”) on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s length basis (as determined in good faith by the senior management or the Board of Directors of Holdings or any direct or indirect parent of Holdings), unless such Affiliate Transaction has been approved by a majority of Disinterested Directors.

(b) The foregoing provisions will not apply to the following:

(i) (a) transactions between or among Holdings and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger, amalgamation or consolidation of Holdings and any direct or indirect parent thereof; provided that such parent entity shall have no material liabilities and no material assets (other than cash, Cash Equivalents and the Capital Stock of Holdings) and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii) (a) Restricted Payments permitted by Section 7.05 and (b) Permitted Investments (other than Permitted Investments under clause (13) of the definition thereof);

(iii) transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 6.23(a);

(iv) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, managers, consultants or independent contractors for bona fide business purposes or in the ordinary course of business;

(v) any agreement or arrangement as in effect as of the Closing Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement or arrangement is not materially disadvantageous (as determined in good faith by the senior management or the Board of Directors of Holdings or any direct or indirect parent of Holdings) to the Lenders when taken as a whole as compared to the original agreement or arrangement as in effect on the Closing Date) or any transaction or payments contemplated thereby;

(vi) [reserved];

(vii) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party entered into as of the Closing Date or in connection with the Transactions, the Reorganization Transactions or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Closing Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, or new transaction, arrangement or agreement are not otherwise disadvantageous (as determined in good faith by the senior management or the Board of Directors of Holdings or any direct or indirect parent of Holdings) to the Lenders, in any material respect when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Closing Date or entered into in connection with the Transactions or the Reorganization Transactions;

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Holdings and its Restricted Subsidiaries or are on terms at least as favorable (as determined in good faith by the senior management or the Board of Directors of Holdings or any direct or indirect parent of Holdings) as might reasonably have been obtained at such time from an unaffiliated party;

(ix) any transaction effected as part of a Qualified Securitization Financing or a Qualified Securitization Factoring and (ii) sales of accounts receivable or other transactions effected in connection with a Qualified Securitization Financing or Securitization Financing;

(x) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of Holdings;

(xi) Subordinated Shareholder Debt;

(xii) any contribution to the capital of Holdings (other than Disqualified Stock) or any investments by a direct or indirect parent of Holdings in Equity Interests (other than Disqualified Stock) of Holdings (and payment of reasonable out-of-pocket expenses incurred by a direct or indirect parent of Holdings in connection therewith);

(xiii) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because Holdings or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of Holdings or any of its Subsidiaries (other than a Borrower or a Restricted Subsidiary) shall have a beneficial interest or otherwise participate in such Person;

(xiv) transactions between Holdings or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because such Person is a director or such Person has a director who is also a director or officer of Holdings or any direct or indirect parent of Holdings; provided, however, that such director abstains from voting as a director of Holdings or such direct or indirect parent of Holdings, as the case may be, on any matter involving such other Person;

(xv) the entering into of any tax sharing agreement or arrangement and any payments pursuant thereto, in each case to the extent permitted by Sections 2.01(h)(vii)(11) or, solely with respect to franchise or similar Taxes required to maintain the corporate existence of any direct or indirect parent of Holdings, Section 2.01(h)(vii)(12)(i);

(xvi) (a) transactions to effect the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions (including the Transaction Costs) and (b) transactions to effect the Reorganization Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Reorganization Transactions;

(xvii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Holdings or any Parent Holding Company or of a Restricted Subsidiary, as appropriate, in good faith;

(xix) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by Holdings or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of Holdings or any of its Restricted Subsidiaries (or of any direct or indirect parent of Holdings to the extent such agreements or arrangements are in respect of services performed for Holdings or any of the Restricted Subsidiaries), (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of Holdings or any of its Restricted Subsidiaries or of any direct or indirect parent of Holdings and (iii) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers officers, directors, employees, managers, consultants and independent contractors of Holdings or any of its Restricted Subsidiaries or any direct or indirect parent of Holdings (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case in the ordinary course of business or as otherwise approved in good faith by the Board of Directors of Holdings or any Parent Holding Company or of a Restricted Subsidiary or any direct or indirect parent of Holdings;

(xx) investments by Affiliates in Indebtedness or Preferred Stock of Holdings or any of its Subsidiaries, so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or Preferred Stock, and transactions with Affiliates solely in their capacity as holders of Indebtedness or Preferred Stock of Holdings or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxi) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of their obligations under the terms of, any registration rights agreement or shareholder’s agreement to which they are a party or become a party in the future;

(xxii) investments by a direct or indirect parent of Holdings in securities of Holdings or debt securities or Preferred Stock of any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by a direct or indirect parent of Holdings in connection therewith);

(xxiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xxiv) any lease entered into between Holdings or any Restricted Subsidiary, as lessee, and any Affiliate of Holdings, as lessor, in the ordinary course of business;

(xxv) intercompany intellectual property licenses and research and development agreements in the ordinary course of business, provided that any transfer, exclusive license or other disposition from a Loan Party to a non-Loan Party Restricted Subsidiary is undertaken for a bona fide tax purpose;

(xxvi) transactions pursuant to, and complying with, Section 7.02 (to the extent such transaction complies with Section 6.23(a)) or Section 7.03;

(xxvii) intercompany transactions undertaken in good faith for the purpose of improving the tax efficiency of Holdings and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein;

(xxviii) Permitted Restructuring; or

(xxix) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary, and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary.

6.24 Changes in Fiscal Year. Maintain and not make any change in fiscal year; provided however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and Holdings to reflect such change in fiscal year.

6.25 Centre of Main Interests. For the purposes of the Insolvency Regulation, the centre of main interest (as that term is used in Article 3(1) of the EU Insolvency Regulation) of each Luxembourg Loan Party shall be situated in Luxembourg and no Luxembourg Loan Party shall have an establishment (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and Letters of Credit which have been Cash Collateralized or as to which arrangements reasonably satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) hereunder which is accrued and payable shall remain unpaid or unsatisfied:

7.01 Liens.

(a) Holdings shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether owned on the Closing Date or thereafter acquired (each, a “Subject Lien”) (except Permitted Liens) that secures obligations under any Indebtedness on any asset or property of Holdings or any Restricted Subsidiary, unless:

(1) in the case of any Subject Lien on any Collateral, such Subject Lien is a Permitted Lien; and

(2) in the case of any other asset or property, any Subject Lien if (i) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Junior Financing) the obligations secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.

(b) Any Lien created for the benefit of the Secured Parties pursuant to the preceding paragraph (2) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

7.02 Indebtedness.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and Holdings will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Holdings and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case, so long as the Maximum Ratio Requirement is satisfied (such Indebtedness Incurred and Disqualified Stock and Preferred Stock issued, “Ratio Debt”); provided, further, that (x) the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by any Restricted Subsidiaries that are non-Loan Parties (together with the aggregate amount of Ratio Acquisitions Debt and Incremental Equivalent Debt Incurred or issued by any Restricted Subsidiaries that are non-Loan Parties) shall not exceed the greater of (i) $838,000,000 and (ii) 100% of the EBITDA Grower Amount at the time of Incurrence, at any one time outstanding, on a Pro Forma Basis (including pro forma application of the proceeds therefrom) and (y) that such Ratio Debt (A) other than with respect to the initial maturity date for Refinancing Notes in the form of Extendable Bridge Loans/Interim Debt or in an amount not in excess of the Inside Maturity Basket at the time of Incurrence, has a Stated Maturity that is no earlier than the Latest Maturity Date, (B) has a Weighted Average Life to Maturity at the time such Indebtedness is Incurred that is not less than the longest then remaining Weighted Average Life to

Maturity of the Initial Term Loans; provided that any such Ratio Debt in the form of Extendable Bridge Loans/Interim Debt or in an amount not in excess of the Inside Maturity Basket at the time of Incurrence may have a Weighted Average Life to Maturity shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans, (C) in the case of any revolving Indebtedness, has a Stated Maturity that is no earlier than the Maturity Date applicable to the Revolving Credit Facility and (D) with respect to any mandatory prepayments, Section 2.17(b) shall be applicable to any Ratio Debt as if such Ratio Debt was Incremental Equivalent Debt.

(b) In addition, the foregoing limitations will not apply to (collectively, the “Permitted Debt”):

(1) the Incurrence by Holdings or its Restricted Subsidiaries of (x) Indebtedness arising under the Loan Documents including any refinancing thereof, including in accordance with Section 2.19 plus any Refinancing Expenses, (y) Indebtedness of the Loan Parties evidenced by Refinancing Notes and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof) and (z) Indebtedness of the Loan Parties evidenced by Incremental Equivalent Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(2) any liability of a Dutch Loan Party and/or any Restricted Subsidiaries of it participating in a fiscal unity (fiscale eenheid) for Dutch tax purposes towards the Dutch tax authorities provided that such fiscal unity for Dutch tax purposes shall comprise solely of Loan Parties and/or their Subsidiaries;

(3) Indebtedness and Disqualified Stock of Holdings and its Restricted Subsidiaries and Preferred Stock of its Restricted Subsidiaries (other than Indebtedness described in clause (1) or (2) above) that is existing on the Closing Date and, to the extent in an individual principal amount in excess of $30,000,000, listed on Schedule 7.02 and for the avoidance of doubt, including all Capitalized Lease Obligations existing on the Closing Date (whether or not listed on Schedule 7.02) and any Permitted Refinancings of the foregoing plus any Refinancing Expenses;

(4) Indebtedness (including, without limitation, Attributable Indebtedness relating to any transaction, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by Holdings or any of its Restricted Subsidiaries, Disqualified Stock issued by Holdings or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries, in each case, in the ordinary course of business and consistent with past practice, to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Indebtedness, Disqualified Stock or Preferred Stock arising from the conversion of the obligations of Holdings or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of Holdings or such Restricted Subsidiary, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (4) or any portion thereof, any Refinancing Expenses;

(5) Indebtedness Incurred by Holdings or any of its Restricted Subsidiaries and Preferred Stock issued by its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments issued in the ordinary course of business, including, without limitation, (i) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other

Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (ii) guarantees of Indebtedness Incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(6) the Incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock arising from agreements of Holdings or its Restricted Subsidiaries providing for indemnification, Earnouts, seller notes, adjustment of purchase or acquisition price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of Holdings in accordance with this Agreement, other than guarantees of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness or Disqualified Stock of Holdings owing to a Restricted Subsidiary; provided that (x) such Indebtedness or Disqualified Stock owing to a non-Loan Party shall be subordinated in right of payment to such Borrower’s Obligations with respect to this Agreement pursuant to, and subject to, the Intercreditor Agreement and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or an issuance of such Disqualified Stock not permitted by this clause (7);

(8) shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (8);

(9) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary or Holdings owing to Holdings or another Restricted Subsidiary; provided that (x) if Holdings or another Loan Party Incurs such Indebtedness, Disqualified Stock or Preferred Stock owing to a non-Loan Party, such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment to such Borrower’s Obligations or Guarantee of such Loan Party, as applicable, pursuant to, and subject to, the Intercreditor Agreement and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness, Disqualified Stock or Preferred Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock not permitted by this clause (9);

(10) Swap Contracts and Cash Management Services Incurred (including, without limitation, in connection with any Qualified Securitization Financing), other than for speculative purposes;

(11) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees or similar instruments) in respect of customs, self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by Holdings or any Restricted Subsidiary; provided, that a fiscal unity (fiscale eenheid) for Dutch tax purposes, if any, comprises solely of Loan Parties and/or Subsidiaries;

(12) Indebtedness or Disqualified Stock of Holdings or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (12), does not exceed the greater of (x) $419,000,000 and (y) 50% of the EBITDA Grower Amount at the time of Incurrence, at any one time outstanding plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (12) or any portion thereof, any Refinancing Expenses; less any amount then available under this Section 7.02(b)(12) to the extent allocated to the Fixed Incremental Facility by Holdings;

(13) any guarantee by Holdings or a Restricted Subsidiary of Indebtedness, Disqualified Stock, Preferred Stock or other obligations of Holdings or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness, Disqualified Stock, Preferred Stock or other obligations by Holdings or such Restricted Subsidiary is permitted under the terms of this Agreement;

(14) the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or the issuance of Preferred Stock of a Restricted Subsidiary that serves to refund, refinance, replace, redeem, repurchase, retire or defease, and is in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is less than or equal to, Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as Ratio Debt or permitted under clause (2), clause (3), this clause (14), clause (15) or clause (18) of this Section 7.02(b) or subclause (y) of each of clauses (4), (12), (20), (29) or (31) of this Section 7.02(b) (provided that any amounts Incurred under this clause (14) as Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to subclause (y) of any of these clauses shall reduce the amount available under such subclause (y) of such clause so long as such Refinancing Indebtedness remains outstanding (but, in each case, not below $0)) or any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to so refund, replace, refinance, redeem, repurchase, retire or defease such Indebtedness, Disqualified Stock or Preferred Stock, plus any Refinancing Expenses (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired (which, in the case of bridge loans or Extendable Bridge Loans/Interim Debt, shall be determined by reference to the notes or loans into which such bridge loans or Extendable Bridge Loans/Interim Debt are converted or for which such bridge loans or Extendable Bridge Loans/Interim Debt are exchanged at maturity and will be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(ii) in the case of any revolving Indebtedness, has a Stated Maturity that is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired (which, in the case of bridge loans or Extendable Bridge Loans/Interim Debt, shall be determined by reference to the notes or loans into which such bridge loans or Extendable Bridge Loans/Interim Debt are converted or for which such bridge loans or Extendable Bridge Loans/Interim Debt are exchanged at maturity and will be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(iii) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively;

(iv) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a non-Loan Party that refinances Indebtedness, Disqualified Stock or Preferred Stock of any Borrower or any Guarantor, or (y) Indebtedness or Disqualified Stock of Holdings or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(v) to the extent the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired is secured, the Liens securing such Refinancing Indebtedness may have a Lien priority equal to or junior to the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(15) (i) Indebtedness, Disqualified Stock or Preferred Stock (x) of Holdings or any Restricted Subsidiaries Incurred, issued or assumed in anticipation of, or in connection with, an acquisition of any assets (including Capital Stock), business or Person or any Investment and (y) of any Person that is acquired by Holdings or any of its Restricted Subsidiaries or merged into or consolidated or amalgamated with Holdings or a Restricted Subsidiary in accordance with the terms of this Agreement and (ii) Indebtedness Incurred or Disqualified Stock or Preferred Stock issued or, in each case, assumed in anticipation of, or in connection with, an acquisition of any assets (including Capital Stock), business or Person or any Investment after the Closing Date; provided, however, that after giving Pro Forma Effect to such acquisition, merger, consolidation or amalgamation and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (such Indebtedness Incurred and Disqualified Stock and Preferred Stock issued, “Ratio Acquisitions Debt”):

(w) for any such Indebtedness that is secured by the Collateral on a pari passu basis with the Loans, the Consolidated First Lien Net Leverage Ratio for the most recently ended Test Period prior to such date of determination, on a Pro Forma Basis, does not exceed 5.25:1.00;

(x) for any such Indebtedness that is secured by the Collateral on a junior basis to the Loans, the Consolidated Senior Secured Net Leverage Ratio for the most recently ended Test Period prior to such date of determination, on a Pro Forma Basis, does not exceed 5.75:1.00;

(y) [reserved];

(z) for any such Indebtedness that is unsecured or secured by assets that do not constitute Collateral, or for Disqualified Stock or Preferred Stock, either (i) (A) the Consolidated Total Net Leverage Ratio for the most recently ended Test Period prior to such date of determination, on a Pro Forma Basis, does not exceed 6.75:1.00 or (B) the Consolidated Total Net Leverage Ratio for the most recently ended Test Period prior to such date of determination, on a Pro Forma Basis, does not exceed the Consolidated Total Net Leverage Ratio immediately prior to such incurrence or (ii) the Interest Coverage Ratio for the most recently ended Test Period prior to such date of determination, on a Pro Forma Basis is equal to or greater than (I) 2.00 to 1.00 or (II) the Interest Coverage Ratio for the most recently ended Test Period prior to such date of determination, on a Pro Forma Basis, does not exceed the Interest Coverage Ratio immediately prior to such incurrence;

provided, further, that (1) the aggregate amount of Indebtedness Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (15) by non-Loan Parties (together with the aggregate amount of Ratio Debt and Incremental Equivalent Debt Incurred or issued by non-Loan Parties) shall not exceed the greater of (x) $838,000,000 and (y) 100% of the EBITDA Grower Amount at the time of Incurrence, at any one time outstanding on a Pro Forma Basis (including pro forma application of the proceeds therefrom) and (2) such Indebtedness, Disqualified Stock or Preferred Stock (A) other than with respect to the initial maturity date for Refinancing Notes in the form of Extendable Bridge Loans/Interim Debt or in an amount not in excess of the Inside Maturity Basket at the time of Incurrence, has a Stated Maturity that is no earlier than the Latest Maturity Date, (B) has a Weighted Average Life to Maturity at the time such Indebtedness is Incurred that is not less than the longest then remaining Weighted Average Life to Maturity of the Initial Term Loans; provided that any such Ratio Acquisitions Debt in the form of Extendable Bridge Loans/Interim Debt or in an amount not in excess of the Inside Maturity Basket at the time of Incurrence may have a Weighted Average Life to Maturity shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans, (C) in the case of any revolving Indebtedness, has a Stated Maturity that is no earlier than the Maturity Date applicable to the Revolving Credit Facility and (D) with respect to any mandatory prepayments, Section 2.17(b) shall be applicable to any Ratio Acquisitions Debt as if such Ratio Acquisitions Debt was Incremental Equivalent Debt.;

(16) Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(17) Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any credit facility permitted hereunder, so long as such letter of credit has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(18) Contribution Indebtedness;

(19) Indebtedness of Holdings or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(20) any Section 403-Declaration in relation to another Loan Party or any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code;

(21) Indebtedness, Disqualified Stock or Preferred Stock of a joint venture to Holdings or a Restricted Subsidiary and to the other holders of Equity Interests or participants of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock of such joint venture owed to such holders of its Equity Interests or participants of such joint venture does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders or such participant’s participation in such joint venture;

(22) (x) Indebtedness Incurred or Disqualified Stock or Preferred Stock issued in a Qualified Securitization Financing or Qualified Securitization Factoring that is not recourse to Holdings or any Restricted Subsidiary (except for Standard Securitization Undertakings) other than (i) a Securitization Subsidiary, (ii) a Person described in the definition of “Factoring Transaction” or (iii) as otherwise permitted pursuant to the definition of “Securitization Subsidiary”;

(23) Indebtedness, Disqualified Stock or Preferred Stock owed on a short-term basis to banks and other financial institutions in the ordinary course of business of Holdings and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements, including cash management, cash pooling arrangements and related activities to manage cash balances of Holdings and its Subsidiaries and joint ventures including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements;

(24) Indebtedness, Disqualified Stock or Preferred Stock consisting of Indebtedness, Disqualified Stock or Preferred Stock issued by Holdings or any Restricted Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent of Holdings to the extent permitted under Section 7.05;

(25) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(26) Indebtedness incurred by a Restricted Subsidiary or Preferred Stock issued by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(27) Indebtedness Incurred or Disqualified Stock issued by Holdings or any Restricted Subsidiary or Preferred Stock issued by any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the applicable lender or holder of such Indebtedness, or a trustee or agent therefor, to satisfy and discharge such Indebtedness in accordance with the terms thereof;

(28) (i) guarantees Incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii) Indebtedness Incurred by Holdings or a Restricted Subsidiary as a result of leases entered into by Holdings or such Restricted Subsidiary or any direct or indirect parent of Holdings in the ordinary course of business;

(29) the Incurrence by Holdings or any Restricted Subsidiary of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued on behalf of, or representing guarantees of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by, joint ventures; provided that the aggregate principal amount of Indebtedness Incurred or guaranteed or Preferred Stock issued or guaranteed pursuant to this clause (29) does not exceed the greater of (x) $209,500,000 and (y) 25% of the EBITDA Grower Amount at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (29) or any portion thereof, any Refinancing Expenses;

(30) Indebtedness Incurred or deemed to be Incurred by any Borrower Party owing to any other Borrower Party in connection with a Permitted Restructuring or any Intercompany License Agreement;

(31) Indebtedness, of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to an Investment or other Acquisition Transaction permitted hereunder, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary and is not incurred in contemplation of such Person becoming a Restricted Subsidiary that is non-recourse to (and is not assumed by any of) the Borrower, Holdings or any Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the Closing Date) and is either (A) unsecured or (B) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 7.01;

(32) Indebtedness, Disqualified Stock or Preferred Stock consisting of obligations of Holdings or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, the Reorganization Transactions or any Permitted Investment;

(33) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(34) Indebtedness Incurred or deemed Incurred in the ordinary course of business in connection with cash management obligations, Supply Chain Finance Facilities or obligations in respect of performance bonds, surety bonds and similar obligations;

(35) any joint and several liability in respect of Tax as a result of a fiscal unity (fiscale eenheid) for Dutch Tax purposes consisting solely of Loan Parties and/or its or their Subsidiaries;

(36) Indebtedness of Holdings or any Restricted Subsidiary in respect of working capital facilities of any Borrower Party in local currencies (other than Dollars), or other similar Indebtedness of non-Loan Parties, in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $251,400,000 and (y) 30% of the EBITDA Grower Amount at any one time outstanding, plus, in the case of any refinancing of any Indebtedness permitted under this clause (36) or any portion thereof, any Refinancing Expenses; and

(37) Indebtedness incurred by a non-Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (37) and then outstanding, does not exceed the greater of (x) $419,000,000 and (y) 50% of the EBITDA Grower Amount at any one time outstanding, plus, in the case of any refinancing of any Indebtedness permitted under this clause (37) or any portion thereof, any Refinancing Expenses;

(38) [reserved]; and

(39) Indebtedness in respect of (i) the Existing Senior Secured Dollar Notes under the Existing Senior Secured Notes Documents in an aggregate principal amount not to exceed $1,100,000,000, (ii) the Existing Senior Secured Euro Notes under the Existing Senior Secured Notes Documents in an aggregate principal amount not to exceed €468,000,000 and (iii) the Existing Floating Rate Notes under the Existing Floating Rate Notes Documents in an aggregate principal amount not to exceed $500,000,000, plus any interest paid in kind and added to the principal amount thereof, and, in each case, any Permitted Refinancings of the foregoing plus any Refinancing Expenses.

(c) For purposes of determining compliance with this Section 7.02, (i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred or issued as Ratio Debt, Ratio Acquisitions Debt or the Ratio-Based Incremental Facility, Holdings may, in its sole discretion, at the time of Incurrence or issuance, divide or classify, or at any later time divide, classify or reclassify (as if incurred at such time), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 7.02; provided that all Indebtedness under this Agreement Incurred on the Closing Date shall be deemed to have been Incurred pursuant to Section 7.02(b)(1) and the Existing Senior Secured Dollar Notes, the Existing Senior Secured Euro Notes and the Existing Floating Rate Notes will deemed to be Incurred pursuant to Section 7.02(b)(39), and Holdings shall not be permitted to reclassify all or any portion of such Indebtedness and (ii) in the event that Holdings shall classify Indebtedness Incurred on any date of determination as Incurred in part as Ratio Debt, Ratio Acquisitions Debt or as having been incurred under the Ratio-Based Incremental Facility and in part pursuant to one or more other clauses of Section 7.02, then any calculation of Ratio Debt, Ratio Acquisitions Debt or the Ratio-Based Incremental Facility on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness Incurred pursuant to one or more such other clauses of Section 7.02 (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of any Indebtedness from the proceeds thereof). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class and increases in the amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness will not be deemed to be an Incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this Section 7.02. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.02.

For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness or the issuance of Disqualified Stock or Preferred Stock, the Dollar equivalent principal amount of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt or debt financing to fund an acquisition, or first issued in the case of Disqualified Stock or Preferred Stock; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is Incurred or issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount of such Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus any Refinancing Expenses.

For purposes of complying with this covenant, if pursuant to the definition of the Accounting Principles herein, leases, concessions or licenses are being treated in accordance with IFRS 16 (Leases), any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under IFRS immediately prior to the adoption of IFRS 16 (Leases) shall be treated as an operating lease hereunder.

7.03 Fundamental Changes.

Holdings may not, and will not permit any of its Restricted Subsidiaries to, merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, consummate a Division as the dividing Person or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that (other than in the case of clause (e) below) so long as no Event of Default would result therefrom:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) a Borrower or Holdings (including a merger, the purpose of which is to reorganize or restructure a Borrower or Holdings into a new jurisdiction); provided that the surviving Person shall (A) be organized, incorporated, formed and/or registered (as applicable) (I) in the case of Holdings, under the laws of a Designated Jurisdiction, (II) in the case of the U.S. Borrower, under the laws of the United States, any state thereof, or the District of Columbia, (III) [reserved] and (IV) in the case of a UK Borrower, under the laws of England and Wales, and (B) provide any documentation and other information about such Person as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act, or (ii) any one or more other Restricted Subsidiaries; provided that, when any Guarantor is merging with another Restricted Subsidiary that is not a Loan Party either (I) the Guarantor shall be the continuing or surviving Person or (II) such merger, amalgamation or consolidation shall be deemed to constitute either an Investment or disposition, as elected by Holdings, and such Investment must be a Permitted Investment or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.02, respectively or such disposition must be a disposition permitted hereunder;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve, or Holdings, any Borrower or any other Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby and subject to compliance with Sections 6.12, 6.14 and 6.15, as applicable) change its legal form if Holdings determines in good faith that such action is in the best interest of Holdings and its Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any liquidation or dissolution of a Restricted Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such liquidation or dissolution transfer its assets to another Restricted Subsidiary that is a Guarantor in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent unless such disposition of assets is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder and, in each case, will comply with Sections 6.12, 6.14 and 6.15, as applicable);

(c) any Restricted Subsidiary (other than a Borrower) may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdings, to any Borrower or to any other Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then either (i) the transferee must either be a Borrower or a Guarantor in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent or (ii) to the extent such merger, amalgamation or consolidation shall be deemed to constitute either an Investment or disposition, such Investment must be a Permitted Investment or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.02, respectively, or such disposition must be a disposition permitted hereunder; provided, however, that Holdings may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Loan Party or a Guarantor in the same jurisdiction as the disposing party or in another jurisdiction reasonably acceptable to the Administrative Agent;

(d) any Restricted Subsidiary (other than a Borrower) may merge, amalgamate or consolidate with, or dissolve into, any other Person, or consummate a Division as the dividing Person, in order to effect a Permitted Investment; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12, 6.14 and 6.15, as applicable, (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment, and (iii) to the extent constituting a disposition, such disposition must be permitted hereunder;

(e) any Restricted Subsidiary that is an LLC may consummate a Division as the dividing Person if, immediately upon the consummation of the Division, the assets of the applicable dividing Person are held by one or more Restricted Subsidiaries at such time, or, with respect to assets not so held by one or more Restricted Subsidiaries, such Division, in the aggregate, would otherwise result in an Asset Sale permitted by Section 7.04; provided that if the dividing Person is a Guarantor, then any Division Successor other than the dividing Person shall become a Guarantor to the extent required by and in accordance with Section 6.12(a) and the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Collateral Documents shall be maintained or created to the extent required by and in accordance with the provisions of Section 6.12, 6.14 and 6.15, as applicable.

(f) Holdings and its Restricted Subsidiaries may consummate the Transactions and the Reorganization Transactions;

(g) any Restricted Subsidiary (other than a Borrower) may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person or consummate a Division as the dividing Person in order to effect a disposition (whether in one transaction or in a series of transactions) of all or substantially all of its assets (whether now owned or hereafter acquired) permitted pursuant to Section 7.04 (other than dispositions permitted by this Section 7.03);

(h) any Permitted Investment may be structured as a merger, consolidation, amalgamation or Division;

(i) any Restricted Subsidiary (other than the Borrowers) may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person or dispose of its assets if such transaction is undertaken in good faith in connection with any Permitted Restructuring;

(j) [reserved]; and

(k) if a Division is conducted by Holdings, then all of the Equity Interests of Holdings must be owned by only one Person that survives or results from such Division, and such Person owning such Equity Interests in Holdings shall otherwise comply with Section 7.03(l), become a Guarantor and pledge 100% of the Equity Interests of the Parent Borrower to the Collateral Agent.

(l) Holdings may not merge, dissolve, liquidate or consolidate with or into any other Person; provided that, notwithstanding the foregoing, as long as no Event of Default exists or would result therefrom, Holdings may merge or consolidate with any other Person if the following conditions are satisfied:

(i) Holdings shall be the continuing or surviving Person, or

(ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated,

(A) the Successor Holdings shall be an entity organized, incorporated, formed and/or registered (as applicable) or existing under the laws of a Designated Jurisdiction,

(B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent,

(C) the immediate parent company of Successor Holdings shall pledge 100% of the Equity Interests of Holdings to the Collateral Agent as Collateral to secure the Secured Obligations in form reasonably satisfactory to the Administrative Agent,

(D) the Parent Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement and, with respect to such opinion of counsel only, including customary organization, incorporation, formation and/or registration (as applicable), due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent;

it being agreed that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement.

7.04 Asset Sales.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale unless, except in the case of any Permitted Asset Swap, (1) Holdings or any of its Restricted Subsidiaries, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by Holdings) of the assets sold or otherwise disposed of and (2) for any Asset Sale with consideration in excess of the greater of (x) $167,600,000 and (y) 20% of the EBITDA Grower Amount, at least 75% of such consideration therefor received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets (this clause (a), the “General Asset Sale Basket”).

(b) To the extent the Borrowers would otherwise be required to make a mandatory prepayment of Initial Term Loans pursuant to Section 2.05(b)(ii)(A) with respect to the Net Cash Proceeds of any Asset Sale or Casualty Event received by a Loan Party, Holdings or any Restricted Subsidiary may instead, within eighteen (18) months after applicable Loan Party’s receipt of the Net Cash Proceeds of such Asset Sale or Casualty Event, apply an amount equal to the Asset/Casualty Prepayment Amount from such Asset Sale or such Casualty Event, at its option:

(1) to prepay Loans and other Pari Passu Indebtedness in accordance with Section 2.05(b)(ii)(A);

(2) to make an Investment (including acquisitions) in any one or more businesses, assets, or property or capital expenditures, in each case used or useful in a Similar Business of Holdings or any Restricted Subsidiary, provided that if any such Investment is made in Unrestricted Subsidiaries, it shall be subject to clause (25) of the definition of Permitted Investments;

(3) to make an Investment (including capital expenditures and acquisitions) in any one or more businesses, properties or assets of Holdings or any Restricted Subsidiary that replace the properties and assets that are the subject of such Asset Sale or Casualty Event, provided that if any such Investment is made in Unrestricted Subsidiaries, it shall be subject to clause (25) of the definition of Permitted Investments;

(4) permanently repay any Springing Indebtedness;

(5) repay any outstanding Revolving Credit Loans to the extent such Revolving Credit Loans getting repaid were drawn for bona fide business purposes and not with the intent to circumvent the requirements set forth in this Section 7.04(b); or

(6) any combination of the foregoing;

provided that Holdings and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clause (2) and/or (3) of this paragraph if and to the extent that within eighteen (18) months after the Asset Sale or Casualty Event that generated the Net Cash Proceeds, Holdings or such Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an Investment or elected to apply an amount equal to such Net Cash Proceeds pursuant to the terms of a letter of intent delivered in connection with an Permitted Investment in compliance with the provision described in clauses (2) or (3) of this paragraph, and that Investment is thereafter completed within six (6) months after the end of such initial eighteen (18) month period (the “Reinvestment Period”); provided further that Investments in compliance with clauses (2) or (3) of this paragraph that are made prior to the start of the Reinvestment Period but on or after the date of the definitive agreement giving rise to the applicable Asset Sale may at Holdings’ option be deemed to have been a use of Holdings’ or its applicable Restricted Subsidiary’s reinvestment rights set forth in clauses (2) or (3) this paragraph, as applicable.

Pending the final application of any such amount of Net Cash Proceeds pursuant to Section 2.05(b)(ii) and this Section 7.04(b), Holdings or such Restricted Subsidiary, at its option, may temporarily reduce Indebtedness under a revolving credit facility, or otherwise invest or utilize such Net Cash Proceeds in any manner not prohibited by this Agreement.

(c) For purposes of this Section 7.04, each of the following shall be deemed to be Cash Equivalents:

(i) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Holdings’ or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of Holdings) of Holdings or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are extinguished in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee of any such assets or Equity Interests, in each case, pursuant to an agreement that releases or indemnifies Holdings or such Restricted Subsidiary, as the case may be, from further liability;

(ii) any notes or other obligations or other securities or assets received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days of the receipt thereof; and

(iii) any Designated Non-cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this subclause (iii) that is at that time outstanding, not to exceed the greater of (x) $209,500,000 and (y) 25% of the EBITDA Grower Amount, calculated at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

7.05 Restricted Payments.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving Holdings (other than (A) dividends or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities) (in each case, together with any Restricted Payment contemplated by clause (2) below, a “Restricted Distribution”);

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent of Holdings, including in connection with any merger, amalgamation or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, more than one year prior to the final maturity thereof, any Subordinated Indebtedness of any Borrower or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of Indebtedness permitted under Section 7.02(b)(7) or (9)), including any Subordinated Shareholder Debt (the “Junior Financing” and any Restricted Payment described in this clause (3), a “Restricted Junior Debt Payment”); or

(4) make any Restricted Investment;

(the payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i) (A) in the case of a Restricted Payment contemplated in clauses (1), (2) or (3) above and made pursuant to clause (ii)(B) below, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (B) in the case of a Restricted Payment contemplated in clause (4) above, no Specified Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by Section 7.05(b)(1) in reliance on the Available Amount, but excluding all other Restricted Payments and Restricted Investments permitted by Section 7.05(b)), is less than the sum of, without duplication (such sum, the “Available Amount”):

(A) an amount equal to the greater of (x) $419,000,000 and (y) 50% of the EBITDA Grower Amount, plus

(B) an amount equal to the greater of (x) the cumulative amount of Excess Cash Flow for the fiscal year ending December 31, 2027 and Excess Cash Flow for each succeeding completed fiscal year as of such date, minus the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Term Loans in accordance with Section 2.05(b)(i); provided that such amount shall not be less than zero for any fiscal year, and (y) an amount equal to 50% of the Consolidated Net Income of Holdings for each fiscal quarter of Holdings for which internal financial statements are available, commencing with the first day of the fiscal quarter ending June 30, 2026; provided that such amount shall not be less than zero for any fiscal quarter, plus

(C) the amount of Net Cash Proceeds from the Asset/Casualty Prepayment Amount that would have been required to be prepaid pursuant to Section 2.05(b)(ii)(A) but are instead permitted to be retained by Holdings due to the application of the leverage-based step downs in clauses (b) and/or (c) of the definition of Applicable Asset/Casualty Sweep Percentage; provided that in no event shall any Net Cash Proceeds retained by Holdings from the Specified Asset Sales increase the Available Amount, plus

(D) 100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received from Permitted Equity Issuances (other than Excluded Equity), including any such Equity Interests issued upon exercise of warrants or options, plus

(E) [reserved], plus

(F) [reserved], plus

(G) 100% of the aggregate amount received by any Borrower Party in cash and the Fair Market Value of assets other than cash received after the Closing Date by any Borrower Party from:

(x) the sale or other disposition (other than to Holdings or a Subsidiary of Holdings) of Restricted Investments made after the Closing Date by any Borrower Party and from repurchases and redemptions of such Restricted Investments from a Borrower Party by any Person (other than Holdings or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 7.05(b)(10) or (19)),

(y) the sale (other than to any Borrower Party or an employee stock ownership plan or trust established by a Borrower Party (other than to the extent such employee stock ownership plan or trust has been funded by a Borrower Party or to the extent that such Investment constituted a Permitted Investment or a Restricted Investment made pursuant to Section 7.05(b)(10) or (19))) of the Equity Interests of an Unrestricted Subsidiary, or

(z) any distribution or dividend from an Unrestricted Subsidiary (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income and other than the amount of any Permitted Investment or any Restricted Investment made pursuant to Section 7.05(b)(19)), plus

(H) in the event any Unrestricted Subsidiary of Holdings has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings, in each case after the Closing Date, the Fair Market Value of the Investment of Holdings in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable).

(b) Notwithstanding the foregoing, Section 7.05(a) will not prohibit:

(1) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(2) (x) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of Holdings or any other direct or indirect parent of Holdings, or Junior Financing of any Borrower or any Guarantor, in exchange for, or out of the proceeds of the issuance or sale of, Subordinated Shareholder Debt or Equity Interests of Holdings or any other direct or indirect parent of Holdings or contributions to the equity capital of Holdings (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

(y) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) of Refunding Capital Stock; and

(z) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted under this covenant and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of Holdings or any direct or indirect parent) in an aggregate amount no greater than the Unpaid Amount (with the payment of such Unpaid Amount being treated as a payment under the applicable provision);

(3) (a) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement of Junior Financing of a Borrower or any Guarantor made by exchange for, or out of the proceeds of the Incurrence of, Refinancing Indebtedness thereof or as a Permitted Refinancing thereof, and (b) the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness, Disqualified Stock or Preferred Stock (1) existing at the time a Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets, in each case so long as such Indebtedness, Disqualified Stock or Preferred Stock was not incurred in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition;

(4) the purchase, retirement, redemption or other acquisition (or Restricted Distributions to Holdings or any direct or indirect parent of Holdings to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of Holdings or any direct or indirect parent of Holdings held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of Holdings or any direct or indirect parent of Holdings or any Subsidiary of Holdings or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (4), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided, however, that (x) prior to the consummation of any Qualified IPO, the aggregate amounts paid under this clause (4) shall not exceed the greater of (A) $125,700,000 and (B) 15% of the EBITDA Grower Amount in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years) and (y) following the consummation of any Qualified IPO, the aggregate amounts paid under this clause (4) shall not exceed the greater of (A) $209,500,000 and (B) 25% of the EBITDA Grower Amount in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds received pursuant to any Permitted Equity Issuances (other than Excluded Equity) to any future, present or former members of management, employees, officers, directors, managers, consultants or independent contractors of Holdings and its Restricted Subsidiaries or any direct or indirect parent of Holdings that occurs on or after the Closing Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 7.05(a)(ii)); plus

(ii) the cash proceeds of key man life insurance policies received by Holdings or any direct or indirect parent of Holdings (to the extent contributed to Holdings) and its Restricted Subsidiaries after the Closing Date; plus

(iii) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of Holdings or its Restricted Subsidiaries or any direct or indirect parent of Holdings that are foregone in return for the receipt of Equity Interests, provided that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (i), (ii) and (iii) above in any calendar year; provided, further, that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of Holdings or any of its Restricted Subsidiaries or any direct or indirect parent of Holdings, in connection with a repurchase of Equity Interests of Holdings or any direct or indirect parent of Holdings from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provisions of this Agreement;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries and any class or series of Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with the covenant described in Section 7.02;

(6) [reserved];

(7) any Restricted Payments made to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), in each case of this clause (y), with respect to any acquisition or investment permitted hereunder;

(8) [reserved];

(9) Restricted Payments that are made with Excluded Contributions;

(10) (a) Restricted Distributions in an aggregate amount taken together with all other Restricted Distributions made pursuant to this clause (10)(a) not to exceed the greater of (x) $335,200,000 and (y) 40% of the EBITDA Grower Amount; provided that the amount set forth in this clause (10)(a) may, in lieu of Restricted Distributions, be utilized to make or hold any Restricted Investments and/or Restricted Junior Debt Payments; and (b) Restricted Junior Debt Payments in an aggregate amount taken together with all other Restricted Junior Debt Payments made pursuant to this clause (10)(b) not to exceed the greater of (x) $335,200,000 and (y) 40% of the EBITDA Grower Amount; provided that the amount set forth in this clause (10)(b) may, in lieu of Restricted Junior Debt Payments, be utilized to make or hold any Restricted Investments;

(11) for so long as Holdings or any of its Subsidiaries is a member of a group filing a consolidated, combined affiliated or unitary income Tax return with Holdings or any other direct or indirect parent of Holdings, Restricted Payments, directly or indirectly, to Holdings or such other direct or indirect parent of Holdings in amounts required for Holdings or such other parent entity to pay foreign, federal, state and local income Taxes imposed on such entity to the extent such income Taxes are attributable to the income of Holdings and its Subsidiaries; provided, however, that the amount of such payments in respect of any Tax year does not, in the aggregate, exceed the amount that Holdings and its Subsidiaries that are members of such consolidated, combined affiliated or unitary group would have been required to pay in respect of such Taxes in respect of such year if Holdings and its Subsidiaries paid such income Taxes directly on a separate company basis or as a stand-alone consolidated or combined income Tax group (reduced by any such Taxes paid directly by Holdings or any Subsidiary); provided, further, that the cash distributions made pursuant to this clause (11) in respect of any Taxes attributable to any Unrestricted Subsidiaries of Holdings may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to Holdings or any Restricted Subsidiary;

(12) the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to any direct or indirect parent of Holdings, in the amount required for such entity to, if applicable:

(i) pay amounts equal to the amounts required for or any direct or indirect parent of Holdings to pay fees and expenses (including franchise or similar Taxes required to maintain its corporate existence), customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of any direct or indirect parent of Holdings, if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of Holdings or any direct or indirect parent of Holdings, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of Holdings and its Subsidiaries;

(ii) pay, if applicable, amounts equal to amounts required for any direct or indirect parent of Holdings to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Holdings (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, Holdings or any Restricted Subsidiary Incurred in accordance with Section 7.02 (except to the extent any such payments have otherwise been made by any such guarantor);

(iii) pay fees and expenses incurred by any direct or indirect parent of Holdings related to (i) the maintenance of such parent entity of its corporate or other entity existence and performance of its obligations under this Agreement, (ii) any unsuccessful equity or debt offering of such parent entity (or any debt or equity offering from which such parent does not receive any proceeds) and (iii) any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction by Holdings or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to Holdings or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by this Agreement;

(iv) [reserved];

(v) make payments for the benefit of Holdings or any of its Restricted Subsidiaries to the extent such payments could have been made by Holdings or any of its Restricted Subsidiaries because such payments (x) (i) would not otherwise be Restricted Payments or (ii) would be Restricted Payments that would be permitted to be made by Holdings or any of its Restricted Subsidiaries pursuant to this covenant: provided that any payment made pursuant to this clause (v)(x)(ii) shall, if applicable, reduce capacity under the Restricted Payment exception or basket that would have been utilized if such payment were made directly by Holdings or such Restricted Subsidiary and (y) would be permitted by Section 6.23;

(vi) make Restricted Payments to any direct or indirect parent of Holdings to finance, or to any direct or indirect parent of Holdings for the purpose of paying to any other direct or indirect parent of Holdings to finance, any Investment that, if consummated by Holdings or any of its Restricted Subsidiaries, would be a Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such direct or indirect parent of Holdings causes (i) all property acquired (whether assets or Equity Interests) to be contributed to Holdings or any Restricted Subsidiary or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 7.03) of the Person formed or acquired into Holdings or any Restricted Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 6.12; and

(vii) pay franchise and excise taxes, and other fees, taxes and expenses in connection with any ownership of Holdings or any of its Subsidiaries or required to maintain their organizational or constitutional existences;

(13) Holdings and its Restricted Subsidiaries may make Restricted Payments to any Borrower Party (i) pursuant to the Intercompany License Agreements and (ii) in connection with any Permitted Restructuring;

(14) (i) repurchases of Equity Interests of Holdings or any direct or indirect parent of Holdings deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (ii) payments made or expected to be made by Holdings or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of Holdings or any direct or indirect parent of Holdings or any Subsidiary of Holdings (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests of Holdings or any direct or indirect parent of Holdings and (iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of Holdings or any direct or indirect parent of Holdings or any Subsidiary of Holdings in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent of Holdings; provided that no cash is actually advanced pursuant to this subclause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(15) purchases of receivables pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Factoring or Qualified Securitization Financing and the payment or distribution of Securitization Fees;

(16) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with the provisions of this Agreement;

(17) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(18) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of Holdings or any direct or indirect parent of Holdings;

(19) [reserved];

(20) (i) any Restricted Distribution, so long as immediately after giving effect to the making of such Restricted Distribution, the Consolidated Total Net Leverage Ratio of Holdings for the Test Period most recently ended prior to such date of determination would not exceed 4.75:1.00, (ii) any Restricted Junior Debt Payment, so long as immediately after giving effect to the making of such Restricted Payment, the Consolidated Total Net Leverage Ratio for the most recently ended Test Period prior to such date of determination would not exceed 5.00:1.00 and (iii) any Restricted Investment, so long as immediately after giving effect to the making of such Restricted Investment, the Consolidated Total Net Leverage Ratio for the most recently ended Test Period prior to such date of determination would not exceed 5.25:1.00; provided that no Restricted Payment may be made under subclause (i) of this clause (20) unless at the time of, and after giving effect to, such Restricted Payment, no Specified Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(21) Restricted Payments made with Retained Declined Proceeds;

(22) any payment that is intended to prevent any Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(23) [reserved];

(24) [reserved]; and

(25) following the consummation of a Qualified IPO, Holdings and its Restricted Subsidiaries may make Restricted Distributions in an amount for any fiscal year ending after such Qualified IPO not to exceed the sum of (A) an amount equal to 7.00% per annum of the net proceeds received by or contributed to (or lent in the form of Subordinated Shareholder Debt) Borrower Parties from such Qualified IPO and (B) an amount equal to 7.00% per annum of the Market Capitalization at the time of determination.

(c) Holdings will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary, or any Unrestricted Subsidiary to become a Restricted Subsidiary, except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

(d) For purposes of the covenant described above, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” Holdings may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification. In addition, for purposes of the covenant described above, any Restricted Payment permitted hereunder may, at the option of Holdings or its Restricted Subsidiaries, be structured in the form of a loan or other Investment.

7.06 Amendments to Subordinated Indebtedness Documents. Holdings will not, and will not permit any Subsidiary to, amend any document, agreement or instrument evidencing any Subordinated Indebtedness (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Subordinated Indebtedness is issued, in a manner which when taken as a whole, is materially adverse to the Lenders.

7.07 Financial Covenant.

(i) As of the last day of each fiscal quarter of Holdings (commencing with the fiscal quarter ending September 30, 2026), solely to the extent that the aggregate amount of Revolving Credit Loans outstanding and Letters of Credit that have been drawn but not cash collateralized or otherwise backstopped, at 5:00 p.m. (New York City time) on the last day of such fiscal quarter exceeds 40% (the “Trigger”) of the aggregate amount of all Revolving Credit Commitments in effect as of such date, permit the Consolidated First Lien Net Leverage Ratio on the last day of such Test Period to be greater than 8.50:1.00 (the “Financial Covenant”). For purposes of calculating the Trigger, (i) all Letters of Credit that have been cash collateralized or otherwise backstopped and (ii) all undrawn Letters of Credit shall be excluded from the calculation of the Trigger.

7.08 Dividend and Other Payment Restrictions Affecting Subsidiaries. Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries on its Capital Stock; or (ii) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(b) make loans or advances to Holdings or any of its Restricted Subsidiaries;

(c) create, incur, assume or suffer to exist Liens on the Collateral of any Loan Party for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; or

(d) sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect or entered into on the Closing Date, including pursuant to this Agreement, the other Loan Documents and the other documents relating to this Agreement, related Swap Contracts and Indebtedness permitted pursuant to Section 7.02(b)(3);

(2) encumbrances or restrictions in the Existing Senior Secured Notes Documents or the Existing Floating Rate Notes Documents;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into Holdings or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated a Restricted Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into Holdings or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (4), if a Person other than Holdings or such Restricted Subsidiary is the successor company with respect to such merger, amalgamation or consolidation, any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by Holdings or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(5) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7) customary provisions in (x) joint venture agreements entered into in the ordinary course of business with respect to the Equity Interests subject to the joint venture and (y) operating or other similar agreements, asset sale agreements, stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(8) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business to the extent imposing restrictions of the nature discussed in clauses (c) or (d) above on the property so acquired;

(9) customary provisions contained in leases, sub-leases, licenses, sub-licenses, contracts and other similar agreements entered into in the ordinary course of business to the extent imposing restrictions of the type described in clauses (c) or (d) above on the property subject to such lease;

(10) any encumbrance or restriction effected in connection with a Qualified Securitization Factoring or Qualified Securitization Financing that, in the good faith determination of Holdings, is necessary or advisable to effect such Qualified Securitization Factoring or Qualified Securitization Financing, as applicable;

(11) any encumbrance or restriction contained in other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of Holdings that is Incurred subsequent to the Closing Date pursuant to Section 7.02; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect Holdings’ ability to make anticipated principal or interest payment on the Loans (as determined by Holdings or a direct or indirect parent of Holdings in good faith) or (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement (as determined by Holdings in good faith);

(12) any encumbrance or restriction contained in secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 7.01 and 7.02 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(13) encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of Holdings or any Restricted Subsidiary in any manner material to Holdings or any Restricted Subsidiary or (y) materially affect Holdings’ ability to make future principal or interest payment on the Loans (as determined by Holdings in good faith);

(14) encumbrances or restrictions existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(15) encumbrances or restrictions existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(16) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that encumbrances or restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of Holdings, not materially more restrictive, taken as a whole, than the encumbrances or restrictions with respect to such encumbrances or restrictions than prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.08 (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Holdings or a Restricted Subsidiary of Holdings to other Indebtedness Incurred by Holdings or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.09 Material Intellectual Property. Notwithstanding anything herein to the contrary, in no event shall any Borrower Party be permitted to transfer ownership of, exclusively license, or otherwise dispose of Material Intellectual Property to any Unrestricted Subsidiary (including by Investment).

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Parent Borrower or any other Loan Party fails to pay (i) when due and as required to be paid herein, any amount of principal of any Loan, (ii) within five (5) Business Days after the same becomes due and payable, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Holdings fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.04(a)(a) (solely with respect to the Borrowers) or ARTICLE VII (subject to, in the case of the Financial Covenant, the proviso at the end of this clause (b)); provided, that a Default or breach by Holdings under Section 7.07 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default or trigger a cross-default with respect to the Term Facilities, any New Term Facility or any Specified Refinancing Debt (unless refinancing the Revolving Credit Facility) unless and until the Required Revolving Lenders shall have terminated their Revolving Credit Commitments and declared all amounts outstanding under any Revolving Credit Facility to be due and payable and such termination and acceleration has not been rescinded; or

(c) Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent to the Parent Borrower is received; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Holdings or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in all respects if any such representation or warranty is already qualified by materiality) when made or deemed made and, to the extent capable of being cured, such representation, warranty, certification or statement of fact is not corrected or clarified within thirty (30) days after it was made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness) having an individual outstanding principal amount equal to or greater than the Threshold Amount; or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, in each case of clause (A) and (B), the effect of which default or other event is to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), in each case, prior to its Stated Maturity (“Acceleration”); provided that this clause (e) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale or transfer or other disposition (including a Casualty Event) of the property or assets securing such Indebtedness permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness, (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder or (z) Indebtedness that upon the happening of any such default or event automatically converts into Equity Interests (other than Disqualified Stock) in accordance with its terms; provided, however that if such holder or holders (or a trustee or an agent on behalf of such holder or holders or beneficiary or beneficiaries) irrevocably rescind such Acceleration, the Event of Default with respect to this clause (e) shall automatically cease from and after such date; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary (other than any Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any administrator, receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any administrator, receiver, trustee, custodian, conservator, liquidator (including a provisional liquidator), rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or (in the case of any UK Loan Party) such Person is unable or admits in writing its inability to pay its debts generally as they fall due; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary (other than any Immaterial Subsidiary) thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an individual amount exceeding the Threshold Amount (to the extent not paid and not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny or fail to acknowledge coverage or (ii) an enforceable indemnity to the extent that such Loan Party or Restricted Subsidiary (as applicable) shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal, bond or otherwise, is not in effect; or

(i) ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan, the PBGC or other Governmental Authority, or an event or condition occurs with respect to a Foreign Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any of its Subsidiaries, which, individually or in the aggregate together with any other ERISA Events or Foreign Plan events or conditions, has or could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Collateral Document, the Intercreditor Agreement or any other intercreditor agreement required to be entered into pursuant to the terms of this Agreement and/or the Guaranty (in each case, subject to the Legal Reservations, the Perfection Exceptions and the Agreed Security Principles (in the case of a Foreign Loan Party)), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.03 or 7.04) or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Letters of Credit which have been Cash Collateralized or as to which arrangements reasonably satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of this Agreement, any Collateral Document, the Intercreditor Agreement

or any intercreditor agreement required to be entered into pursuant to the terms of this Agreement and/or the Guaranty; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document and/or the Guaranty (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Letters of Credit which have been Cash Collateralized or as to which arrangements reasonably satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document or the Guaranty or the perfected first priority Liens created thereby (except as otherwise expressly provided in this Agreement or the Collateral Documents); or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document covering a material portion of the Collateral after delivery thereof pursuant to Section 4.01, 6.12, 6.14 or 6.17 or the Collateral Documents shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.03 or 7.04) cease to create a valid and perfected (subject to the Legal Reservations, the Perfection Exceptions and the Agreed Security Principles (in the case of a Foreign Loan Party)) first priority Lien on and security interest in any material Collateral covered thereby, subject to Liens permitted under Section 7.01, except to the extent (i) resulting from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or the Administrative Agent or the Required Lenders failing to file or cause the filing of Uniform Commercial Code continuation statements, or (ii) except as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurers have not denied or failed to acknowledge coverage.

For purposes of this Section 8.01, other than Section 8.01(a), “Loan Documents” shall exclude “any Ancillary Document”.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (and, if a Financial Covenant Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Revolving Lenders only, and in such case, without limiting the proviso to Section 8.01(b), only with respect to the Revolving Credit Facility and any Letters of Credit, L/C Credit Extensions and L/C Obligations), take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent Borrower;

(c) require that the Parent Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and/or

(d) exercise on behalf of itself, the L/C Issuers and the Lenders all rights and remedies available to it, the L/C Issuers and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt,” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Parent Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Parent Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Notwithstanding the foregoing, subject to the terms of the relevant Ancillary Facility, in no event shall any Ancillary Lender (or an Affiliate of any Ancillary Lender) under any Ancillary Facility demand the repayment of any Ancillary Facility other than in the circumstances set forth in Section 2.21(e).

8.03 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, in the event that Holdings fails to comply with the requirements of the Financial Covenant at any time when Holdings is required to comply with the Financial Covenant pursuant to the terms thereof, then from the end of the most recently ended fiscal quarter of Holdings until the expiration of the fifteenth (15th) Business Day subsequent to the date the relevant Compliance Certificate is required to be delivered pursuant to Section 6.02(a) (the last day of such period being the “Anticipated Cure Deadline”), Holdings shall have the right (the “Cure Right”) to issue common Capital Stock (or preferred equity or convertible preferred equity reasonably acceptable to the Administrative Agent) or Subordinated Shareholder Debt (which shall be in form and substance reasonably acceptable to the Administrative Agent) or obtain a contribution to its equity (which shall be in the form of common equity or otherwise in a form reasonably acceptable to the Administrative Agent) (collectively, the “Cure Security”), in each case, in cash, and upon the receipt by Holdings of such cash (the “Cure Amount”), pursuant to the exercise by Holdings of such Cure Right, the calculation of Consolidated EBITDA as used in the Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA for such fiscal quarter (and for any subsequent period that includes such fiscal quarter) shall be increased, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs (including the determination of amounts available under Section 7.05) or determining the Applicable Commitment Fee or Applicable Rate), by an amount equal to the Cure Amount; provided that (1) the receipt by Holdings of the Cure Amount pursuant to the Cure Right shall be deemed to have no other effect on a consolidated basis under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs or determining the Applicable Commitment Fee or Applicable Rate) and (2) no Cure Amount shall reduce Indebtedness on a Pro Forma Basis for the fiscal quarter for which the Cure Right was exercised for purposes of calculating the Financial Covenant or calculating the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or the Interest Coverage Ratio (whether as a result of a prepayment of the Loans or via netting of such Cure Amount);

(ii) if, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of the Financial Covenant, Holdings shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default of the Financial Covenant that had occurred (and any other Default as a result thereof, including the failure to meet any condition requiring no Default or Event of Default based solely on the basis of any actual or purported Event of Default under the Financial Covenant) shall be deemed cured for the purposes of this Agreement; and

(iii) upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that Holdings intends to exercise its Cure Right in respect of a fiscal quarter, the Lenders (i) shall not be permitted to accelerate Loans held by them, to terminate the Revolving Credit Commitments held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the Financial Covenant, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline and (ii) shall not be obligated to make any Credit Extension under the Revolving Credit Facility until such Cure Amount has been received by Holdings.

(b) Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal-quarter period there shall be at least two fiscal quarters in respect of which the Cure Right is not exercised, (ii) there can be no more than five fiscal quarters in respect of which the Cure Right is exercised during the term of the initial Revolving Credit Facility provided on the Closing Date and (iii) for purposes of this Section 8.03, the Cure Amount utilized shall be no greater than the minimum amount required to remedy the applicable failure to comply with the Financial Covenant.

(c) Staleness. The Administrative Agent and the Lenders may not, and each agrees not to, take any of the actions set forth in Section 8.02 on any date in respect of a Default or Event of Default if such Default or Event of Default relates to actions taken, actions that have not been taken, or other circumstances, in each case, that first arose more than two years prior to such date; provided that (A) any such actions or circumstances have been disclosed to the Administrative Agent in writing and in reasonable detail, (B) no Loan Party had actual knowledge of such Default or Event of Default and failed to provide notice in accordance with the terms of this Agreement, (C) the Administrative Agent has not commenced any remedial action in respect of any such Event of Default nor has the Administrative Agent reserved its rights of enforcement with respect to such Default or Event of Default by written notice to the Parent Borrower prior to the end of such two year period and (D) any such Default or Event of Default shall be deemed cured for all purposes under the Loan Documents as of such date.

(d) Continuing Defaults. With respect to any Default or Event of Default, the words “exists”, “continuing” and similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default occurs due to,

(i) the failure by any Loan Party or Restricted Subsidiary to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party or Restricted Subsidiary subsequently takes such action, or

(ii) the taking of any action by any Loan Party or Restricted Subsidiary that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (1) the date on which such action would have been permitted under this Agreement and the other Loan Documents if such action had been taken at such time or (2) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to have been permitted by this Agreement and the other Loan Documents;

provided that, with respect to a Default or Event of Default for a failure to comply with Section 6.03(a), the foregoing shall not apply if the Borrower knowingly failed to provide notice required pursuant to Section 6.03(a).

For the avoidance of doubt, (i) unless a Default or an Event of Default has occurred and is continuing, the Administrative Agent (and each other Secured Party) agrees that it shall not take any of the actions described in Section 8.02 or bring any other action or proceeding under the Loan Documents or with respect to the Obligations and (ii) no premium in respect of the Obligations shall be payable as a result of any Default or Event of Default, except as may be expressly set forth in this Agreement.

8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to Holdings under any Debtor Relief Law) and subject to the terms of the Intercreditor Agreement, any amounts received on account of the Obligations shall, subject to the provisions of Section 2.18, be applied (subject to the terms of the Intercreditor Agreements) by the Administrative Agent in the following order:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under 2.20) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

(b) second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent and the L/C Issuers pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

(c) third, to payment of that portion of the Obligations constituting fees (other than Letter of Credit fees) and indemnities payable to the Lenders and the L/C Issuers (including fees, disbursements and other charges of counsel payable under Section 10.04) arising under the Loan Documents and amounts payable under 2.20, ratably among them in proportion to the respective amounts described in this clause (c) payable to them;

(d) fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause (d) payable to them;

(e) fifth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and the L/C Borrowings, any Ancillary Obligations under any Ancillary Facility, that portion of the Obligations of the Loan Parties then owing in respect of regularly scheduled payments or termination payments (whether as a result of the occurrence of any event of default or other termination event) under the Secured Hedge Agreements and that portion of the Obligations of the Loan Parties then owing under the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of L/C Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Parent Borrower pursuant to Sections 2.03 and (a), ratably among the Lenders, the Ancillary Lenders, the L/C Issuers, the Hedge Banks party to such Secured Hedge Agreements and the Cash Management Banks party to such Secured Cash Management Agreements in proportion to the respective amounts described in this clause (e) held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable L/C Issuers to Cash Collateralize such L/C Obligations, (y) subject to Sections 2.03(d) and (a), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause (e) shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit without any pending drawing, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 8.04;

(f) sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents or under Secured Hedge Agreements and the Secured Cash Management Agreements that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and

(g) last, after all of the Obligations have been paid in full (other than contingent indemnification obligations not yet due and owing), to the Parent Borrower or as otherwise required by Law;

provided that no amounts received from any Guarantor shall be applied to Excluded Swap Obligations of such Guarantor. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired without any pending drawing, such remaining amount shall be applied to the other Obligations, if any, in accordance with the priority of payments set forth above. Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of ARTICLE IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

ADMINISTRATIVE AGENT AND OTHER AGENTS

9.01 Appointment and Authorization of Agents.

(a) Each Lender and L/C Issuer hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto, and the Administrative Agent hereby accepts such appointment. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any other Agent, Loan Party, Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent, regardless of whether a Default or Event of Default shall have occurred or be continuing. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each of the Lenders and L/C Issuer hereby exempts the Administrative Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch (BGB)) and similar restrictions applicable to it under any other applicable law, in each case to the extent legally possible. A Lender or L/C Issuer which cannot grant such exemption shall promptly notify the Administrative Agent accordingly.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this ARTICLE IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this ARTICLE IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) Subject to the Intercreditor Agreement, each of the Lenders (including in its capacities as a Lender, Ancillary Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent (including as representative (vertegenwoordiger/représentant) for the purposes of Article 5 of the Belgian Financial Collateral Law and Article 3 of the Belgian MAS Law) of, and trustee for, such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto, and the Collateral Agent hereby accepts such appointment. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this ARTICLE IX (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) and Sections 10.03 and 10.04 as if set forth in full herein or in any other Loan Document (whether or not expressly stated) with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize (i) the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Collateral Agent is a party, including the Intercreditor Agreements and (ii) the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver, and to perform its obligations under, any and all documents (including releases, payoff letters and similar documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement). Each of the Lenders (including in its capacities as a Lender, Ancillary Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement) hereby exempts the Collateral Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch (BGB)) and similar restrictions applicable to it under any other applicable law, in each case to the extent legally possible. Any Lender (including in its capacities as a Lender, Ancillary Lender, L/C Issuer (if applicable)), a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank which cannot grant such exemption shall promptly notify the Collateral Agent accordingly. For the purposes of the Collateral granted pursuant to Belgian law governed Collateral Documents, each of the Lenders and other Secured Parties (i) appoints the Collateral Agent as its representative (vertegenwoordiger/representant) in accordance with (x) Article 5 of the Belgian Financial Collateral Law; and (y) Article 3 of the Belgian MAS Law, which appointment is hereby accepted; and (ii) agrees that the Collateral Agent shall not be severally and jointly liable with the Secured Parties.

9.02 Delegation of Duties. Each of the Agents may execute any of its duties under this Agreement or any other Loan Document (including, with respect to the Collateral Agent, for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in appointing such agent or attorney-in-fact.

9.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction) or (b) be responsible in any manner to any other Agent, Loan Party, Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the validity, perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or the value or sufficiency of the Collateral or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any other Agent, Loan Party, Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, the contents of any certificate, report or other document delivered to it, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The Agents shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility. The Administrative Agent shall be entitled to rely conclusively on any Net Short Representation delivered, provided or made (or deemed delivered, provided or made) to it in accordance with this Agreement, shall have no duty to inquire as to or investigate the accuracy of any Net Short Representation, verify any statements in any officer’s certificate delivered to it, or otherwise monitor, ascertain, or make any calculations, inquiries, investigations or determinations with respect to any Derivative Instruments or Net Short Positions or any Person. The Administrative Agent shall have no liability to the Borrowers, any Lender or any other Person in acting in good faith on any notice of Default or acceleration.

9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement, court order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request, consent or direction of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) or, in the case of the Collateral Agent, in accordance with a request, consent or direction of the Administrative Agent, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. The Collateral Agent shall be entitled to conclusively presume without investigation that any request or instruction by the Administrative Agent has been approved by Required Lenders or such other percentage of Lenders as may be required under the circumstances. No Agent shall be obligated to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties under the Loan Documents. The permissive rights of the Agents shall not be construed as duties.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05 Notice of Default. The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default, except, in the case of the Administrative Agent, with respect to Defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Agents shall have received written notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default” or similar. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Agents shall take such action with respect to any Event of Default as may be directed by the Required Lenders or the Required Revolving Lenders, as applicable (or, in the case of the Collateral Agent, as may be directed by the Administrative Agent), in accordance with ARTICLE VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Agents. Each other Agent, the Loan Parties and the Lender acknowledge that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent taken after the Closing Date, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Parent Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Parent Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person. Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.07 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all of the Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) or the Administrative Agent (in the case of the Collateral Agent) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided, further, that to the extent any L/C Issuer is entitled to indemnification under this Section 9.07 solely in its capacity and role as an L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer under this Section 9.07 (which indemnity shall be provided by such Lenders based upon their respective Pro Rata Share of the Revolving Credit Facility). Without limitation of the foregoing, each Lender shall reimburse the Agents upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agents are not reimbursed for such expenses by or on behalf of the Parent Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable.

9.08 Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity (unless otherwise expressly indicated or the unless the context otherwise requires).

9.09 Successor Agents and L/C Issuers.

(a) The Administrative Agent may resign as the Administrative Agent or upon thirty (30) days’ written notice to the Parent Borrower and the Lenders (or such shorter period of notice as such Agent and the Parent Borrower may agree). If the Administrative Agent or a controlling Affiliate of the Administrative Agent is subject to an Agent-Related Distress Event, the Parent Borrower may remove such Agent from such role upon ten (10) days’ written notice to the Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Parent Borrower at all times other than during the existence of a Specified Event of Default (which consent of the Parent Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal, as applicable, of the Administrative Agent, the Administrative Agent (other than to the extent subject to an Agent-Related Distress Event or if the Administrative Agent is being removed as a result of it being a Disqualified Institution), as applicable, may appoint, after consulting with the Lenders and the Parent Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Agent’s resignation or removal hereunder as the applicable Agent, the provisions of this ARTICLE IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the delivery of the notice of resignation or removal for such retiring Agent, the retiring Agent’s resignation or removal shall nevertheless thereupon become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the retiring Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security as bailee, trustee or other applicable capacity until such time as a successor of such Agent is appointed, for the avoidance of doubt any agency fees for the account of the retiring agent shall cease to accrue from (and shall be payable on) the date that a successor Agent receives such collateral security), (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.09 and (iii) the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as an Agent hereunder by a successor or upon the expiration of the 30-day period following the delivery of the notice of resignation or removal for such retiring Agent without a successor agent having been appointed, such retiring Agent shall be discharged from its duties and obligations under the Loan Documents, other than as specifically set forth above in this Section 9.09, but the provisions of this ARTICLE IX and Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the applicable Agent. At any time the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Parent Borrower and the Required Lenders. Any corporation or other entity into which the Agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Agent shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Agent, shall be the successor to Agent hereunder without the execution or filing of any paper or any further act on the part of any the parties hereto. The Collateral Agent may resign or be removed pursuant to the terms of the Existing Intercreditor Agreement or any other Intercreditor Agreement.

(b) [reserved].

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, dissolution, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel to the extent provided for herein and all other amounts due the Lenders and the Administrative Agent under Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Collateral and Guaranty Matters. No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties in accordance with the terms thereof. Subject to the terms of the Intercreditor Agreement, each of the Agents and Lenders (including in their capacities as Ancillary Lender or potential or actual Hedge Banks party to a Secured Hedge Agreement and potential or actual Cash Management Banks party to a Secured Cash Management Agreement) and each L/C Issuer hereby irrevocably:

(a) agree that the Liens granted to the Administrative Agent or the Collateral Agent by the Loan Parties on any Collateral shall be immediately and automatically released (and the Lenders and the Administrative Agent agree to instruct the Collateral Agent to take all necessary actions to effect such release), in each case, without any further action by any Person:

(i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Letters of Credit which have been Cash Collateralized or as to which arrangements reasonably satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made);

(ii) upon the sale, disposition or other transfer of such Collateral (including as part of or in connection with any other sale, disposition or other transfer permitted hereunder (including any Securitization Financing or Factoring Transaction)) to any Person other than another Loan Party, to the extent such sale, transfer or other disposition is made in compliance with the terms of this Agreement; provided that prior to completion of the Reorganization Transactions, if any Liens on any such Collateral are not released pursuant to the terms of any Springing Indebtedness, the Liens granted to the Administrative Agent or the Collateral Agent by the Loan Parties on any such Collateral shall not be terminated pursuant to this Section 9.11(a)(ii) until such Liens in connection with the Springing Indebtedness are terminated;

(iii) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease, and (y) to the extent such property is secured by a Permitted Lien under clause (6) of the definition thereof;

(iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01), or the Administrative Agent on their behalf;

(v) to the extent the property constituting such Collateral is owned by any Loan Party, upon the release of such Loan Party from its obligations under the Guaranty (in accordance with clause (b) below);

(vi) as required by the Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents; and

(vii) to the extent such Collateral otherwise becomes Excluded Assets.

(b) agree that a Guarantor (other than a Borrower) shall be immediately and automatically released from the Guaranty, this Agreement and the other Loan Documents upon consummation of any transaction or designation permitted hereunder resulting in such Person ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary (other than pursuant to clause (m) of the definition thereof, except in the case of any disposition for a bona fide business purpose of the Equity Interests of any Guarantor (other than a Borrower) to any Person that is not an Affiliate of any Borrower Party or of any Permitted Holder (other than a portfolio company of a Permitted Holder) and the purpose of which transaction (as determined by the Parent Borrower in good faith) is not to effect the release of such Guarantor from its obligations under the Loan Documents);

(c) authorize the Administrative Agent and the Collateral Agent to, and the Administrative Agent shall (and shall instruct the Collateral Agent to), to the extent requested by the Parent Borrower, promptly release (or evidence the release of) or subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Permitted Lien on such property that is permitted by clauses (1), (4), (5), (6) (only with regard to Section 7.02(b)(4)), (9), (11) (solely with respect to cash deposits), (16), (17) (other than with respect to self-insurance arrangements), (18) (solely to the extent constituting Excluded Assets), (19), (21), (23) (solely to the extent relating to a lien of the type allowed pursuant to clauses (9) and (11) (solely with respect to cash deposits) of the definition thereof), (25) (solely to the extent relating to a lien of the type allowed pursuant to clause (6) of the definition of “Permitted Liens” and securing obligations under Indebtedness of the type allowed pursuant to Section 7.02(b)(4)), (26) (solely to the extent the Lien of the Collateral Agent on such property is not, pursuant to such agreements, permitted to be senior to or pari passu with such Liens), (29) (solely with respect to cash deposits), (33), (35), (39) (only for so long as required to be secured for such letter of intent or investment), (45) and (48) of the definition thereof;

(d) (i) authorize and instruct the Administrative Agent and the Collateral Agent to, and the Administrative Agent shall (and shall instruct the Collateral Agent to), to the extent requested by the Parent Borrower and the Administrative Agent (in the case of the Collateral Agent) or to the extent provided for under this Agreement, establish intercreditor arrangements and enter into intercreditor agreements (including the Existing Intercreditor Agreement and any other Intercreditor Agreement) as contemplated by this Agreement and (ii) authorize and instruct the Administrative Agent to appoint the Collateral Agent pursuant to the terms of the Existing Intercreditor Agreement and any other Intercreditor Agreement contemplated by this Agreement and (iii) agree that any such agreement or arrangement will be binding upon the Lenders; and

(e) agree that upon completion of the Reorganization Transactions, upon the request of the Parent Borrower (i) the Liens granted to the Administrative Agent or the Collateral Agent by the Parent, Topco and any Person other than New Holdings and its Subsidiaries on any Collateral (other than the Equity Interests of New Holdings) shall be immediately and automatically released, in each case, without any further action by any Person (and the Lenders and the Administrative Agent agree to instruct the Collateral Agent to take all necessary actions to effect such release) and (ii) the Parent and each of its Subsidiaries (other than New Holdings and its Subsidiaries) shall be immediately and automatically released from the Guaranty, this Agreement and the other Loan Documents and, in each case, the Administrative Agent shall promptly provide (and shall instruct the Collateral Agent to promptly provide) evidence of such releases; provided, that any such release shall constitute a Restricted Payment (and such Restricted Payment must comply with Section 7.05) by the Parent Borrower therein at the date of such release in an amount equal to the fair market value as of such date of Parent (other than the value of Parent’s Equity Interests in New Holdings and its Subsidiaries).

In each case as specified in this Section 9.11, the applicable Agent will (and each Lender and each L/C Issuer irrevocably authorizes the applicable Agent (including as representative (vertegenwoordiger/représentant) for the purposes of Article 5 of the Belgian Financial Collateral Law and Article 3 of the Belgian MAS Law) to, without any further consent from any Lender or L/C Issuer), at the Parent Borrower’s expense, promptly execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11 and will return possessory Collateral held by it that is released from the security interests created by the Collateral Documents pursuant to this Section 9.11; provided that in each case, upon the Collateral Agent’s reasonable request without further inquiry, the Parent Borrower shall have delivered to the Collateral Agent or Administrative Agent an Officer’s Certificate certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents (and for the avoidance of doubt, no other documentation or information shall be required to be provided by the Parent Borrower or any Restricted Subsidiary); provided, further, that in the event that the Collateral Agent loses or misplaces any possessory collateral delivered to the Collateral Agent by the Parent Borrower, upon the reasonable request of the Parent Borrower, the Collateral Agent shall provide a loss affidavit to the Parent Borrower, in form and substance reasonably satisfactory to the Parent Borrower.

The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Collateral Agent shall have no obligation to file financing statements, amendments to financing statements, or continuation statements, or to perfect or maintain the perfection of the Lien on the Collateral other than to the extent provided for in any Intercreditor Agreement or Collateral Document.

9.12 Secured Cash Management Agreements and Secured Hedge Agreements. No Ancillary Lender, Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this ARTICLE IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Ancillary Facilities, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Ancillary Lender, Cash Management Bank or Hedge Bank, as the case may be. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Ancillary Documents, Secured Cash Management Agreements or Secured Hedge Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent under the Loan Documents, and shall be deemed to have appointed the Collateral Agent to serve as collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.13 Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “lead arranger” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such and other than those rights specifically granted to an Arranger in its capacity as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.14 Appointment of Supplemental Agents, Incremental Arrangers, Incremental Equivalent Debt Arrangers and Specified Refinancing Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent, in each case, as applicable, deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent or the Collateral Agent, in each case, as applicable, is hereby authorized to appoint an additional individual or institution selected by such Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent, collateral sub-agent, administrative co-agent or collateral co-agent (any such additional individual or institution being referred to herein individually, as a “Supplemental Administrative Agent” or a “Supplemental Collateral Agent,” in each case, as applicable, and collectively as “Supplemental Administrative Agents” or “Supplemental Collateral Agents,” in each case, as applicable).

(b) In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Parent Borrower to pay the Agents’ expenses and to indemnify the Agents) that refer to the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

(c) In the event that the Administrative Agent appoints a Supplemental Administrative Agent, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges and to perform such duties, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Parent Borrower to pay the Agents’ expenses and to indemnify the Agents) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(d) Should any instrument in writing from any Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Parent Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by Law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

(e) Should any instrument in writing from any Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Parent Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

(f) In the event that the Parent Borrower appoints or designates any Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent pursuant to Sections 2.16, 2.17 and 2.19, as applicable, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to an agent or arranger with respect to New Loan Commitments, Incremental Equivalent Debt or Specified Refinancing Debt, as applicable, shall be exercisable by and vest in such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to the extent, and only to the extent, necessary to enable such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to exercise such rights, powers and privileges with respect to the New Loan Commitments, Incremental Equivalent Debt or Specified Refinancing Debt, as applicable, and to perform such duties with respect to such New Loan Commitments, Incremental Equivalent Debt or Specified Refinancing Debt, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent shall run to and be enforceable by either the Administrative Agent or such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Parent Borrower to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall inure to the benefit of such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent, as the context may require. Each Lender and L/C Issuer hereby irrevocably appoints any Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to act on its behalf hereunder and under the other Loan Documents pursuant to Sections 2.16, 2.17 and 2.19, as applicable, and designates and authorizes such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.

9.15 Withholding Taxes.

To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.15. The agreements in this Section 9.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

9.16 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.17 Erroneous Payments.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.17 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrowers and each other Loan Party hereby agree that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party; provided, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers for the purpose of making such erroneous Payment.

(d) Each party’s obligations under this Section 9.17 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.18 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

9.19 [Reserved].

9.20 Borrower Communications.

(a) The Administrative Agent, the Lenders and the L/C Issuers agree that the Parent Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the L/C Issuers and the Parent Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Parent Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers and the Parent Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY L/C ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE PARENT BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d) Each of the Lenders, each of the L/C Issuers and the Parent Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Parent Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. Except as otherwise expressly set forth in this Agreement or the applicable Loan Document (and subject in all respects to the Intercreditor Agreement), no amendment or waiver of any provision of this Agreement or any other Loan Document (other than any Fee Letter), and no consent to any departure by the Parent Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent or Collateral Agent, as applicable, at the instruction of the Required Lenders (or the Administrative Agent, on behalf of the Required Lenders)) and the Parent Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent or Collateral Agent, as applicable, to the extent such Agent is not a Defaulting Lender (other than with respect to any amendment or waiver contemplated in clause (g) below, which shall only require the consent of the Required Revolving Lenders), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or Section 4.02 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal of, or, subject to Section 3.03, interest on, any Loan or L/C Borrowing or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of any obligation to pay interest at the Default Rate, or the amendment or waiver of any mandatory prepayment of Loans under any Facility, shall not constitute a postponement of any date scheduled for the payment of principal or interest or fees;

(c) reduce the principal of, or, subject to Section 1.14, the rate of interest specified herein on, any Loan or L/C Borrowing (it being understood that the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal), or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; it being understood that any change to the definition of “Consolidated First Lien Net Leverage Ratio” shall not constitute a reduction in any rate of interest or fees based thereon;

(d) modify Section 2.13 or the definition of “Pro Rata Share”, in each case, without the written consent of each Lender directly and adversely affected thereby;

(e) change (i) any provision of this Section 10.01 or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definition specified in clause (ii) of this clause (d)), without the written consent of each Lender, or (ii) the definition of “Required Revolving Lenders,” without the written consent of each Revolving Credit Lender;

(f) other than in a transaction permitted under Section 7.03 or 7.04 (in each case, as in effect on the Closing Date), release all or substantially all of the Liens on the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) other than in a transaction permitted under Section 7.03 or 7.04 (in each case, as in effect on the Closing Date), release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(h) (i) amend or otherwise modify Section 7.07 (or for the purposes of determining compliance with the Financial Covenant, any defined terms used therein), or (ii) waive or consent to any Default or Event of Default resulting from a breach of the Financial Covenant, (iii) alter the rights or remedies of the Required Revolving Lenders arising pursuant to ARTICLE VIII as a result of a breach of Section 7.07 or (iv) waive any condition precedent set forth in Section 4.02 with respect to Credit Extensions involving the Revolving Credit Facility, in each case, without the written consent of the Required Revolving Lenders (other than any Defaulting Lender); provided, however, that the amendments, modifications, waivers and consents described in this clause (g) shall not require the consent of any Lenders other than the Required Revolving Lenders;

(i) without the written consent of Lenders holding a majority in aggregate principal amount of the adversely affected class of Loans, (i) change the order of application of any prepayment of Loans among the Facilities or (ii) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder;

(j) modify Section 8.04 in a manner that alters the order of application of funds or ratable treatment of Lenders set forth therein without the written consent of each Lender directly and adversely affected thereby;

(k) (i) subordinate any Liens on any material portion of Collateral in any transaction or series of related transactions or (ii) subordinate any Obligations under this Agreement to any other Indebtedness for borrowed money (any such other Indebtedness for borrowed money, to which such Liens on the Collateral or such Obligations hereunder, as applicable, are subordinated, “Senior Indebtedness”), in each case, without the written consent of each Lender directly and adversely affected thereby, (A) other than, in each case of this clause (k), (A) in connection with any “debtor-in-possession” facility or use of Cash collateral approved by the applicable bankruptcy court in any proceeding under any Debtor Relief Law or (B) unless such adversely affected Lender (other than a Defaulting Lender) has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations hereunder that are adversely affected thereby held by each Lender) of the Senior Indebtedness on the same terms (other than bona fide backstop fees, any arraignment or restructuring fees, and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five (5) Business Days;

and provided, further that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders and Loan Parties required above, affect the rights or duties of such L/C Issuer, in its capacity as such, under this Agreement or any Letter of Credit Application or other Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or Collateral Agent, in its capacity as such, in addition to the Lenders and Loan Parties required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document and (iii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

Notwithstanding anything to the contrary herein:

(1) any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders, other than Defaulting Lenders, except that (x) no amendment, waiver or consent relating to Section 10.01(a), (b) or (c) may be effected, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender in its capacity as a Lender more adversely than other affected Lenders in any material respect shall require the consent of such Defaulting Lender;

(2) any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche) may be effected by an agreement or agreements in writing entered into by the Parent Borrower and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Section 10.01 if such Lenders were the only Lenders hereunder at the time;

(3) to the extent any Lenders under any New Revolving Facility have elected to not receive the benefit of the Financial Covenant, the New Revolving Commitments and New Revolving Loans of such Lenders shall be excluded in calculating the votes of any “Required Revolving Lenders” for purposes of Section 10.01(g), Section 8.01(b), or Section 8.02; and

(4) the Administrative Agent or the Collateral Agent (as appropriate) may amend the Existing Intercreditor Agreement or any other Intercreditor Agreement (or enter into a replacement thereof), additional Collateral Documents and/or replacement Collateral Documents in connection with the incurrence of any Indebtedness permitted to be incurred hereunder that requires compliance with the Applicable Intercreditor Arrangements.

This Section 10.01 shall be subject to any contrary provision of Sections 1.03(b), 2.16, 2.17 or 2.19. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) amendments and modifications in connection with the transactions provided for by Section 2.16 or Section 2.19 that benefit existing Lenders may be effected without such Lenders’ consent, (b) if the

Administrative Agent and the Parent Borrower shall have jointly identified an error, ambiguity or omission, defect or inconsistency of a technical nature, in each case, in any provision of the Loan Documents (including, for the avoidance of doubt, in connection with the transactions provided for by Section 2.20), then the Administrative Agent and the Parent Borrower shall be permitted to amend such provision and (c) the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and the Parent Borrower shall be permitted to amend any provision of any Collateral Document or the Guaranty, or enter into any new agreement or instrument, to better implement the intentions of this Agreement and the other Loan Documents, and in each case, such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document (if with respect to amendments contemplated by clause (b), the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof).

10.02 Notices; Electronic Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Parent Borrower or any other Loan Party, or the Administrative Agent, the Collateral Agent or an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications (including Approved Borrower Portals) to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, Internet or intranet websites and Approved Borrower Portals, as applicable) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to ARTICLE II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under ARTICLE II by electronic communication. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes (with the Parent Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE PARENT BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE PARENT BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE PARENT BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent Borrower’s or the Administrative Agent’s transmission of the Parent Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Parent Borrower, the other Loan Parties and the Administrative Agent, the Collateral Agent and each L/C Issuer may change its address, telecopier or telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number or electronic mail address for notices and other communications hereunder by notice to the Parent Borrower, the Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to the Parent Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Parent Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof, except to the extent such reliance is deemed to be gross negligence or willful misconduct of the Administrative Agent, Collateral Agent, L/C Issuer or Lender in a final non-appealable judgment of a court of competent jurisdiction. The Parent Borrower shall indemnify the Administrative Agent, the Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Parent Borrower, solely to the extent required by Section 10.05. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents or (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses. The Parent Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and the other Agents for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable, documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent and the other Agents, taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction to the Administrative Agent and the other Agents, taken as a whole, plus, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Agent subject to such conflict, taken as a whole, after notification to the Parent Borrower) and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the other Agents, each Lender and each L/C Issuer for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited to the reasonable, documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, the other Agents and the Lenders, taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction to the Administrative Agent, the other Agents and the Lenders, taken as a whole and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Lender or group of Lenders or Agent subject to such conflict, after notification to the Parent Borrower), in each case without duplication for any amounts paid (or indemnified) under Section 3.01. The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within thirty (30) days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent required by Section 4.01). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations, or the earlier resignation or removal of any Agent. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender after any applicable grace periods have expired, in its sole discretion. This Section 10.04 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.05 Indemnification. The Borrowers and the Guarantors, jointly and severally, shall indemnify and hold harmless the Arrangers, each Agent-Related Person, each L/C Issuer, each Lender and their respective Related Parties (collectively the “Indemnitees”) from and against (and will reimburse each Indemnitee as the same are incurred for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits and reasonable, documented out-of-pocket costs (including settlement costs), expenses and disbursements (including the reasonable, documented out-of-pocket fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) [reserved], (iii) in the case of any actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Parent Borrower and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee or group of Indemnitees in each relevant jurisdiction material to the interests of the Agents or the Lenders, and (iv) if necessary, one local counsel in each relevant jurisdiction material to the interests of the Agents or the Lenders and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, fees, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing, (B) a material breach of the Loan Documents by such Indemnitee or its Related Parties or (C) any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent, the Collateral Agent, any Arranger or any other Agent or any L/C Issuer, in each case in their respective capacities as such) and not involving any act or omission by the Parent Borrower or any of its Affiliates or (y) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Parent Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Parent Borrower, any Subsidiary or any other Loan Party, ((x) and (y), collectively, the “Indemnified Liabilities”) in all cases, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Loan Party (without limitation to the Loan Parties’ indemnification obligations hereunder) have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment in any such investigation, litigation or proceeding, the Parent Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above; provided, that no Borrower shall be liable for any settlement effected without the Parent Borrower’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). All amounts due under this Section 10.05 shall be payable within thirty (30) days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the resignation or removal of the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Parent Borrower is made to any Agent, to any L/C Issuer or any Lender, in each case as their capacities as such, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the applicable Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Parent Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee (other than to any Disqualified Institution or natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person)) in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be prohibited, subject to the last paragraph of Section 10.07(b), and shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it); provided that:

(i) (A) in the case of either (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or (y) any assignment by a Lender to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date, shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Credit Facility, $1,000,000, in the case of any assignment in respect of a Dollar-denominated Term Facility or €1,000,000, in the case of any assignment in respect of a Euro-denominated Term Facility, in each case unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) no consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed; provided that investment objectives (including investment strategies whose primary purpose is the purchase of loans or other debt securities with the intention of (or view to) owning the equity or gaining control of a business (directly or directly)) and/or history of any proposed lender or its affiliates, shall be a reasonable basis for the Parent Borrower to withhold consent) shall be required for any assignment unless (1) a Specified Event of Default (solely with respect to a Loan Party) has occurred and is continuing at the time of such assignment, (2) such assignment is in respect of a Term Facility and is to a Lender, an Affiliate of a Lender or an Approved Fund (in each case, other than any Disqualified Institution), in each case, under the same Term Facility or (3) such assignment is in respect of the Revolving Credit Facility and is made from a Revolving Credit Lender to an Affiliate of such assigning Revolving Credit Lender, an Approved Fund related to such assigning Revolving Credit Lender, or to an Original Closing Date Revolving Lender or an Affiliate or Approved Fund of an Original Closing Date Revolving Lender and, in each case, other than any Disqualified Institution; provided, further, that in any case where the prior consent of the Parent Borrower is required (which, for the avoidance of doubt, shall exclude Section 10.07(b)(iii)(A)(1) through Section 10.07(b)(iii)(A)(4)), the Parent Borrower shall be deemed to have consented to any such assignment that is not in violation of this clause unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is in respect of a Term Facility and is to a Lender, an Affiliate of a Lender or an Approved Fund (provided that the Administrative Agent shall acknowledge any such assignment); and

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the Revolving Credit Facility; provided, however, that the consent of each L/C Issuer shall not be required for any assignment in respect of a Term Loan;

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, to be acknowledged by the Security Agent, together with a processing and recordation fee of (i) $3,500 in respect of transfers of Dollar denominated Loans, (ii) £3,500 in respect of transfers of Pounds Sterling denominated Loans and (iii) €3,500 in respect of transfers of Euro denominated Loans (except that the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fees in the case of any assignment);

(v) no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender, (B) to any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person) or (C) to any Disqualified Institution;

(vi) any assignment of any Loans to a Purchasing Borrower Party shall also be subject to the requirements of Section 10.07(l);

(vii) so long as no Event of Default exists and is continuing, any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Loans and Commitments under this Agreement (including under New Term Facilities) to a Person who is or will become, after such assignment, an Affiliated Lender (including any Affiliated Debt Fund) through Dutch Auctions, open market debt repurchases, bilateral arrangements, privately negotiated arrangements, exchange offers (including for cash, property or other Indebtedness), and other transactions with one or more Lenders, in each case, on a non-pro rata basis, in each case subject to the following limitations applicable to Affiliated Lenders that are not Affiliated Debt Funds:

(A) such Affiliated Lenders (other than an Affiliated Debt Fund) (A) will not receive information provided solely to Lenders by the Administrative Agent or any Lender except to the extent such materials are made available to the Parent Borrower and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans or Commitments required to be delivered to Lenders pursuant to Article II, (B) will not receive the advice of counsel provided solely to the Administrative Agent or the Lenders, and (C) may not challenge the attorney-client privilege between the Administrative Agent and counsel to the Administrative Agent or between the Lenders and counsel to the Lenders;

(B) the Assignment and Assumption will include either (a) a representation by the applicable Affiliated Lender acquiring or disposing of Term Loans in such assignment that, as of the date of any such purchase or sale, it is not in possession of material non-public information with respect to the Parent Borrower, its Subsidiaries or their respective securities or (b) a statement by the applicable Affiliated Lender acquiring or disposing of Term Loans in such assignment that it either has not or cannot make the representation set forth in the foregoing clause (A), it being agreed that a customary “big boy” provision such as those contained in standard LSTA trade confirmations will satisfy this clause (ii);

(C) (1) the aggregate principal amount of Term Loans held by all Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 25% of the aggregate outstanding principal amount of all Term Loans at the time of purchase or assignment (such percentage, the “Affiliated Lender Term Loan Cap”), (2) unless otherwise agreed to in writing by the Required Lenders, regardless of whether consented to by the Administrative Agent or otherwise, no assignment which would result in Affiliated Lenders that are not Affiliated Debt Funds holding Term Loans with an aggregate principal amount in excess of the Affiliated Lender Term Loan Cap, shall in either case be effective with respect to such excess amount of the Term Loans (and such excess assignment shall be and be deemed to be a participation); provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (vii) or any purported assignment exceeding the Affiliated Lender Term Loan Cap limitation or for any assignment being deemed a participation and (3) in the event of an acquisition pursuant to the last sentence of this clause (vii) which would result in the Affiliated Lender Term Loan Cap being exceeded, the most recent assignment to an Affiliated Lender involved in such acquisition shall be deemed a participation to the extent necessary so that the Affiliated Lender Term Loan Cap, would otherwise be exceeded;

(D) Affiliated Lenders may not purchase Revolving Credit Loans or Revolving Credit Commitments; and

(E) as a condition to each assignment pursuant to this clause (vii) (1) the Administrative Agent shall have been provided a notice in the form of Exhibit C-4 to this Agreement in connection with each assignment to an Affiliated Lender or an Affiliated Debt Fund or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender or an Affiliated Debt Fund, and (without limitation of the provisions of clause (C) above) shall be under no obligation to record such assignment in the Register until three (3) Business Days after receipt of such notice and (2) the Administrative Agent shall have consented to such assignment (which consent shall not be withheld unless the Administrative Agent reasonably believes that such assignment would violate Section 10.07(vii)(C)).

Each Affiliated Lender and each Affiliated Debt Fund agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender or an Affiliated Debt Fund. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit C-4.

(viii) the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Parent Borrower evidencing such Loans to the Parent Borrower or the Administrative Agent; and

(ix) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any L/C Issuer or Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

The Lenders, the Administrative Agent and each Loan Party shall be entitled to rely conclusively on any Net Short Representation made (or deemed made) to it in any agreement or instrument documenting such assignment and shall have no duty to inquire as to or investigate the accuracy of any Net Short Representation therein or provided in connection with such assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08). Upon request, and the surrender by the assigning Lender of its Note (or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Parent Borrower), the Parent Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than any purported assignment or transfer to a Disqualified Institution) that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d). Notwithstanding anything to the contrary herein, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or Net Short Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Institution or Net Short Lender.

If any assignment is made to any Disqualified Institution without the Parent Borrower’s prior written consent or otherwise in violation of this Section 10.07, the Parent Borrower may (in its sole discretion), at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (1) in the case of outstanding Loans held by such Disqualified Institution, purchase or prepay such Loan (and cancel such Commitment) by paying an amount equal to (A) the lesser of (x) the outstanding principal amount of such Loans and (y) the amount that such Disqualified Institution paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents, without premium, penalty, prepayment fee or any obligation to pay any amounts that would otherwise be due under Section 3.05 less (B) any fees and expenses of the Parent Borrower directly related thereto, and/or (2) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.07), all of its interest, rights and obligations under this Agreement and the other Loan Documents to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations (it being understood that, with respect to any such assignment of Loans, no consent to such assignment that would otherwise be required pursuant to Section 10.07(b) (other than, for the avoidance of doubt, the consent of the Parent Borrower) shall be required to be obtained), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents, without premium, penalty, prepayment fee or any obligation to pay any amounts that would otherwise be due under Section 3.05; provided that such assignment does not conflict with applicable laws.

(c) The Administrative Agent, acting solely for this purpose as an agent of the relevant Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations, L/C Borrowings and amounts due under Section 2.03 owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the relevant Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the relevant Borrower, any Agent and any Lender (but only entries with respect to itself), at any reasonable time and from time to time upon reasonable prior notice. The parties intend that all Loans be treated at all times as being maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related U.S. Treasury Regulations (including Proposed Treasury Regulations Section 1.163-5(b)) (and any other relevant or successor provisions of the Code or of such U.S. Treasury Regulations).

(d) With respect to the Initial Term Facility and the Revolving Credit Facility, any Lender may at any time, without the consent of, or notice to, the Parent Borrower, the Administrative Agent or the L/C Issuers, sell participations to any Person (other than a natural person, a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender, a Disqualified Institution) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it);

(i) provided that, in the case of any participation, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Parent Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections, including Section 3.01(c) (it being understood that the documentation required under Section 3.01(c) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided, such participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant (i) agrees to be subject to the provisions of Section 3.07 as if it were an assignee pursuant to Section 10.07(b) and (ii) shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) (other than to a Disqualified Institution or a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections, including the obligations to provide the forms and certifications pursuant to Section 3.01(c) as if it were a Lender (it being understood that the documentation required under Section 3.01(c) shall be delivered solely to the Granting Lender)); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Parent Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05) unless such increase or change results from a change in any Law after the grant was made. Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Parent Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) [Reserved.]

(j) In the event that a transfer and/or an assignment by any Lender of its rights and/or obligations under this Agreement (and any relevant Loan Documents) occurred or was deemed to occur by way of novation, all security interests and privileges created under or in connection with the Loan Documents shall automatically and without any formality be preserved for the benefit of the Administrative Agent, the new lender and the other Loan Parties for the purpose of the provisions of article 1278 of the Luxembourg Civil Code or any other purposes.

(k) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” or “Majority Lenders” to the contrary, for purposes of determining whether the Required Lenders or the Majority Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan

Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document:

(x) all Loans held by any Purchasing Borrower Party shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or Majority Lenders have taken any actions; and

(y) [reserved],

in each case, that does not require the consent of a specific Lender, each Lender or each affected Lender, or does not affect such Affiliated Lender that is not an Affiliated Debt Fund in a disproportionately adverse manner as compared to other Lenders holding similar obligations,

(A) Affiliated Lenders that are not Affiliated Debt Funds will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matters; and

(B) Affiliated Debt Funds may not in the aggregate account for more than 49.9% of the outstanding Loans in any calculation of Required Lenders, and any amount in excess of 49.9% will be subject to the limitations set forth in Section 10.07(n).

Additionally, the Loan Parties and each Purchasing Borrower Party hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Purchasing Borrower Party shall consent) to provide that the vote of any Purchasing Borrower Party (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Purchasing Borrower Party’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Purchasing Borrower Party in a manner that is less favorable to such Purchasing Borrower Party than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Parent Borrower. Each Purchasing Borrower Party hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Purchasing Borrower Party’s attorney-in-fact, with full authority in the place and stead of such Purchasing Borrower Party and in the name of such Purchasing Borrower Party (solely in respect of Loans and participations therein and not in respect of any other claim or status such Purchasing Borrower Party may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

(l) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Loans to any Purchasing Borrower Party in accordance with Section 10.07(b); provided that:

(A) the assigning Lender and Purchasing Borrower Party purchasing such Lender’s Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit C-2 hereto (a “Purchasing Borrower Party Assignment and Assumption”) in lieu of an Assignment and Assumption;

(B) such assignment, if made to a Purchasing Borrower Party, is made pursuant to a Dutch Auction in accordance with Section 2.05(c) open to all Lenders, an open market purchase, bilateral arrangements, privately negotiated arrangements, exchange offers (including for cash, property or other Indebtedness), and other transactions with one or more Lenders, in each case, on a non-pro rata basis, in each case in accordance with Section 10.07(b)(vii);

(C) any Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder; and

(D) a Purchasing Borrower Party does not use the proceeds of the Revolving Credit Facility (whether or not the Revolving Credit Facility has been increased pursuant to Section 2.16 or refinanced pursuant to Section 2.19) to acquire such Term Loans.

(m) [Reserved].

(n) The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the relevant Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the principal amounts (and stated interest) of each such SPC’s and Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. No Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other obligations under the Loan Documents) except to the extent that such disclosure is necessary to establish that any Loan or other obligation under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations (and, in each case, any amended or successor sections) for U.S. federal income tax purposes.

(o) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (1) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Parent Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and/or the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (2) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution and Net Short Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions or Net Short Lenders consented to such matter (and shall not be entitled to any consent fees), and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Reorganization Plan”), each Affiliated Lender that is not an Affiliated Debt Fund, each Disqualified Institution and each Net Short Lender party hereto hereby agrees (x) not to vote on such Reorganization Plan, (y) if such entity does vote on such Reorganization Plan notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Reorganization Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y), and (z) will not be entitled to any expense reimbursement or indemnification rights; it being understood and agreed that the foregoing provisions shall only apply to a Disqualified Institution or a Net Short Lender and not to any assignee of such Disqualified Institution or Net Short Lender that becomes a Lender so long as such assignee is not a Disqualified Institution, Net Short Lender, Defaulting Lender or natural person. Each Lender that is not an Unrestricted Lender that delivers a written consent to any amendment, waiver or consent pursuant to Section 10.01 or under any other Loan Document shall concurrently deliver (or in the absence of any written Net Short Representation will be deemed to have delivered, concurrently with providing such consent) to the Parent Borrower (with a copy to the Administrative Agent) a Net Short Representation.

Notwithstanding anything to the contrary, this Agreement shall not prohibit any Lenders’ right to credit insure.

10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) on a need to know basis to its directors, officers, employees, insurers and re-insurers, coinvest vehicles and agents, including accountants, legal counsel and other advisors, and other Affiliates and their respective directors, officers and employees (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process (in which case the disclosing Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants, any governmental bank regulatory authorities exercising examination or regulatory authorities or any self-regulatory authorities), to the extent not prohibited by applicable Law, to promptly notify the Parent Borrower prior to such disclosure); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (and in any event, no less restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Parent Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; provided that no such disclosure shall be made by such Lender or such Agent or any of their respective Affiliates to any such Person that is a Disqualified Institution; (g) with the written consent of the Parent Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to the extent such Information is received by such Agent, Lender or their respective Affiliates from a third party that is not, to such Agent’s, Lender’s, or their respective Affiliates’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to any Loan Party or any Subsidiary thereof; (j) to the extent such Information is independently developed by such Agent, Lender or their respective Affiliates so long as not based on Information obtained in a manner that would otherwise violate this Section 10.08, (k) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (l) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender), (m) to any insurance brokers or insurance providers or (n) provider of swap transactions, hedging transactions or other transactions under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided, that such Person is advised and agrees to be bound by the provisions of this Section 10.08.

For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 by an Agent, Lender or L/C Issuer. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Agent, each Lender and each L/C Issuer acknowledges that (i) the Information may include material non-public information concerning the Parent Borrower or a Subsidiary thereof, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Nothing in this Agreement shall prevent disclosure of any Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by this Agreement or any transaction carried out in connection with any transaction contemplated by this Agreement to become an arrangement described in Part II A 1 of Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

For the avoidance of doubt, nothing in this Section 10.08 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.08 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, without prior notice to the Parent Borrower or any other Loan Party, any such notice being waived by the Parent Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party and other than payroll or trust fund accounts, at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document, as of the Closing Date or thereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Secured Party agrees promptly to notify the Parent Borrower and each of the Agents after any such set-off and application made by such Secured Party; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the

Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify Borrower and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of any Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that any Agent and such Secured Party may have.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Parent Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

10.12 Integration; Effectiveness. This Agreement and the other Loan Documents, and those provisions of the Engagement Letter and Fee Letter that by their terms survive the termination of such Engagement Letter or the Closing Date, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document (other than the Intercreditor Agreement), the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements, and Letters of Credit which have been Cash Collateralized or as to which arrangements reasonably satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) hereunder shall remain unpaid or unsatisfied.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS OTHERWISE EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BASED UPON, ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, LAW OR EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS OTHERWISE EXPRESSLY SET FORTH THEREIN), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, LAW OR EQUITY) SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY HAVE ON THE CLOSING DATE OR THEREAFTER TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, LAW OR EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.15(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, LAW OR EQUITY) IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. FOR THE AVOIDANCE OF DOUBT AND INSOFAR AS BELGIAN LAW WOULD APPLY, THE DESIGNATION BY EACH BELGIAN LOAN PARTY OF AN AGENT TO RECEIVE SERVICE OF PROCESS CONSTITUTES AN ELECTION OF DOMICILE WITHIN THE MEANING OF ARTICLE 111 OF THE BELGIAN CIVIL CODE.

10.16 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER EXISTING AS OF THE CLOSING DATE OR THEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.17 Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter be binding upon and inure to the benefit of the Parent Borrower, each Agent and each Lender and their respective permitted successors and permitted assigns, except that the Parent Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.03.

10.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Parent Borrower acknowledges and agrees, and has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Parent Borrower and its Subsidiaries and any Agent, Arranger, Lender or L/C Issuer is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent, Arranger, Lender or L/C Issuer has advised or is advising any of the Parent Borrower and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents, Arrangers, Lenders and L/C Issuers are arm’s-length commercial transactions between the Parent Borrower and their respective Subsidiaries, on the one hand, and the Agents, Arrangers, Lenders and L/C Issuers, on the other hand, (C) each of the Parent Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of the Parent Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, Arranger, Lender or L/C Issuer is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of their respective Affiliates, or any other Person and (B) no Agent, Arranger, Lender or L/C Issuer has any obligation to any Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, Arrangers, Lenders and L/C Issuers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent Borrower and their respective Affiliates, and no Agent, Arranger, Lender or L/C Issuer has any obligation to disclose any of such interests and transactions to the Parent Borrower or any of their respective Affiliates. To the fullest extent permitted by law, each of the Parent Borrower hereby waives and releases any claims that it may have against the Agents, the Arrangers, the Lenders or L/C Issuers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.19 Affiliate Activities. The Parent Borrower acknowledges that each Agent, each Arranger, each Lender and each L/C Issuer (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Parent Borrower and their respective affiliates, as well as of other entities and Persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan Documents (ii) be customers or competitors of the Parent Borrower and its Affiliates, or (iii) have other relationships with the Parent Borrower and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and Persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Parent Borrower and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

10.20 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any other Loan Document, any Assignment and Assumption, any Committed Loan Notice or in any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.21 USA PATRIOT ACT. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Beneficial Ownership Regulations, and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Parent Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the Beneficial Ownership Regulations, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulations. The Parent Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulations.

10.22 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Parent Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Parent Borrower in the Agreement Currency, the Parent Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Parent Borrower (or to any other Person who may be entitled thereto under applicable Law).

10.23 Intercreditor Agreements. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Agent pursuant to any Loan Document and the exercise of any right or remedy in respect of the Collateral by the Collateral Agent hereunder or under any other Loan Document are subject to the provisions of any Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement, this Agreement and any other Loan Document, the terms of such Intercreditor Agreement shall govern and control with respect to any right or remedy in respect of the Collateral or as otherwise contemplated by such Intercreditor Agreement. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies with respect to the Collateral of the Collateral Agent (and the Secured Parties) or otherwise shall be subject to the terms of the Intercreditor Agreements. The Administrative Agent and the Collateral Agent (at the direction of the Required Lenders or the Administrative Agent) shall be authorized to execute and deliver any Intercreditor Agreement, binding the Secured Parties to the terms thereof.

10.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.25 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States) that in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.26 Dutch Attorney. The parties agree that if a Dutch Loan Party is represented by an attorney in connection with the signing and/or execution of this Agreement and the other Loan Documents or any other agreement, deed or document referred to in or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of their authority shall be governed by the laws of the Netherlands.

10.27 Belgian Specific Provisions.

(a) The benefit of the Collateral and of the Collateral Documents shall automatically transfer to any assignee or transferee (by way of novation or otherwise) of part or all of the obligations expressed to be secured by the Collateral. For the purpose of Article 5.247 of the Belgian Civil Code (and, to the extent applicable, any similar provisions of foreign law), the Administrative Agent, the Collateral Agent, the other Secured Parties and each of the Obligors hereby expressly reserve the preservation of the Collateral and of the Collateral Documents in case of assignment, novation, amendment or any other transfer or change of the obligations expressed to be secured by the Collateral (including, without limitation, an extension of the term or an increase of the amount of such obligations or the granting of additional credit) or of any change of any of the parties to this Agreement or any other Loan Document.

(b) Any person who becomes a Lender after the date of this Agreement in accordance with this Agreement expressly waives any priority of ranking that they may have in connection with the Loan Documents pursuant to Article 4 of the Belgian Law of 3 August 2012 on various measures to facilitate the mobilisation of receivables in the financial sector (Wet van 3 augustus 2012 betreffende diverse maatregelen ter vergemakkelijking van de mobilisering van schuldvorderingen in de financiële sector/Loi du 3 août 2012 relative à des mesures diverses pour faciliter la mobilisation de créances dans le secteur financier).

(c) Each party hereto waives article 5.74, article 5.90, second paragraph and article 5.239, §2 of the Belgian Civil Code and agrees that it shall not be entitled to make any claim or exercise any rights under article 5.74, article 5.90, second paragraph or article 5.239, §2 of the Belgian Civil Code. Each party hereto agrees that this waiver and agreement apply to all Loan Documents governed by Belgian law.

(d) To the fullest extent permitted by law, each party expressly and irrevocably waives (for itself and on behalf of any of its affiliates) any non-contractual claim and right it may have against any Auxiliaries of each other party pursuant to article 6.3, §2 of the Belgian Civil Code in connection with this Agreement.

For the purposes hereof, “Auxiliary” means any person or entity who performs (in whole or in part) any obligation of a party, is engaged in relation to the performance of any obligation under this letter, or represents a party in connection with this Agreement (whether in its own name and/or for its own account, or in the name and/or for the account of a party), including auxiliaries (hulppersonen/auxiliaires) of a party as referred to in article 6.3, §2 of the Belgian Civil Code. This includes any affiliate, director, officer, board member, manager, employee, founder, member, partner, shareholder, associate, volunteer, agent, attorney, advisor or contractor of a party. For the avoidance of doubt, this definition also includes any subsequent tiers of such auxiliaries, including any secondary, tertiary, or further removed auxiliaries, irrespective of their level or order in the chain of appointment.

(e) To the extent Belgian law governs the parties’ non-contractual obligations and to the fullest extent permitted by law, each party expressly and irrevocably waives (for itself and on behalf of any of its affiliates) any non-contractual claim or right it may have against each other party pursuant to article 6.3, §1 of the Belgian Civil Code in respect of any breach by a party of any of its obligations under this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

EG FINCO LIMITED, as a Borrower

By:	/s/ Russell Colaco
Name: Russell Colaco
Title: Authorized Signatory

EG America, LLC, as a Borrower

By:	/s/ Russell Colaco
Name: Russell Colaco
Title: President

EG Group Limited, as Parent

By:	/s/ Russell Colaco
Name: Russell Colaco
Title: Authorized Signatory

EG RETAIL (AMERICA), LLC

By:	/s/ Russell Colaco
Name: Russell Colaco
Title: President

MINI MART, INC.

By:	/s/ Russell Colaco
Name: Russell Colaco
Title: President

[Signature Page to Syndicated Facility Agreement]

QUIK STOP MARKETS, INC.

By:	/s/ Russell Colaco
Name: Russell Colaco
Title: President

TH MINIT MARKETS LLC

By:	/s/ Russell Colaco
Name: Russell Colaco
Title: President

CUMBERLAND FARMS, INC.

By:	/s/ Russell Colaco
Name: Russell Colaco
Title: President

CUMBERLAND FARMS OF VERMONT, INC.

By:	/s/ Russell Colaco
Name: Russell Colaco
Title: President

CUMBERLAND FARMS OF MASSACHUSETTS, INC.

By:	/s/ Russell Colaco
Name: Russell Colaco
Title: President

CFI GC LLC

By:	/s/ Russell Colaco
Name: Russell Colaco
Title: Authorized Signatory

[Signature Page to Syndicated Facility Agreement]

MINIT MART LLC

By:	/s/ Russell Colaco
Name: Russell Colaco
Title: President

EG GLOBAL FINANCE PLC

By:	/s/ Russell Colaco
Name: Russell Colaco
Title: Authorized Signatory

EG ASIAPAC LTD

By:	/s/ Russell Colaco
Name: Russell Colaco
Title: Authorized Signatory

[Signature Page to Syndicated Facility Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Lender and an L/C Issuer

By:	/s/ Shivam Joshi
Name: Shivam Joshi
Title: Vice President

J.P. MORGAN SE, as Administrative Agent

By:	/s/ Karolina Glinka
Name: Karolina Glinka
Title: Vice President

BARCLAYS BANK PLC, as a Lender and an L/C Issuer

By:	/s/ Zev Garell
Name: Zev Garell
Title: Authorised Signatory

BNP PARIBAS, S.A., as a Lender

By:	/s/ Marc-Henry Beller
Name: Marc-Henry Beller
Title: Managing Director

By:	/s/ Joerg Krafft
Name: Joerg Krafft
Title: Managing Director

BNP PARIBAS FORTIS SA/NV., as a Lender and an L/C Issuer

By:	/s/ Gilles Polet
Name: Gilles Polet
Title: Head of Capital Markets EMEA, Brussels

[Signature Page to Syndicated Facility Agreement]

By:	/s/ Egens Van Iterson Scholten
Name: Egens Van Iterson Scholten
Title: Director

COÖPERATIEVE RABOBANK U.A., TRADING AS RABOBANK LONDON, as a Lender and an L/C Issuer

By:	/s/ Rob Harris
Name: Rob Harris
Title: Managing Director

By:	/s/ Thomas Levin
Name: Thomas Levin
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and an L/C Issuer

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Director

By:	/s/ Suzan Onal
Name: Suzan Onal
Title: Director

BANK OF AMERICA, N.A., as a Lender and an L/C Issuer

By:	/s/ Albert Wheeler
Name: Albert Wheeler
Title: Director

HSBC UK BANK PLC, as a Lender and an L/C Issuer

By:	/s/ Andrew Payne
Name: Andrew Payne
Title: Relationship Director

[Signature Page to Syndicated Facility Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Edwina Stewart
Name: Edwina Stewart
Title: Authorised Signatory

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Edwina Stewart
Name: Edwina Stewart
Title: Authorised Signatory

ING CAPITAL LLC, as a Lender and an L/C Issuer

By:	/s/ Mike Bieber
Name: Mike Bieber
Title: Managing Director

By:	/s/ William L Felder
Name: Will Felder
Title: Director

MORGAN STANLEY BANK, A.G. as a Lender

By:	/s/ Nevena Zivkovic
Name: Nevena Zivkovic
Title: Vice President

By:	/s/ Mira Mittag
Name: Mira Mittag
Title: Authorized Signatory

[Signature Page to Syndicated Facility Agreement]

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Director

By:	/s/ Massimo Ippolito
Name: Massimo Ippolito
Title: Associate Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Victoria Roberts
Name: Victoria Roberts
Title: Authorized Signatory

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Teddy Koch
Name: Teddy Koch
Title: Managing Director

[Signature Page to Syndicated Facility Agreement]